SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                    FORM 11-K

             FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
               AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

     (Mark One)

        [ x ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
              EXCHANGE ACT OF 1934

      For the fiscal year ended November 30, 1997

                                       OR

        [   ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
              EXCHANGE ACT OF 1934

      For the transition period from ___ to ___

      Commission File No. 1 - 6033

              A.  United Air Lines, Inc.
                  Pilots'Directed Account Retirement Income Plan
                 (Full title of the Plan)

                  United Air Lines, Inc.
                 (Employer sponsoring the Plan)


              B.  UAL Corporation
                 (Issuer of the shares held pursuant to the Plan)

                  1200 Algonquin Road, Elk Grove Township, Illinois
                  Mailing Address: P.O. Box 66100, Chicago, Illinois  60666
                 (Address of principal executive offices)





                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



       To the Board of Directors
       of United Air Lines, Inc.:


       We have audited the accompanying statement of net assets available for plan benefits of the United Air Lines, Inc. Pilots' Directed Account Retirement Income Plan as of November 30, 1997 and 1996, and the related statement of changes in net assets available for plan benefits for the years then ended. These financial statements and supplementary schedules referred to below are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements and supplementary schedules based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the United Air Lines, Inc. Pilots' Directed Account Retirement Income Plan as of November 30, 1997 and 1996, and the changes in its net assets available for plan benefits for the years then ended in conformity with generally accepted accounting principles.

       Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of reportable transactions or series of transactions and the supplemental schedule of plan assets are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.


                               /s/  ARTHUR ANDERSEN LLP

                               ARTHUR ANDERSEN LLP


       Chicago, Illinois
       May 22, 1998







Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the United Air Lines, Inc. Pension and Welfare Plans Administration Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.






                                        United Air Lines, Inc.
                                       Pilots' Directed Account
                                       Retirement Income Plan





Dated May 27, 1998                     By  /s/  Douglas A. Hacker

                                           Douglas A. Hacker
                                           Member, United Air
                                           Lines, Inc. Pension
                                           and Welfare Plans
                                           Administration Committee



                             UNITED AIR LINES, INC.
                 PILOTS' DIRECTED ACCOUNT RETIREMENT INCOME PLAN
               STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                 (In Thousands)

                                                  November 30
                                              1997            1996
INVESTMENTS, at fair value
  Money Market Fund                        $  479,902      $  496,528

  UAL Stock Fund                              158,049         174,307

  Short-Term Government Securities Fund        90,689          91,701

  Intermediate/Long-Term Bond Fund             98,057          93,333

  Government Bond Fund                         59,912          76,246

  Income/Value Equity Fund                    184,543         165,529

  Growth Equity Fund                          281,629         226,295

  Small Cap Equity Fund                       320,969         287,355

  International Equity Fund                   133,590         163,422

  S & P 500 Index Fund                        346,384         265,822

  Individual Brokerage Account Option          88,043          60,135

  Mutual Fund Option                           56,713          41,811

  Participant Loan Fund                        19,129              -


NET ASSETS AVAILABLE FOR PLAN BENEFITS     $2,317,609      $2,142,484





         The accompanying notes to financial statements are an integral part of these statements.



                             UNITED AIR LINES, INC.
                 PILOTS' DIRECTED ACCOUNT RETIREMENT INCOME PLAN
         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                 (In Thousands)

                                        Year Ended November 30
                                         1997            1996
NET ASSETS AVAILABLE FOR PLAN
BENEFITS,
  beginning of year                   $2,142,484      $2,006,566

CONTRIBUTIONS
  Employer                                10,223           8,215
  Employee                                 2,136           1,068

                                          12,359           9,283

TRANSFERS BETWEEN FUNDS                       -               -

RESULTS OF INVESTMENT ACTIVITY
  Dividends                               14,917          14,792
  Interest                                50,550          51,645
  Other income (expense), net                 23         (1,453)
  Net appreciation
     (depreciation)
     in value of investments             301,254         220,993

                                         366,744         285,977

BENEFIT PAYMENTS                       (190,457)       (147,248)

ADMINISTRATIVE EXPENSES                 (13,521)        (12,094)


NET ASSETS AVAILABLE FOR PLAN
 BENEFITS, end of year                $2,317,609      $2,142,484





         The accompanying notes to financial statements are an integral part of these statements.



                             UNITED AIR LINES, INC.
                 PILOTS' DIRECTED ACCOUNT RETIREMENT INCOME PLAN
                          NOTES TO FINANCIAL STATEMENTS


1.   DESCRIPTION OF THE PLAN

     This description is for general information purposes only. Participants should refer to their summary plan description for detailed benefit information.

     a. General and Plan Participants

        United Air Lines, Inc. ("United") established the Pilots' Variable Benefit Retirement Income Plan ("Variable Plan") in 1955 to provide retirement income and other benefits for the pilots of United. On September 1, 1982 the Variable Plan was amended and restructured, retroactive to February 1, 1981, and for active participants is now known as the United Air Lines, Inc. Pilots' Directed Account Retirement Income Plan (the "Directed Account Plan" or "Plan").
        All active participants in the Variable Plan automatically became participants in the Directed Account Plan. Therefore, after these actions, the Variable Plan covered essentially only retired participants and the Directed Account Plan covered only active participants. The transition from the Variable Plan to the Directed Account Plan did not constitute a termination of the Variable Plan. The Plan is a defined contribution plan and is subject to the Employee Retirement Income Security Act of 1974, as amended.

        United pilots are eligible to become participants in the Plan on the first anniversary of their initial employment.

     b. Directed Account Plan Investment Options

        Participants are able to individually allocate their account balances among twelve different investment options. The investment funds consist of the Money Market Fund, the UAL Stock Fund, the Short-Term Government Securities Fund, the Intermediate/Long-Term Bond Fund, the Government Bond Fund, the Income/Value Equity Fund, the Growth Equity Fund, the Small Cap Equity Fund, the International Equity Fund, the S&P 500 Index Fund, the Individual Brokerage Account Option and the Mutual Fund Option. If a participant does not allocate his account balance among the investment funds, his balance will be invested in the Money Market Fund. Participants may reallocate their fund balances or change their future contribution allocation daily. Automatic daily reallocation is accomplished in three Balanced
        Funds that invest in the other investment funds in predetermined portions.

        As of December 11, 1995, two investment options were added to the Pilots' Directed Account Retirement Income Plan. The Mutual Fund Option allows participants to invest in a wide range of mutual funds publicly traded on the New York Stock Exchange ("NYSE"). There is no minimum investment required for this option; however, all investments must be transferred to and from the Money Market
        Fund. The Individual Brokerage Account Option allows the participant to invest in more than 850 mutual funds, stocks listed on every major U.S. exchange, money market funds, bonds and other fixed-income investments. There is a required minimum initial investment of $1,000. Like the Mutual Fund Option, all investments must be transferred to and from the Money Market Fund. These options were added to provide participants with the opportunity to assume greater responsibility for their investments. Participants who choose to invest in these options must sign disclaimers which provide that they will accept the liability of any potential losses.

        Participants may invest in the UAL Stock Fund only through transfers from the Money Market Fund. Existing balances from Company contributions, 401(k) contributions, after-tax contributions, rollover contributions from qualified defined contribution plans and earnings from all money types may be invested in the UAL Stock Fund. On July 12, 1994, UAL Corporation underwent a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, pursuant to which the shareholders engaged in a recapitalization exchange with UAL Corporation. Each share of Old Common Stock was exchanged for a package consisting of one half of a share of New Common Stock and $84.81 in cash. The cash consideration received by the Trustee on behalf of Plan participants was used to purchase additional shares of New Common Stock or, at the direction of Plan participants, was transferred to other investment funds. Pursuant to the terms of the recapitalization, fund transfers into the UAL Stock Fund were temporarily suspended from July 12, 1994 to July 19, 1994 and from January 12, 1995 to March 15, 1995.
        On May 20, 1996 (with a May 6, 1996 record date), UAL Common
        Stock underwent a 4 for 1 stock split. Shares held in the UAL Stock Fund were adjusted accordingly.

     c. Contributions and Vesting

        Prior to July 12, 1994, United made a contribution in an amount equivalent to 9% of a pilot's earnings to the Plan. In connection with the July 12, 1994 recapitalization, this contribution was reduced to 1% of earnings. Company contributions on behalf of a participant are allocated directly to each participant's account. Pilots may also elect to voluntarily contribute, in multiples of 1%, any percentage, up to 50% (subject to the 25% overall limit discussed
        below) of each paycheck received.   Pilots immediately vest in
        company and voluntary contributions.

        Pilot pre-tax election deferrals to the Plan can be made, subject to a maximum of $9,500 in 1997 and $10,000 in 1998, on a pretax basis as permitted by Section 401(k) of the Internal Revenue Code. Lower limits may apply to certain highly compensated participants if the Plan does not pass certain nondiscrimination tests required by law. Based on expectations that no pilot would pass this test for the plan years ending November 30, 1997 and 1996, pre-tax and post-tax salary deferrals were prohibited for that year. During the plan year ending November 30, 1995, only post-tax salary deferrals were prohibited. During each calendar year a pilot's pre-tax election deferrals will be changed from a pretax basis to an after tax basis if the pilot elects and if the legal limit for pretax contributions is exceeded. Section 415 of the Internal Revenue Code limits the total amount of contributions from all qualified defined contribution retirement plans to the lesser of 25% of annual taxable earnings or $30,000.

        Contributions to the Plan include $2,135,432 and $1,067,835 for 1997 and 1996, respectively, which were transferred from other qualified plans as rollovers under Internal Revenue Code Section 401(a).

     d. Withdrawals

        Withdrawals from the Plan may be made as follows, as applicable to the participant's eligibility, amount requested, and existing balances:

           Participants who have separated from service (for reasons other than death) may elect payment in the form of a lump sum, periodic distributions, irregular partial distributions, or through the purchase of an annuity. Taxable or taxable portions of distributions may also be directly rolled over into an IRA or qualified plan (with the exception of periodic distributions of 10 years or more duration).

           Withdrawals are normally made in the form of a fixed life annuity, if the participant is unmarried, or a 50% contingent annuity with the spouse as the contingent annuitant, if the participant is married. Spousal consent is required if the participant elects to take a distribution in the form of a lump sum payment, periodic distributions, irregular partial distributions, and other forms of annuities. Participants who have terminated employment are able to defer the distribution of the account until April 1 of the next calendar year after reaching age 70-1/2.

           Distributions of accounts due to the death of a participant may be taken by the participant's beneficiary in the form of a lump sum payment or through the purchase of an annuity. The participant's surviving spouse, if any, is automatically the beneficiary of half of the account, unless the spouse waives this right.

           In-service withdrawals for participants who are actively employed or are absent due to reasons of illness (other than grounded status), layoff, or approved leave of absence and maintain an employer-employee relationship with United Air Lines, Inc. are permitted as follows:
            - Discretionary withdrawals of post-tax contributions and
              earnings
            - Hardship withdrawals from 401(k) account, subject to
              restrictions described in the Plan
            - After reaching age 59-1/2, subject to certain requirements specified in the Plan, all or a portion of the participant's 401(k) account may be withdrawn
            - Upon reaching age 70-1/2, minimum distributions required under
              Internal Revenue Code 401(a)(9) must be taken no later than April 1 following the calendar year that the participant has reached age 70-1/2. Effective January 1, 1997, active participants that have reached age 70-1/2 may choose to defer distribution.

           If a participant's account has never exceeded $3,500, total distribution of the account will be made in a lump sum payment upon termination of employment or death.

           Generally, withdrawals are allocated pro-rata to the balances of each of the investment funds in the participant's account. Alternatively, the participant may specify which fund(s) that distribution is made from. Distributions from the UAL Stock Fund, may be made in cash, or in whole shares of UAL Corporation common stock, with fractional shares distributed in cash.

     e. Plan Termination Provisions

        If the Plan is terminated, all amounts credited to a participant's account at the time of termination shall be retained in the Trust and will be distributed in accordance with the normal distribution rules of the Plan.

     f. Trustee

        The Frank Russell Trust Company serves as Plan trustee.


2.   SIGNIFICANT ACCOUNTING POLICIES

     a. Basis of Accounting

        The financial statements are presented on the accrual basis.

     b. Investments

        Domestic investments are stated at fair value, generally, as determined by market prices quoted on U.S. securities exchanges. The fair value of foreign securities and foreign currency deposits is based on market prices quoted on foreign securities exchanges and this value is converted to U.S. dollars using the exchange rate in effect at plan year-end. Assets in the UAL Stock Fund are invested in UAL Corporation common stock and are valued at market prices quoted on the New York Stock Exchange ("NYSE"). Transfers into the UAL Stock Fund are made as of the close of the NYSE on a daily basis.

     c. Net Appreciation (Depreciation) in Value of Investments

        Net appreciation or depreciation in value of investments includes realized and unrealized gains and losses. Realized and unrealized gains and losses are calculated as the difference between fair value at December 1, or date of purchase if subsequent to December 1, and fair value at date of sale or the current year-end. The unrealized gain or loss on investments in the International Fund represents the difference between fair value at December 1, or date of purchase, and the fair value at the date of sale or the current year-end plus, where applicable, the change in the exchange rate between the U.S. dollar and the foreign currency in which the assets are denominated from December 1, or the date of purchase, to the date of sale or the current year-end.

     d. Plan Expenses

        Management fees are paid to the trustee based upon investment fund balances. Brokerage and other investment fees are included in the cost of the related security. United performs certain administrative functions for the Plan without charge.

     e. Participant Loans

        Effective April 1, 1997, the Pilots' Directed Account Retirement Income Plan was amended to allow participants to obtain loans from the total vested balance of their account. Participants may borrow up to fifty percent of their total vested account balance, not to exceed $50,000. The minimum that may be borrowed is $1,000. Loans will be funded by charging the participant's interest in the Money Market Fund. No loan will be funded from any investment fund other than the Money Market Fund and applications which designate an amount which cannot be fully funded from this fund will be denied. Generally, loan repayments will be made through payroll deductions on an after-tax basis for the term of the loan, which is a minimum of six months to a maximum of sixty months. The term of the loan may be extended to a period longer than sixty months if the loan is used to acquire a principal residence. Prepayment of the full balance of the loan is allowed after six months from the date of the loan without penalty. Participants may only have one loan outstanding at any time and are able to take out another loan after twelve months from the date the old loan is retired. An administrative fee of $90 is charged to each participant taking a loan and is automatically deducted from the participant's account.


3.   INVESTMENT ADMINISTRATION

     Plan assets are invested by a group of investment managers. The investment managers buy or sell securities on behalf of the Plan, in accordance with the investment objectives and guidelines established for each of the first ten different investment funds.

     As of November 30, 1997, the investment managers were as follows:

     Money Market Fund                       - Frank Russell Trust Company

     UAL Stock Fund                          - Frank Russell Trust Company

     Short-Term Government Securities Fund   - Pacific Investment Management
                                                  Company

     Intermediate/Long-Term Bond Fund        - Sanford C. Bernstein & Co.,
                                                  Inc.

     Government Bond Fund                    - Frank Russell Trust Company

     Income/Value Equity Fund                - Brandywine Asset Management
                                             - Dodge & Cox, Inc.
                                             - Frank Russell Trust Company

     Growth Equity Fund                      - Alliance Capital Management
                                             - Chancellor LGT Asset Management
                                             - Frank Russell Trust Company

     Small Cap Equity Fund                   - Jacobs Levy Equity Management,
                                                  Inc.
                                             - Peregrine Capital Management
                                             - Turner Investment Partners,
                                                  Inc.
                                             - Frank Russell Trust Company



     International Equity Fund               - Capital Guardian Trust Company
                                             - Rowe Price-Fleming
                                                  International, Inc.
                                             - The Boston Company Asset
                                                  Management, Inc.

     S & P 500 Index Fund                    - PanAgora Asset Management


     As of November 30, 1996, plan assets can also be invested in two investment options as follows:

     Individual Brokerage Account Option     - Self-Directed Account with
                                                  Charles Schwab

     Mutual Fund Option                      - Self-Directed Account


4.   TAX STATUS

     The Plan obtained its latest determination letter on June 18, 1996. The Internal Revenue Service confirmed that the Plan, as written, was in compliance with the requirements of the Internal Revenue Code and that the trust was tax exempt.


5.  NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Components of funds as of November 30, 1997  were:


                                                    Short-Term   Intermediate/
                         Money           UAL        Government     Long-Term     Government
                         Market         Stock       Securities        Bond          Bond
                          Fund          Fund           Fund           Fund          Fund
                                                  (In Thousands)

Investments,
  at fair value
     Short-term
        securities       $479,493    $      -       $      -       $      -       $      -
     Notes and
        bonds                 -             -          124,027         106,924        56,436
     Common stock
        and common
        stock funds           -          158,006           -              -              -
     Preferred
        securities            -             -              -              -              -
     Mutual funds             -             -              -              -              -
                          479,493        158,006       124,027         106,924        56,436

Miscellaneous
  assets, primarily
  pending foreign
  exchange purchases          162           -              -              -             (57)

Due from brokers
  for securities sold         -              102        23,000             520           -

Cash and cash
  equivalents                 254           (41)         2,211           2,229         3,540

Miscellaneous
  liabilities,
  primarily
  pending foreign
  exchange sales              (7)           (18)          (13)            (15)           (7)

Due to brokers for
  securities
  purchased                   -             -         (58,536)        (11,601)           -

                         $479,902       $158,049      $ 90,689        $ 98,057      $ 59,912








5.  NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Components of funds as of November 30, 1997 were:


                        Income/                      Small                        S & P
                         Value         Growth         Cap       International      500
                         Equity        Equity        Equity         Equity        Index
                          Fund          Fund          Fund           Fund          Fund
                                                 (In Thousands)

Investments,
   at fair value
     Short-term
        securities       $  8,377      $ 37,885      $ 25,671     $      -      $      -
     Notes and
        bonds               1,003         1,704         1,604          3,133           669
     Common stock
        and common
        stock funds       166,891       233,270       283,357        117,439       331,498
     Preferred
        securities          1,664           -             -            2,468           -
     Mutual funds             -             -             -              -             -
                          177,935       272,859       310,632        123,040       332,167

Miscellaneous
  assets, primarily
  pending foreign
  exchange purchases           35           126           192         35,484             4

Due from brokers
  for securities sold         145         1,961         7,053            239           -

Cash and cash
  equivalents               6,823         7,660         9,321         10,219        14,248

Miscellaneous
  liabilities,
  primarily
  pending foreign
  exchange sales             (32)          (44)          (72)       (35,392)          (35)

Due to brokers for
  securities
  purchased                 (363)         (933)       (6,157)            -             -

                         $184,543      $281,629      $320,969       $133,590      $346,384








5.  NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Components of funds as of November 30, 1997 were:


                      Individual
                       Brokerage         Mutual         Participant
                        Account           Fund             Loan
                        Option           Option            Fund            Total
                                           (In
                                       Thousands)

Investments,
   at fair value
     Short-term
        securities       $ 10,018       $      -        $      -          $  561,444
     Notes and
        bonds                 148              -               -             295,648
     Common stock
        and common
        stock funds        33,663              -               -           1,324,124
     Preferred
        securities             10              -               -               4,142
     Mutual funds          43,870           56,713             -             100,583
                           87,709           56,713             -           2,285,941

Miscellaneous
  assets, primarily
  pending foreign
  exchange purchases          -                -             19,129           55,075

Due from brokers
  for securities sold         -                -               -              33,020

Cash and cash
  equivalents                 334              -               -              56,798

Miscellaneous
  liabilities,
  primarily
  pending foreign
  exchange sales              -                -               -            (35,635)

Due to brokers for
  securities
  purchased                   -                -               -            (77,590)

                         $ 88,043         $ 56,713         $ 19,129       $2,317,609








5.  NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Components of funds as of November 30, 1996 were:


                                                    Short-Term    Intermediate/
                         Money           UAL        Government      Long-Term     Government
                         Market         Stock       Securities        Bond           Bond
                          Fund           Fund          Fund           Fund           Fund
                                                  (In Thousands)

Investments,
   at fair value
     Short-term
        securities       $498,522       $  2,903      $ 20,049        $  6,147      $  4,529
     Notes and
        bonds                 -             -           80,184          95,747        71,879
     Common stock
        and common
        stock funds           -          168,978           -              -              -
     Preferred
        securities            -             -              -              -              -
     Mutual funds             -             -              -              -              -
                          498,522        171,881       100,233         101,894        76,408

Miscellaneous
  assets, primarily
  pending foreign
  exchange purchases      (1,986)           -              -              -            (152)

Due from brokers
  for securities sold         -            2,448        10,979            -              -

Cash and cash
  equivalents                 -             -          (1,891)            -              -

Miscellaneous
  liabilities,
  primarily
  pending foreign
  exchange sales              (8)           (22)          (13)            (14)          (10)

Due to brokers for
  securities
  purchased                   -             -         (17,607)         (8,547)           -

                         $496,528       $174,307      $ 91,701          93,333      $ 76,246








5.  NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Components of funds as of November 30, 1996 were:


                        Income/                      Small                        S & P
                         Value         Growth         Cap       International      500
                         Equity        Equity        Equity         Equity        Index
                          Fund          Fund          Fund           Fund          Fund
                                                 (In Thousands)

Investments,
   at fair value
     Short-term
        securities       $ 12,775      $ 29,179      $ 26,415     $      -        $ 13,083
     Notes and
        bonds                 991           991         1,585          3,990           439
     Common stock
        and common
        stock funds       149,003       196,383       258,414        139,510       259,940
     Preferred
        securities          2,773           -             -            2,855           -
     Mutual funds             -             -             -              -             -
                          165,542       226,553       286,414        146,355       273,462

Miscellaneous
  assets, primarily
  pending foreign
  exchange purchases           26            63            13         37,440             2

Due from brokers
  for securities sold         287           178         2,061            502           -

Cash and cash
  equivalents                 -             -           (386)         16,478           -

Miscellaneous
  liabilities,
  primarily
  pending foreign
  exchange sales             (29)          (36)          (64)       (36,931)          (27)

Due to brokers for
  securities
  purchased                 (297)         (463)         (683)          (422)       (7,615)

                         $165,529      $226,295      $287,355       $163,422      $265,822








5.  NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Components of funds as of November 30, 1996 were:


                      Individual
                       Brokerage         Mutual
                        Account           Fund
                        Option           Option          Total
                                           (In
                                       Thousands)

Investments,
   at fair value
     Short-term
        securities       $ 10,734       $      -       $  624,336
     Notes and
        bonds                 236              -          256,042
     Common stock
        and common
        stock funds        17,002              -        1,189,230
     Preferred
        securities            -                -            5,628
     Mutual funds          31,888           41,811         73,699
                           59,860           41,811      2,148,935

Miscellaneous
  assets, primarily
  pending foreign
  exchange purchases          -                -           35,406

Due from brokers
  for securities sold         -                -           16,455

Cash and cash
  equivalents                 275              -           14,476

Miscellaneous
  liabilities,
  primarily
  pending foreign
  exchange sales              -                -         (37,154)

Due to brokers for
  securities
  purchased                   -                -         (35,634)

                         $ 60,135         $ 41,811     $2,142,484








6.  CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Changes by fund for the year ended November 30, 1997 were:


                                                    Short-Term   Intermediate/
                         Money           UAL        Government     Long-Term     Government
                         Market         Stock       Securities        Bond          Bond
                          Fund          Fund           Fund           Fund          Fund
                                                  (In Thousands)

Net assets at
   beginning of year     $496,528       $174,307      $ 91,701        $ 93,333      $ 76,246
Contributions
   Employer                 3,030           -              229             425           141
   Employee                   892           -              169              51             3
                            3,922           -              398             476           144

Transfers between
   funds                   90,752       (74,488)         1,526           6,693      (18,300)

Investment activity
   Dividends                  -             -              -              -              -
   Interest                29,724             95         6,763           5,419         1,331
   Other income
      (expense), net        (138)            (7)          (32)            (34)         (153)
   Net appreciation
      (depreciation)
      in value of
      investments             -           58,901         (316)           1,093         3,606

Benefit payments        (118,402)            (1)       (8,816)         (8,335)       (2,620)

Participant loans        (20,272)           -              -              -              -

Administrative
   expenses               (2,212)          (758)         (535)           (588)         (342)

Net assets at
   end of year           $479,902       $158,049      $ 90,689        $ 98,057      $ 59,912








6.  CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Changes by fund for the year ended November 30, 1997 were:


                        Income/                      Small                        S & P
                         Value         Growth         Cap       International      500
                         Equity        Equity        Equity         Equity        Index
                          Fund          Fund          Fund           Fund          Fund
                                                 (In Thousands)

Net assets at
   beginning of year     $165,529      $226,295      $287,355       $163,422      $265,822
Contributions
   Employer                   799         1,300         1,969            939         1,391
   Employee                   190           192           252             80           307
                              989         1,492         2,221          1,019         1,698

Transfers between
   funds                 (14,690)         7,815       (9,140)       (30,294)        18,148

Investment activity
   Dividends                3,509         2,081         1,451          2,369         5,283
   Interest                 1,038         1,576         1,881          1,235           382
   Other income
      (expense), net           59            42            41             55            25
   Net appreciation
      (depreciation)
      in value of
      investments          36,346        53,539        53,955          7,497        68,275

Benefit payments          (6,965)       (9,564)      (13,971)        (9,770)      (12,013)

Participant loans             -             -             -              -             -

Administrative
   expenses               (1,272)       (1,647)       (2,824)        (1,943)       (1,236)

Net assets at
   end of year           $184,543      $281,629      $320,969       $133,590      $346,384








6.  CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Changes by fund for the year ended November 30, 1997 were:



                       Individual        Mutual      Participant
                        Brokerage         Fund          Loan
                         Account         Option         Fund          Total
                                     (In Thousands)

Net assets at
   beginning of year     $ 60,135        $ 41,811     $      -      $2,142,484
Contributions
   Employer                   -              -               -          10,223
   Employee                   -              -               -           2,136
                              -              -               -          12,359

Transfers between
   funds                   17,229           6,643        (1,894)           -

Investment activity
   Dividends                  224            -                          14,917
   Interest                   520            -               586        50,550
   Other income
      (expense), net          -              -               165            23
   Net appreciation
      (depreciation)
      in value of
      investments           9,935           8,423            -         301,254

Benefit payments              -              -               -       (190,457)

Participant loans             -              -            20,272           -

Administrative
   expenses                   -             (164)            -        (13,521)

Net assets at
   end of year           $ 88,043        $ 56,713       $ 19,129    $2,317,609








6.  CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Changes by fund for the year ended November 30, 1996 were:


                                                    Short-Term   Intermediate/
                         Money           UAL        Government     Long-Term     Government
                         Market         Stock       Securities        Bond          Bond
                          Fund          Fund           Fund           Fund          Fund
                                                  (In Thousands)

Net assets at
   beginning of year     $583,878       $104,235      $108,212        $101,444      $ 87,136
Contributions
   Employer                 2,007           -              243             364           172
   Employee                   127           -              -                11           -
                            2,134           -              243             375           172

Transfers between
   funds                 (28,515)         48,013      (15,998)         (8,495)       (9,694)

Investment activity
   Dividends                  -             -              -              -              -
   Interest                30,195            116         7,932           6,277         1,937
   Other income
      (expense), net      (2,696)             68          (57)           1,947           110
   Net appreciation
      (depreciation)
      in value of
      investments             -           22,591         (510)         (1,452)         2,207

Benefit payments         (86,644)           -          (7,565)         (6,171)       (5,225)

Administrative
   expenses               (1,824)          (716)         (556)           (592)         (397)

Net assets at
   end of year           $496,528       $174,307      $ 91,701        $ 93,333      $ 76,246








6.  CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Changes by fund for the year ended November 30, 1996 were:


                        Income/                      Small                        S & P
                         Value         Growth         Cap       International      500
                         Equity        Equity        Equity         Equity        Index
                          Fund          Fund          Fund           Fund          Fund
                                                 (In Thousands)

Net assets at
   beginning of year     $163,820      $215,063      $260,831       $154,950      $226,997
Contributions
   Employer                   788         1,099         1,591            896         1,055
   Employee                     7            30           600            252            41
                              795         1,129         2,191          1,148         1,096

Transfers between
   funds                 (27,059)      (24,166)      (10,884)        (6,267)       (7,637)

Investment activity
   Dividends                3,447         1,716         1,502          2,978         5,043
   Interest                 1,030         1,349         1,922            203           335
   Other income
      (expense), net         (84)         (493)       (1,196)            194         1,152
   Net appreciation
      (depreciation)
      in value of
      investments          30,296        39,570        46,323         20,167        50,558

Benefit payments          (5,581)       (6,517)      (10,695)        (8,073)      (10,777)

Administrative
   expenses               (1,135)       (1,356)       (2,639)        (1,878)         (945)

Net assets at
   end of year           $165,529      $226,295      $287,355       $163,422      $265,822








6.  CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Changes by fund for the year ended November 30, 1996 were:



                       Individual         Mutual
                       Brokerage           Fund
                        Account           Option         Total
                                      (In Thousands)

Net assets at
   beginning of year   $      -         $      -        $2,006,566
Contributions
   Employer                   -                -             8,215
   Employee                   -                -             1,068
                              -                -             9,283

Transfers between
   funds                   54,750            35,952           -

Investment activity
   Dividends                  106              -            14,792
   Interest                   349              -            51,645
   Other income
      (expense), net            1             (399)        (1,453)
   Net appreciation
      (depreciation)
      in value of
      investments           4,932             6,311        220,993

Benefit payments              -                -         (147,248)

Administrative
   expenses                   (3)              (53)       (12,094)

Net assets at
   end of year           $ 60,135          $ 41,811     $2,142,484


00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----

NON-INTEREST BEARING CASH
=========================

CASH BALANCE                                                                   71.62                    71.62
AUSTRIAN SCHILLING
CASH BALANCE                                                             -120,673.39              -115,600.00
AUSTRAILIAN DOLLAR
CASH BALANCE                                                                   23.99                    23.99
BELGIAN FRANC
CASH BALANCE                                                                  260.28                   260.28
CANADIAN DOLLAR
CASH BALANCE                                                             -608,379.03              -600,287.75
SWISS FRANC
CASH BALANCE                                                              194,459.63               201,185.00
GERMAN DEUTSCHEMARK
CASH BALANCE                                                                    3.58                     3.58
DANISH KRONER
CASH BALANCE                                                                1,394.87                 1,394.87
SPANISH PESETA
CASH BALANCE                                                             -159,517.99              -145,929.17
FRENCH FRANC
CASH BALANCE                                                             -398,303.17              -416,666.00
BRITISH STERLING
CASH BALANCE                                                             -292,022.32              -296,649.15
HONG KONG DOLLAR
CASH BALANCE                                                                    0.20                     0.20
INDONESIAN RUPIAH
CASH BALANCE                                                                1,083.43                 1,083.43
ITALIAN LIRE
CASH BALANCE                                                             -651,015.97              -587,668.00
JAPANESE YEN
CASH BALANCE                                                                   80.49                    80.49
MALAYSIAN RINGGIT
CASH BALANCE                                                                  301.14                   301.14
NETHERLAND GUILDERS
CASH BALANCE                                                                   77.27                    77.27
NORWEGIAN KRONER
CASH BALANCE                                                                  450.86                   450.86
NEW ZEALAND DOLLAR
CASH BALANCE                                                                   91.64                    91.64
PORTUGUESE ESCUDO
CASH BALANCE                                                               11,156.08                11,156.08
SWEDISH KRONER

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
CASH BALANCE                                                                  925.02                   925.02
SINGAPORE DOLLAR
CASH BALANCE                                                                   94.66                    94.66
MEX NUEVO PESO
CASH                                                                   -1,001,909.04            -1,001,909.04

      TOTAL NON-INTEREST BEARING CASH                                  -3,021,346.15            -2,947,501.96

RECEIVABLES - OTHER
===================

FOREIGN CURRENCY PURCHASE                                               1,356,150.00             1,283,617.78
AUSTRAILIAN DOLLAR
FOREIGN CURRENCY PURCHASE                                               2,529,172.55             2,521,408.56
GERMAN DEUTSCHEMARK
FOREIGN CURRENCY PURCHASE                                               2,673,248.36             2,679,807.00
FRENCH FRANC
FOREIGN CURRENCY PURCHASE                                               4,717,618.47             4,875,703.13
BRITISH STERLING
FOREIGN CURRENCY PURCHASE                                              10,052,219.43             9,514,699.77
JAPANESE YEN
FOREIGN CURRENCY PURCHASE                                              13,839,219.28            13,839,219.28
UNITED STATES DOLLAR
FOREIGN CURRENCY SALE                                                    -821,095.52              -798,834.31
AUSTRAILIAN DOLLAR
FOREIGN CURRENCY SALE                                                     -55,056.46               -55,147.24
BELGIAN FRANC
FOREIGN CURRENCY SALE                                                        -260.07                  -260.28
CANADIAN DOLLAR
FOREIGN CURRENCY SALE                                                    -211,000.00              -205,502.78
SWISS FRANC
FOREIGN CURRENCY SALE                                                  -1,386,818.40            -1,379,997.56
GERMAN DEUTSCHEMARK
FOREIGN CURRENCY SALE                                                        -301.09                  -301.46
DANISH KRONER
FOREIGN CURRENCY SALE                                                     -79,000.00               -79,785.65
SPANISH PESETA
FOREIGN CURRENCY SALE                                                  -1,450,504.62            -1,447,100.52
FRENCH FRANC
FOREIGN CURRENCY SALE                                                  -1,823,085.00            -1,860,147.57
BRITISH STERLING
FOREIGN CURRENCY SALE                                                    -264,016.16              -267,739.36
HONG KONG DOLLAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
FOREIGN CURRENCY SALE                                                     -24,255.06               -24,299.97
ITALIAN LIRE
FOREIGN CURRENCY SALE                                                  -7,659,804.80            -7,165,156.50
JAPANESE YEN
FOREIGN CURRENCY SALE                                                     -46,876.91               -47,055.00
MALAYSIAN RINGGIT
FOREIGN CURRENCY SALE                                                     -80,560.90               -80,684.50
NETHERLAND GUILDERS
FOREIGN CURRENCY SALE                                                    -147,000.00              -147,280.52
NORWEGIAN KRONER
FOREIGN CURRENCY SALE                                                     -11,860.34               -11,874.80
NEW ZEALAND DOLLAR
FOREIGN CURRENCY SALE                                                    -101,000.00              -100,873.36
SWEDISH KRONER
FOREIGN CURRENCY SALE                                                 -21,005,132.76           -21,005,132.76
UNITED STATES DOLLAR
PENDING PURCHASE                                                                0.00                     0.00
PENDING PURCHASE                                                                0.00                     0.00
BRITISH STERLING
PENDING SALE                                                                9,512.59                 9,382.35
AUSTRAILIAN DOLLAR
PENDING SALE                                                              126,414.64               125,286.34
FRENCH FRANC
PENDING SALE                                                               46,687.06                46,661.05
SWEDISH KRONER
PENDING SALE                                                               57,767.10                57,767.10
UNITED STATES DOLLAR
DUE FROM BROKER ON PENDING TRADES                                      33,477,987.00            33,477,987.00

DUE TO BROKER ON PENDING TRADES                                       -78,287,497.00           -78,287,497.00

      TOTAL RECEIVABLES - OTHER                                       -44,569,088.61           -44,534,132.04

INTEREST BEARING CASH
=====================

CASH BALANCE                                                           10,253,781.35            10,253,781.35
UNITED STATES DOLLAR
CASH ON CALL                                                                1,288.86                 1,288.86
AUSTRIAN SCHILLING
CASH ON CALL                                                               15,053.54                15,053.54
AUSTRAILIAN DOLLAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
CASH ON CALL                                                               55,262.43                55,262.43
BELGIAN FRANC
CASH ON CALL                                                              601,809.64               601,809.64
SWISS FRANC
CASH ON CALL                                                              193,327.10               193,327.10
GERMAN DEUTSCHEMARK
CASH ON CALL                                                                  297.87                   297.87
DANISH KRONER
CASH ON CALL                                                                8,046.94                 8,046.94
SPANISH PESETA
CASH ON CALL                                                                    0.00                     0.00
FINNISH MARK
CASH ON CALL                                                              146,355.09               146,355.09
FRENCH FRANC
CASH ON CALL                                                              239,242.51               239,242.51
BRITISH STERLING
CASH ON CALL                                                               91,717.01                91,717.01
HONG KONG DOLLAR
CASH ON CALL                                                               23,726.17                23,726.17
ITALIAN LIRE
CASH ON CALL                                                               71,145.94                71,145.94
JAPANESE YEN
CASH ON CALL                                                               46,977.94                46,977.94
MALAYSIAN RINGGIT
CASH ON CALL                                                               88,030.38                88,030.38
NETHERLAND GUILDERS
CASH ON CALL                                                                    0.00                     0.00
NORWEGIAN KRONER
CASH ON CALL                                                               16,652.28                16,652.28
NEW ZEALAND DOLLAR
CASH ON CALL                                                                  849.01                   849.01
PORTUGUESE ESCUDO
CASH ON CALL                                                               36,264.73                36,264.73
SWEDISH KRONER
CASH ON CALL                                                              154,469.25               154,469.25
SINGAPORE DOLLAR
CASH ON CALL                                                                  365.39                   365.39
MEX NUEVO PESO
MFO SCHWAB FAMILY FD MONEY MARKET FD              10,511,745.71        10,510,160.47            10,511,746.00
MFO SCHWAB TEN TRUST STOIR 1997 SER A                  1,000.00            10,000.00                10,070.00
MFO UAL FRANK RUSSELL STIF UNIT SECURITY          71,610,664.49        71,610,664.49            71,610,664.49
FBO MANAGED ACCOUNTS

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
COLTV SHORT TERM INVT FD                          47,104,080.73        47,104,080.73            47,104,080.73
INVESTED CASH
      TOTAL INTEREST BEARING CASH                                     141,279,569.12           141,281,224.60

US GOVERNMENT SECURITIES
========================

&&& UNITED STATES TREAS 6.25% BD DUE                  10,000.00             8,920.88                 9,661.00
08-15-2023 (CV HELD AS STATE DEPOSIT)
##FHLMC CORP CMO SER J CL J-4 10.25% BD            3,459,221.00         3,787,846.99             3,805,143.10
DUE 12-31-2014 DO NOT USE SEE 3113369
CUBES STRIPPED TREASURY COUPON DUE                 2,716,250.00           568,998.90             2,571,691.18
11-15-98 BOOK ENTRY ONLY
CUBES STRIPPED TREASURY COUPON DUE                 2,000,000.00           536,623.78             1,757,200.00
2-15-2000 BOOK ENTRY ONLY
CUBES STRIPPED TREASURY COUPON DUE                 1,080,625.00           205,221.49               689,654.88
5-15-2005 BOOK ENTRY ONLY
FEDERAL HOME LN BKS FLTG RT CONS BD DUE            2,000,000.00         1,909,000.00             1,992,860.00
02-11-1998
FEDERAL HOME LOAN BANK CONSOLIDATED                  180,000.00           219,937.50               210,994.20
9.50% BD DUE 2-25-04 REG
FEDERAL HOME LOAN MORTGAGE CORPORAION                904,697.55           952,194.16               907,520.21
MULTICLASS SERIES 1083 CLASS 1083-K
8.50% GTD MTG PARTN CTF DUE 03-15-06

FEDERAL NATIONAL MORTGAGE ASSOCIATION                310,000.00           364,496.87               328,937.90
RESIDENTIAL 8.90% BD DUE 6-12-2000 REG
FEDERAL NATIONAL MORTGAGE ASSOCIATION                525,000.00           600,593.76               568,149.75
9.20% DEB DUE 9-11-2000 REG
FEDERAL NATIONAL MORTGAGE ASSOCIATION                275,000.00           281,617.19               278,352.25
7.05% BD DUE 12-10-98 REG
FEDERAL NATIONAL MORTGAGE ASSOCIATION                510,000.00           563,231.25               516,772.80
7.850% BD DUE 9-10-98 REG
FEDERAL NATIONAL MORTGAGE ASSOCIATION                430,000.00           468,656.25               434,166.70
8.15% DEB DUE 5-11-98 REG
FEDERAL NATIONAL MORTGAGE ASSOCIATION                720,000.00           756,320.31               760,500.00
7.55% BD DUE 4-22-02 REG
FEDERAL NATIONAL MORTGAGE ASSOCIATION                605,000.00           682,843.76               640,356.20
8.25% DEB DUE 12-18-00 REG
FEDERAL NATIONAL MORTGAGE ASSOCIATION                675,000.00           769,589.06               697,990.50
8.45% BD DUE 7-12-99 REG
FEDERAL NATIONAL MORTGAGE ASSOCIATION              1,360,000.00         1,496,365.38             1,398,039.20
8.35% BD DUE 11-10-99 REG

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
FEDERAL NATL MTG ASSN 5.05 DEB DUE                   145,000.00           136,300.00               143,844.35
11-10-98 REG
FHA FED HSG ADMIN USGI POOL# 221-D4                2,842,526.27         2,856,738.90             2,992,526.38
7.44% MTG PARTN CTF DUE 08-25-2022
FHA INSD MTG P/T #091 REILLY 7.43% BD              1,540,380.93         1,659,087.31             1,566,844.67
DUE 07-01-2023
FHA INSURED PROJECT GMAC POOL #1 7.483%            5,007,998.26         5,086,972.44             5,191,992.12
DUE 03-15-2019 REG
FHA ONE HUNDRED TWENTY NINE FWD PROJ               1,105,550.30         1,184,666.23             1,145,626.50
REILLY 129 P7-01 7.43 DUE 8-1-2023 REG
FHA POOL #42 USGI INC 7.43% DUE                      893,054.90           851,384.98               940,279.64
09-01-2022
FHLB 5.04% 8-20-98 REG                               315,000.00           295,410.94               313,276.95
FHLB 7.31% CONS DTD 6-6-94 BD DUE                     85,000.00            89,356.25                90,432.35
06-16-2004
FHLMC GROUP #A0-0952 9.0% MTG PARTN CTF            2,712,093.73         2,883,294.66             2,922,796.29
DUE 09-01-2000 REGISTERED
FHLMC GROUP #B0-0083 8.5% MTG PARTN CTF            1,556,406.88         1,630,336.21             1,594,429.90
DUE 11-01-2002 REGISTERED
FHLMC GROUP #B00549 8.5% MTG PARTN CTF             1,477,061.10         1,517,911.09             1,506,129.66
DUE 04-01-2004 REGISTERED
FHLMC GROUP #W10002 6.775% MTG PARTN CTF           1,240,000.00         1,264,066.34             1,267,229.94
DUE 11-01-2003 REGISTERED
FHLMC GROUP #25-4527 8.0% MTG PARTN CTF              113,122.79           104,002.30               116,499.51
DUE 01-01-2009 REGISTERED
FHLMC GROUP #255850 8.00% MORTGAGE                    89,903.33            84,993.74                92,864.75
PARTICIPATION CERTIFICATE DUE 6-1-15
REGISTERED
FHLMC GROUP #296016 8.50000% MTG PARTN               162,248.93           170,919.11               171,352.72
CTF DUE 06-01-2017 REGISTERED
FHLMC GROUP #555234 11.5% MTG PARTN CTF              163,479.19           179,673.82               185,099.31
DUE 05-01-2019 REGISTERED
FHLMC MULTICLASS SERIES 1564 CLASS I               1,861,384.20           295,494.74               169,479.03
6.5% MTG PARTN CTF DUE 05-15-2007
REGISTERED
FHLMC MULTICLASS SERIES 1265 CLASS F               2,175,738.50         2,181,007.87             2,178,458.17
7.0% MTG PARTN CTF DUE 10-15-2017
REGISTERED
FHLMC MULTICLASS SERIES 1555 CLASS PC              1,292,351.00         1,282,254.51             1,287,091.13
5.5% MTG PARTN CTF DUE 11-15-2004
REGISTERED

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
FHLMC MULTICLASS SERIES 1618 6.0% MTG              5,502,927.28           819,420.27               466,318.06
PARTN CTF DUE 10-15-2007 REGISTERED
FHLMC MULTICLASS SERIES 1577 CLASS PL              5,297,671.50           733,810.29               434,462.04
6.5% MTG PARTN CTF DUE 07-15-2018
REGISTERED
FHLMC MULTICLASS SERIES 1475 CLASS H                 250,000.00           252,031.25               252,577.50
6.75% MTG PARTN CTF DUE 04-15-2006
REGISTERED
FHLMC MULTICLASS SERIES 1608 CLASS D                 500,000.00           494,511.72               497,810.00
5.25% MTG PARTN CTF DUE 09-15-2013
REGISTERED
FHLMC MULTICLASS SERIES 88 CLASS G 8.0%               80,850.00            84,437.72                80,520.94
MTG PARTN CTF DUE 04-15-2019 REGISTERED
FHLMC MULTICLASS SER 1869 CL J 8.0% MTG            1,000,000.00         1,032,500.00             1,029,000.00
PARTN CTF DUE 12-15-2024 REG
FHLMC MULTICLASS SERIES 21 CLASS C 5.15%           2,534,233.50         2,500,080.74             2,517,583.59
MTG PARTN CTF DUE 12-25-2011 REG
FHLMC MULTICLASS SERIES 41 CLASS E 7.25%           4,778,776.92         4,803,417.49             4,808,835.43
MTG PARTN CTF DUE 04-25-2024 REGISTERED
FHLMC MULTICLASS SERIES 41 CLASS B 7.25%           2,829,988.50         2,844,138.44             2,847,817.43
MTG PARTN CTF DUE 04-25-2024 REGISTERED
FHLMC MULTICLASS SERIES 1983 CLASS CJ              2,000,000.00         1,999,062.50             1,990,860.00
6.4% MTG PARTN CTF DUE 12-15-2017
REGISTERED
FHLMC MULTICLASS SERIES 1931 CLASS A               1,810,514.80         1,829,751.52             1,825,741.23
7.25% MTG PARTN CTF DUE 06-15-2021
REGISTERED
FHLMC MULTICLASS SERIES 1594 CLASS J                 190,000.00           183,350.00               185,367.80
6.0% MTG PARTN CTF DUE 10-15-2008
REGISTERED
FHLMC POOL #306670 11.25% GTD PARTN CTF              131,257.26           144,136.85               147,618.48
DUE 04-01-2019 REGISTERED
FHLMC TBA GROUP #9999999 7.5% MTG PARTN            2,695,000.00         2,748,900.00             2,781,725.10
CTF DUE 12-01-2027 REGISTERED
FHLMC 7.750% DEB DUE 11-7-2001 REG                   210,000.00           215,484.38               222,436.20
FHLMC 7.90% DEBENTURE DUE 9-19-2001 REG              400,000.00           436,906.25               425,064.00
FNMA POOL #300309 6.374% GTD MTG PASS              1,483,646.09         1,483,770.61             1,479,477.04
THRU CTF DUE 12-01-2024 REGISTERED
FNMA POOL #313497 7.043% GTD MTG PASS                919,023.58           949,620.59               976,094.94
THRU CTF DUE 12-01-2006 REGISTERED
FNMA POOL #313543 6.98% GTD MTG PASS                 477,914.72           491,897.47               491,475.55
THRU CTF DUE 06-01-2007 REGISTERED
FNMA POOL #313672 7.032% GTD MTG PASS                907,769.31           930,676.30               930,675.96
THRU CTF DUE 06-01-2007 REGISTERED

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
FNMA POOL #313709 6.907% GTD MTG PASS              1,197,316.76         1,219,018.13             1,218,988.19
THRU CTF DUE 06-01-2007 REGISTERED
FNMA POOL #66414 6.984% GTD MTG PASS               2,186,329.40         2,213,658.52             2,268,666.57
THRU CTF DUE 09-01-2028 REGISTERED
FNMA POOL #67329 10.0% GTD MTG PASS THRU              68,573.59            71,134.38                70,598.57
CTF DUE 11-01-2001 REGISTERED
FNMA POOL #73565 7.31% GTD MTG PASS THRU              89,035.73            90,134.76                93,645.11
CTF DUE 07-01-2003 REGISTERED
FNMA POOL #73706 7.28% GTD MTG PASS THRU              89,238.49            92,041.14                92,040.58
CTF DUE 10-01-2006 REGISTERED
FNMA POOL #73733 7.06% GTD MTG PASS THRU             104,125.47           105,882.58               106,364.17
CTF DUE 11-01-2003 REGISTERED
FNMA POOL #73980 7.04% GTD MTG PASS THRU              89,504.97            90,980.40                90,981.80
CTF DUE 03-01-2007 REGISTERED
FNMA POOL #80323 8.875% GTD MTG PASS               1,615,659.95         1,690,384.21             1,670,188.47
THRU CTF DUE 06-01-2007 REGISTERED
FNMA POOL #86655 5.986% FNARM GTD MTG              1,158,058.88         1,154,078.05             1,154,804.73
PASS THRU CTF DUE 09-01-2029 REGISTERED
FNMA REMIC TRUST SERIES 94-75 CLASS C                769,849.66           766,571.78               767,201.38
6.0% GTD MTG PASS THRU CTF DUE
01-25-2013 REGISTERED
FNMA REMIC TRUST SERIES 1993-147 CLASS K           3,308,051.30           467,262.25               410,496.09
7.0% GTD MTG PASS THRU CTF DUE
06-25-2020 REGISTERED
FNMA REMIC TRUST SER 1993-162 CL C 3.0%            1,000,000.00           933,750.00               949,680.00
GTD MTG PASS THRU CTF DUE 08-25-2023 REG
FNMA REMIC TRUST SERIES 1992-12 CLASS E               44,486.83            44,792.67                44,347.59
6.625% GTD MTG PASS THRU CTF DUE
06-25-2019 REGISTERED
FNMA REMIC TRUST SERIES 97-15 6.5% GTD             3,913,438.32         3,923,221.92             3,922,674.03
MTG PASS THRU CTF DUE 05-18-2013
REGISTERED
FNMA REMIC TRUST SER 1996-39 CL H 8.0%             1,712,544.00         1,710,670.93             1,766,386.38
GTD MTG PASS THRU CTF DUE 11-25-2023 REG
FNMA REMIC TRUST SERIES 97-M2 CLASS Z                365,284.09           332,328.96               330,888.94
VAR RT GTD MTG PASS THRU CTF DUE
01-17-2037 REGISTERED
FNMA REMIC TRUST SERIES G93-2 CLASS D                 49,350.58            49,103.83                49,165.52
6.0% GTD MTG PASS THRU CTF DUE
10-25-2012 REGISTERED
FNMA REMIC TRUST SERIES 1993-110 CLASS D             613,155.49           608,413.13               610,469.87
5.7% GTD MTG PASS THRU CTF DUE
06-25-2016 REGISTERED


00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
FNMA REMIC TRUST SERIES 1994-90 CLASS PC             278,134.85           277,656.81               277,611.96
6.5% GTD MTG PASS THRU CTF DUE
07-25-2001 REGISTERED
FNMA REMIC TRUST SERIES 93-245 CLASS PC            1,395,315.30         1,386,376.57             1,388,771.27
5.0% GTD MTG PASS THRU CTF DUE
07-25-2013 REGISTERED
FNMA REMIC TRUST SER 1997-M5 CL C 6.74%              450,000.00           454,500.00               460,494.00
GTD MTG PASS THRU CTF DUE 08-25-2007 REG
FNMA REMIC TRUST SERIES 1992-10 CLASS ZA             458,680.72           469,854.91               467,565.37
8.0% GTD MTG PASS THRU CTF DUE
09-25-2018 REGISTERED
FNMA REMIC TRUST SERIES 1992-103 CLASS             1,000,000.00           929,375.00               935,310.00
JC 5.0% GTD MTG PASS THRU CTF DUE
11-25-2020 REGISTERED
FNMA REMIC TRUST SERIES 1996-49 CLASS BA             463,899.20           467,668.39               467,086.19
7.0% GTD MTG PASS THRU CTF DUE
08-25-2020 REGISTERED
FNMA REMIC TRUST SERIES 1990-68 CLASS J            2,500,000.00         2,393,750.00             2,505,450.00
6.95% GTD MTG PASS THRU CTF DUE
07-25-2020 REGISTERED
FNMA REMIC TRUST SERIES 93-25 CLASS C                476,868.49           469,044.87               469,715.46
5.00000% GTD MTG PASS THRU CTF DUE
1-25-2017 REG
FNMA TBA POOL #9999999 VAR GTD MTG PASS            3,000,000.00         2,993,437.50             2,993,437.50
THRU CTF DUE 01-01-2028 REGISTERED
FNMA 6.01% MTN DUE 10-9-98 REG                       420,000.00           422,034.38               420,327.60
FNMA 6.16% MTN DUE 03-29-2001 REG                    500,000.00           501,550.00               502,345.00
FNMA 6.36% MTN DUE 8-16-00 REG                       210,000.00           210,853.13               212,263.80
FNMA 7.05% DEB DUE 11-12-02 REG                      475,000.00           509,140.62               494,741.00
FNMA-GNMA REMIC TRUST SER G94-6 CL PY                240,000.00           252,375.00               257,548.80
7.75% GTD MTG PASS THRU CTF DUE 5-17-24
GNMA TBA POOL #9999999 SER 2027 7.5%               3,725,000.00         3,797,838.28             3,799,500.00
DUE 12-15-2027 REG
GNMA TBA POOL #9999999 SER 2028 7.5%,              1,150,000.00         1,171,562.50             1,173,000.00
DUE 01-15-2028 REGISTERED
GNMA,  POOL# 00140133 SERIES 00002000 A               55,637.23            60,296.86                57,952.30
11.0000 %, DUE 10-15-2000 REGISTERED
GNMA, POOL #101395 SERIES 1998 11.0%,                  2,647.19             2,868.90                 2,670.25
DUE 08-15-1998 REGISTERED
GNMA, POOL #126705 SERIES 2000 11.0%,                 20,470.98            22,185.43                21,322.78
DUE 10-15-2000 REGISTERED
GNMA, POOL #127639 SERIES 2000 11.0%,                 17,654.29            19,132.84                18,388.89
DUE 07-15-2000 REGISTERED

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
GNMA, POOL #127644 SERIES 2000 11.0%,                  8,784.84             9,520.57                 9,150.38
DUE 09-15-2000 REGISTERED
GNMA, POOL #133328 SERIES 2000 11.0%,                 10,898.74            11,811.52                11,352.24
DUE 09-15-2000 REGISTERED
GNMA, POOL #134323 SERIES 2000 11.0%,                 51,732.82            56,065.47                53,885.42
DUE 09-15-2000 REGISTERED
GNMA, POOL #135153 SERIES 2000 11.0%,                 25,936.85            28,109.06                27,016.08
DUE 09-15-2000 REGISTERED
GNMA, POOL #136150 SERIES 2000 11.0%,                 97,210.12           105,351.48               101,255.03
DUE 10-15-2000 REGISTERED
GNMA, POOL #136356 SERIES 2000 11.0%,                 63,941.79            69,296.89                66,602.41
DUE 08-15-2000 REGISTERED
GNMA, POOL #137147 SERIES 2000 11.0%,                 15,293.39            16,574.21                15,929.75
DUE 10-15-2000 REGISTERED
GNMA, POOL #137268 SERIES 2000 11.0%,                 25,989.35            28,165.95                27,070.77
DUE 08-15-2000 REGISTERED
GNMA, POOL #137279 SERIES 2000 11.0%,                 57,101.04            61,883.27                59,477.01
DUE 10-15-2000 REGISTERED
GNMA, POOL #137395 SERIES 2000 11.0%,                 14,698.72            15,929.75                15,310.33
DUE 10-15-2000 REGISTERED
GNMA, POOL #138029 SERIES 2000 11.0%,                 73,040.28            79,157.40                76,079.49
DUE 10-15-2000 REGISTERED
GNMA, POOL #138389 SERIES 2000 11.0%,                 26,951.78            29,209.00                28,073.24
DUE 09-15-2000 REGISTERED
GNMA, POOL #139503 SERIES 2000 11.0%,                 38,909.92            42,168.60                40,528.96
DUE 10-15-2000 REGISTERED
GNMA, POOL #139778 SERIES 2000 11.0%,                 67,621.93            73,285.26                70,435.68
DUE 10-15-2000 REGISTERED
GNMA, POOL #139816 SERIES 2000 11.0%,                 48,173.07            52,207.56                50,177.55
DUE 08-15-2000 REGISTERED
GNMA, POOL #140090 SERIES 2000 11.0%,                 14,783.30            16,021.41                15,398.43
DUE 09-15-2000 REGISTERED
GNMA, POOL #140171 SERIES 2000 11.0%,                 10,800.36            11,704.89                11,249.76
DUE 10-15-2000 REGISTERED
GNMA, POOL #140233 SERIES 2000 11.0%,                 16,085.33            17,432.49                16,754.64
DUE 10-15-2000 REGISTERED
GNMA, POOL #141455 SERIES 2000 11.0%,                 26,723.52            28,961.61                27,835.49
DUE 10-15-2000 REGISTERED
GNMA, POOL #141635 SERIES 2000 11.0%,                 52,150.57            56,518.18                54,320.56
DUE 09-15-2000 REGISTERED
GNMA, POOL #141681 SERIES 2000 11.0%,                 30,970.98            33,564.76                32,259.68
DUE 10-15-2000 REGISTERED

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
GNMA, POOL #141953 SERIES 2000 11.0%,                 22,072.29            23,920.85                22,990.72
DUE 10-15-2000 REGISTERED
GNMA, POOL #141964 SERIES 2000 11.0%,                  2,439.27             2,643.57                 2,540.77
DUE 10-15-2000 REGISTERED
GNMA, POOL #141965 SERIES 2000 11.0%,                 32,622.78            35,354.94                33,980.21
DUE 10-15-2000 REGISTERED
GNMA, POOL #200107 SERIES 2020 9.0%, DUE             561,027.54           592,413.61               605,287.00
01-15-2020 REGISTERED
GNMA, POOL #312690 SERIES 2023 7.5%, DUE              97,897.54            98,019.93               100,160.93
07-15-2023 REGISTERED
GNMA, POOL #342726 SERIES 2023 7.5%, DUE              64,866.72            64,947.81                66,366.44
07-15-2023 REGISTERED
GNMA, POOL #343742 SERIES 2023 7.5%, DUE             118,376.44           118,524.42               121,113.30
04-15-2023 REGISTERED
GNMA, POOL #344095 SERIES 2023 7.5%, DUE              25,444.66            25,476.46                26,032.94
08-15-2023 REGISTERED
GNMA, POOL #344129 SERIES 2023 7.5%, DUE              74,122.18            74,214.82                75,835.88
08-15-2023 REGISTERED
GNMA, POOL #349628 SERIES 2023 7.5%, DUE              30,076.75            30,114.37                30,772.12
06-15-2023 REGISTERED
GNMA, POOL #385808 SERIES 2024 8.0%, DUE             865,010.29           898,664.60               895,553.80
07-15-2024 REGISTERED
GNMA, POOL #416011 SERIES 2025 7.5%, DUE           1,105,643.54         1,119,464.07             1,128,441.91
10-15-2025 REGISTERED
GNMA, POOL #416022 SERIES 2025 7.5%, DUE           1,403,284.48         1,420,825.53             1,432,220.21
11-15-2025 REGISTERED
GNMA, POOL #437435 SERIES 2027 7.5%, DUE             148,501.00           149,614.76               151,471.02
11-15-2027 REGISTERED
GNMA, POOL #780049 SERIES 2021 9.5%, DUE             507,381.88           542,185.11               551,042.09
11-15-2021 REGISTERED
GNMA, POOL #780074 SERIES 2022 9.0%, DUE             571,882.24           605,278.49               617,981.67
12-15-2022 REGISTERED
GNMA, POOL #780118 SERIES 2021 9.5%, DUE           1,471,130.19         1,552,182.97             1,597,353.16
08-15-2021 REGISTERED
GNMA, POOL #780254 SERIES 2021 9.5%, DUE             510,689.95           547,714.98               554,379.48
11-15-2021 REGISTERED
GNMA, POOL #90741 SERIES 2010 11.0%, DUE              16,221.07            17,777.30                17,504.64
01-15-2010 REGISTERED
GNMA, POOL #90947 SERIES 2010 11.0%, DUE              43,355.00            47,514.38                46,785.68
01-15-2010 REGISTERED
GNMA, POOL #92213 SERIES 2010 11.0%, DUE              27,449.15            30,082.54                29,621.20
07-15-2010 REGISTERED

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
GNMA, POOL #92304 SERIES 2010 11.0%, DUE              36,659.97            40,177.03                39,560.87
08-15-2010 REGISTERED
GNMA, POOL #92923 SERIES 2010 11.0%, DUE              49,631.06            54,392.53                53,558.37
09-15-2010 REGISTERED
GNMA, POOL #93487 SERIES 2010 11.0%, DUE              73,293.35            80,324.92                79,093.05
09-15-2010 REGISTERED
GNMA, POOL #98572 SERIES 2013 11.0%, DUE             186,579.58           204,479.53               203,209.42
06-15-2013 REGISTERED
GNMA, POOL #99264 SERIES 2013 10.5%, DUE               2,830.91             3,075.08                 3,130.25
07-15-2013 REGISTERED
GNMA, POOL #99519 SERIES 2013 10.5%, DUE              40,795.86            44,314.52                45,109.61
08-15-2013 REGISTERED
GNMA, TBA POOL#9999999 SERIES 2027 8.0%            4,080,000.00         4,191,553.12             4,218,964.80
DUE 12-15-2027 REGISTERED
GNMAII POOL 8482 SERIES 2024 7.25% DUE               612,308.24           623,214.99               626,660.75
08-20-2024 REGISTERED
GNMAII, POOL #00058 SERIES 2022 9.0%,                134,057.94           140,928.43               143,525.11
DUE 07-20-2022 REGISTERED
GNMAII, POOL #8484 SERIES 2024 7.0%, DUE             598,393.12           609,893.52               612,419.45
08-20-2024 REGISTERED ARM
GNMAII, POOL #8639 SERIES 2025 7.125%                560,737.96           569,849.96               575,720.88
DUE 06-20-2025 REGISTERED
GNMAII, POOL #8660 SERIES 2025 7.125%                619,261.16           626,614.89               633,002.57
DUE 7-20-2025 REGISTERED
GNMAII, POOL #8682 SERIES 2025 ARMS DUE            1,824,766.88         1,803,809.30             1,863,835.14
08-20-2025 REG
GNMAII, POOL #8781 SERIES 2026 VAR RATE              513,551.51           508,903.24               522,780.03
DUE 01-20-2026 REGISTERED
GNMAII, POOL #8814 SERIES 2026 VAR RATE            1,394,701.69         1,366,371.82             1,419,764.48
DUE 02-20-2026 REGISTERED
GNMAII, POOL #8945 SERIES 2026 5.5%, DUE           1,218,687.03         1,187,839.00             1,241,537.41
08-20-2026 REGISTERED
I/O FNMA REMIC TRUST SER 1993-131 CL JB            7,167,549.36           599,722.30               447,971.84
7.0% GTD MTG PASS THRU CTF DUE
05-25-2005 REG
P/O FHLMC MULTICLASS SER 1750-C CLASS PB             626,270.90           522,740.49               600,067.73
0.00001% MTG PARTN CTF DUE 03-15-2024
REGISTERED
REPO WITH UBS SECURITIES BKD BY $19,770M              20,000.00            20,149.00                22,818.76
TREASURY BOND AT 7.250% DUE 08-15-2022
CUSIP 912810EM 2.980% DTD 08-24-1993 DUE

RESOLUTION FDG CORP PRIN STRIPS GENERIC            6,150,000.00           822,303.45               873,238.50
PRIN PMT 1-15-2030 B/E

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
RESOLUTION FDG CORP PRIN STRIPS GENERIC           17,375,000.00         2,193,174.09             2,437,712.50
PRIN PMT DUE 4-15-2030 B/E
SLMA FLTG RT MTN BD DUE 06-30-2000/98              2,000,000.00         1,997,000.00             1,995,180.00
CPN RT=6.08% TO 6/98 THEREAFTER 1YR
T-BILL +25BP OR 3M0 T-BILL +30BP
STUDENT LN MKTG ASSOC SER 1995-1 CL A1             1,283,926.63         1,279,713.74             1,283,515.77
FLTG RT BD DUE 04-25-2004 REG
TREASURY INVESTMENT GROWTH RECEIPT,                1,063,000.00           137,203.54               845,488.94
SERIES 12, REPRESENTING INTEREST PAYMENT
ON THE 11-15-2001 COUPON OF A 13.25% USA

U.S TREASURY STRIPPED SECS INT GENERIC             1,480,000.00           638,938.08               972,004.80
TINT PMT DUE 2-15-05 BEO
U.S TREASURY STRIPPED SECS INT GENERIC               150,000.00            50,500.50                62,358.00
TINT PMT DUE 5-15-12 REG
U.S TREASURY STRIPPED SECS INT PMT                   110,000.00            42,203.70                48,782.80
GENERIC TINT PMT DUE 5-15-11 REG
U.S. TREAS STRIPPED SECS INT PMT                     215,000.00            46,337.13                81,285.05
GENERIC TINT PMT DUE 11-15-13 REG
U.S. TREASURY SEC STRIPPED IN PMT                    215,000.00            41,376.95                53,625.30
GENERIC TINT PAYMENT DUE 8-15-2020
U.S. TREASURY STRIPPED SECS INT GENERIC              675,000.00           273,082.39               314,178.75
TINT PMT DUE 8-15-10 REG
U.S. TREASURY STRIPPED SECS INT PMT                   15,000.00             4,223.72                 6,757.50
GENERIC TINT PMT DUE 2-15-11 BEO
U.S. TREASURY STRIPPED SECS INT GEN INT              140,000.00            45,806.05                61,112.80
PMT DUE 8-15-11
U.S. TREASURY STRIPPED SECS INT GEN TINT             220,000.00            68,198.31                90,013.00
PMT DUE 8-15-12 BEO
U.S. TREASURY STRIPPED SECS INT GEN INT            1,145,000.00           310,617.98               412,852.65
PMT DUE 8-15-14 BEO
U.S. TREASURY STRIPPED SECS INT PMT GEN              335,000.00            99,369.05               128,690.25
TINT PMT DUE 8-15-13 REG
U.S. TREASURY STRIPPED SECS INT PMT                1,020,000.00           417,707.34               659,032.20
REPSTG INT PMT ON 5-15-05 CPN GEN TINT
U.S. TREASURY STRIPPED SECS INT PMT                  635,000.00           249,476.54               299,694.60
GENERIC TINT PMT DUE 5-15-10 REG
U.S. TREASURY STRIPPED SECS INT PMT                  185,000.00            55,635.23                78,188.40
GEN TINT PMT DUE 2-15-12 REG
U.S. TREASURY STRIPPED SECS INT PMT                  150,000.00            40,363.92                64,455.00
GENERIC TINT PMT DUE 11-15-11 REG
U.S. TREASURY STRIPPED SECS INT PMT                  225,000.00            60,377.39                87,763.50
GENERIC TINT PMT DUE 5-15-13 REG

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
U.S. TREASURY STRIPPED SECS INT PMT                1,189,000.00           262,598.77               435,328.57
GEN TINT PMT DUE 5-15-14 REG
U.S. TREASURY STRIPPED SECS INT PMT                1,080,000.00           247,827.67               402,116.40
GEN TINT PMT DUE 2-15-14 REG
U.S. TREASURY STRIPPED SECS INT PMT                1,255,000.00           522,971.73               601,985.85
GENERIC TINT PMT DUE 2-15-10 REG
U.S. TREASURY STRIPPED SECS INT PMT                  255,000.00            73,601.63               102,614.55
GENERIC TINT PMT DUE 11-15-12 REG
U.S. TREASURY STRIPPED SECS INT PMT                1,367,000.00           601,051.66               626,017.65
GENERIC TINT PMT DUE 11-15-10 REG
U.S. TREASURY STRIPPED SECS INT GENERIC              275,000.00            86,059.05                93,203.00
TINT PMT DUE 8-15-15 BEO
UNITED STATES TREAS 5.75% NTS DUE                  4,800,000.00         4,782,450.27             4,790,976.00
10-31-2000
UNITED STATES TREAS SEC STRIPPED NT PMT              470,000.00           252,343.71               272,115.90
GENERIC TINT PYMT DUE 2-15-2007 REG
UNITED STATES TREAS SEC STRIPPED INT PMT             335,000.00            86,807.79               111,823.00
GENERIC TINT PMT DUE 11-15-2015 REG
UNITED STATES TREAS SEC STRIPPED INT                 570,000.00           110,913.50               146,267.70
PMT DUE 2-15-2020 GENERIC INT PMT
UNITED STATES TREAS SEC STRIPPED INT                 650,000.00           123,743.58               152,678.50
GENERIC TINT DUE 8-15-21 REG
UNITED STATES TREAS SEC STRIPPED INT               1,145,000.00           590,554.50               811,724.85
PYMT GENERIC TINT PYMT DUE 11-15-03 REG
UNITED STATES TREAS SEC STRIPPED INT PMT             610,000.00           294,574.24               419,350.60
REP INT GENERIC TINT PMT DUE 5-15-04
UNITED STATES TREAS SEC STRIPPED INT PMT           1,025,000.00           580,070.16               758,407.75
GENERIC TINT PMT REPRESENTING INTEREST
PMT ON THE 2-15-2003 CPN OF A 11.25% USA

UNITED STATES TREAS SEC STRIPPED INT PMT           1,305,000.00           634,384.24               980,877.15
GENERIC TINT PMT REPRESENTING INT PMT ON
THE 11-15-2002 CPN OF A 11.625% USA

UNITED STATES TREAS SEC STRIPPED                     580,000.00           227,996.35               310,537.80
INTEREST PAYMENT GENERIC TINT PAYMENT
DUE 5-15-2008 REG
UNITED STATES TREAS NTS 5.0% DTD 2-15-96           2,985,000.00         2,949,498.06             2,958,403.65
DUE 2-15-1999
UNITED STATES TREAS NOTE 6.125% NT DUE               990,000.00           979,219.27               997,583.40
07-31-2000
UNITED STATES TREAS 5.875% NTS DUE                27,300,000.00        27,354,338.20            27,329,757.00
10-31-1998

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
UNITED STATES TREAS SEC STRIPPED INT                 425,000.00           113,861.75               123,513.50
PMT GENERIC TINT PMT ON 2-15-18 REG
UNITED STATES TREAS SEC STRIPPED INT                 660,000.00           138,600.00               174,444.60
PMT GENERIC TINT PMT DUE 8-15-2019 B/E
UNITED STATES TREAS 8.75% NT STRIPPED                185,000.00           148,571.65               158,352.60
PRIN PMT DUE 8-15-2000 REG
UNITED STATES TREAS BD STRIPPED PRIN              16,400,000.00         3,442,196.00             3,838,912.00
PMT 0% BD DUE 8-15-2021 REG
UNITED STATES TREASURY SECURITIES,                   770,000.00           542,322.84               688,664.90
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 11-15-99 B/E
UNITED STATES TREASURY SECURITIES                    295,000.00           154,941.02               181,894.05
STRIPPED INTEREST PMT GENERIC TINT PMT
DUE 2-15-06
UNITED STATES TREASURY SECURITIES                    465,000.00           209,814.48               230,384.25
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 8-15-2009 B/E
UNITED STATES TREASURY, SECURITIES                   500,000.00           177,182.11               255,545.00
STRIPPED INTEREST, GENERIC TINT PAYMENT
DUE 2-15-2009
UNITED STATES TREASURY SECURITIES                    220,000.00           146,482.40               217,525.00
STRIPPED INTEREST PAYMENT GENERIC TINT
PAYMENT DUE 2-15-98
UNITED STATES TREASURY SECURITIES                    865,000.00           475,160.77               622,116.65
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 8-15-2003 B/E
UNITED STATES TREASURY SECURITIES                    865,000.00           386,396.20               585,483.90
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 8-15-2004 B/E
UNITED STATES TREASURY SECURITIES                    325,000.00           214,431.10               312,422.50
STRIPPED INTEREST PAYMENT, GENERIC TINT
PAYMENT DUE 8-15-98, REGISTERED
UNITED STATES TREASURY SECURITIES                  1,370,000.00           732,549.63             1,044,625.00
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 8-15-2002 B/E
UNITED STATES TREASURY SECURITIES                    640,000.00           311,504.53               516,755.20
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 8-15-2001 B/E
UNITED STATES TREASURY SECURITIES                    700,000.00           351,876.44               582,197.00
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 2-15-2001 B/E
UNITED STATES TREASURY SECURITIES                  1,025,000.00           372,760.46               715,347.50
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 2-15-2004 B/E
UNITED STATES TREASURY SECURITY                      314,000.00           159,312.38               187,668.38
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 8-15-2006 B/E

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
UNITED STATES TREASURY SECURITIES                  1,227,000.00           495,730.79               781,218.63
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 8-15-2005 B/E
UNITED STATES TREASURY SECURITIES                    455,000.00           151,581.81               221,826.15
STRIPPED INTEREST PAYMENT, GENERIC TINT
DUE 11-15-2009
UNITED STATES TREASURY SECURITIES                    100,000.00            56,519.33                90,741.00
STRIPPED INTEREST PAYMENT GENERIC TINT
PAYMENT DUE 8-15-99 REG
UNITED STATES TREASURY SEC STRIPPED INT               50,000.00            12,422.60                15,715.00
PYMT GENERIC TINT PYMT DUE 11-15-16 REG
UNITED STATES TREASURY SECURITIES,                 1,420,000.00           766,346.05             1,113,933.20
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 2-15-2002 B/E
UNITED STATES TREASURY SECURITIES,                   740,000.00           387,747.46               493,328.40
STRIPPED INTEREST PAYMENT, GENERIC TINT
PAYMENT DUE 11-15-2004, REGISTERED.
UNITED STATES TREASURY SECURITIES                    295,000.00           105,469.57               160,474.10
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 2-15-2008 B/E
UNITED STATES TREASURY SECURITIES                    483,000.00           233,021.59               270,953.34
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 8-15-2007 B/E
UNITED STATES TREASURY SECURITIES                    475,000.00           182,038.55               250,538.75
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 8-15-2008 B/E
UNITED STATES TREASURY SECURITIES                    740,000.00           425,840.29               690,997.20
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 2-15-1999 B/E
UNITED STATES TREASURY SECURITIES                     95,000.00            74,592.77                92,670.60
STRIPPED INTEREST PAYMENT GENERIC TINT
PAYMENT DUE 5-15-1998 REG
UNITED STATES TREASURY SECURITIES                    575,000.00           324,586.74               499,795.75
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 5-15-2000 B/E
UNITED STATES TREASURY SECURITIES                    381,000.00           201,815.61               321,480.18
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 11-15-2000 B/E
UNITED STATES TREASURY SECURITIES                    400,000.00           177,066.06               227,872.00
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 5-15-2007 B/E
UNITED STATES TREASURY SECURITIES                    477,000.00           186,057.93               263,518.65
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 11-15-2007 B/E
UNITED STATES TREASURY SECURITIES                  1,205,000.00           251,009.59               427,570.15
STRIPPED INTEREST PAYMENT GENERIC TINT
PAYMENT DUE 11-15-2014 REG

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
UNITED STATES TREASURY SECURITIES                    385,000.00           180,216.50               199,961.30
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 11-15-2008 B/E
UNITED STATES TREASURY SECURITIES                    450,000.00           129,308.36               226,332.00
STRIPPED INTEREST, GENERIC TINT PAYMENT
DUE 5-15-2009
UNITED STATES TREASURY SECURITIES                    480,000.00           205,447.60               393,278.40
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 5-15-2001 B/E
UNITED STATES TREASURY SECURITIES                    400,000.00           202,979.39               235,472.00
STRIPPED INTEREST GENERIC TINT
PAYMENT DUE 11-15-2006 B/E
UNITED STATES TREASURY SECURITIES,                 1,780,000.00           715,930.75             1,116,006.60
STRIPPED INTEREST GENERIC TINT PMT DUE
11-15-2005 B/E
UNITED STATES TREASURY SECURITIES                    415,000.00           236,264.95               382,019.95
STRIPPED INTEREST PAYMENT GENERIC TINT
PAYMENT DUE 5-15-1999, REG
UNITED STATES TREASURY 6.125% NT DUE               6,040,000.00         6,055,571.87             6,056,972.40
08-31-1998
UNITED STATES TREASURY SEC STRIPPED                  920,000.00           254,508.99               275,935.60
INT PMT GENERIC TINT PAYMENT DUE
8-15-2017 B/E
UNITED STATES TREASURY SECURITIES                    975,000.00           225,976.26               274,550.25
STRIPPED INTEREST PAYMENT GENERIC TINT
PAYMENT DUE 8-15-2018 REG
US TREAS BD STRIPPED PRIN PMT ZERO CPN               250,000.00            52,610.00                62,355.00
BD DUE 8-15-20 REG
(CV OVER 1 BILLION DO NOT ##)
US TREAS BD STRIPPED PRIN PMT                        725,000.00           211,292.50               217,449.25
REPRESENTING INTEREST PAYMENT ON THE
8-15-2017 CPN OF 8.875% U.S.A TREAS BOND
US TREAS BILL DUE 06-25-1998                       5,920,000.00         5,621,306.00             5,741,510.88
US TREAS BILLS DUE 12-11-1997                        680,000.00           672,442.56               678,773.04
US TREAS DET CPN EXCL                              1,000,000.00           147,670.00               784,460.00
US TREAS NT SER S-1999 7.125 BD DUE                  155,000.00           154,772.85               158,512.30
9-30-1999
US TREAS SER AE-1998 5.125% NT DUE                    25,000.00            24,043.27                24,839.75
12-31-1998 REG
US TREAS STRIPPED PRIN PMT BD DUE                    100,000.00            24,578.20                31,312.50
DUE 11-15-2016 REG
US TREAS 6.25% NT DUE 05-31-1999                   1,100,000.00         1,108,765.62             1,107,392.00
US TREAS 6.375% BD DUE 8-15-2027                     500,000.00           512,205.59               519,920.00
US TREAS 6.375% NT DUE 04-30-1999                  3,865,000.00         3,875,939.88             3,897,002.20

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
US TREAS 6.75%  NT DUE 4-30-2000                   3,800,000.00         3,865,262.76             3,878,964.00
US TREAS 6.875 NT DUE 3-31-2000                    1,080,000.00         1,099,575.00             1,104,634.80
US TREASURY INFLATION INDEX 3.625% NT             16,610,000.00        16,614,582.16            16,643,718.30
DUE 07-15-2002 CV OVER 1 BILLION SEE
3985330
US TREASURY INFLATION INDEX 3.375% NT              2,205,000.00         2,206,193.40             2,214,530.54
DUE 01-15-2007
US TREASURY INFLATION INDEX 3.375% NT              3,250,000.00         3,238,858.48             3,264,047.28
DUE 01-15-2007 CV OVER 1BIL SEE 3980812
AND 3980811
US TREASURY NOTE SER F-1998 7.875% NTS               165,000.00           181,173.73               166,392.60
DUE 4-15-1998 REG
US TREASURY SECURITIES STRIPPED TINT DUE             160,000.00            36,672.75                55,110.40
5-15-2015 REG
US TREASURY SER B-2002 6.375% NT DUE                  55,000.00            57,137.77                56,142.90
8-15-2002
US TREASURY SER E-2000 6.375% NOTE DUE               100,000.00            96,002.45               101,141.00
1-15-2000 REG
US TREASURY SER F-1999 7.00% NT DUE                  555,000.00           593,925.83               563,929.95
4-15-1999 REG
US TREASURY SER M-1998 5.125% NT DUE               4,300,000.00         4,295,172.32             4,292,604.00
4-30-1998 REG
US TREASURY SER Q-1998 5.25 7-31-1998                 30,000.00            27,857.81                29,915.70
REG
US TREASURY SERIES B-2001 8.00%                       35,000.00            38,229.08                37,313.15
NOTES DUE 5-15-2001 REG
US TREASURY SERIES B-1999 9.125%                     495,000.00           545,918.15               517,814.55
NOTE DUE 5-15-1999 REG
US TREASURY SERIES B-2000 8.875%                     195,000.00           207,080.16               208,618.80
NOTE DUE 5-15-2000 REG
US TREASURY SERIES C-2000 8.75%                      405,000.00           431,946.42               434,236.95
NOTE DUE 8-15-2000 REG
US TREASURY SERIES D-1999 7.875%                   1,250,000.00         1,319,782.93             1,297,462.50
NOTE DUE 11-15-1999 REG
US TREASURY SERIES F-2000 5.50% NOTE                 115,000.00           104,002.57               114,245.60
DUE 4-15-2000 REG
US TREASURY SERIES U-1997 6.00% NT DUE                40,000.00            39,257.58                40,018.80
12-31-1997
US TREASURY 6.125% NT DUE 09-30-2000                 395,000.00           392,562.11               398,084.95
US TREASURY 7.5% NT DUE 02-15-2005 REG                70,000.00            75,642.83                76,486.20
US TREASURY 7.5% NT DUE 10-31-1999 REG               375,000.00           386,425.78               386,366.25

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
US TREASURY 7.50% BOND DUE 11-15-2016             14,515,000.00        15,471,270.86            16,728,537.50
(CV OVER 1 BILLION SEE #3062620)
US TREASURY 7.875% NOTES DUE 8-15-2001                95,000.00           106,444.33               101,264.30
REG
US TREASURY, SERIES D-2000, 8.50%                    245,000.00           255,642.19               262,495.45
NOTE DUE 11-15-2000
US TREASURY, SERIES E-1998, 7.875%                   145,000.00           151,561.46               145,430.65
NOTE DUE 1-15-98
US TREAS5.875% NT DUE 04-30-1998                   1,600,000.00         1,590,155.41             1,602,256.00
USA TREASURY BONDS COUPONS DUE                       885,000.00           468,586.47               645,103.05
5-15-2003 STRIPPED FROM 14% USA
TREASURY BONDS DUE 2006-11
USA TREASURY NTS 5.125% 30/4/98 USD1000            3,000,000.00         2,996,250.00             2,994,840.00
USA TREASURY SEC STRIPPED INTEREST                   345,000.00           153,599.01               209,363.25
PAYMENT DUE 5-15-2006 GENERIC TINT PMT
USA TREASURY SEC STRIPPED INT PMT                    925,000.00           267,963.25               281,986.25
GENERIC TINT PMT DUE 5-15-2017
USA TREASURY SECURITIES STRIPPED                   1,035,000.00           296,623.80               320,063.40
INTEREST PAYMENT GENERIC TINT PAYMENT
DUE 2-15-17 REG
USA TREASURY STRIPPED SECS INT GENERIC               249,000.00            68,814.90                98,611.47
TINT PMT DUE 2-15-13 BEO
UST SEC STRIPPED INT PMT GENERIC TINT              1,925,000.00           550,689.58               568,645.00
PMT DUE 11-15-17 REG
      TOTAL US GOVERNMENT SECURITIES                                  257,904,509.95           272,389,739.06

CORPORATE DEBT INSTRUMENTS - PREFERRED
======================================

ASSOCIATES CORP NORTH AMER 6.625% BD DUE             835,000.00           834,649.30               837,955.90
05-15-1998
AT&T CORP 8.125% DEB DUE 1-15-2022 REG                     0.00               240.28                     0.00
AUBURN HILLS TR 12.00 % BD DUE                       330,000.00           289,384.27               519,443.10
05-01-2020 REG
BEAR STEARNS COS INC 7.625% NTS DUE                  225,000.00           233,754.75               229,974.75
9-15-1999 BEO
CITICORP MTG SECS INC 1994-11 CL A-9                 170,000.00           132,560.90               156,770.60
6.25% REMIC PASSTHRU CTF DUE 8-25-24 REG
CMO UBS MTG TR 6 CLASS 6-E 8.0% BD DUE               209,859.63           216,286.60               210,841.77
07-25-2020 REG
COPELCO CAP FDG CORP II SER 1996-A CL-A              574,907.83           574,548.53               576,494.58
6.34% ASSET BACKED CTF DUE 07-20-2004
BEO

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
CWMBS INC MTG SER 1993-12 CL A-11 MTG                165,000.00           125,013.28               155,255.10
PASSTHRU 6.625% CTF DUE 02-25-2024 REG
DLJ ACCEP TR SER 1989-2 CL G FLTG RT BD            1,102,317.44         1,113,685.10             1,125,664.52
DUE 10-17-2020
GE CAP MTG SVC INC SER 1994-5 CL A4                  162,929.93           157,685.61               163,795.09
Z6.5% BD DUE 02-25-2024
GENERAL MTRS ACCEP CORP 5.625% NT DUE                 25,000.00            24,720.59                24,343.75
02-15-2001 BEO
HOUSING SECS INC SER 1994-3 CL A-4 7.25%             455,000.00           455,657.62               457,652.65
MTG PASS THRU CTF DUE 11-25-2017 BEO
LEHMAN BROTHERS INC 10.00% DEB DUE                   370,000.00           380,038.10               388,537.00
5-15-1999 REG
MERCK & CO INC TRANCHE # TR 11 5.76% MTN             740,000.00           762,200.00               746,660.00
DUE 05-03-2037/99 BEO PUTTABLE 5-3-99 @
PAR, LAST NOTF. 30 DAYS PRIOR
MORGAN STANLEY CAP I INC SER 1997-XL1                938,650.89           943,490.83               943,484.94
CL-A1 6.590 COML MTG PASSTHRU CTF DUE
10-03-2030
NEWCOURT RECEIVABLE ASSET TR SER 1996-2              120,965.72           120,964.52               121,433.86
6.87% ABS DUE 06-20-2004 BEO
NEWCOURT RECIEVABLES ASSET TR 6.24% CMO              154,253.25           154,239.37               153,930.86
CTF DUE 12-20-2004

SHERWIN-WILLIAMS CO TRANCHE # TR 1 5.5%              350,000.00           349,933.50               350,356.65
MTN DUE 10-15-2027 BEO PUT
PUT PAYABLE 10-15-99, DELIVERY DEADLINE

STRUCTURED ASSET SECS CORP SER 97-LL I               529,046.11           536,425.77               567,708.80
CL A1 6.79% COML MTG PASSTHRU CTF DUE
06-12-2004 BEO
TLFC IV EQUIP LEASE TR SER 1996-1 CL D               257,267.35           257,267.35               257,092.41
5.98% ABS DUE 11-20-2002 BEO
XEROX CORP TRANCHE # TR 40 SER C 5.545%              780,000.00           778,252.80               784,982.64
MTN DUE 07-22-2037 BEO PUT
      TOTAL CORPORATE DEBT INSTR. - PREFERRED                           8,440,999.07             8,772,378.97

CORPORATE DEBT INSTRUMENTS - OTHER
==================================

##RIVERSIDE CNTY CALIF ASSET LEASING CORP            485,000.00           484,005.75               502,465.25
LEASEHOLD REV ADJ-RIVERSIDE COUNTY HOSP
AMR CORP DEL 8.10% BD DUE 11-1-1998 REG               25,000.00            26,531.30                25,273.43
ASAHI BREWERIES 0.9% CV BDS 26/12/01 JPY           3,000,000.00            30,002.11                37,375.12

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
ASAHI BREWERIES 1% CNV BDS 26/12/03 JPY(           6,000,000.00            61,854.55                74,750.24
ASSET SECURITIZATION CORP SER 96-D3 CL               120,487.47           122,247.72               119,658.52
A-1A 7.01% ABS CTF DUE 10-13-2026 BEO
BOISE CASCADE CORP 9.90% BD DUE                      415,000.00           458,720.25               445,768.10
3-15-2000 REG
CAPITAL ONE BK TRANCHE TR 67 6.83% MTN               460,000.00           463,753.60               464,692.00
DUE 05-17-1999 BEO
CMO COLLATERALIZED MTG SECS CORP 1992-3              600,000.00           620,250.00               621,558.00
CL 3-I 8.00% BD 3-20-2001 BEO001 BEO
COMMONWEALTH EDISON CO TRANCHE #00021                440,000.00           462,060.28               459,254.40
9.05% MEDIUM TERM NOTES DUE 10-15-99
REG
DAYTON HUDSON CORP TRANCHE # TR 21                   690,000.00           689,979.30               686,777.70
5.865% MTN DUE 08-15-2027 BEO
DAYTON HUDSON CORP 5.895% BD DUE                     455,000.00           459,304.30               452,556.65
06-15-2037 BEO PUTTABLE ANNUALLY 6-15 @
PAR
FEDERATED DEPT STORES INC DEL 10.0% BD               415,000.00           457,247.00               455,292.35
DUE 02-15-2001
FRUIT OF THE LOOM INC 7.875% SR NT DUE               445,000.00           462,639.80               457,077.30
10-15-99 REG
GE CAP MTG SVCS INC SER 1993-18 CL                   435,000.00           368,592.90               423,172.35
18A-15 6.5 PASS THRU CTF DUE 9-25-23 REG
INGERSOLL RAND CO SER B 6.015% MTN DUE               975,000.00           975,000.00               996,125.33
02-15-2028 BEO ANNUAL OPTIONAL PUT START
2-15-2001 @ PAR
ITT CORP 6.25% NT DUE 11-15-2000                     460,000.00           457,677.00               452,929.80
KOREA DEV BK 7.25% GLOBAL BD DUE                     450,000.00           402,727.50               419,935.50
05-15-2006 REG
KOREA DEVELOPMENT BANK, 6.75% NT DUE                 580,000.00           526,309.40               520,138.20
12-01-2005 REG
KREDIETBANK VAR%CV BDS 30/11/03 BEF7500                   30.00             6,757.95                12,056.88
MEDPARTNERS INC 6.875% SR SUB NT DUE                 490,000.00           489,588.40               490,186.20
09-01-2000 BEO
NEW YORK N Y SER A UT 6.15% BD DUE                   745,000.00           733,892.05               741,304.80
08-01-2001 BEO N/C TAXABLE
NEWS AMER HLDGS INC 7.50% NTS DUE                    450,000.00           462,636.00               459,108.00
3-1-2000 REG
NIAGARA MOHAWK POWER 6.875% BD DUE                   510,000.00           495,958.80               511,846.20
03-01-2001 REG
OWENS CORNING 7.0% MTN DUE 05-15-2000                550,000.00           550,000.00               559,553.50
BEO

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
PAINE WEBBER GROUP INC 6.5% NTS DUE                  925,000.00           738,066.75               904,909.00
11-01-2005 REG
PRUDENTIAL HOME MTG SECS CO SER 94-15 CL             175,172.23           174,494.81               179,605.84
A-1 MTG PASSTHRU 8.0% CTF DUE 05-25-2024
REG
PRUDENTIAL HOME MTG SECS CO SER 1994-15              230,363.46           226,152.13               229,211.64
CL A-2 6.0% MTG PASSTHRU CTF DUE
05-25-2024 BEO
RJR NABISCO INC 8.0% NT DUE 07-15-2001               225,000.00           226,239.75               231,628.50
REG
RJR NABISCO INC 8.625% BD DUE 12-1-02                220,000.00           229,301.60               233,219.80
REG
RJR NABISCO INC. GTD SR 8.30% NT DUE                  19,000.00            19,057.06                19,261.25
4-15-1999 REG
SALOMON INC TRANCHE #SR 00070 6.625% MTN             450,000.00           449,910.00               452,772.00
DUE 11-30-2000 BEO
TIME WARNER INC 7.45% BD DUE 2-1-98 REG               25,000.00            25,814.59                25,031.25
      TOTAL CORPORATE DEBT INSTR. - OTHER                              12,256,772.65            12,664,495.05

CORPORATE STOCKS - PREFERRED
============================

ADR NEWS CORP LTD PFD                                 75,000.00         1,318,850.80             1,481,250.00
AMERICAN WATER WORKS CO., INC., 5.00%                    106.44             2,108.01                 1,969.14
CUMULATIVE PREFERENCE STOCK, $25 PAR
AMERICAN WTR WKS INC 5.% PFD                             106.53             2,033.11                 2,103.97
ASHANTI GSM LIMITED RED PREF SHS A                       288.00                 0.00                     0.00
ISIN# KYG0519Y1026
BCO BRADESCO SA PRF CR(cents)1(REGD)PN             5,525,256.00            45,760.67                40,344.88
BCO ITAU SA PREF (REGD)(PN)                           59,000.00            34,216.21                    38.29
BK AUSTRIA AG ATS100 PRF(RFD-1/7/97)                   3,360.00           103,826.43               137,224.61
BRAHMA (CIA CERVEJ PREF SHS NPV(PN)                   60,530.00            40,242.17                40,105.97
CEMIG CIA ENERG MG SPN ADR REP 1000 PF(L               1,295.00            38,909.70                63,778.75
CHASE MANHATTAN NEW PFD STOCK 10.5%                      300.00             8,719.79                 8,568.75
CIM PORT ITAU CIA PREF SHARES NPV (PN)                70,000.00            22,512.00                12,683.67
COMSAT CAP I L P PFD STOCK                             2,238.87            56,229.04                56,391.54
DLJ CAP TRUST I PFD STOCK                              1,960.00            49,892.06                50,715.00
ELETROBRAS CENT EL ADR REPR 500 PRF'B'NP              22,000.00           310,973.81               536,250.00
ENRON CAP TRUST I PFD STOCK                              100.00             2,662.00                 2,612.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
FIELMANN AG NON VTG PRF DEM5                             392.00            13,338.96                 9,223.01
FRESENIUS AG NON VTG PRF DEM5                            190.00            40,826.14                32,207.95
GRAND MET DEL L P GTD PFD STOCK                          100.00             2,830.00                 2,850.00
HORNBACH HLDG AG NON VTG PRF DEM5                        450.00            46,515.66                30,104.60
HOUSEHOLD CAPITAL PREFERRED STOCK                        100.00             2,780.75                 2,656.25
KMART FINANCING CONV PREFERRED STOCK                   3,300.00           165,000.00               182,737.50
KRONES AG NON VTG PRF DEM50(VAR)                          65.00            43,890.07                22,129.15
LINCOLN NATL CAP PFD STOCK                               200.00             5,469.90                 5,362.50
LOJAS AMERICANAS S ADR 1 REPR 1000 PREF                  160.00             3,704.85                 1,060.00
MISSION CAP L P GTD MONTHLY INCOME PFD                   300.00             7,841.14                 7,725.00
SECS B %
NEWS CORPORATION PRF AUD0.50                          44,131.00           164,815.07               215,061.05
PETROL BRASILEIROS PREF SHARES NPV (PN)              363,936.00            76,049.91                79,722.75
PWG CAP TRUST PFD STOCK                                  154.00             3,970.16                 3,984.75
RAO GAZPROM ADS-ECH REP 10 RUR10(REG S)                  590.00             9,292.50                12,655.50
RJR NABISCO HLDGS CORP DEPOSITARY SH                     500.00            13,014.14                12,718.75
REPSTG 1/1000 SER B PFD STK
SAP AG NON VTG PREF DEM5                               2,213.00           401,596.88               681,270.51
SOUTHERN CO CP PFD STK                                 1,000.00            24,900.00                25,875.00
SYDNEY HARBOUR CAS PRF AUD1                           24,200.00            28,194.11                24,722.43
TELEBRAS TELEC BRA SPON ADR REP 1000 PRE               3,822.00           168,481.01               398,921.25
TELESP-TEL SAO PAU PREF CR(cents)(REGD)(PN)          366,295.00            96,786.05                96,422.79
TRANSCANADA CAP PREFERRED STOCK                          200.00             5,390.98                 5,300.00
UAL CORP CAP TR I SER T TR ORIGINATED                  2,700.00            93,531.67                95,006.25
13.25% PFD STOCK
UAL CORP DEPOSITARY SH REPSTG 1/100 PFD                2,300.00            77,317.37                80,500.00
SER B
USININAS-USI SD MG ADS-REP 10000 PREF RE               4,524.00            60,078.72                28,840.50
USX MARATHON GROUP 6.50% CONV PFD                        285.00            12,575.31                13,412.81
      TOTAL CORPORATE STOCKS - PREFERRED                                3,605,127.15             4,504,507.37

CORPORATE STOCKS - COMMON
=========================



00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
## ADR CHILLEPTO SPONSOR                              30,000.00           228,750.00               138,742.00
## ADR DISTRIBUIDORA CHILECTRA                         1,137.50            15,242.50                27,868.75
##ADR COMPANIA DE TELEFONOS DE CHILE SA                1,160.00            25,029.08                31,391.92
SPON NAME CHANGED TO ADR COMPANIA DE
TELECOMUNICATIONS DE CHILE SA EFF

##COLUMBIA GAS SYSTEMS N/C TO COLUMBIA                 2,500.00            88,736.30               181,875.00
ENERGY GROUP EFF 1/20/98 SEE SEC
#2189531
##CPC INTL INC COM N/C TO BESTFOODS COM                6,400.00           309,666.37               661,600.00
EFF 1-2-98 SEE SEC#2067021
##CUC INTL INC N/C TO CENDANT CORP EFF                58,950.00         1,101,991.39             1,694,812.50
12-17-97 SEE SEC 2-113736
##CUSTOM CHROM INC N/C TO GLOBAL                         500.00             7,485.98                 6,812.50
MOTORSPORT GROUP INC EFF 8-5-97 SEE
2349249
##ENSEARCH EXPL INC N/C TO EEX CORP EFF                   80.00               782.58                   670.00
12-19-97 SEE SEC 2-289801
##FEDERAL EXPRESS CORP COM N/C TO FDX                 29,800.00           817,138.75             1,998,462.50
CORP EFF 1/27/98 SEE SEC #2316957
##HEALTHCARE COMPARE N/C TO FIRST HEALTH              11,000.00           457,123.00               573,375.00
GROUP SEE 2321137
##IMPERIAL CR MTG HLDGS INC. N/C TO                    9,700.00           173,872.75               171,568.75
IMPAC MORTGAGE HOLDINGS INC. EFF 2-2-98
SEE SEC 2414314
##INTL ALLIANCES SVCS INC NAME CHANGED                 9,200.00            64,666.80               133,400.00
TO CENTURY BUSINESS SERVICES EFF
12/23/97
##MCAFEE ASSOCS INC N/C NETWORK ASSOCS                   150.00             9,256.06                 6,862.50
INC EFF 12-1-97 SEE SEC 2-6093810
##MEDCROSS INC N/C TO I-LINK INC EFF                   2,000.00            18,045.44                14,250.00
DATE 10/14/97 SEE SECURITY #2-409159
##PANAMSAT CORP NAME CHANGE NEW PAS SEE                1,000.00            28,309.34                41,750.00
SEC.#2697334
##REORG/CONNECTIVE THERAPEUTICS INC N/C                2,000.00            14,149.70                 5,750.00
TO CONNETICS CORP EFF 6-3-97 SEE 2197252
##REORG/EASTGRP PPTYS N/C EASTGROUP PPTY               2,600.00            37,877.81                55,900.00
INC EFF 6-6-97
##REORG/TEXAS MRDN RES CP N/C MERIDIAN                   400.00             5,322.61                 4,275.00
RESOURCE CORP EFF 6-29-97 SEE 2559895
##TRAVELERS/AETNA PPTY CAS CORP NAME                     200.00             6,899.12                 7,950.00
CHANGED TO TRAVELERS PPTY CAS CORP EFF
3-7-97 SEE SEC 2-866630

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
##WESTINGHOUSE ELEC CORP N/C CBS CORP                 32,700.00           662,288.72               981,000.00
EFF 12-1-97 SEE SEC 2-096652
#REORG CALIBER SYS INC COM XCHGD FOR FDX              20,200.00         1,016,843.66             1,079,437.50
CORP AT A RATE OF .80 FOR 1 SHARE EFF
1/27/98 SEE SEC #2316957
#REORG CLAIRE TECHNOLOGIES INC COM                       500.00             1,729.00                   105.00
EXCHGD AT A RATE OF .25 PER MAND REVERSE
SPLIT EFF 10-1-97 SEE SEC 2166093
#REORG HERBALIFE INTL INC EXCH HERBALIFE              11,300.00           195,325.38               226,000.00
INTL INC CL A & B RT 3.00 & 2.00 EFF
12-12-97 SEE 2382667 & 2382666
#REORG INTL DAIRY QUEEN INC CL A XCHGD                   100.00             2,719.06                 2,637.50
FOR BERKSHIRE HATHAWAY "B" AT A RATE OF
 .01698236 EFF 1/21/98 SEE SEC #2066527
#REORG PATRIOT AMERN HOSPILITY INC EXCH                  430.00            10,488.55                13,438.00
FOR PATRIOT AMERN HOSP INC/PATRIOT AMERN
HOSPITALITY OPER CO AT A RT OF .51895

#REORG READING & BATES CORP EXCH R & B                 1,200.00            26,407.75                46,050.00
CORP AT RT OF 1.18 PER STK MERGER SEE
SEC 2-753486 EFF 12-31-97
#REORG/AMERICA WEST AIRLINES NEW CL B                  1,900.00            38,006.22                30,281.25
EXCH FOR AMERICA WEST HOLDING CORP CL B
NEW AT A RT OF 1 FOR 1 EFF 12-31-96 SEE

#REORG/BARNETT BK EXCH NATIONSBANK CORP                9,000.43           238,512.41               633,405.26
@ 1.1875 SEE 2608123
#REORG/BEVERLY ENTERPRISES INC EXCH FOR               29,400.00           453,793.03               499,800.00
PHARMERICA INC RT .4551 PER STK MERGER
EFF 12-3-97 SEE SEC 2-712700
#REORG/CENTRAL FIDELITY BANK EXCH FOR                    800.00            21,704.83                38,550.00
WACHOVIA CORP RT .63 PER STK MERGER EFF
12-15-97 SEE 2-893761
#REORG/CHEM BANKING CORP COMMON STOCK                    100.00             3,492.22                 3,375.00
EXCH 1 FOR 1 FOR CHASE MANHATTAN NEW
EFFEC 4/1/96 SEE 2123472
#REORG/CHINA RES DEV INC EXCH FOR CHINA                  200.00             1,469.00                   450.00
RES DEV INC AT RT OF 0.100% EFF 1-16-97
SEE SEC 2-156477
#REORG/COMPUSERVE CORP DEL COM EXCH FOR                  200.00             2,315.06                 2,550.00
WORLDCOM INC GA AT RATE OF .40625 SEE
SEC#2945928
#REORG/COMPUTERVISION CORP EXCH FOR                    2,000.00             7,331.68                 7,250.00
PARAMETRIC TECH @ .0866 EFF 1-12-98
SEE SEC#2698135
#REORG/DOUBLETREE CORP EXCH FOR PROMUS                   500.00            22,118.72                21,968.75
HOTEL CORP AT RT 1.00 EFF 12-19-97 SEE
SEC 2-748053

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
#REORG/FREEPORT MCMORAN INC EXCH IMC                     100.00             3,237.00                 3,150.00
GLOBAL INC COM & WTS EFF 12-22-97 SEE
2409030 2409166
#REORG/FURNITURE BRANDS INTL INC FOR                     336.00               300.00                 4,200.00
CASH @ RATE .0060000 EFF 8-15-97
#REORG/GENERAL MTRS CORP EXCH TO GENERAL                 100.00             6,149.50                 6,700.00
MTRS CORP RT OF 1.00 EFF 12-17-97 SEE
2345151
#REORG/KUSHNER LOCKE CO EXCH FOR KUSHNER               1,667.00            13,842.00                   783.49
LOCKE CO @ 6.00 EFF 9-5-97 SEE 2457512
#REORG/MOSINEE PAPER CORP EXCH WAUSAU                    300.00             7,250.31                 8,925.00
MOSINEE PAPER CORP RT 1.4 EFF 12-18-97
SEE 2-904671
#REORG/ONEOK INC EXCH ONEOK INC AT RT                  9,700.00           243,354.23               357,687.50
1.00 EFF 11-28-97 SEE SEC 2-684779
#REORG/ROYAL DUTCH PETE N.Y. EXCH FOR                    400.00            15,142.50                21,075.00
ROYAL DUTCH PETROLEUM CO @ 4 PER SHR EFF
6-30-97 SEE 2771584
#REORG/SALOMON INC EXCH FOR TRAVELERS                  4,800.00           187,947.46               410,868.00
GROUP INC AT RT 1.695 EFF 12-1-97 SEE
2-866778
#REORG/SAVANNAH FOODS & IND EXCH FOR                     201.00             3,136.85                 3,580.31
IMPERIAL HOLLY CORP @ 1.52830200 SEE
2415120
#REORG/WATSCO CL A EXCH FOR WATSCO COMM                   40.00               986.97                 1,040.00
RT 1 FOR 1 RECLASS 6-16-94 SEE 2904208
#SILVERADO MINES LTD CORP FORWARD SPLIT                9,692.00             5,369.74                 3,028.75
N/C SILVERADO GOLD MINES EFF 5-23-97 SEE
2825398
#UN ELEC CO COM EXCHANGED FOR AMEREN                   4,600.00           166,632.38               183,137.50
CORP. AT A RATE OF 1 FOR 1 EFF 12/31/97
SEE SEC #2014173
#4FRONT SOFTWARE N/C 4FRONT TECHNOLOGIES                 200.00             2,127.29                 1,725.00
EFF 12-31-97 DO NOT USE SEE 2332553
A C MOORE ARTS & CRAFTS INC COM STK                   75,800.00         1,271,908.84             1,137,000.00
AAMES FINL CORP COMMON STOCK                             500.00             7,017.27                 6,750.00
AAR CORP., COMMON STOCK, $1 PAR                       20,700.00           763,519.50               798,243.75
AASCHE TRANS SVCS INC COMMON STOCK                       600.00             3,355.90                 2,178.00
ABACAN RESOURCE CORP COMMON STOCK                      2,000.00             6,054.40                 4,625.00
ABACUS DIRECT CORP COMMON STOCK                        5,000.00           141,975.00               208,750.00
ABACUS MINERALS CORP COMMON STOCK                      5,000.00             5,800.00                 3,200.00
ABB AB SER 'A' SEK5                                   41,400.00           255,986.88               528,156.97

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
ABB AG CHF50 (BR)                                        170.00           153,799.41               226,197.66
ABBEY NATIONAL ORD GBP0.10                            12,430.00            91,658.63               197,903.26
ABBOTT LABORATORIES, COMMON STOCK,                    34,548.27         1,062,753.04             2,245,637.55
NO PAR
ABERCROMBIE & FITCH CO CL A COMMON STOCK              10,800.00           232,080.60               323,325.00
ABN-AMRO HLDGS NV NLG1.25                             27,798.00           259,996.04               529,965.14
ABR INFORMATION SVCS INC COMMON STOCK                  3,800.00           108,183.16                91,200.00
ABRAXAS PETE CORP COMMON STOCK                        54,700.00           673,687.65               875,200.00
ABT BLDG PRODS CORP COMMON STOCK                          90.00             1,619.06                 1,620.00
ACCELR8 TECHNOLOGY CORP COMMON STOCK                     200.00             4,736.69                 4,375.00
ACCLAIM ENTMT INC COMMON STOCK NEW                     1,000.00             4,143.50                 4,062.50
PAR $0.02
ACCOR FF100                                            3,220.00           573,417.57               608,715.24
ACCUSTAFF INC COMMON STOCK                               100.00             2,244.00                 2,956.25
ACNIELSEN CORP COM STK                                    67.00             1,133.50                 1,503.32
ACOM CO JPY50                                          4,600.00           222,529.79               249,057.79
ACTRADE INTERNATIONAL LTD COMMON STOCK                   200.00             4,895.36                 5,737.50
ACUSON, COMMON STOCK                                     100.00             2,819.06                 1,906.25
ACX TECHNOLOGIES INC COMMON STOCK                      9,800.00           176,427.16               262,762.50
ADAC LABS COMMON STOCK NEW                               804.93            15,064.37                16,802.91
ADAPTEC INC., COMMON STOCK                            26,660.00         1,028,434.66             1,319,670.00
ADC TELECOMMUNICATIONS, COMMON STOCK,                    400.00            12,592.88                14,875.00
$.20 PAR
ADECC0 CHF10(BR)                                         491.00            43,683.91               144,644.74
ADOBE SYSTEMS INC., COMMON STOCK                       3,300.00           148,397.34               138,600.00
ADR ABN AMRO HLDG N V                                     10.00               264.71                   191.88
ADR AKZO NOBEL NV SPONORED                               525.00            33,869.88                46,068.75
ADR AO MOSENERGO                                         293.00            15,351.02                 9,577.50
ADR ASIA PULP & PAPER LTD                                500.00             6,839.06                 5,437.50
ADR AXA SA                                               500.00            15,803.90                17,875.00
ADR BAAN COMPANY N.V. COMMON STOCK                        45.00             3,171.38                 1,608.75
ADR BANCO DE SANTANDER                                 1,835.00            34,135.33                54,247.19
ADR BANCO WIESE SPONSORED                                700.00             5,196.46                 3,325.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
ADR BRITISH AIRWAYS PLC AMERICAN                         100.00            11,574.50                 9,150.00
DEPOSITARY RECEIPT 2ND INSTALLMENT
ADR BRITISH STEEL PLC AMERICAN                           500.00            13,785.53                12,000.00
DEPOSITARY RECEIPT
ADR BUENOS AIRES EMBOTELLADORA S A                     2,000.00            26,867.53                 3,041.20
ADR C P POKPHAND LTD                                   6,000.00            62,211.63                30,000.00
ADR CABLE & WIRELESS PUB LTD CO                        1,813.00            40,062.52                48,837.69
SPONSORED
ADR CHINA EASTERN AIRPLANES                              250.00             7,037.09                 4,562.50
ADR CHINA SOUTHN AIRLS LTD 50 SHS CL H                 1,000.00            28,347.86                15,062.50
ISIN US1694091091
ADR CIFRA SA DE CV                                     1,000.00             1,241.67                 1,863.00
ADR CONSORCIO G GRUPO DINA                               200.00               560.10                 1,100.00
ADR DANKA BUSINESS SYS PLC SPONSORED                  35,600.00         1,425,589.16             1,308,300.00
ADR DRIEFONTEIN CONSOLIDATED LTD                       3,000.00            26,214.20                20,062.50
SPONSORED
ADR ELAN PLC                                          28,010.00           457,477.65             1,477,527.50
ADR ELF AQUITAINE SPONSORED                           17,100.00           706,661.09               978,975.00
ADR EMPRESA NACIONAL DE ELECTRICIDAD S A                 400.00             5,567.50                 7,500.00
SPAIN
ADR ERICSSON L.M. TELEPHONE CO., CLASS B             100,530.00         2,794,058.23             4,065,171.88
SER 10 NEW
ADR ESPIRITO SANTO FINL GRP                            2,250.00            41,863.73                45,422.40
ADR FLETCHER CHALLENGE PAPER DIV                         300.00             5,848.47                 3,900.00
SPONSORED
ADR FLETCHER CHALLENGE LIMITED FOREST                     12.00               137.69                   112.50
ADR FREE STATE CONSOLIDATED GOLD MINES                   300.00             1,544.46                 1,218.75
LTD AMERICAN DEPOSITARY RECEIPT
ADR GLAXO WELLCOME PLC SPONSORED                         815.00            25,131.79                37,235.31
ADR GRUPO INDUSTRIAL MASECA S.A DE C.V.                1,000.00            14,487.39                15,312.50
NEW
ADR GRUPO TRIBASA S A DE C V SPONSORED                 1,500.00             7,675.80                 9,187.50
ADR
ADR HITACHI LTD AMERICAN DEPOSITARY                   10,237.00           935,160.21               735,144.56
RECEIPT FOR 10 COMMON STOCK
ADR HONG KONG & CHINA GAS LTD                         12,500.00            27,090.00                22,475.00
ADR HONG KONG TELECOMMUNICATIONS LTD                   1,299.00            23,188.96                24,681.00
SPONSORED

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
ADR IMPERIAL CHEMICAL INDUSTRIES PLC.,                37,200.00         2,420,601.00             2,211,075.00
NEW
ADR ING GROEP N.V.                                       500.00            16,318.54                20,375.00
ADR INSIGNIA SOLUTIONS PLC SPONSORED                  40,000.00           106,575.00                90,000.00
ADR KONINKLIJKE AHOLD NV NEW                           1,622.00            42,791.34                42,983.00
ADR KYOCERA CORP., AMERICAN DEPOSITARY                    46.00             6,046.75                 4,531.00
RECEIPT FOR COMMON
ADR LUCASVARITY PLC SPONSORED                         26,644.00           934,010.81               845,947.00
ADR MAKITA CORP., (NEW)                               28,400.00           376,232.00               326,600.00
ADR MATSUSHITA ELECTRIC INDUSTRIAL CO.,                9,000.00         1,378,200.60             1,395,562.50
LTD., AMERICAN DEPOSITARY RECEIPT FOR
DOLLAR VALIDATED COMMON STOCK
ADR MINAS BUENAVENTURA SPON                            1,600.00            30,638.60                25,800.00
ADR NESTLE SA SPONSORED REPSTG REG SH                    180.00            10,202.75                13,320.00
ADR NISSAN MTR LTD SPONSORED                          29,800.00           371,391.71               270,062.50
ADR NOKIA CORP SPONSORED FINLAND                      76,750.00         5,690,609.62             6,379,843.75
ADR NORSK HYDRO A.S.                                     100.00             4,449.50                 5,181.25
SPONSORED FOR COMMON STOCK
ADR NOVARTIS AG SPONSORED                                100.00             5,423.59                 7,962.50
ADR OIL CO LUKOIL                                      1,864.00           143,563.39               142,130.00
ADR P T TRI POLYTA INDONESIA SPONSORED                 4,800.00            16,314.00                10,200.00
ADR
ADR PERUSAHAAN PERSEROAN PERSERO                       1,500.00            35,225.10                33,562.50
INDONESIAN SATELLITE CORP SPONSORED
ADR PETSEC ENERGY LTD                                 40,800.00           804,583.45               765,000.00
ADR PHILIPS ELECTRONICS N.V.                             400.00            14,391.72                26,800.00
ADR PT TELEKOMUNIKASI INDONESIA                          200.00             3,925.39                 2,925.00
SPONSORED
ADR REPSOL SA                                         13,000.00           410,288.38               560,625.00
SPONSORED
ADR RHONE POULENC S A SPONSORED REPSTG                 2,160.00            64,941.15                96,930.00
1/4 SH SER A
ADR RIO TINTO PLC                                        100.00             5,549.50                 4,900.00
ADR SAVILLE SYSTEMS PLC PAR $0.0025                    5,160.00           166,558.61               173,182.50
ADR SELECT APPOINTMENTS HLDGS PLC                     74,600.00         1,418,743.30             1,436,050.00
ADR SMITHKLINE BEECHAM P L C REPSTG ORD               16,080.00           245,090.50               797,970.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
ADR SONY CORP ., AMERICAN DEPOSITARY                  13,205.00           830,983.93             1,102,617.50
RECEIPT FOR DOLLAR-VALIDATED COMMON
STOCK, BACKED BY ONE SHARE COMMON STOCK
ADR SURGUT NEFTEGAZ                                    2,250.00            17,685.67                18,281.25
ADR TELE DANMARK A/S SPONSORED ADR                       700.00            18,116.65                20,912.50
REPSTG CL B SHS
ADR TELECOM CORP NEW ZEALAND LTD                         400.00            16,635.00                16,400.00
ADR TELEFONICA DE ARGENTINA 10 CL B SHRS                 200.00             5,910.00                 6,612.50
ADR TELEFONOS DE MEX SA                               14,961.00           754,105.26               740,569.50
CV SER L REPSTG SH ORD L
ADR TEVA PHARMACEUTICAL INDS LTD.,                    23,300.00         1,086,744.77             1,153,350.00
ADR TUBOS DE ACERO DE MEXICO S.A. NEW                  1,000.00            11,740.53                22,125.00
ADR UNILEVER N V                                      44,400.00         1,398,361.42             2,577,975.00
N.Y. SHARES 4 GUILDERS PAR
ADR VOLVO AKTIEBOLAGET, CLASS B                          200.00             5,683.66                 5,312.50
ADR YPF SOCIEDAD ANONIMA SPONSORED                       800.00            28,904.65                26,850.00
REPSTG CL D SHS
ADTRAN INC COMMON STOCK                               15,200.00           600,042.80               545,300.00
ADVANCE TISSUE SCIENCE, INC., COMMON                   5,000.00            67,761.00                64,062.50
STOCK
ADVANCED DEPOSITION TECHNOLOGIES INC COM                 300.00             1,506.39                 1,275.00
ADVANCED DIGITAL INFORMATION CORP COM                 54,000.00           736,064.13             1,012,500.00
STK
ADVANCED ENERGY INDS INC COMMON STOCK                 11,700.00           289,112.48               231,075.00
ADVANCED FIBRE COMMUNICATIONS INC COMMON              26,700.00           952,874.94               690,862.50
STOCK
ADVANCED MICRO DEVICES, INC., COMMON                  10,740.00           249,188.92               234,266.25
STOCK, $.01 PAR
ADVANTA CORP., CLASS A COMMON                         17,500.00           590,404.62               498,750.00
ADVANTEST JPY50                                        8,200.00           357,681.16               567,333.98
ADVO, INC., COMMON STOCK                               3,600.00            63,972.00                78,300.00
AEGON NV NLG1                                          9,000.00           277,424.58               767,373.42
AEROQUIP VICKERS INC COMMON STOCK                      1,300.00            39,709.26                66,381.25
AETNA INC COM STK                                     17,299.00         1,154,627.38             1,303,912.13
AFC CABLE SYS INC COM STOCK                            2,625.00            62,212.50                70,218.75
AFFILIATED COMPUTER SVCS INC CL A COMMON              12,900.00           327,808.96               301,537.50
STOCK

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
AFFYMETRIX INC COMMON STOCK                              700.00            14,386.99                24,062.50
AFLAC INC COMMON STOCK                                   258.14             9,725.84                11,906.71
AG SERVICES OF AMERICA COMMON STOCK                      200.00             3,395.15                 3,612.50
AGNICO-EAGLE MINES LTD., CAPITAL STOCK,                1,000.00            17,496.57                 4,750.00
NO PAR
AGOURON PHARMACEUTICALS INC COMMON                    12,400.00           626,082.05               475,850.00
STOCK
AHMANSON, H. F. & CO., COMMON STOCK,                   4,300.00            94,308.42               255,850.00
NO PAR
AHOLD (KON) NV NLG0.50                                 2,039.00            22,757.38                54,361.03
AIR CDA INC CL A NON VTG                                 500.00             4,897.92                 4,437.50
AIR NEW ZEALAND 'B'NPV(NON NZ RESIDENTS)              86,545.00           242,060.27               176,143.15
AIR PRODUCTS AND CHEMICALS, INC.,                      4,900.00           208,971.24               375,768.75
COMMON STOCK, $1 PAR
AIRBORNE FREIGHT CORP., COMMON STOCK,                 13,300.00           860,074.72               847,043.75
$1 PAR
AIRTOUCH COMMUNICATIONS INC COMMON STOCK             148,305.00         4,097,880.41             5,820,971.25
AIRTRAN HLDGS INC COM STK                              6,000.00            62,138.62                30,375.00
AK STL HLDG CORP COM STK PAR $0.01                    13,800.00           273,304.90               271,687.50
AKSYS LTD COMMON STOCK                                 2,500.00            26,415.00                15,937.50
AKZO NOBEL NLG20                                         275.00            25,265.16                48,361.38
AKZO NOBEL NV SPON ADR(CNV 1/2 NLG20)                  3,700.00           226,255.00               324,675.00
ALANCO ENVIRON RES CORP COM STK                        1,000.00             3,215.00                   687.50
ALASKA AIR GROUP INC., COMMON STOCK                    6,700.00           228,516.56               250,412.50
ALBANK FINL CORP COMMON STOCK                          4,080.00            77,418.00               188,700.00
ALBERMARLE CORP COMMON STOCK                          21,100.00           372,830.22               526,181.25
ALBERTO-CULVER CO., CLASS B COMMON STOCK              20,080.00           385,645.94               626,245.00
NO PAR
ALBERTSON'S, INC., COMMON STOCK, $1 PAR               12,317.34           300,138.83               546,581.96
ALCAN ALUM LTD (NEW) COMMON STOCK                     29,350.00           939,989.82               790,615.63
ALCAN ALUMIN COM STK (CAN QUOTE)                       2,130.00            51,633.79                57,310.76
ALCATEL ALST(CGE) FRF40                                1,221.00           115,705.78               153,052.88
ALCATEL ALST(CGE) SPON ADR-REP 1/5 FRF40              17,462.00           404,664.83               432,184.50
ALDIA INC COMMON STOCK                                 2,400.00            13,870.78                10,950.00
ALLEANZA ASSICURAZ DI RISP ITL500(NON CN              88,000.00           562,817.46               430,057.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
ALLEGHENY TELEDYNE INC COM STK                         7,812.00           132,866.95               201,159.00
ALLEGIANCE CORP COMMON STOCK                              40.00               705.12                 1,267.50
ALLERGAN INC COM STOCK                                 2,900.00            79,607.78                98,237.50
ALLIANZ AG DEM5(REGD)(VINKULIERT) DEM                    750.00           114,816.82               177,948.81
ALLIED SIGNAL INC., COMMON STOCK                      44,075.31         1,249,788.39             1,636,295.88
ALLIED WASTE INDS INC COMMON STOCK NEW                51,870.00           837,499.37             1,134,656.25
$0.01 @ PAR
ALLMERICA FINL CORP COMMON STOCK                      11,300.00           389,373.52               548,050.00
ALLSTATE CORP COMMON STOCK                            19,464.00           599,221.81             1,671,471.00
ALLTEL CORP., COMMON STOCK                             8,300.00           253,409.78               329,925.00
ALPHA BETA TECHNOLOGY INC COMMON STOCK                 5,000.00            32,303.62                14,687.50
ALPHA MICROSYSTEMS, COMMON STOCK, NO PAR                 600.00             1,055.75                   693.72
ALPINE GROUP INC., COMMON STOCK,                         200.00             3,098.41                 3,912.50
$0.10 PAR
ALPS ELECTRIC CO JPY50                                 4,000.00            47,183.11                42,311.46
ALTA GOLD CO., CAPITAL STOCK                           2,000.00             7,880.00                 3,250.00
ALTAIR INTL INC NEW COM STK                            4,000.00            30,216.00                55,750.00
ALTEON INC COMMON STOCK                                  500.00             2,036.04                 2,843.75
ALTERA CORP COMMON STOCK                                 497.00            14,081.51                23,265.81
ALTERNATIVE LIVING SVCS INC COMMON STOCK              48,700.00           633,100.00             1,296,637.50
ALUMAX INCORPORATED COMMON STOCK                      48,300.00         1,666,512.27             1,518,431.00
ALUMINUM CO. OF AMERICA, COMMON STOCK,                28,850.00         1,031,767.96             1,940,162.50
$1 PAR
ALZA CORP COMMON STOCK                                 3,800.00           112,224.11               101,412.50
AMADA CO Y50                                           9,000.00            95,609.99                45,202.74
AMBAC FINANCIAL GROUP COMMON STK                      25,000.00           531,919.58             1,003,125.00
AMERADA HESS CORP., COMMON STOCK, $1 PAR              43,000.00         1,999,111.08             2,408,000.00
AMERCO COMMON STOCK                                      200.00             6,101.71                 5,650.00
AMERICA ON-LINE COMMON STOCK                             300.00            23,518.06                22,650.00
AMERICAN BANKERS INSURANCE GROUP INC.,                 6,400.00           220,967.00               259,200.00
COMMON STOCK
AMERICAN BUSINESS PRODS INC GA COMMON                  1,009.31            20,666.71                20,943.18
STOCK
AMERICAN CAP STRATEGIES LTD COM STK                   65,000.00           975,000.00             1,202,500.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
AMERICAN DIGITAL COMMUNICATION INC COM                25,000.00             3,868.30                 5,000.00
AMERICAN DISP SVCS INC COMMON STOCK                   25,840.00           789,962.24               920,550.00
AMERICAN EAGLE OUTFITTERS INC COM                      3,300.00            82,875.54               110,962.50
AMERICAN ELECTRIC POWER CO., INC.,                     8,400.00           284,568.64               416,325.00
COMMON STOCK, $6.50 PAR
AMERICAN EXPRESS CO., COMMON STOCK, $.60              47,000.00         1,215,109.84             3,707,125.00
PAR
AMERICAN GENERAL CORP., COMMON STOCK                  26,415.00           869,445.22             1,423,108.13
$1.50 PAR
AMERICAN GREETINGS CORP., CLASS A,                     3,400.00            80,820.39               124,950.00
COMMON STOCK, $1 PAR
AMERICAN HOME PRODUCTS CORP.,                         29,101.74         1,124,329.22             2,033,484.08
COMMON STOCK, $.33 1/3 PAR
AMERICAN HOMEPATIENT INC COM                           7,000.00           175,273.00               143,500.00
AMERICAN INTERNATIONAL GROUP, INC.                    47,077.63         2,272,253.52             4,746,013.58
COMMON STOCK, $2.50 PAR
AMERICAN ITALIAN PASTA CO CL A COM STK                25,030.00           513,854.71               591,333.75
AMERICAN ONCOLOGY RESOURCES                           18,800.00           409,330.00               256,150.00
COMMON STOCK
AMERICAN POWER CONVERSION CORP COMMON                 33,800.00           550,737.03             1,026,675.00
STOCK
AMERICAN RADIO SYS CORP CL A COMMON                      100.00             2,955.00                 4,975.00
STOCK
AMERICAN REAL ESTATE PARTNERS L P RT PUR                  60.00                28.08                     0.96
DEPOSITARY UNIT & PFD CONV PIK 5% EXP
09-11-97
AMERICAN SOFTWARE INC., CLASS A COMMON                   600.00             7,188.82                 5,550.00
STOCK
AMERICAN STORES CO., COMMON STOCK, $1                 12,401.44           152,799.44               245,703.53
PAR
AMERICAN WATER WORKS CO., INC., COMMON                   409.26             8,631.83                11,740.65
STOCK, $2.50 PAR
AMERICAN WILD WOODLAND GINSENG CORP                  140,500.00           281,353.61               285,215.00
AMERICREDIT CORP COMMON STOCK                         13,100.00           429,535.90               361,887.50
AMERIPATH INC COM STK                                 75,000.00         1,200,000.00             1,256,250.00
AMERITECH CORP COMMON STOCK                           24,797.00           974,195.36             1,910,918.81
AMERITRADE HLDG CORP CL A COMMON STOCK                 1,200.00            34,941.43                40,200.00
AMERUS LIFE HLDGS INC COMMON STOCK                     1,900.00            60,422.47                61,750.00
AMES DEPT STORES INC COM NEW PAR $0.01                 9,100.00           118,768.29               154,700.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
AMGEN INC COMMON STOCK                                13,690.00           550,966.22               699,901.25
AMMONIA HOLD INC COMMON STOCK                            500.00             1,417.75                 1,250.00
AMOCO CORP., COMMON STOCK                             34,000.00         1,880,558.55             3,060,000.00
AMOY PROPERTIES HKD1                                 500,000.00           530,411.99               430,125.61
AMP INC., COMMON STOCK, NO PAR                         9,836.00           305,248.22               427,251.25
AMPEX CORP                                               500.00             3,696.93                 1,281.50
AMR CORP., COMMON STOCK,                              19,625.00         1,657,712.92             2,378,304.69
$1 PAR
AMRESCO INC COMMON STOCK                              74,270.00         1,649,574.23             2,079,560.00
AMX CORP COM STK                                         300.00             2,577.83                 1,950.00
AMYLIN PHARMACEUTICALS INC COMMON STK                 17,340.00           148,623.16               117,045.00
ANADARKO PETROLEUM CORP, COMMON STOCK                  2,700.00           180,380.80               175,500.00
ANALOG DEVICES, INC., COMMON STOCK,                    1,600.00            47,584.67                50,200.00
$.16 2/3 PAR
ANALOGIC CORP., COMMON STOCK, $.05 PAR                   301.69             8,489.44                11,313.38
ANCHOR GAMING COM STK                                 17,906.00         1,541,016.21             1,423,527.00
ANDREW CORP., COMMON STOCK, $1 PAR                     4,150.00            54,530.19               109,975.00
ANDRX CORP COMMON STOCK                                1,000.00            34,157.32                38,875.00
ANERGEN INC COMMON STOCK                               1,000.00             5,768.46                 2,500.00
ANGELICA CORP., COMMON STOCK, $1 PAR                   2,400.00            47,874.00                51,600.00
ANHEUSER-BUSCH COMPANIES INCORPORATED                 22,000.00           578,421.30               950,125.00
COMMON STOCK $1.00 PAR VALUE
ANICOM INC COMMON STOCK                                  500.00             8,396.02                 8,812.50
AON CORP COMMON STOCK                                  7,500.00           284,278.11               397,031.25
APACHE CORP., COMMON STOCK, $1.25 PAR                 34,501.91         1,097,473.86             1,267,945.19
APEX PC SOLUTIONS INC COMMON STOCK                     6,500.00           208,148.13               143,000.00
APOGEE ENTERPRISES INC., COMMON STOCK                  5,300.00           130,147.48               117,262.50
$.33-1/3 PAR
APPLE COMPUTER, INC., COMMON STOCK                    13,173.00           353,641.65               233,820.75
APPLE SOUTH INC COMMON STOCK                             400.00             5,170.33                 7,350.00
APPLIED ANALYTICAL INDS INC COMMON STOCK              26,860.00           575,504.01               332,392.50
APPLIED INDL TECHNOLOGIES INC                            150.00             2,931.50                 4,237.50
COMMON STOCK
APPLIED MAGNETICS CORP., COMMON STOCK,                 2,800.00            59,652.85                47,250.00
$.10 PAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
APPLIED MATERIALS, INC., COMMON STOCK,                25,360.00           619,106.56               836,880.00
$.01 PAR
APPLIED POWER INC CLASS A COMMON STOCK                16,120.00         1,094,124.98               983,320.00
APPLIX INC COMMON STOCK                                1,200.00            13,129.38                 6,675.00
APTARGROUP INC COMMON STOCK $0.01 PAR                  4,500.00           166,080.70               256,500.00
AQUARION COMPANY COMMON STOCK                          1,800.00            54,936.00                54,675.00
ARAKIS ENERGY CORP COM                                 2,400.00            12,314.77                 7,050.00
ARAMEX INTERNATIONAL LTD COMMON STOCK                    500.00             6,327.90                 7,437.50
ARCHER-DANIELS-MIDLAND CO., COMMON STOCK              63,746.00           942,027.05             1,362,570.75
NO PAR
ARGENTARIA CORP BC ESP500                                985.00            42,153.56                61,098.07
ARGENTARIA CORP BC SPON ADR REP 1/2 COM               16,000.00           332,069.23               484,000.00
ARGOS ORD GBP0.10 5/7                                 11,044.00            65,189.49               115,363.41
ARGUSS HLDGS INC COM STK                               1,000.00            14,600.37                12,500.00
ARMCO INC., COMMON STOCK,                             25,000.00           153,297.90               132,812.50
$5 PAR
ARMSTRONG WORLD INDUSTRIES, INC.,                     20,800.00         1,421,146.51             1,433,900.00
COMMON STOCK, $1 PAR
ARVIN INDUSTRIES, INC., COMMON STOCK,                  3,700.00           128,843.25               127,650.00
$2.50 PAR
ASAHI BREWERIES Y50                                   59,000.00           722,151.87               827,502.45
ASANTE TECHNOLOGIES INC COMMON STOCK                   2,000.00            11,076.49                 9,562.40
ASARCO INC., COMMON STOCK, NO PAR                      3,110.36            88,039.27                77,370.21
ASCEND COMMUNICATIONS INC COMMON STOCK                 8,793.00           341,699.87               219,275.44
ASDA GROUP ORD 25P                                    36,140.00            31,117.17                97,270.02
ASHANTI GOLDFIELDS CO LTD SHS ISIN#                      288.00             6,136.00                 2,232.00
GH000890232
ASHANTI GOLDFIELDS-GDR                                   205.00             3,592.76                 1,473.44
ASHLAND INC COM                                        3,958.05           147,862.04               184,791.46
ASIA PACIFIC FUND INC COMMON STOCK                       300.00             2,545.01                 2,456.25
ASM LITHOGRAPHY HL NLG0.25                             8,700.00           182,892.81               543,750.00
ASM LITHOGRAPHY HLDG NV COM STK                           30.00             3,252.00                 1,875.00
ASPECT DEV INC COMMON STOCK                           18,760.00           592,984.69               799,645.00
ASS GEN DE FRANCE FRF30(BR)                              893.00            27,622.78                50,825.87
ASSICUR GENERALI ITL2000                               3,000.00            68,874.89                67,272.36

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
ASTEA INTL INC COM STK                                   147.00             1,319.43                   339.94
ASTORIA FINL CORP COMMON STOCK                        23,390.00           646,271.83             1,289,373.75
ASTRA AB SER 'A' SEK1.25                              75,333.00           872,177.74             1,307,424.17
ASTRA AB SER 'B' SEK1.25                              16,333.00           159,600.26               272,886.54
ASYST TECHNOLOGIES INC COM STK                           352.00             5,528.84                10,846.00
AT & T CORP COM STK                                   98,306.73         3,373,516.82             5,492,888.54
ATC COMMUNICATIONS GROUP INC COMMON                    2,000.00             8,146.02                 4,500.00
STOCK
ATC ENVIRONMENTAL INC. COMMON STOCK                      200.00             2,253.99                 2,250.00
$0.01 PAR
ATL ULTRASOUND INC COM STK                            16,630.00           572,264.52               715,090.00
ATLANTIC COAST AIRLS INC COMMON STOCK                  1,340.00            30,850.91                31,322.50
ATLANTIC RICHFIELD CO., COMMON STOCK                  29,735.00         1,719,692.96             2,423,402.50
$2.50 PAR
ATLAS AIR INC COMMON STOCK                             1,771.00            45,720.51                46,710.13
ATLAS COPCO AB SER'B'SEK5                              3,090.00            36,714.13                94,849.11
ATMEL CORP COMMON STOCK                                1,600.00            41,442.55                35,900.00
ATMOS ENERGY CORP COMMON STOCK                           300.00             7,929.88                 7,968.75
ATRIX LABS INC COMMON STOCK                            5,330.00            40,804.51                78,617.50
AU BON PAIN., INC., CLASS A                            1,000.00             6,453.24                 9,125.00
AUGUSTA GOLD CORPORATION                               8,000.00             6,009.10                 1,360.00
AULT INC COMMON STOCK N.P.                               300.00             3,022.02                 2,062.50
AURA SYSTEMS INC COMMON STOCK @ $0.0005               10,000.00            50,352.50                37,187.00
AUSPEX SYS INC COMMON STOCK                               50.00             1,093.07                   559.38
AUST & NZ BANK GRP AUD1                               71,463.00           445,637.69               490,942.92
AUST GAS LIGHT CO AUD1                                 9,258.00            30,343.54                62,397.82
AUTODESK INC., COMMON STOCK                           33,100.00           966,610.44             1,272,281.25
AUTOIMMUNE INC COMMON STOCK                            1,500.00            15,387.34                 4,406.25
AUTOMATIC DATA PROCESSING, INC.,                      13,100.00           338,889.69               736,875.00
COMMON STOCK, $.10 PAR
AUTOZONE INC COMMON STOCK                              7,025.00           182,073.39               210,750.00
AVATEX CORP COMMON STOCK                               1,500.00            23,213.24                 2,625.00
AVERY DENNISON CORP COMMON STOCK                       4,600.00            81,013.54               192,625.00
AVID TECHNOLOGY INC COMMON STOCK                      10,500.00           312,610.57               307,125.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
AVON PRODUCTS, INC., COMMON STOCK,                    35,900.00         1,672,108.40             2,075,468.75
$0.50 PAR
AVONDALE INDUSTRIES COMMON STOCK                       3,900.00            74,178.00               110,662.50
AXA UAP FRF60                                          3,866.00           244,579.93               280,546.87
AZCO MNG INC DEL COMMON STOCK                          2,000.00             1,977.60                 2,125.00
B A T INTL INC COM STK                                 5,000.00             2,151.24                 1,500.00
BAAN CO NV NLG0.01                                     1,123.00            75,073.13                80,668.23
BAAN CO NV NLG0.06                                       690.00            31,944.86                49,335.00
BAKER HUGHES INC., COMMON STOCK                       24,900.27           846,255.06             1,042,698.81
BALL CORP., COMMON STOCK, $2.50 PAR                   13,300.00           471,364.07               512,050.00
BALLARD PWR SYS INC COMMON STOCK                         600.00            32,061.80                31,050.00
BALLY'S TOTAL FITNESS HLDG CORP                       34,290.00           417,551.43               638,651.25
BALOISE-HLDGS CHF10 (REGD)                               350.00           369,479.50               623,553.34
BALTIMORE GAS AND ELECTRIC CO.,                        6,550.00           153,665.68               201,003.13
COMMON STOCK, NO PAR
BANC ONE CORP COMMON STOCK NO PAR                     62,066.03         2,680,541.50             3,188,642.29
BANCA QUADRUM S A SPONSORED ADR                        3,000.00            11,011.17                11,625.00
BANK OF NEW YORK CO., INC., COMMON                    17,000.00           357,687.51               913,750.00
STOCK, $7.50 PAR
BANK OF SCOTLAND STK 25P                              70,600.00           259,084.51               598,305.08
BANK UNITED CORP CL A COMMON STOCK                    28,890.00           696,802.66             1,213,380.00
BANKAMERICA CORP., COMMON STOCK, $1.5625              88,388.00         2,878,102.64             6,452,324.00
PAR
BANKBOSTON CORP COM STK                                6,500.00           261,276.62               579,312.50
BANKERS TRUST NEW YORK CORP.,                          4,450.00           308,989.85               527,603.13
COMMON STOCK, $10 PAR
BARD, C. R., INC., CAPITAL STOCK,                      2,600.00            68,046.06                77,837.50
$.25 PAR
BARNES & NOBLE COMMON STOCK                              300.00             9,235.80                 9,281.25
BARNES GROUP INC., COMMON STOCK, $1 PAR                4,300.00           112,855.20               112,337.50
BARRETT BUSINESS SVCS INC COMMON STOCK                   300.00             5,105.25                 3,600.00
BARRICK GOLD CORP                                     18,098.00           504,657.93               299,748.13
BASIN EXPL INC COMMON STOCK                              100.00               652.91                 1,850.00
BATTLE MOUNTAIN GOLD COMPANY                          11,850.00            96,440.81                59,990.63
COMMON STOCK, $.10 PAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
BAUSCH & LOMB, INC., COMMON STOCK,                    22,500.00           772,132.22               891,562.50
$1 PAR
BAXTER INTL INC COMMON STOCK                          12,700.00           382,890.26               642,937.50
BAY APT CMNTYS INC COMMON STOCK                          154.00             4,974.20                 6,150.45
BAY NETWORKS INC COM                                  13,000.00           500,219.62               390,812.50
BAYER AG DEM5                                         14,110.00           336,329.14               522,130.39
BAYER HYPO/WECH BK DEM5                                2,437.00            75,829.58               105,695.21
BAYER VEREINSBK DEM5                                   1,302.00            72,445.82                77,322.05
BCA COMM ITALIANA ITL1000                              8,000.00            16,704.48                22,916.00
BCAM INTL INC COM                                      1,000.00             1,697.09                 1,125.00
BCE INC COMMON STOCK                                  98,500.00         1,737,091.97             2,985,781.25
BCO BILBAO VIZCAYA ESP260                              1,740.00            34,358.66                52,564.63
BCO DE GALICIA BUE SPON ADR(REP 4 ORD 'B               1,278.00            24,934.46                30,033.00
BCO FRANCES RIO PL SPN ADR-REP 3 ORD SHS               1,192.00            25,033.80                32,108.90
BCO LATINOAMERICAN CLASS'E'COM NPV                       388.00            19,059.53                15,762.50
BCO POPULAR ESP ESP125                                 1,210.00            38,968.84                77,082.98
BCO SANTANDER SA ESP250 (REGD)                        20,511.00           350,534.78               620,315.90
BCO TOTTA & ACORES PTE1000(REGD)                       6,000.00           100,071.92               113,201.27
BECTON, DICKINSON AND CO., COMMON STOCK,               5,500.00           127,657.27               283,593.75
$1 PAR
BELDEN INC COM STK                                       100.00             3,462.00                 3,312.50
BELL ATLANTIC CORP., COMMON STOCK,                    46,108.85         2,522,688.89             4,115,214.86
BELL SPORTS CORP COMMON STOCK                            600.00             5,774.99                 5,025.00
BELLSOUTH CORP., COMMON STOCK                         44,300.00         1,292,409.34             2,425,425.00
BELO A.H. CORPORATION CL A COMMON STK                 12,500.00           547,630.48               616,406.25
BEMA GOLD CORP., COMMON STOCK                          8,000.00            44,668.50                15,500.00
BEMIS CO., INC., COMMON STOCK, $10 PAR                 2,400.00            59,020.06               101,100.00
BENCHMARK ELECTRONICS INC COMMON STOCK                   200.00             5,204.00                 5,625.00
$0.10 PAR
BENEFICIAL CORP., COMMON STOCK, $1 PAR                14,700.00           974,500.23             1,141,087.50
BERGESEN DY ASA 'A'NOK2.50                             1,240.00            26,051.21                31,639.03
BERJAYA SPORTS MYR1                                   17,000.00            24,271.35                37,252.94
BERKSHIRE HATHAWAY INC CL B COMMON STOCK                   5.00             5,600.00                 7,540.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
BERKSHIRE REALTY INC. COMMON STOCK                     1,073.59            11,882.91                12,212.09
BETHLEHEM STEEL CORP., COMMON STOCK, $8                5,000.00            73,951.77                51,250.00
PAR
BG ORD 1 2/15P                                        10,473.00            36,134.11                50,111.74
BIG FLOWER PRESS HLDGS INC COM STK                       300.00             6,801.44                 6,581.25
BILFINGER & BERGER DEM5                                1,180.00            59,961.97                43,417.52
BILLING INFORMATION CONCEPTS CORP COM                 21,700.00           728,381.31               965,650.00
STK
BINDLEY WESTERN INDUSTRIES, INC.,                      5,300.00            82,321.53               162,975.00
COMMON STOCK, $1 PAR
BIOCONTROL TECHNOLOGY INC COMMON STOCK                   700.00             1,412.95                   175.00
BIOFIELD CORP COMMON STOCK                               300.00             4,681.65                 1,200.00
BIOGEN INC., COMMON STOCK                              2,000.00            62,479.32                70,000.00
BIOJECT MED TECHNOLOGIES INC COMMON                    1,000.00               708.46                 1,531.20
STOCK
BIOMET INC., COMMON STOCK                              5,000.00            68,566.45               119,375.00
BIONX IMPLANTS INC COMMON STOCK                          100.00             2,106.56                 2,100.00
BIRMINGHAM STEEL CORP., COMMON STOCK                     300.00             5,077.57                 4,593.75
BJ SVCS CO COMMON STOCK                                9,972.00           673,290.18               716,114.25
BK AUSTRIA AG ATS100 PTG CERT(RFD1/12/97               6,660.00           187,875.16               171,675.76
BLACK & DECKER CORP., COMMON STOCK,                    4,601.68           119,044.13               169,111.74
$.50 PAR
BLIMPIE INTL INC COM STK                               1,700.00             9,801.32                 7,543.75
BLOCK, H. & R., INC., COMMON STOCK, NO                 4,600.00           137,953.27               188,600.00
PAR
BLONDER TONGUE LABORATORIES INC COM STK                  200.00             2,834.53                 2,850.00
BLOUNT INTL INC CL A COM                                 101.54             3,504.50                 5,134.12
BLUEGREEN CORP COM                                     6,960.00            31,615.56                31,320.00
BLYTH INDS INC COMMON STOCK                           23,850.00           619,368.90               612,646.88
BMC SOFTWARE INC COMMON STOCK                            100.00             4,474.50                 6,487.50
BOC GROUP ORD 25P                                     35,000.00           655,342.08               557,249.72
BOEING CO., CAPITAL STOCK, $5 PAR                     54,255.24         1,536,956.47             2,882,309.63
BOISE CASCADE CORP., COMMON STOCK, $2.50              20,800.00           685,245.42               700,700.00
PAR
BOMBARDIER INC CLASS'B'SUB VTG NPV CAD                17,000.00            97,157.66               352,313.04

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
BORAL AUD0.50                                        156,767.00           404,283.00               396,892.06
BORDERS GROUP INC COM STK                             53,430.00           489,685.86             1,526,094.38
BORG WARNER AUTOMOTIVE, INC., COMMON                     100.00             3,292.50                 4,712.50
STOCK
BOSTON BEER INC CL A COMMON STOCK                      1,800.00            17,498.52                17,100.00
BOSTON CHICKEN INC COM STK                               100.00             1,386.08                   803.10
BOSTON COMMUNICATIONS GROUP INC COMMON                50,800.00           705,657.75               476,250.00
STOCK
BOSTON EDISON CO., COMMON STOCK, $5 PAR               14,400.00           344,674.87               504,000.00
BOSTON SCIENTIFIC CORP COMMON STOCK                    9,235.00           307,100.21               417,306.56
BOWATER INC., COMMON STOCK                            26,200.00         1,057,740.05             1,175,725.00
BOWNE & CO., INC., COMMON STOCK,                       8,300.00           195,271.42               316,956.25
$1 PAR
BOX HILL SYS CORP COM STK                             57,300.00         1,124,587.02               669,693.75
BPB INDUSTRIES ORD 50P                                65,000.00           359,281.90               371,247.09
BRAMBLES INDS LTD A(cents)0.50                         1,000.00            18,562.20                19,163.84
BRASS EAGLE INC COM STK                               -6,130.00                 0.00               -72,027.50
BRASSIE GOLF CORP COMMON STOCK                           500.00               603.00                   205.00
BRC HLDGS INC COM STK                                    250.00             9,649.42                10,312.50
BRE PROPERTIES INC CLASS A COMMON STOCK                  500.00            12,869.35                14,375.00
BRE-X MINERALS LTD COM STK                             2,000.00               175.73                     8.00
BREED TECHNOLOGIES INC COMMON STOCK                      202.54             5,387.85                 4,088.78
BRIDGESTONE CORP Y50                                  10,000.00           117,051.22               217,042.12
BRIGGS & STRATTON CORP., CAPITAL                       1,100.00            28,929.77                56,237.50
STOCK, $3 PAR
BRIGHTPOINT INC COM                                    7,800.00           169,790.40               125,287.50
BRISTOL MYERS SQUIBB CO COMMON STOCK                  72,335.91         3,212,816.70             6,772,449.57
BRISTOL TECHNOLOGY SYS INC COM STK                     3,000.00            15,171.00                10,875.00
BRIT PETROLEUM CO ORD GBP0.25                          7,760.00            44,308.60               105,900.19
BRITISH AEROSPACE ORD GBP0.10                         20,000.00           537,179.23               544,529.43
BROKEN HILL PTY ADR(CNV TO 2 ORD AUD1                 10,500.00           208,647.59               191,625.00
BROKEN HILL PTY AUD1                                  40,697.00           592,606.92               373,985.23
BROWN-FORMAN INC., CLASS B, NON-VOTING                 3,100.00            90,013.07               159,262.50
COMMON STOCK, $.30 PAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
BROWNING-FERRIS INDUSTRIES, INC.,                     19,400.00           550,559.21               692,337.50
COMMON STOCK, $.16 2/3 PAR
BRUNSWICK CORP., COMMON STOCK                          4,400.00            78,901.86               147,125.00
NO PAR
BRYLANE INC COMMON STOCK                              25,780.00         1,191,859.36             1,334,115.00
BTR ORD 25P                                          120,313.00           659,504.97               416,556.95
BUCKEYE TECHNOLOGIES INC COM STK                      18,760.00           441,985.60               821,922.50
BUCKLE INC COMMON STOCK                                3,000.00            61,155.00                98,625.00
BUDERUS AG DEM50                                          55.00            28,943.12                26,566.88
BUILDING MATLS HLDG CORP COM STK                         100.00             1,258.05                 1,125.00
BUNZL ORD 25P                                         92,935.00           338,828.30               355,430.89
BURLINGTON INDS INC COMMON STOCK NEW                  36,000.00           434,975.70               522,000.00
BURLINGTON NORTHN SANTA FE CORP COM                    6,925.00           353,764.75               633,637.50
BURLINGTON RESOURCES INC COMMON STOCK                  7,787.00           314,806.55               346,521.50
BURNHAM PACIFIC PPTYS (STATE OF INCORP                 1,000.00            10,349.77                14,312.50
CHANGED FROM CALIF TO MARYLND CUSIP WILL
REMAIN THE SAME)
BURZYNSKI RESEARCH INSTITUTE INC.,                    10,000.00             5,239.00                   900.00
COMMON STOCK
C A NAC TELEFONOS SPON ADR-REP 7 CL'D'SH                 800.00            18,400.00                31,600.00
C H ROBINSON WORLDWIDE INC COM STK                    37,580.00           783,854.32               789,180.00
C&D TECHNOLOGIES INC COM STK                           1,700.00            64,278.19                78,518.75
C-CUBE MICROSYSTEMS INC COM STK PAR                      400.00            12,065.27                 8,475.00
$0.001
CABLE & WIRELESS ORD GBP0.25                          23,590.00           175,666.53               213,825.86
CABLE & WIRELESS SPON ADR-REP 3 ORD 25P                8,000.00           193,079.15               215,496.00
CABLETRON SYSTEMS INC COMMON STOCK                     7,536.00           217,462.57               173,328.00
CABOT OIL & GAS CORP CL A                             10,100.00           219,943.66               209,575.00
CADBURY SCHWEPPES ORD GBP0.25                         81,130.00           745,850.62               840,633.31
CALIFORNIA AMPLIFIER INC COMMON STOCK                    300.00             1,240.37                   975.00
$0.01 PAR
CALIFORNIA INDPT BANCORP COM                             200.00             5,482.48                 4,600.00
CALLAWAY GOLF CO COMMON STOCK                            900.00            25,336.99                28,687.50
CAMBRIDGE NEUROSCIENCE RESH INC COMMON                 3,000.00             7,840.50                 6,375.00
STOCK
CAMPBELL SOUP CO COM                                  20,852.60           466,447.86             1,167,745.60

                                   -576-

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
CANADA SOUTHERN PETROLEUM LTD., CAPITAL                1,000.00             6,472.68                 8,875.00
STOCK, $1 PAR
CANADIAN PAC LTD NEW COMMON STOCK                     40,300.00           494,279.21             1,140,993.75
CANAL PLUS FRF20                                         300.00            70,756.90                52,189.82
CANANDAIGUA WINE INC CL A COM STK                      7,700.00           218,641.50               368,637.50
CANNODALE CORP COMMON STOCK                            6,800.00           123,740.33               141,525.00
CANON INC JPY50                                       33,000.00           592,562.07               796,395.69
CANYON RESOURCES CORP COMMON STOCK                     5,000.00             9,177.80                 5,937.50
$0.01 PAR
CAPITAL ONE FINANCIAL COMMON STOCK                     6,500.00           300,647.46               294,531.25
CAPITAL RE CORP COMMON STOCK                           3,200.00           140,992.00               179,400.00
CAPSTAR HOTEL CO COMMON STOCK                         29,930.00         1,028,145.25             1,120,504.38
CARADON ORD GBP0.27 7/9                               25,632.00           149,706.82                81,187.72
CARDINAL HEALTH INC                                    4,800.00           278,111.23               363,600.00
CARDIOVASCULAR DYNAMICS INC COMMON STOCK                  40.00               229.34                   220.00
CARIBINER INTL INC COM STK PAR $0.01                  20,500.00           583,217.19               869,968.75
CARING PRODS INTL INC COM STK                            125.00             2,285.40                   328.13
CARLISLE COMPANIES INC COMMON STOCK                    7,500.00           317,020.72               318,750.00
$1.00 PAR
CAROLINA POWER & LIGHT CO., COMMON                     6,800.00           189,706.27               254,150.00
STOCK, NO PAR
CARPENTER TECHNOLOGY CORP., COMMON STOCK              15,850.00           813,387.13               746,931.25
$5 PAR
CARREFOUR FF100                                          187.00            46,769.88               100,065.72
CARTER HOLT HARVEY NPV                                 7,700.00            12,080.55                11,160.11
CASCADE NATURAL GAS CORP., COMMON                      1,500.00            23,589.06                25,500.00
STOCK, $1 PAR
CASE CORP COMMON STOCK                                 3,300.00           153,086.49               204,600.00
CASELLA WASTE SYS INC CL A COM STK                    23,070.00           464,661.22               467,167.50
CASMYN CORP COMMON STOCK                                 200.00             1,443.09                   918.74
CASTELLE COM                                             115.00               652.84                   431.25
CATELLUS DEV CORP COMMON STOCK                           200.00             3,877.51                 3,700.00
CATERPILLAR INC., COMMON STOCK, NO PAR                50,093.21         1,114,403.69             2,401,343.25
CATO CORP CLASS A NEW COMMON STOCK                     9,700.00            83,201.75                89,725.00
CDI CORP., COMMON STOCK, $.10 PAR                        100.00             2,667.50                 4,137.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
CELLPRO INC COMMON STOCK                                 800.00             9,458.42                 2,174.40
CELLSTAR CORP COMMON STOCK                             9,100.00           419,942.25               235,462.50
CELLULAR TECHNICAL SVCS INC COMMON STK                 3,150.00            27,075.85                 8,662.50
CELLULARVISION USA INC COMMON STOCK                      800.00             7,322.39                 5,800.00
CEMEX SA 'B'NPV                                        5,075.00            44,022.66                25,095.30
CEMEX SA PTG CERT NPV (REP 1'A' SHS)                   4,000.00            21,300.68                17,294.93
CENTENNIAL TECHNOLOGIES INC COMMON STOCK               1,750.00            32,395.02                 3,062.50
CENTEX CONSTR PRODS INC COM STK PAR                    4,900.00           103,495.00               150,062.50
$0.01
CENTEX CORP. COMMON STOCK, $.25 PAR                    1,300.00            32,303.36                82,387.50
CENTIGRAM COMMUNICATIONS CORP COMMON                   3,500.00            63,507.50                57,093.75
STOCK
CENTOCOR, COMMON STOCK                                   200.00             6,897.50                 8,700.00
CENTRAL AND SOUTH WEST CORP., COMMON                  59,500.00         1,266,526.48             1,487,500.00
STOCK, $3.50 PAR
CENTRAL GARDEN & PET CO COMMON STOCK                  48,800.00         1,165,080.20             1,384,700.00
CENTRAL HUDSON GAS & ELECTRIC CORP.,                   4,000.00           105,100.00               154,000.00
COMMON STOCK, NO PAR
CENTRAL MAINE POWER CO., COMMON STOCK,                 7,100.00            92,810.40               100,287.50
$5 PAR
CENTRAL NEWSPAPER INC CL A COM STOCK                   3,300.00           202,494.42               226,875.00
CENTRAL VERMONT PUBLIC SERVICE CORP.,                    517.46             5,805.08                 7,179.76
COMMON STOCK, $6 PAR
CENTRICA ORD GBP0.05                                  11,870.00            17,681.69                17,198.84
CENTROS COM PRYCA ESP100                               1,927.00            25,150.84                31,012.91
CENTURY COMMUNICATION CORP., CLASS A,                 59,800.00           420,098.47               418,600.00
COMMON STOCK
CENTURY TELEPHONE ENTERPRISES, INC.,                     400.00            12,807.26                18,425.00
COMMON STOCK, $1 PAR
CEPHALON INC COM                                         400.00             4,677.72                 4,050.00
CERIDIAN CORP COMMON STOCK                             3,400.00           107,366.08               149,175.00
CERPROBE CORP COMMON STOCK $.05 PAR                      300.00             6,688.23                 5,362.50
CERVECERIAS UNIDAS ADS(CNV INTO 5 COM SH                 821.00            19,088.25                22,167.00
CHAMPION INTERNATIONAL CORP.,                         28,300.00         1,209,724.92             1,515,818.75
COMMON STOCK, $.50 PAR
CHARMING SHOPPES, INC., COMMON STOCK,                  4,700.00            46,795.32                23,058.20
$.10 PAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
CHART INDS, INC., COMMON STOCK                         3,900.00            97,539.00                90,187.50
CHASE MANHATTAN CORP NEW COM                          47,707.26         3,529,674.35             5,182,201.12
CHECKERS DRIVE-IN RESTAURANTS INC                      2,080.00             2,741.94                 2,274.90
COMMON STOCK
CHELSEA GCA REALTY INC COM                            12,200.00           365,899.97               463,600.00
CHEMED CORP., CAPITAL STOCK, $1 PAR                    3,300.00           136,253.70               129,112.50
CHEUNG KONG(HLDGS) HKD0.50                            60,000.00           661,006.82               423,010.75
CHEVRON CORP., COMMON STOCK                           47,241.51         1,999,792.30             3,788,178.58
CHICAGO MINIATURE LAMP INC COMMON STOCK               24,650.00           764,839.39               835,018.75
CHILGENER SA ADS REPR 68 SHS NPV                         842.00            22,426.61                21,050.00
CHINA CLIPPER GOLD MINES LTD COMMON                    3,000.00             3,530.00                 1,440.00
STOCK
CHINA LIGHT&POWER HKD5                                 7,000.00            33,200.28                35,315.58
CHOICEPOINT INC COMMON STK                                10.00               277.20                   350.63
CHRISTIANA COMPANIES, INC., COMMON STOCK                 133.00             4,528.65                 4,987.50
$1 PAR
CHROMAVISION MED SYS INC COMMON STOCK                     60.00               357.50                   592.50
CHRYSLER CORP COMMON STOCK                            57,233.60         1,510,378.26             1,963,827.90
CHS ELECTRONICS INC COMMON STOCK NEW                  47,250.00           739,553.08               891,843.75
CHUBB CORP, COMMON STOCK, $1 PAR                      25,700.00           969,358.58             1,823,093.75
CHUDENKO CORP JPY50                                      600.00            21,497.56                13,163.57
CHURCH & DWIGHT CO., INC., COMMON STOCK,               5,300.00           142,985.00               155,687.50
NO PAR
CIBER INC COMMON STOCK                                 8,300.00           365,173.00               365,200.00
CIE DE ST-GOBAIN FRF100                                  947.00           112,756.28               128,652.57
CIENA CORPORATION COMMON STOCK                        23,100.00         1,032,768.73             1,247,400.00
CIFRA SA DE CV 'A'NPV                                 42,807.00                 0.00                83,419.04
CIFRA SA DE CV 'C'NPV                                350,000.00           564,161.98               663,297.00
CIFRA SA DE CV ADR(CNV INTO 1 ORD SER'V'               3,217.00             9,034.00                 6,594.85
CIGNA CORP., COMMON STOCK,                             3,300.00           255,570.32               551,925.00
CINCINNATI MILACRON INC., COMMON STOCK,                1,800.00            37,580.32                53,212.50
$1 PAR
CINEPLEX ODEON CORP., COMMON STOCK,                    5,000.00            10,825.25                 5,937.50
NO PAR
CINERGY CORP COMMON STOCK                              7,062.00           168,902.54               251,583.75

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
CINTAS CORP., COMMON STOCK                                60.00             2,149.50                 2,332.50
CIRCUIT CITY STORES, INC., COMMON STOCK,               4,400.00            97,506.08               144,375.00
$1 PAR
CIRCUS CIRCUS ENTERPRISES INC., COMMON                   600.00            14,775.77                12,375.00
STOCK
CIRRUS LOGIC INC COMMON STOCK                          1,250.00            19,134.04                16,562.50
CISCO SYS INC COMMON STOCK                           110,059.00         5,630,372.07             9,492,588.75
CIT GROUP INC CL A COM STK                            11,800.00           318,600.00               358,425.00
CITFED BANCORP INC COMMON STOCK                        1,650.00            38,797.00                83,531.25
CITIC PACIFIC HKD0.40                                104,000.00           236,631.33               414,369.43
CITICORP, COMMON STOCK $4 PAR                         66,554.45         4,680,069.97             7,982,374.35
CITIZEN WATCH CO Y50                                   7,000.00            59,292.75                44,152.79
CITIZENS BANKING CORP.,                                  300.00             8,082.66                 8,775.00
COMMON STOCK, $10 PAR
CITIZENS UTILS CO DEL SER B COM                          846.00             9,801.96                 8,195.63
CITRIX SYS INC COMMON STOCK                           11,800.00           396,556.04               845,175.00
CITY DEVELOPMENTS SGD0.50                              3,000.00            28,725.21                14,787.60
CITYSCAPE FINANCIAL CORP COMMON STOCK                  1,700.00             9,497.97                 3,081.25
CKE RESTAURANTS INC COM STK                           39,030.00         1,331,126.57             1,466,064.38
CLAIRE'S STORES INC COMMON STOCK                      43,400.00           582,725.62               981,925.00
CLAYTON HOMES INC., COMMON STOCK                         750.60            10,032.31                12,337.99
CLEAR CHANNEL COMMUNICATIONS, INC.,                    4,400.00           299,706.02               298,100.00
COMMON STOCK, $.10 PAR
CLEVELAND CLIFFS INC., COMMON STOCK                    1,800.00            77,436.00                77,625.00
CLIFFS DRILLING CO., COMMON STOCK                        800.00            45,131.08                44,400.00
CLOROX CO., COMMON STOCK, $1 PAR                       4,827.55           135,072.47               374,738.57
CLOTHESTIME INC., COMMON STOCK, $.01 PAR              10,000.00             1,079.00                     0.00
FILED CH 11 EFF 12-8-95
CMAC INVT CORP COM                                    18,740.00         1,058,779.25               973,308.75
CMNWLTH BK OF AUST AUD2                                6,235.00            58,442.16                74,024.76
CNA SURETY CORP COMMON STOCK                           4,100.00            72,344.50                59,450.00
CNB BANCSHARES INC COMMON STOCK NO PAR                   800.00            32,878.50                33,300.00
CNS INC COMMON STOCK                                     200.00             3,224.00                 1,575.00
COACH USA INC COMMON STOCK                            52,800.00         1,314,923.39             1,471,800.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
COAST DENTAL SVCS INC COMMON STOCK                    19,330.00           505,670.14               468,752.50
COASTAL CORP., COMMON STOCK, $.33 1/3                  4,750.00           139,996.28               278,171.88
PAR
COASTCAST CORP COMMON STOCK                            5,300.00            85,387.61                74,531.25
COCA COLA CO., COMMON STOCK, NO PAR                  118,215.48         3,415,264.25             7,388,467.50
COCA COLA ENTERPRISES, INC., COMMON                    9,229.72           191,538.13               282,083.32
STOCK
COEUR D ALENE MINES CORP IDAHO COM                     2,200.00            34,156.68                18,975.00
STOCK, $1 PAR
COGNIZANT CORP COMMON STOCK                            7,670.00           232,928.79               328,851.25
COHERENT COMMUNICATIONS SYS CORP COMMON               28,970.00           891,751.77               794,864.38
STOCK
COHERENT, INC., COMMON STOCK, $.50 PAR                   100.00             4,431.50                 3,750.00
COHU INC COMMON STOCK $1.00 PAR                        1,000.00            17,941.12                35,500.00
COLGATE-PALMOLIVE CO., COMMON STOCK,                  42,300.00         2,195,804.11             2,826,168.75
$1 PAR
COLONIAL BANCGROUP INC COMMON                          2,000.00            34,145.00                60,750.00
COLONIAL LTD AUD0.50 (STAPLED)                         5,000.00            12,992.86                13,753.46
COLONIAL PROP TR SH BEN INT                           20,900.00           524,142.30               599,568.75
COLUMBIA / HCA HEALTHCARE CORP COM                    68,038.43         2,051,942.53             2,007,133.69
COLUMBUS ENERGY CORP COMMON STOCK                        200.00             1,696.67                 1,725.00
$0.20 PAR
COMCAST CORP., CLASS A SPECIAL COMMON                 15,625.00           313,358.03               437,500.00
STOCK
COMERICA, INC., COMMON STOCK, $5 PAR                   4,700.00           189,977.52               400,381.25
COMMERCE BANCORP INC N J COMMON STOCK                  2,835.00            64,685.25               118,892.81
PAR $1.5625
COMMERCE BANCSHARES, INC., COMMON                      3,465.00           178,612.50               215,696.25
STOCK, $10 PAR
COMMERCE GROUP CORP COM                                1,000.00             2,706.00                 1,437.50
COMMERCE GROUP INC MASS COMMON STOCK                   2,400.00            76,848.00                75,300.00
COMMERCIAL METALS CO., COMMON STOCK,                   1,700.00            53,616.30                55,993.75
$5 PAR
COMMERZBANK AG DEM5                                    1,310.00            35,248.02                45,527.11
COMMONWEALTH ENERGY SYSTEMS, COMMON                    3,000.00            55,717.50                85,687.50
SHARES OF BENEFICIAL INTEREST, $4 PAR
COMMONWEALTH TEL ENTERPRISES INC NEW COM               3,000.00            76,417.80                87,000.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
COMPAQ COMPUTER CORP., COMMON STOCK                  173,537.00         6,787,075.66            10,835,216.45
COMPARATOR SYSTEMS CORP NEW                           10,000.00             5,239.00                   100.00
COMPASS BANCSHARES INC COMMON STOCK                    8,100.00           290,368.93               324,000.00
COMPASS GROUP ORD ORD 5P                               9,000.00            52,468.77               107,052.60
COMPLETE BUSINESS SOLUTIONS INC COMMON                 2,500.00            83,175.00                85,000.00
STOCK
COMPUCOM SYS INC COMMON                               58,060.00           601,694.57               595,115.00
COMPUSA INC COMMON STOCK                                 540.00            19,478.53                19,743.75
COMPUTER ASSOCIATES INTERNATIONAL, INC.,              72,115.50         2,117,785.43             3,754,513.22
COMMON STOCK, $.10 PAR
COMPUTER LEARNING CENTERS INC COMMON                   5,300.00           245,054.39               292,162.50
STOCK
COMPUTER PRODUCTS, INC., COMMON STOCK,                   120.00             3,546.93                 2,377.50
$.01 PAR
COMPUTER SCIENCES CORP., COMMON STOCK,                 3,400.00           162,038.21               269,237.50
$1 PAR
COMPUTRON SOFTWARE INC COMMON STOCK                      514.00             3,734.40                 1,223.32
COMPUWARE CORP COMMON                                    100.00             3,055.75                 3,493.75
COMSHARE, INC., COMMON STOCK, $1 PAR                   2,340.00            35,961.06                13,601.25
COMSTOCK RES INC COMMON STOCK                         18,700.00           205,979.60               245,437.50
CONAGRA INC., COMMON STOCK $5 PAR                     21,100.00           322,848.86               758,281.25
CONCENTRA MANAGED CARE INC COM STK                    16,056.00           395,945.05               543,897.00
CONCURRENT COMPUTER CORP NEW COMMON                   18,250.00            58,873.88                52,468.75
STOCK NEW
CONS CIGAR HOLDNGS INC COMMON STOCK                   15,960.00           462,073.92               439,897.50
CONSECO INC., COMMON STOCK                            57,200.00         1,883,458.44             2,663,375.00
CONSOLIDATED EDISON CO. OF NEW YORK,                  10,500.00           293,779.16               396,375.00
INC., COMMON STOCK $10 PAR
CONSOLIDATED FREIGHTWAYS CORP COM STK                 16,700.00           264,009.82               260,937.50
PAR $0.01
CONSOLIDATED GRAPHICS                                  3,000.00           108,066.00               143,437.50
CONSOLIDATED NATURAL GAS CO., COMMON                   4,300.00           186,740.35               259,612.50
STOCK, $8 PAR
CONSOLIDATED PAPERS, INC., CAPITAL                     7,200.00           377,172.00               387,900.00
STOCK, $12.50 PAR
CONSOLIDATION CAP CORP COM STK                        35,900.00           718,000.00               738,193.75

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
CONSUMERS WATER CO., COMMON STOCK,                       217.49             3,940.85                 4,084.72
$1 PAR
CONTINENTAL AIRLINES INC CL B                             55.00             1,843.88                 2,505.94
CONTINENTAL CAN INC DEL COMMON STK                     3,700.00            57,090.00                81,400.00
CONTINENTAL HOMES HLDG CORP COMMON STK                 6,700.00           186,059.00               218,168.75
COOPER CAMERON CORP                                   24,600.00         1,085,652.81             1,499,062.50
COOPER INDUSTRIES, INC., COMMON STOCK                  5,500.00           232,438.52               283,937.50
$5 PAR
COOPER TIRE & RUBBER CO., COMMON STOCK,                3,500.00            75,829.11                78,312.50
NO PAR
COORS, ADOLPH, CO., CLASS B, NON-VOTING,               1,700.00            33,398.22                61,200.00
COMMON STOCK, NO PAR
COPART INC COM STK                                       650.00            10,965.84                11,334.38
COPYTELE INC., COMMON STOCK,                           8,800.00            47,291.33                31,350.00
CORAM HEALTHCARE CORP COM                             20,000.00            73,400.00                75,000.00
CORE LABORATORIES COMMON STOCK                        18,900.00           680,400.00               685,125.00
CORESTAFF INC COMMON STOCK                            23,200.00           720,007.72               623,500.00
CORESTATES FINANCIAL CORP., COMMON                     9,000.00           305,950.73               695,812.50
STOCK, $1 PAR
CORNERSTONE IMAGING INC COMMON STOCK                     500.00             2,501.79                 2,312.50
CORNING INC COMMON STOCK                              24,400.00           643,352.40             1,035,475.00
CORPORATE EXPRESS INC COMMON STOCK                       700.00            10,507.63                10,937.50
CORRIENTE RES INC COMMON STOCK N.P.                    1,000.00            11,996.39                 1,270.00
CORT BUSINESS SVCS CORP COMMON STOCK                   1,500.00            55,796.25                49,968.75
COST PLUS INC CALIF COMMON STOCK                      33,400.00           684,429.68             1,106,375.00
COSTCO COMPANIES INC COMMON STOCK                     11,000.00           233,079.68               487,437.50
COTT CORP QUE COMMON STOCK                               150.00             1,477.94                 1,481.25
COTTON VY RES CORP COM STK                             3,000.00            14,403.00                10,500.00
COULTER PHARMACEUTICAL INC COMMON STOCK               46,500.00           720,750.00               912,562.50
COUNTRY STAR RESTAURANTS INC COMMON                    1,000.00             4,456.00                    62.50
STOCK
COUNTRYWIDE CREDIT INDUSTRIES, INC.,                   6,558.80           203,162.22               268,500.88
COMMON STOCK, $.05 PAR
COVENTRY CORP COMMON STOCK                            31,980.00           491,962.18               477,701.25
COVER-ALL TECHNOLOGIES INC COM STK                     2,400.00            11,066.95                 9,600.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
COX RADIO INC COMMON STOCK                             3,300.00           109,791.00               111,787.50
CPI CORP., COMMON STOCK                                2,300.00            56,683.50                42,837.50
CRACKER BARREL OLD COUNTRY STORE, INC.,                  100.00             3,331.56                 3,200.00
COMMON STOCK, $.50 PAR
CRANE CO., COMMON STOCK, $6.25 PAR                     2,025.00            37,095.01                85,303.13
CRANEFIELD INTL INC CL C COM STK ISIN                  1,000.00             1,570.00                   600.00
CA22445R1073
CREDENCE SYS CORP COM                                 10,215.00           274,482.42               273,889.69
CREDICORP COM USD5 (NEW YORK EXCH)                       720.00            14,115.88                13,140.00
CREDIT COMMERCIAL FF25                                   749.00            38,640.67                44,393.55
CREDIT LOCAL DE FR FRF100(PRIME FIDEL.98                 415.00            35,416.20                43,092.60
CREDIT SAISON CO JPY50                                19,900.00           402,120.64               498,961.80
CREDIT SUISSE GRP CHF20(REGD)                            500.00            49,184.52                73,121.98
CREDITANSTALT-BANK PTG CERTS ATS500                        1.00               188.06                   152.25
CREDITO ITALIANO ITL500                               46,194.00            75,134.51               126,441.72
CRESCENT REAL ESTATE EQUITIES TRUST                      200.00             8,145.33                 7,700.00
TEXAS COM STK
CROMPTON & KNOWLES CORP., COMMON STOCK,               68,600.00         1,605,501.32             1,817,900.00
$5 PAR
CROWN CORK & SEAL CO., INC., COMMON                    5,700.00           219,360.52               278,231.25
STOCK, $5 PAR
CRYOLIFE INC COMMON STOCK                              1,100.00            12,711.42                16,018.75
CSF(THOMSON) FRF20                                     7,515.00           230,242.87               217,425.74
CSG SYS INTL INC COMMON STOCK                         17,550.00           780,986.81               649,350.00
CSM NV CVA(NON EXCH)NLG1                               2,785.00           107,031.76               117,258.73
CSX CORP., COMMON STOCK, $1 PAR                        9,716.00           326,384.31               508,268.25
CTB INTL CORP COM STK                                    200.00             3,462.83                 3,325.00
CTG RES INC COM STK                                    3,500.00            83,570.00                84,437.50
CTS CORP., COMMON STOCK, NO PAR                          600.00            18,488.11                20,400.00
CULLEN/FROST BANKERS, INC., COMMON STOCK               4,500.00           165,786.36               239,062.50
$5 PAR
CUMMINS ENGINE CO., INC., COMMON                       1,700.00            62,028.04               109,437.50
STOCK, $2.50 PAR
CURTIS MATHES HLDG CORP COMMON STOCK                   9,700.00             8,518.41                 9,700.00
CVS CORP COM STK                                      35,000.00         1,869,229.87             2,323,125.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
CYBERMEDIA INC COMMON STOCK                            6,900.00            93,871.73               155,250.00
CYBERONICS INC COMMON STOCK                           66,100.00         1,066,542.57               743,625.00
CYCLE & CARRIAGE SGD1                                 49,000.00           521,084.96               207,685.79
CYCLOPSS MED SYS INC COM NEW                           3,000.00             6,527.90                 7,500.00
CYMER INC COMMON STOCK                                 2,914.00            95,547.77                55,912.38
CYPRESS SEMICONDUCTOR CORP., COMMON                      800.00            10,450.61                 8,750.00
STOCK
CYPRUS AMAX MINERALS CO COM STK                       43,150.00           990,626.39               790,184.38
D R HORTON INC COMMON STOCK                              200.00             3,438.12                 3,562.50
DAI-TOKYO FI & MAR Y50                                90,000.00           671,885.34               345,543.58
DAIFUKU Y50                                            3,000.00            37,029.12                18,570.03
DAIICHI PHARM CO JPY50                                 9,000.00           134,478.29               107,894.22
DAINIPPON SCREEN Y50                                   9,000.00            59,417.35                52,818.81
DAIWA HOUSE IND CO 50                                 12,000.00           187,636.38                96,846.23
DALECO RESOURCES CORP COM                             40,000.00             8,548.53                 8,748.00
DALLAS SEMICONDUCTOR COMMON STOCK                        100.00             3,674.50                 4,887.50
DANA CORP., COMMON STOCK $1 PAR                        4,700.00           112,794.80               219,725.00
DANIEL INDUSTRIES, INC. DELAWARE, COMMON              21,980.86           438,036.20               408,019.71
STOCK, $5 PAR
DANONE (BSN) FRF10                                     2,651.00           409,966.51               423,014.00
DAO HENG BANK GRP USD0.50                             19,000.00            64,641.08                44,978.85
DARDEN RESTAURANTS INC COM                             7,302.72            68,409.20                86,719.80
DATA GENERAL CORP., COMMON STOCK, $.01                40,500.00           742,157.04               726,468.75
PAR
DATAWATCH CORP COMMON STOCK                              500.00             1,512.78                 1,312.50
DATUM INC., COMMON STOCK, $.25 PAR                       200.00             6,188.12                 3,775.00
DAVE & BUSTERS INC COM                                   525.00             7,563.37                13,781.25
DAVOX CORP COMMON STOCK                                2,100.00            73,500.00                69,300.00
DAYTON-HUDSON CORP., COMMON STOCK, $1                 67,600.00         2,708,401.95             4,491,175.00
PAR
DBT ONLINE INC COM                                       200.00             6,338.12                 5,150.00
DDI CORP JPY5000                                          77.00           631,818.43               235,298.73
DEAN FOODS CO., COMMON STOCK, $1 PAR                  10,700.00           334,027.75               568,437.50
DEERE & CO., COMMON STOCK, $1 PAR                     38,401.14           649,234.48             2,104,862.49

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
DELL COMPUTER CORP COMMON STOCK                       87,889.00         5,263,198.90             7,399,155.19
DELPHI FINL GROUP INC CL A                             4,692.00           117,182.00               188,266.50
DELTA AIR LINES, INC., COMMON STOCK,                   3,330.00           228,912.71               371,086.88
$3 PAR
DELTIC TIMBER CORP COM STK                             1,700.00            44,021.50                48,875.00
DELUXE CORP., COMMON STOCK                             3,700.00           132,318.23               130,656.25
DEN DANSKE BANK AS DKK100                                510.00            30,444.03                60,537.96
DENSO CORP JPY50                                      12,000.00           228,995.76               219,079.33
DEUTSCHE BANK AG DEM5                                 19,205.00         1,101,301.24             1,231,445.70
DEUTSCHE TELEKOM DEM5                                  3,383.00            73,952.50                68,567.20
DEV BK SINGAPORE SGD1(ALIEN MKT)                      25,000.00           298,774.47               235,471.41
DEVON ENERGY CORP., COMMON STOCK, $.10                 3,300.00           141,656.79               128,287.50
PAR
DEXIA (CRE CO HLDG NPV                                   304.00            28,722.22                35,546.03
DEXIA FRANCE FRF100                                    2,625.00           226,709.80               272,573.67
DEXIA FRANCE FRF100(PRIME FIDEL'99)(REGD                 270.00            21,978.74                28,036.15
DEXTER CORP., COMMON STOCK, $1 PAR                     8,400.00           218,758.12               334,425.00
DIACRIN INC COMMON STOCK                                 200.00             2,253.99                 2,200.00
DIAGEO ORD GBP0.25                                    21,740.00           168,515.91               196,690.70
DIAL CORP (NEW) COM STK                               41,000.00           715,589.87               794,375.00
DIAMETRICS MEDICAL INC COM STK                           792.00             7,317.52                 4,554.00
DIAMOND MULTIMEDIA SYS INC COMMON STOCK                1,000.00            12,293.19                 9,875.00
DIAMOND OFFSHORE DRILLING INC COMMON                     114.00             5,985.63                 5,685.75
STOCK
DIGI INTL INC COMMON STOCK                               100.00             2,924.50                 1,943.75
DIGITAL EQUIPMENT CORP., COMMON STOCK                 59,350.00         2,450,642.54             2,922,987.50
$1 PAR
DIGITAL MICROWAVE CORP COMMON STOCK                   13,400.00           334,005.05               211,050.00
DIGITAL RECORDERS INC COM STK                            600.00             3,906.25                 2,400.00
DIGITAL VIDEO SYS INC CL B WT EXP                     13,300.00             9,330.47                 4,987.50
5-9-2001
DII GROUP INC COMMON STOCK                            16,570.00           469,625.52               370,753.75
DILLARDS INC CL A COMMON STOCK                        37,500.00         1,051,409.14             1,371,093.75
DIME BANCORP INC NEW COMMON STOCK                     56,900.00           698,373.08             1,379,825.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
DISCREET LOGIC INC COMMON STOCK                       38,140.00           834,261.47               724,660.00
DISNEYLAND SA, EURO SHS DEP RECEIPTS                   2,000.00             5,250.00                 2,696.00
ISIN# FR0009317670
CINS#F26387112
DOLE FOOD INC COMMON STOCK                            16,000.00           623,884.80               790,000.00
DOLLAR GENERAL CORP., COMMON STOCK,                    1,193.00            24,686.15                44,886.63
$.50 PAR
DOLLAR TREE STORES INC COMMON STOCK                   19,390.00           651,343.33               807,108.75
DOMINICAN CIGAR CORP COM                              10,500.00            26,075.00                 2,730.00
DOMINION RESOURCES INC., VA., COMMON                   8,350.00           301,470.07               324,606.25
DONNA KARAN INTL INC COMMON STOCK                        200.00             2,260.66                 2,362.60
DONNELLEY, R. R., & SONS CO.,                         52,000.00         1,388,786.43             1,833,000.00
COMMON STOCK, $1.25 PAR
DOVER CORP., COMMON STOCK $1 PAR                       5,045.00           136,385.02               338,330.31
DOW CHEMICAL CO., COMMON STOCK,                       26,150.00         1,570,282.87             2,582,312.50
$2.50 PAR
DOW JONES & CO., INC., COMMON STOCK,                  24,300.00           900,599.99             1,228,668.75
$1 PAR
DQE INC., COMMON STOCK                                   300.00             8,998.56                 9,956.25
DRESS BARN INC., COMMON STOCK                         10,800.00           160,317.36               278,100.00
DRESSER INDUSTRIES INC., COMMON STOCK,                 7,800.00           167,532.98               291,525.00
$.25 PAR
DRIL-QUIP INC COMMON STOCK                            22,860.00           688,134.07               684,371.25
DRY DAIRY INTL INC COM STK                            40,000.00             2,728.70                 4,320.00
DSC COMMUNICATIONS CORP., COMMON STOCK                 8,000.00           153,555.00               180,500.00
DSP COMMUNICATIONS INC COMMON STOCK                   14,500.00           251,148.30               232,000.00
DSP GROUP INC COMMON STOCK                             1,000.00            10,520.00                32,750.00
DSP TECHNOLOGY INC COMMON STOCK NO PAR                   400.00             4,267.06                 4,400.00
DTE ENERGY CO COMMON STOCK                             6,500.00           180,565.35               213,281.25
DU PONT, E. I. DE NEMOURS & CO., COMMON               51,410.55         1,568,607.47             3,113,551.43
STOCK, $5 PAR
DUCOMMUN INC., COMMON STOCK, $2 PAR                    3,386.00           117,482.18               109,833.38
DUKE ENERGY CORP COMMON STK                           16,197.00           490,159.90               842,244.00
DUKE RLTY INVTS INC NEW COMMON STOCK                   1,074.00            23,540.58                24,702.00
DUN & BRADSTREET CORP., COMMON STOCK, $1               7,800.00           164,935.60               218,400.00
PAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
DURA PHARMACEUTICALS, INC., COMMON STOCK                 300.00            12,570.89                13,162.50
DURAMED PHARAMACEUTICALS INC., COMMON                  5,720.00            34,617.01                25,025.00
STOCK
DYCAM INC COM STK                                      5,000.00             2,964.00                 3,150.00
DYCOM INDUSTRIES INC, COMMON STOCK,                    1,400.00            34,109.39                31,500.00
$.33 1/3 PAR
DYNAGEN INC COMMON STOCK                               2,000.00             1,063.28                   812.40
DYNAMIC MATERIALS CORP (DELAWARE) EFF                    300.00             2,947.62                 2,512.50
8-15-97
E G & G, INC., COMMON STOCK, $1 PAR                    2,521.00            49,506.98                49,474.63
EAGLE HARDWARE & GARDEN INC COMMON STK                   500.00            10,170.34                 8,500.00
EARTH SCIENCES INC COMMON STOCK $0.01                    400.00             1,491.92                 1,252.00
PAR
EARTHGRAINS CO COM                                    13,200.00           392,785.50               570,900.00
EAST JAPAN RAILWAY JPY50000                               26.00           130,193.29               118,158.67
EASTERN ENTERPRISES COMMON STOCK                       5,400.00           170,459.83               217,350.00
EASTMAN CHEMICAL CO COMMON STOCK                      17,525.00           935,886.12             1,058,071.88
EASTMAN KODAK CO., COMMON STOCK,                      17,069.24           929,444.68             1,034,822.68
$2.50 PAR
EATON CORP., COMMON STOCK,                             3,500.00           159,901.46               330,531.25
$.50 PAR
EAUX(CIE GENERALE) FRF100                              2,950.00           329,880.58               389,772.08
ECHELON INTL CORP COM STK                                 33.00               484.66                   705.38
ECHLIN INC., COMMON STOCK, $1 PAR                      2,800.00            69,276.17                88,725.00
ECHO BAY MINES LTD., COMMON STOCK, $1.20               7,900.00            70,782.20                18,268.75
PAR
ECHOCATH INC CL A                                      1,000.00             4,072.09                 3,687.50
ECHOSTAR COMMON STOCK                                  2,242.00            35,654.59                40,075.75
ECOLAB INC COMMON STOCK                                2,900.00            64,189.93               147,900.00
EDELEBROCK CORP COMMON STOCK                             200.00             4,225.05                 3,200.00
EDISON INTL COM                                       45,621.86           830,689.02             1,223,236.12
EDUCATION MGMT CORP COMMON STOCK                      19,930.00           520,088.49               497,004.38
EDWARDS J D & CO COMMON STOCK                          6,700.00           223,160.55               229,475.00
EFTC CORP COM STK                                        500.00             7,027.13                 7,437.50
EINSTEIN NOAH BAGEL CORP COMMON STOCK                  1,000.00             7,831.98                 7,375.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
EL MISTI GOLD LTD COMMON STOCK                         5,000.00            18,250.00                19,000.00
ELBIT SYSTEMS LTD                                      1,000.00            12,969.15                 7,750.00
ELECTROCOMPONENTS ORD GBP0.10                         10,000.00            54,024.10                70,340.67
ELECTROGLAS INC COMMON STOCK                             500.00            11,401.51                 9,500.00
ELECTROLUX 'B'FREE SWKR25                              2,040.00            90,188.68               160,642.40
ELECTRONIC DATA SYS CORP NEW COM                      25,218.00           960,109.21               958,284.00
ELECTRONIC FOR IMAGING INC COMMON                        100.00             4,994.06                 4,825.00
STOCK
ELF AQUITAINE FRF50                                      990.00            71,785.29               114,873.51
ELF AQUITAINE SPON ADR(CNV 1/2 ORD FRF50               8,030.00           284,206.93               459,717.50
ELRON ELECTR INDS LTD ORD                                400.00             4,334.05                 5,900.00
ELSEVIER NV NLG0.10 (AMSTERDAM LISTING)               24,282.00           248,716.06               410,410.32
EMBREX INC. COMMON STOCK                                 200.00             1,587.28                 1,150.00
EMC CORP., MASS., COMMON STOCK                        23,350.00           294,143.00               707,797.00
EMERGING MEXICO FUND INC COMMON STOCK                    700.00             5,762.33                 6,693.75
EMERSON ELECTRIC CO., COMMON STOCK, $1                19,800.00           590,365.93             1,089,000.00
PAR
EMP NAC ELECTRICID ADS REPR 30 COM NPV                 1,667.00            39,961.96                30,942.85
EMPLOYEE SOLUTIONS INC COMMON STOCK                    1,200.00             6,990.00                 6,600.00
EN POINTE TECHNOLOGIES INC COMMON STOCK                  300.00             7,167.68                 4,687.50
ENAMELON INC COMMON STOCK                                100.00             1,849.50                 1,687.50
ENCAD INC COMMON STOCK                                   200.00             6,337.53                 7,725.00
ENCORE MED CORP COM STK                                  200.00               936.29                   862.50
ENCORE WIRE CORP COMMON STOCK                          6,950.00           212,265.50               238,906.25
ENDESA SA ESP200(REGD)                                 4,664.00            59,459.99                87,728.55
ENDOCARE INC COM                                      14,000.00            52,228.00                57,750.00
ENDOSONICS CORP COMMON STOCK                           1,000.00            11,237.52                11,750.00
ENERSIS SA SPON ADR REP 50 COM SHS NPV                   883.00            23,419.60                26,379.63
ENGELHARD CORP., COMMON STOCK,                         6,450.00            94,306.93               114,890.63
ENGLISH CHINA CLAY ORD GBP0.25                       164,418.00           865,136.85               714,692.25
ENI ADS REPR 10 ORD ITL1000                            6,000.00           287,185.71               348,372.00
ENI ITL1000(REGD)                                     96,284.00           524,934.88               561,919.00
ENOVA CORP COM                                        16,900.00           408,951.00               439,400.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
ENRON CORP., COMMON STOCK, $.10 PAR                   13,700.00           391,517.02               530,875.00
ENSCO INTL INC COMMON STOCK                              800.00            25,385.24                28,600.00
ENTERGY CORP NEW COMMON STOCK                         36,200.00           973,621.46               941,200.00
ENTERTAINMENT TECHNOLOGIES & PROGRAMS                224,989.00           184,375.33                77,328.72
INC COM STK
ENZO BIOCHEM, INC., COMMON STOCK, $.01                 1,608.00            29,672.95                26,029.50
PAR
EQUIFAX INC., COMMON STOCK, $2.50 PAR                  6,700.00           213,693.18               228,637.50
EQUITABLE RESOURCES INC.,                             37,600.00         1,094,725.43             1,217,300.00
COMMON STOCK
EQUITY CORPORATION INTL COMMON STOCK                   7,400.00           156,260.50               158,175.00
EQUITY RESIDENTIAL PPTYS TR SH BEN INT                   200.00             8,554.73                10,000.00
COM STK
ERICSSON(LM)TEL SEK2.50 SER'B'                         7,000.00           288,739.34               285,584.77
ESC MEDICAL SYS LTD COMMON STOCK                      32,810.00         1,098,260.82             1,177,058.75
ESSELTE 'B' FREE SWKR12.5                                950.00            14,480.51                19,625.05
ESTERLINE TECHNOLOGIES CORP COMMON STK                 2,400.00            77,127.84                84,900.00
ETHAN ALLEN INTERIORS INC., COMMON STOCK              38,600.00         1,292,224.00             1,486,100.00
EUROGAS INC COMMON STOCK                               1,100.00             6,375.91                 4,191.00
EVANS, BOB FARM INC., COMMON STOCK, NO                   200.00             3,604.27                 4,000.00
PAR
EVEREST REINS HLDGS INC COM STK                       98,820.00         2,349,218.57             3,748,983.75
EVERGREEN RES INC COMMON STOCK NO PAR                    170.00             3,035.58                 2,698.75
EVI CORP COMMON STOCK                                     85.00             5,632.81                 4,372.19
EXABYTE CORP COMMON STOCK                                800.00            11,906.72                 7,800.00
EXCITE INC COMMON STOCK                               19,500.00           549,235.42               500,292.00
EXECUTIVE RISK INC COMMON STOCK                       15,110.00           499,536.60               982,150.00
EXIDE CORP COM STK                                        50.00             1,277.09                 1,193.75
EXOLON ESK CO COM STK                                    100.00             2,049.50                 2,700.00
EXPRESS SCRIPTS INC CL A COMMON STOCK                    400.00            11,715.44                23,600.00
EXXON CORP., COMMON STOCK, NO PAR                    113,611.85         3,869,969.31             6,930,322.85
F P L GROUP INC., COMMON STOCK                        25,200.00           891,468.31             1,409,625.00
FAILURE GROUP INC. COMMON STOCK                        3,000.00            28,642.50                28,125.00
FAIRFAX(JOHN) AUD0.50                                 15,000.00            35,560.54                33,357.28

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
FALCON DRILLING INC COM STK                              200.00             2,555.00                 6,450.00
FAMILY STEAK HOUSE FLA INC COMMON STOCK                1,000.00               837.47                   687.50
$0.01 PAR
FANUC JPY50                                            2,500.00           122,708.36                94,025.47
FBL FINANCIAL GROUP INC CL A COMMON                      900.00            35,455.50                35,550.00
STOCK
FEDERAL AGRIC MTG CORP CL A COMMON STOCK              17,500.00           437,325.04             1,159,375.00
FEDERAL NATIONAL MORTGAGE ASSOCIATION,                58,116.67         1,258,337.18             3,069,286.63
COMMON STOCK, "D/B/A FANNIE MAE"
FEDERAL REALTY INVESTMENT TRUST, SHARE                   200.00             5,406.06                 5,037.50
OF BENEFICIAL INTEREST, NO PAR
FEDERAL-MOGUL CORP., COMMON STOCK,                    13,080.00           464,947.63               537,915.00
$5 PAR
FEDERATED DEPT STORES INC DEL COMMON                   9,550.00           292,972.49               435,121.88
STOCK
FELCOR SUITE HOTELS INC COM STK                          152.24             5,276.71                 5,528.22
FHLMC VOTING COMMON STOCK                             45,300.00           694,330.77             1,868,625.00
FIAT SPA ITL1000                                      66,000.00           251,764.72               190,584.76
FIDELITY NATIONAL FINANCIAL INC COMMON                 5,300.00           132,056.00               137,800.00
STOCK
FIFTH THIRD BANCORP., COMMON STOCK,                    6,850.00           276,121.18               482,925.00
$6.66 PAR
FILENES BASEMENT INC COMMON STOCK                      1,000.00             4,831.00                 6,312.50
FILENET CORP COMMON STOCK                              4,600.00            69,000.00               126,212.50
FINANCIAL SEC ASSURN HLDGS LTD COMMON                  3,600.00           151,417.87               157,950.00
STOCK
FINGERHUT COMPANIES INC., COMMON STOCK                25,100.00           559,704.90               520,825.00
FIREARMS TRAINING SYS INC CL A COMMON                  1,000.00             6,578.58                 6,000.00
STOCK
FIRST ALERT INC COM STK PAR $0.01                      1,782.00             8,585.78                 4,900.50
FIRST AMERN FINL CORP CALIF COMMON STOCK               3,900.00            96,340.50               238,875.00
FIRST AUSTRALIA FUND, INC., COMMON                       300.00             2,683.66                 2,118.75
STOCK
FIRST BRANDS CORPORATION COMMON STOCK                 21,300.00           556,255.40               547,143.75
FIRST CHICAGO NBD CORP COM                            26,514.00           888,916.51             2,074,720.50
FIRST COLORADO BANCORP INC COMMON STOCK                1,000.00            21,131.58                22,750.00
FIRST DATA CORP COMMON STOCK                          98,200.54         3,731,415.70             2,780,302.79

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
FIRST FINANCIAL FUND, INC., COMMON                       425.00            10,784.37                 8,739.06
STOCK
FIRST HAWAIIAN INC., HONOLULU, HAWAII,                 2,100.00            52,154.55                79,800.00
COMMON STOCK, $5 PAR
FIRST MEDICAL GROUP INC COM STK                           67.00               676.26                   284.75
FIRST MONTAUK FINL CORP COMMON STOCK                   1,000.00             2,612.20                 2,770.00
FIRST PACIFIC ORD USD 0.01                            69,020.00            74,509.78                46,874.64
FIRST REPUBLIC BANK COMMON STK                         3,100.00            80,468.25                85,637.50
FIRST SOUTH AFRICA CORP LTD COM STK                    1,000.00             7,267.95                 8,562.50
FIRST TEAM SPORTS INC., COMMON STOCK                      25.00               226.50                    92.19
FIRST UNION CORP., COMMON STOCK,                      52,762.73         1,918,186.12             2,572,183.09
$3.33 1/3 PAR
FIRSTENERGY CORP COM                                  10,300.00           235,197.48               278,100.00
FIRSTPLUS FINL GROUP COMMON STOCK                     17,900.00           923,748.50               682,437.50
FISCHER IMAGING CORP COMMON STOCK                        300.00             2,190.64                 1,687.50
FLEET FINCL GROUP INC COMMON STOCK                    11,196.00           373,699.30               739,635.75
FLEETWOOD ENTERPRISES, INC., COMMON                    1,600.00            35,524.80                57,100.00
STOCK, $1 PAR
FLEMING COMPANIES INC. COMMON STOCK                   20,700.00           504,641.25               344,137.50
$2.50 PAR
FLETCHER CHALLENGE BUILDING SHARES NPV                12,492.00            31,043.29                36,442.06
FLETCHER CHALLENGE ENERGY SHARES NPV                   6,549.00            18,113.30                26,658.07
FLIR SYS INC COMMON STOCK                                400.00             6,929.53                 7,900.00
FLORIDA PROGRESS CORP., COMMON STOCK,                 20,500.00           678,710.83               726,468.75
$2.50 PAR
FLOW INTL CORP COMMON STOCK                              400.00             3,579.10                 3,975.00
FLUOR CORP., COMMON STOCK, $.62 1/2 PAR               24,166.39           919,598.85               868,479.64
FMC CORP., COMMON STOCK, NO PAR,                      20,400.00         1,310,253.00             1,490,475.00
(NEW)
FOMENTO ECOMOMICO SER'B'NPV                            7,445.00            25,102.33                61,388.04
FOOTSTAR INC COM STK                                  10,000.00           260,377.19               300,000.00
FORBO HLDGS AG CHF50(REGD)                               200.00            84,208.42                79,960.72
FORD MTR CO DEL COM                                  195,800.00         6,674,472.77             8,419,400.00
FORENINGSSPARBK SEK20 SER 'A'                         19,000.00           402,014.27               483,551.35
FOREST LABORATORIES, INC., COMMON STOCK               21,600.00           788,808.24               966,600.00
$.10 PAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
FORT JAMES CORP COMMON STOCK                          33,400.00           771,695.72             1,306,775.00
FORTE SOFTWARE INC COM STK PAR $0.01                   1,000.00            13,860.48                10,125.00
FORTIS AMEV NV CVA NLG1                                2,927.00            47,991.84               121,028.90
FORTUNE BRANDS INC COM STK                             9,255.69           245,341.09               334,940.28
FORTUNE FINL SYS INC COM STK                             900.00             4,660.02                 3,571.83
FOSTER WHEELER CORP., COMMON STOCK,                    1,800.00            55,193.02                55,462.50
$1.50 PAR
FOSTERS BREWING GP AUD1                               18,000.00            35,556.73                33,377.81
FOUNDATION HEALTH SYSTEMS INC COM STK                 27,330.00           735,284.32               766,948.13
CL A
FRANCE TELECOM ADR EACH REP 1 FRF25                    3,600.00           117,309.25               130,500.00
FRANCHISE FINANCE CORP OF AMERICA COM                  2,530.00            60,042.75                67,045.00
STK
FRANKLIN RES INC., COMMON STOCK,                       1,140.28            63,169.08               102,482.67
FRASER & NEAVE LTD SGD1                                6,600.00            69,393.50                32,947.16
FREEPORT MCMORAN C & G CL B COM STK                    9,200.00           257,352.29               192,625.00
FREMONT GENERAL CORP., COMMON STOCK                    7,090.00           123,307.10               326,140.00
$1 PAR
FRESH CHOICE INC COMMON STOCK                          1,500.00             6,474.00                 6,281.25
FRESH DEL MONTE PRODUCE INC COM STK                   33,020.00           547,663.40               487,045.00
FRONTIER AIRLS INC NEW COM                             1,000.00             3,081.00                 2,937.50
FRONTIER CORP COMMON STOCK                             7,300.00           164,846.71               178,850.00
FRONTIER INS GROUP INC NEW COMMON STOCK                  200.00             3,967.50                 4,812.50
$0.01 PAR
FROZEN FOOD EXPRESS INDS INC COMMON                      203.19             2,399.30                 2,031.90
STOCK $1.50 PAR
FRUIT OF THE LOOM CLASS A COMMON STOCK                 3,300.00            91,395.49                76,931.25
FUJI BANK Y50                                         45,000.00           575,791.67               241,527.91
FUJI MACHINE JPY50                                     6,000.00           189,375.68               172,066.60
FULLER, H.B. CO., COMMON STOCK, $1 PAR                12,300.00           616,954.18               602,700.00
FURNITURE BRANDS INTL INC                             29,700.00           536,060.89               581,006.25
FURON CO COMMON STOCK                                    400.00            16,677.22                15,800.00
GALOOB TOYS INC (NEW)                                    200.00             2,482.05                 2,375.00
GANNETT CO. INC., COMMON STOCK, $1 PAR                12,700.00           337,614.20               737,393.75
GAP INC., COMMON STOCK, $.05 PAR                      12,000.00           191,464.10               644,250.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
GARDEN BOTANIKA INC COMMON STOCK                       2,200.00            23,318.08                 9,625.00
GAS NATURAL SDG ESP500                                   996.00            23,819.85                49,290.73
GAS Y ELECTRICIDAD ESP1000'2'/'3'                      6,000.00           318,662.40               430,511.32
GATEWAY 2000 INC COMMON STOCK                          3,194.00            81,292.40                91,827.50
GDR IRSA INVERSIONES Y REPRESENTACIONES                  100.00             4,244.06                 3,056.25
S A
GEA AG DEM50                                             800.00           241,322.86               283,470.82
GEHE AG DEM5 (VAR)                                     3,010.00            97,839.32               153,413.84
GENCORP INC., COMMON STOCK                             6,200.00           177,691.00               155,387.50
GENEMEDICINE INC COMMON STOCK                            200.00               915.39                 1,075.00
GENENTECH INC SPECIAL COM                                250.00            14,735.14                14,593.75
GENERAL CABLE CORP DEL NEW COM STK                    55,300.00         1,798,523.94             1,887,112.50
GENERAL CIGAR HLDG INC CL A COMMON STOCK              16,100.00           475,952.96               378,350.00
GENERAL DATACOMM INDUSTRIES INC.,                      1,000.00             6,703.92                 5,250.00
COMMON STOCK, $.10 PAR
GENERAL DYNAMICS CORP. COMMON STOCK, $1                2,800.00           113,064.17               242,550.00
PAR
GENERAL ELECTRIC COMPANY COMMON STOCK                150,311.16         4,090,339.15            11,085,448.05
$2.50 PAR
GENERAL EMPLOYMENT ENTERPRISES INC                       200.00             2,646.04                 2,725.00
COMMON STOCK
GENERAL MILLS, INC., COMMON STOCK, $.75                7,100.00           332,207.77               525,400.00
PAR
GENERAL MOTORS CORP. COMMON STOCK,                    79,982.71         3,427,426.69             4,878,945.31
$1 2/3 PAR
GENERAL NUTRITION COS IN COMMON STOCK                    100.00             2,744.06                 3,412.50
GENERAL RE CORP., COMMON STOCK                         8,100.00           793,027.22             1,607,850.00
GENERAL SIGNAL CORP., COMMON STOCK, $1                 2,218.00            69,967.14                90,522.13
PAR
GENERALE DE BANQUE NPV                                   208.00            52,848.27                86,023.63
GENERALE DE BANQUE NPV VVPR STRIP                         28.00                25.45                     7.69
GENESCO INC., COMMON STOCK, $1 PAR                    12,000.00           129,645.52               156,000.00
GENESIS CHILE FUND PTG USD0.01                         1,700.00            49,982.92                66,300.00
GENSYM CORP COMMON STOCK                               1,200.00             6,990.00                 6,450.00
GENTEX CORP., COMMON STOCK                                25.00               504.63                   618.75
GENUINE PARTS CO., COMMON STOCK, $1 PAR               36,372.38           960,896.08             1,163,916.16

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
GENZYME CORP COM                                      63,100.00         1,468,251.10             1,691,868.75
GENZYME CORP COM-TISSUE REPAIR                             9.00                71.20                    68.63
GENZYME TRANSGENICS CORP COM STK                      74,000.00           455,834.18               749,250.00
GEORGIA-PACIFIC CORP. COMMON STOCK,                    4,100.00           258,177.09               350,037.50
$.80 PAR
GEOTEK COMMUNICATIONS INC                              1,000.00            12,377.54                 1,938.00
GEOTEL COMMUNICATIONS CORP COMMON STOCK                3,600.00            68,034.96                65,250.00
GEOWASTE INC COMMON STOCK                             23,950.00            63,426.23                32,931.25
GIANT FOOD, INC., CLASS A COMMON STOCK                 2,700.00            65,032.25                91,125.00
$1 PAR
GILAT SATELLITE NETWORKS LTD ORD SHARES                  190.00             6,109.25                 6,175.00
COMMON STOCK
GILLETTE CO., COMMON STOCK, $1 PAR                    43,368.00         2,318,219.09             4,003,408.50
GISH BIOMEDICAL INC COMMON STOCK NO                    3,700.00            17,303.40                17,575.00
PAR
GKN ORD GBP1                                           2,000.00            25,207.90                43,366.92
GLAMIS GOLD LTD. COMMON STOCK, NO PAR                  5,300.00            34,622.24                22,856.25
GLAXO WELLCOME ORD GBP0.25                            15,000.00           149,924.43               328,537.25
GLEASON CORP., COMMON STOCK, $1 PAR                      200.91             3,092.74                 5,211.10
GLENAYRE TECHNOLOGIES INC COMMON STOCK                 1,200.00            17,056.92                13,050.00
GLOBAL INDS LTD COMMON STOCK                          89,220.00           700,913.31             1,427,520.00
GLOBAL MARINE INC., DEL., COMMON STOCK,                  950.00            30,808.74                24,996.88
$0.10 PAR, (NEW)
GLOBAL VLG COMMUNICATION COM STK                       1,000.00             9,095.94                 2,000.00
GLOBAL-PAC MINERALS INC COMMON STOCK                   2,000.00             2,590.00                 2,400.00
GLOBALSTAR TELECOMMUNICATIONS LTD COMMON                 200.00            10,930.25                 9,912.50
STOCK ISIN # BMG3983OH104
GOLDEN QUAIL RESOURCES LTD                             2,000.00               934.20                 1,890.00
GOLDEN ST BANCORP INC COM STK                         36,600.00           856,870.16             1,219,237.50
GOLDEN WEST FINANCIAL CORP., COMMON                   31,000.00         1,241,378.16             2,778,375.00
STOCK, $1 PAR
GOODRICH PETROLEUM CORP HLDG CO                        1,000.00               805.27                 1,125.00
GOODRICH, B. F. CO., COMMON STOCK,                     2,400.00            64,423.06               106,800.00
$5 PAR
GOODYEAR TIRE & RUBBER CO., COMMON                     7,620.04           285,888.08               462,441.18
STOCK, NO PAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
GOODYS FAMILY CLOTHING INC. COMMON                    26,560.00           770,261.75               883,120.00
STOCK
GOTHIC ENERGY CORP COMMON STOCK                          500.00             1,766.18                 1,656.25
GOTTSCHALKS INC., COMMON STOCK                         1,000.00             5,466.48                 8,562.50
GPO FIN BANAMEX-AC SER'L' MXN6.5                       1,039.00            27,128.66                 2,151.27
GPO FIN BANAMEX-AC SER'B' MXN6.5                      13,127.00            32,931.45                28,778.52
GPO IND MASECA SER'B'NPV                              30,917.00            51,498.95                32,233.06
GPO MODELO SA DE C SER'C'NPV                           3,734.00            16,170.22                31,152.67
GPU INC COMMON STOCK                                   5,400.00           166,109.06               213,300.00
GRACE W R & CO DEL COMMON STOCK                        3,200.00            98,577.76               232,800.00
GRACO INC., COMMON STOCK, $1 PAR                       1,000.00            34,270.00                35,750.00
GRAINGER, W. W., INC., COMMON STOCK,                   2,200.00           114,983.85               205,975.00
$1 PAR
GRAND METROPOLITAN ORD GBP0.25                        27,000.00           187,591.92               245,189.88
GRAND UN CO COM NEW                                    2,500.00             5,160.20                 6,718.75
GRANGES AB SEK25                                       1,020.00             9,478.33                16,249.19
GREAT ATLANTIC & PACIFIC TEA CO.,                      1,700.00            51,316.82                52,487.50
INC., COMMON STOCK, $1 PAR
GREAT LAKES AVIATION LTD COMMON STOCK                  2,000.00             2,867.00                 1,750.00
GREAT LAKES CHEMICAL CORP., COMMON                    23,300.00         1,109,330.93             1,045,587.50
STOCK, $1 PAR
GREENPOINT FINANCIAL CORP COM                         19,800.00           934,590.17             1,319,175.00
GREENSTONE REG LTD COMMON STOCK                        5,000.00            37,165.00                23,125.00
GREENTREE FINANCIAL CORP COMMON STOCK                  6,160.00           208,121.22               188,650.00
GREY WOLF INC COM STK                                124,600.00           999,315.56               770,962.50
GROUPE DANONE SPON ADR(CNV INTO 1/5 FF10               2,500.00            77,500.00                80,000.00
GROUPE GTM FRF50                                         590.00            53,936.52                38,977.21
GRUMA SA DE CV ADS 144A                                1,997.00            38,041.21                31,452.75
GRUMA SA DE CV SER'B' NPV                              8,408.00            21,131.76                34,254.63
GRUPO ELEKTRA S A DE C V GDR                             100.00             3,062.00                 3,100.00
GRUPO TELEVISA SPON ADR REP 2 ORD PTG CE              15,657.00           431,547.48               579,309.00
GST TELECOMMUNICATIONS INC COM                           200.00             1,607.81                 2,512.50
GTE CORP. COMMON STOCK, $3.33 1/3 PAR                 87,090.24         3,501,801.31             4,403,500.26
GTECH HOLDINGS CORPORATION COMMON STOCK               34,100.00           983,619.86             1,097,593.75

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
GTI CORP., COMMON STOCK $.04 PAR                       1,500.00            10,336.35                 8,812.50
GUARANTEE LIFE COS INC COMMON STOCK                    2,900.00            50,626.75                71,775.00
GUCCI GROUP NV ORD NLG2.23                             1,132.00            78,172.89                46,057.68
GUIDANT CORP COM STK NO PAR                           40,500.00         1,136,889.35             2,602,125.00
GUILBERT SA FRF10                                        388.00            46,690.26                53,499.56
GUILFORD MILLS INC., COMMON STOCK,                     7,100.00           178,911.02               179,718.75
02.5 PAR
GULF CANADA RESOURCE LTD., ORDINARY                      673.00             2,620.85                 4,711.00
SHARES
GULFSTREAM AEROSPACE CORP NEW COMMON                  59,800.00         1,533,920.63             1,756,625.00
STOCK
GULL LABS INC COMMON STOCK NEW $0.001                    100.00             1,110.56                 1,000.00
PAR
GUM TECH INTL INC COMMON STOCK                           495.00             6,833.42                 4,919.06
GUOCO GROUP USD0.50                                   47,000.00           229,858.19               109,743.48
GYMBOREE CORP COMMON STOCK                               200.00             5,272.35                 5,775.00
HALLIBURTON CO COM                                    19,800.00           662,109.91             1,067,962.50
HALSEY DRUG INC COMMON STOCK                           6,000.00            21,351.00                12,000.00
HALTER MARINE GROUP INC COMMON STOCK                  18,150.00           684,371.25               505,931.25
HANDLEMAN CO., COMMON STOCK, $1 PAR                    7,809.09            53,831.00                52,223.29
HANGER ORTHOPEDIC GROUP INC., COMMON NEW             120,300.00         1,452,251.00             1,488,712.50
HANNA, M.A. CO., COMMON STOCK, $1 PAR                  2,900.00            46,831.96                71,593.75
HANNAFORD BROS. CO., COMMON STOCK                      1,738.17            50,623.54                69,852.71
HARCOURT GEN INC COMMON STOCK                          3,200.00            95,547.37               175,200.00
HARKEN ENERGY CORP., COMMON STOCK                      1,000.00             2,518.50                 5,562.50
HARLAND, JOHN H., CO., COMMON VOTING                   1,400.00            33,289.02                28,962.50
STOCK, $1 PAR
HARLEY DAVIDSON INC., COMMON STOCK                       772.40            17,001.84                20,420.33
HARMONIC LIGHTWAVES INC COMMON STOCK                   1,000.00            14,550.08                13,000.00
HARNISCHFEGER INDUSTRIES INC., COMMON                 23,622.00           964,761.32               902,065.13
STOCK, $1 PAR
HARRAH'S ENTMT INC COM STK                             8,500.00           140,144.30               170,531.26
HARRIS CORP. COMMON STOCK, $1 PAR                      3,600.00            75,457.21               170,775.00
HARSCO CORP., COMMON STOCK, $1.25 PAR                  5,800.00           192,981.68               229,825.00
HARTFORD FINL SVCS GRP COM STK                        15,000.00         1,049,204.80             1,256,250.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
HARTFORD LIFE INC CL A COMMON STOCK                      274.00            10,686.01                10,514.75
HASBRO INC., COMMON STOCK, $.50 PAR                    5,700.00           100,754.09               165,656.25
HAVAS FRF15                                              440.00            38,963.55                28,732.35
HBO & CO., COMMON STOCK                               68,240.07         1,579,618.17             3,062,273.14
HCC INSURANCE HOLDINGS INC                            40,100.00         1,048,993.26               751,875.00
HCIA INC COMMON STOCK                                  3,000.00            49,651.60                36,000.00
HEALTH & RETIREMENT PPTYS TRUST COM                      662.02            12,649.43                12,619.76
HEALTH CARE PROPERTY INVESTORS, INC.,                  1,507.97            53,226.08                59,564.82
COMMON STOCK
HEALTHCARE RECOVERIES INC COMMON STOCK                43,200.00           604,800.00               874,800.00
HEALTHCARE RLTY TR COMMON STOCK                          100.00             2,255.00                 2,925.00
HEALTHDYNE INFORMATION ENTERPRISES INC                 1,000.00             2,697.09                 1,875.00
COM
HEALTHSOUTH CORP COM STK                              17,500.00           378,159.16               459,375.00
HEARTLAND WIRELESS COMMUNICATIONS INC                     20.00               580.34                    38.75
COMMON STOCK
HEARX LTD COMMON STOCK $0.10 PAR                       6,500.00             7,038.39                11,781.25
HEINZ H J CO COMMON STOCK                             16,500.00           430,495.26               826,031.25
HELMERICH & PAYNE, INC., COMMON STOCK,                 1,100.00            27,506.23                83,668.75
$.10 PAR
HENNES & MAURITZ SER'B' SEK1                           4,300.00            36,911.63               198,821.40
HERCULES, INC., VOTING COMMON STOCK,                   4,400.00           121,070.51               213,675.00
NO PAR
HERSHEY FOODS CORP., COMMON STOCK,                     6,501.14           167,981.07               399,007.47
$1 PAR
HEWLETT-PACKARD CO., COMMON STOCK, $1                 80,488.29         1,811,931.14             4,914,816.21
PAR
HEXCEL CORP NEW COM                                   11,400.00           342,424.92               288,562.50
HEYWOOD WILLIAMS ORD GBP0.25                           5,370.00            36,948.54                21,306.65
HFS INC COM                                           43,500.00         2,520,858.95             2,985,187.50
HILLENBRAND INDUSTRIES, INC., COMMON                      50.19             2,402.31                 2,236.59
STOCK, NO PAR
HILLSDOWN HLDGS ORD 10P                                9,110.00            23,695.37                23,790.31
HILTON HOTELS CORP., COMMON STOCK, $2.50              76,734.67         1,872,689.30             2,388,366.60
PAR
HITACHI JPY50                                         57,000.00           587,462.42               404,191.97

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
HITACHI ZOSEN Y50                                     17,000.00            86,236.90                34,366.31
HMT TECHNOLOGY CORP COM STK                           12,800.00           251,237.12               168,000.00
HOECHST AG DEM5                                        4,200.00           152,313.25               148,345.94
HOLDERBANK FINANCI CHF50(BR)                             900.00           466,414.64               784,667.18
HOLLANDSCHE BETON NLG2                                12,340.00           198,024.58               223,466.38
HOLLINGER INTL INC CL A                                  400.00             4,384.38                 5,275.20
HOME BANCORP ELGIN INC COMMON STOCK                    4,500.00            80,706.06                81,000.00
HOME DEPOT INC., COMMON STOCK,                       213,010.99         7,585,707.15            11,915,302.27
$.05 PAR
HOMEBASE INC COM STK                                  10,400.00            97,266.00                87,100.00
HOMESTAKE MINING CO., CAPITAL STOCK,                  10,549.98           163,589.84               110,774.79
$1 PAR
HON INDUSTRIES INC., COMMON STOCK,                    18,400.00           952,998.10               991,300.00
$1 PAR
HONDA MOTOR CO Y50                                    24,000.00           583,684.90               868,795.29
HONEYWELL INC., COMMON STOCK, $1.50 PAR                5,700.00           204,813.55               373,350.00
HONG KONG ELECTRIC HKD1                               68,000.00           220,108.20               230,029.88
HONG KONG LAND HLD USD0.10(SING QUOTE)                44,993.00           176,948.60                98,984.60
HONG KONG TELECOMM HKD0.50                           342,000.00           597,711.63               650,349.92
HORACE MANN EDUCATORS CORP COMMON STOCK                  101.40             3,517.89                 5,665.73
HORMEL FOODS CORPORATION COMMON STOCK                    205.85             4,858.75                 6,278.43
HORNBACH BAUMARKT DEM5                                   502.00            20,609.54                14,429.46
HOSPITAL STAFFINGS SERVICES INC COMMON                   500.00             1,291.05                   468.75
STOCK NO PAR
HOSPITALITY PROPERTIES TRUST COMMON                      300.00             8,259.31                10,668.75
STOCK
HOUSEHOLD INTERNATIONAL INC., COMMON                  16,000.00         1,233,680.82             2,016,000.00
STOCK, $1 PAR
HOUSTON EXPL CO COMMON STOCK                          10,300.00           259,100.10               221,450.00
HOUSTON INDUSTRIES, INC., COMMON STOCK,               12,769.00           264,409.95               302,465.69
NO PAR
HOYA CORP JPY50                                       15,000.00           559,342.22               458,374.14
HS RES INC COMMON STOCK                                6,400.00           115,328.00               102,000.00
HSBC HLDGS HK(cents)10(HK REG)                         4,362.00            54,423.85               105,236.92
HUANENG POWER INTL SPON ADR(REP 40'N'ORD               4,100.00            73,041.32                90,200.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
HUFFY CORP., COMMON STOCK, $1 PAR                        700.00             9,665.92                10,543.75
HUGHES SUPPLY, INC., COMMON STOCK,                    39,850.00           846,166.41             1,305,087.50
$1 PAR
HUMAN GENOME SCIENCES INC COM STK                      5,900.00           246,584.21               241,900.00
HUMANA INC. COMMON STOCK, $.16 2/3 PAR                 7,300.00           193,895.02               161,968.75
HUMMINGBIRD COMMUNICATIONS LTD COMMON                    200.00             6,236.93                 6,600.00
STOCK
HUNTER DOUGLAS NV NLG0.50                              8,098.00           274,203.98               322,217.26
HUNTINGTON BANCSHARES INC COM                          8,500.00           292,671.96               289,000.00
HUTCHISON WHAMPOA HKD0.25                             26,000.00           153,421.46               173,214.49
HVIDE MARINE INC CL A COMMON STOCK                    13,300.00           377,001.75               376,556.25
HYAL PHARMACERTICAL CORP COMMON STOCK                  6,000.00            59,637.85                24,000.00
NO PAR
I C H CORP NEW COM                                     1,000.00             4,064.80                 3,750.00
I-FLOW CORP COMMON STOCK NEW                           2,450.00            12,392.08                 9,800.00
IBERDROLA SA ESP500                                    6,979.00            50,879.71                89,153.36
IBP INC COMMON STOCK                                  47,800.00         1,168,806.29             1,090,437.50
ICG COMMUNICATIONS INC COMMON STOCK                   31,740.00           729,519.57               737,955.00
ICN PHARMACEUTICALS INC NEW COM                          850.00            18,950.53                42,021.88
ICOS CORP COMMON STOCK                                18,000.00           143,805.69               248,625.00
IDEC PHARMACEUTICALS CORP COMMON STOCK                   500.00            14,403.02                17,468.75
IDEXX LABORATORIES INC COMMON STOCK                   15,600.00           285,796.68               248,625.00
IDT CORP COMMON STOCK                                 36,950.00           710,237.36               794,425.00
IKON OFFICE SOLUTIONS INC COM STK                      5,978.00           147,008.05               181,955.38
ILLINOIS TOOL WKS INC COM                             11,100.00           241,796.60               608,418.75
ILLINOVA CORP COMMON STOCK                             7,200.00           166,662.72               174,150.00
IMASCO COM NPV                                        15,000.00           297,373.30               536,372.90
IMATION CORP COM STK                                     115.00             3,429.34                 2,005.31
IMATRON INC., COMMON STOCK, NO PAR                    16,000.00            77,566.25                54,499.20
IMC GLOBAL INC.                                        1,000.00            31,202.20                31,500.00
IMC MORTGATE COMPANY COMMON STOCK                     71,100.00           947,883.44               950,962.50
IMI SPA ITL5000                                        6,230.00            48,447.65                65,074.22
IMI SPA SPON ADR REP 3 ORD ITL5000                     8,000.00           160,480.00               248,496.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
IMMUNE RESPONSE CORP DEL COMMON STOCK                    200.00             1,970.38                 2,375.00
IMMUNEX CORP NEW COMMON STOCK                            125.00             4,774.81                 7,140.63
IMP INC COMMON STOCK                                   4,000.00            15,391.48                 4,000.00
IMPERIAL BANCORP, COMMON STOCK, NO PAR                 8,665.00           229,653.80               404,547.19
IMPERIAL CR COML MTG INVT CORP COM STK                52,800.00           798,600.00               825,000.00
IMPERIAL CR INDS INC COMMON STOCK                     42,100.00           370,564.08             1,007,768.75
INACOM CORP COMMON STOCK                              49,400.00         1,465,381.61             1,401,725.00
INAX Y50                                               4,000.00            41,647.03                14,542.61
INCO  LTD COM NPV (USD QUOTE)                         27,000.00           763,505.14               514,674.00
INCO LTD. COMMON STOCK, NO PAR                        35,600.00           844,334.47               678,625.00
INDIANA ENERGY INC., COMMON STOCK                      2,711.43            67,020.34                76,258.97
INDO-PACIFIC ENERGY LTD COMMON STOCK                   2,500.00             9,833.36                 7,578.00
INDUSTRIAL HLDGS INC COM                                 400.00             5,294.99                 3,752.00
INDUSTRIE NATUZZI ADR(CNV 1 ORD ITL250)                1,572.00            37,643.86                33,798.00
INFERENCE CORP CL A COMMON STOCK                         624.00             4,444.35                 3,276.00
INFORMATION MGMT TECHNOLOGIES CORP CL A                  100.00               314.00                   100.00
PAR $0.04
INFORMATION RESOURCES, INC., COMMON                      100.00             1,346.89                 1,487.50
STOCK
INFORMIX CORP, COMMON STOCK                            7,300.00            80,704.39                48,362.50
INFOSEEK CORP COMMON STOCK                               740.00             7,870.99                 8,186.25
ING GROEP NV CVA NLG1                                  9,823.00           198,777.85               399,254.71
INGERSOLL-RAND CO., COMMON STOCK, $2 PAR               7,400.00           156,841.08               302,475.00
INLAND STEEL INDUSTRIES INC., COMMON                   4,000.00            96,452.39                76,500.00
STOCK NO PAR VALUE
INMC MTG HLDGS INC COM STK                             3,000.00            49,285.39                68,062.50
INNKEEPERS USA TR COMMON STOCK                         2,600.00            38,281.43                41,762.50
INPUT/OUTPUT INC COMMON STOCK                         12,100.00           367,048.25               313,087.50
INSITE VISION INC COMMON STOCK                           625.00             2,558.07                 2,187.50
INSPIRE INS SOLUTIONS INC COM STK                     63,100.00           757,200.00             1,198,900.00
INTECK DIVERSFIELD CORP COMMON STOCK                   3,000.00             5,386.17                 5,531.10
INTEGRATED DEVICE TECHNOLOGY INC.,                       600.00             7,510.51                 6,112.50
COMMON STOCK

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
INTEGRATED HEALTH SERVICES INC COMMON                 19,500.00           636,671.00               593,531.25
STOCK
INTEGRATED SILICON SOLUTION INC COMMON                   400.00             4,189.53                 3,925.00
STOCKZ
INTEGRATED SYS INC. COMMON STOCK                       5,800.00           136,088.10                90,262.50
INTEL CORP. CAPITAL STOCK, $.001 PAR                 186,681.33         8,553,920.00            14,491,138.24
INTELIDATA TECHNOLOGIES CORP COM                         160.00             3,329.76                   350.00
INTER-TEL INC., COMMON STOCK                          16,330.00           448,086.11               342,930.00
INTERACTIVE FLIGHT TECHNOLOGIES INC CL                 1,340.00             2,932.29                 1,423.75
COMMON STOCK
INTERAMERICAS COMMUNICATIONS CORP COMMON               1,000.00             4,956.00                 2,500.00
STOCK
INTERFACE INC., CLASS A COMMON STOCK                  26,920.00           709,281.38               807,600.00
INTERIM SERVICES INC COM STK                          11,300.00           331,317.13               319,931.25
INTERMEDIA COMMUNICATIONS FLA INC                     20,400.00           318,306.47             1,012,350.00
COMMON STOCK
INTERNATIONAL BUSINESS MACHINES CORP.,                63,383.30         3,029,538.15             6,944,432.81
CAPITAL STOCK, $1.25 PAR
INTERNATIONAL DISPENSING CORP COM STK                  1,200.00             2,038.20                 1,728.00
INTERNATIONAL FIBERCOM INC COM STK                       300.00             2,105.10                 1,856.25
INTERNATIONAL FLAVORS & FRAGRANCES INC.                5,200.00           184,117.39               250,575.00
COMMON STOCK, $.12 1/2 PAR
INTERNATIONAL MULTIFOODS CORP.,                        6,600.00           176,459.22               177,375.00
COMMON STOCK, $1 PAR
INTERNATIONAL PAPER CO., COMMON                       42,653.79         1,394,505.99             2,023,389.16
STOCK, $1 PAR
INTERNATIONAL PURSUIT CORP COMMON STOCK                1,000.00             2,390.00                 1,050.00
INTERNEURON PHARMACEUTICALS INC COMMON                   300.00             5,746.54                 3,581.25
STOCK
INTERPORE INTL COMMON STOCK                            1,000.00            10,213.45                 7,000.00
INTERPUBLIC GROUP OF COMPANIES, INC.,                  5,600.00           140,522.09               268,450.00
COMMON STOCK, $.10 PAR
INTERSTATE BAKERIES CORP DEL COMMON                   27,400.00           641,928.46               947,012.50
STOCK NEW
INTERSTATE HOTELS CO COMMON STOCK                     31,500.00           727,323.00             1,165,500.00
INTIMATE BRANDS INC CL A COMMON STOCK                    100.00             2,081.56                 2,243.75
INTUIT COMMON STOCK                                    1,300.00            38,584.07                39,243.75
INVISION TECHNOLOGIES INC COMMON STOCK                   810.00             9,981.44                19,035.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
IOMEGA CORP., COMMON STOCK                             6,148.00           253,837.35               101,442.00
IRIDIUM WORLD COMMUNICATIONS LTD COMMON                  765.00            31,135.98                31,173.75
STOCK
IRIVNE SENSORS CORP COMMON STOCK                       9,000.00            11,660.00                 9,000.00
ISHIHARA SANGYO Y50                                    7,000.00            29,594.54                 9,049.95
ISIS PHARMACEUTICALS COMMON STOCK                      8,300.00           137,415.09               122,943.75
ITALGAS(SOC ITAL) ITL1000                              8,367.00            23,425.48                32,271.09
ITC DELTACOM INC COM STK                              29,650.00           525,682.99               418,806.25
ITEQ INC COM STK                                      40,530.00           278,643.75               478,760.63
ITEX CORP COMMON STOCK                                51,558.00           190,076.95               296,458.50
ITI TECHNOLOGIES INC                                   1,700.00            47,662.05                42,500.00
ITO-YOKADO CO Y50                                     13,000.00           696,149.96               586,718.90
ITT CORP NEW COMMON STOCK                              5,200.00           190,321.02               394,550.00
ITT INDS INC COMMON STOCK                              5,300.00            87,886.35               168,275.00
IVAX CORP COMMON STOCK                                   600.00             7,683.08                 4,237.50
IVEX PACKAGING CORP DEL COMMON STOCK                  25,710.00           468,362.40               514,200.00
IXC COMMUNICATIONS INC COMMON STOCK                   22,050.00           739,501.76               764,859.38
JACOR COMMUNICATIONS INC CLASS A COMMON                5,300.00           226,916.85               231,875.00
STOCK
JAKKS PAC INC COMMON STOCK                            13,950.00            88,648.25               126,421.88
JEFFERSON-PILOT CORP. COMMON STOCK,                    3,125.00            98,978.86               238,476.56
$1.25 PAR
JERONIMO MARTINS NEW 0% CNV BDS(S/R 16/1               2,559.00                 0.00                     0.00
JERONIMO MARTINS NEW PTE1000(B/R 31/12/9               2,559.00                 0.00                     0.00
JERONIMO MARTINS PTE1000                               2,559.00            60,393.66                80,869.57
JLG INDUSTRIES, INC., CAPITAL STOCK,                     600.15            11,663.02                 7,689.42
$.20 PAR
JLK DIRECT DISTR INC CL A COMMON STOCK                17,850.00           402,136.63               507,609.38
JOHN ALDEN FINL CORP COMMON STOCK                     13,800.00           331,043.50               371,737.50
JOHNSON & JOHNSON COMMON STOCK, $1 PAR                61,192.67         1,925,973.93             3,851,313.67
JOHNSON CONTROLS, INC., COMMON STOCK,                  3,700.00            89,606.30               169,506.25
$2.50 PAR
JONES INTERCABLE, INC., CLASS A,                       6,200.00            81,111.50                86,800.00
COMMON STOCK, $.01 PAR
JOSTENS, INC., COMMON STOCK                            1,700.00            40,397.35                40,800.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
JRECKS SUBS GROUP INC COM STK                          2,500.00            12,218.18                 5,550.00
JUMBOSPORTS INC COMMON STOCK                           1,000.00             3,518.50                 2,875.00
JUSCO CO Y50                                          17,000.00           527,143.72               285,053.87
JUST FOR FEET INC COMMON STOCK                         4,000.00            72,811.85                67,750.00
JUST TOYS INC COMMON STOCK                             5,000.00             6,820.30                 5,312.50
JUSTIN INDUSTRIES INC., COMMON STOCK,                    203.41             2,690.29                 2,962.16
$2.50 PAR
K MART CORP. COMMON STOCK, $1 PAR                    229,193.00         3,229,781.38             2,879,237.06
KANSAS CITY SOUTHERN INDUSTRIES, INC.,                19,100.00           643,563.29               589,712.50
COMMON STOCK, NO PAR
KAO CORP JPY50                                        46,000.00           546,330.40               612,732.61
KAUFMAN & BROAD HOME CORP., COMMON                     1,773.00            24,735.66                38,451.94
STOCK
KAYDON CORP., COMMON STOCK                            35,580.00           838,344.80             1,171,916.25
KAZAKHSTAN MINERALS CORP COM STK                         500.00             3,503.61                 3,525.00
KAZAKSTAN GOLDFIELDS CORP COM STK                      4,500.00             4,466.80                     0.00
KEANE INC COMMON STOCK $.10 PAR                        7,200.00           245,721.60               228,150.00
KELLOGG CO., COMMON STOCK, $.50 PAR                   18,400.00           505,818.69               853,300.00
KELLWOOD CO., COMMON STOCK, NO PAR                    10,600.00           166,653.50               363,712.50
KEMET CORP COMMON STK                                    500.00            10,099.00                11,812.50
KENT ELECTRONICS CORP., COMMON STOCK                   1,520.00            59,790.29                50,920.00
KERR-MC GEE CORP. COMMON STOCK, $1 PAR                 2,100.00            94,076.44               139,256.25
KEY ENERGY GROUP INC COMMON STOCK                      8,200.00           246,229.99               199,362.50
KEYCORP NEW COMMON STOCK                               9,700.00           331,589.60               654,143.75
KEYSPAN ENERGY CORP COMMON STOCK                         200.00             6,066.50                 6,662.50
KILROY REALTY CORP COMMON STOCK                       16,700.00           417,628.60               438,375.00
KIMBERLY CLARK MEX 'A'NPV                             13,504.00            42,217.06                60,690.29
KIMBERLY-CLARK CORP., COMMON STOCK,                   24,856.00           615,961.89             1,294,065.50
$5 PAR
KIMCO REALTY CORP COMMON STOCK                           307.00            10,788.54                10,553.13
KING WORLD PRODUCTIONS INC.,                           1,600.00            48,403.66                87,000.00
COMMON STOCK
KINGFISHER ORD 25P                                    22,820.00           211,808.97               313,729.82
KLA-TENCOR CORP                                        3,750.00           278,115.22               145,312.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
KLM ROYAL DUTCH AIRLINES, COMMON STOCK,               52,649.00         1,609,954.79             1,895,364.00
100 GUILDER SHARE
KNIGHT-RIDDER INC., COM STK                            3,900.00           113,391.70               195,487.50
KNOLL INC COM STK                                      6,800.00           212,519.00               204,850.00
KNP BT(KON) NV NLG2.50                                16,000.00           514,167.59               345,280.31
KOHLS CORP COMMON STOCK                               38,745.00         1,559,668.67             2,804,169.38
KOKUYO CO Y50                                          4,000.00            90,270.00                69,578.84
KOMAG INC COMMON STOCK                                   100.00             2,531.56                 2,006.25
KOMATSU Y50                                           12,000.00            98,549.79                72,023.51
KOMORI CORP JPY50                                     30,000.00           767,893.14               470,127.32
KON PTT NEDERLAND SPON ADR REP 1 ORD NLG               7,119.44           248,785.39               286,998.87
KONINK PTT NEDERLA NLG10                               1,145.00            37,298.22                45,962.42
KOOKMIN BANK KRW5000                                       0.74                 0.00                     0.00
KOS PHARMACEUTICALS INC COMMON STOCK                     300.00            11,352.83                 5,025.00
KREDIETBANK NPV                                          550.00           135,895.69               221,798.57
KROGER CO., COMMON STOCK, $1 PAR                      11,400.00           157,884.32               392,587.50
KUHLMAN CORP., COMMON STOCK $1.00 PAR                 22,530.00           665,795.48               795,590.63
KUMAGAI GUMI CO Y50                                   12,000.00            65,763.77                 8,086.19
KURARAY CO JPY50                                       9,000.00            93,923.95                77,571.01
KYOCERA CORP JPY50                                    13,100.00           739,612.99               632,289.91
L.A. GEAR INC., COMMON STOCK                           1,000.00             1,259.59                   343.70
L'OREAL FRF10                                            125.00            25,091.58                47,853.37
LABOR READY INC NEW COMMON STOCK                      10,150.00           150,355.56               225,837.50
LACLEDE GAS CO., COMMON STOCK, $4 PAR                  2,000.00            44,415.06                51,625.00
LADBROKE GROUP ORD 10P                                13,770.00            42,979.96                62,407.42
LADD FURNITURE INC NEW COM                                50.00               803.75                   765.63
LAIDLAW INC NEW COMMON STK                            14,700.00           148,320.40               191,100.00
LAING(JOHN) ORD'A'NON V GBP0.25                        8,390.00            48,992.56                48,131.47
LAIRD GROUP ORD GBP0.25                               45,000.00           272,097.25               324,114.63
LANCE, INC., COMMON STOCK, $.83 1/3                    2,300.00            54,576.13                58,506.25
PAR
LANDRYS SEAFOOD RESTAURANTS INC COM STK                9,500.00           267,148.10               267,187.50
LAPEYRE FRF10(BR)                                        785.00            47,207.87                45,210.85

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
LARSON DAVIS INC COM STK                                 200.00             2,235.28                 2,100.00
LASALLE PARTNERS INC COM STK                          15,320.00           405,325.87               531,412.50
LAUDER ESTEE COS INC CL A COMMON STOCK                14,800.00           695,474.75               792,725.00
LAWYERS TITLE CORP COMMON STOCK                        5,400.00           149,229.19               171,450.00
LCC INTL IN CL A COMMON STOCK                         37,250.00           803,832.01               735,687.50
LCI INTL INC COMMON STOCK                                200.00             4,828.62                 5,512.50
LECROY CORP COMMON STOCK                              26,300.00           734,853.02             1,002,687.50
LEGATO SYSTEMS INC COMMON STOCK                       35,700.00         1,094,157.99             1,361,062.50
LEGRAND FRF10                                            269.00            37,506.87                51,262.40
LEHMAN BROTHERS HLDGS INC COM                              0.13                 6.02                     6.57
LEND LEASE CORP ORD A(cents)0.50                      35,626.00           364,995.23               728,877.08
LEUCADIA NATIONAL CORP., COMMON STOCK,                   500.00            14,111.24                17,281.25
$1 PAR
LEVEL ONE COMMUNICATIONS INC COMMON                    5,800.00           243,989.76               242,150.00
STOCK
LEVITZ FURNITURE INC COMMON STOCK                        500.00             1,540.50                   215.00
LEXMARK INTL GROUP, INC CL A COM STK                  24,600.00           684,324.83               784,125.00
LG&E ENERGY CORP COMMON STOCK                            500.00            10,882.64                11,187.50
LIFELINE SYS INC COMMON STOCK                            400.00             6,798.78                 9,000.00
LIGAND PHARMACEUTICALS INC CL B                          500.00             6,221.43                 6,375.00
LIGHTPATH TECHNOLOGIES INC CL A COM STK                  762.00             5,799.35                 5,524.50
LILLY, ELI & CO., COMMON STOCK, $.62 1/2             101,472.24         2,636,118.99             6,399,093.14
PAR
LIMITED INC., COMMON STK, NO PAR                      12,166.00           242,143.34               292,744.38
LINCARE HOLDINGS COMMON STOCK                         10,600.00           286,899.42               596,250.00
LINCOLN NATIONAL CORP., COMMON STOCK,                  4,600.00           171,252.16               328,325.00
NO PAR
LINEAR TECHNOLOGY CORP., COMMON STOCK                    341.14            17,675.83                21,960.89
LINENS N THINGS INC COMMON STOCK                      30,460.00           834,604.80             1,047,062.50
LION NATHAN LTD NPV                                  150,000.00           304,593.26               355,248.55
LIZ CLAIBORNE INC., COMMON STOCK NO PAR                3,100.00            99,037.48               155,775.00
LOCKHEED MARTIN CORP COM                               8,690.00           407,323.98               847,818.13
LOEWEN GROUP INC COMMON STOCK NO PAR                     200.00             6,352.97                 4,912.50
LOEWS CORP COMMON STOCK $1.00 PAR                     17,700.00         1,525,668.57             1,878,412.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
LOJACK CORP COMMON STOCK                                 200.00             2,456.71                 2,775.00
LONG BEACH FINL CORP COM STK                           2,850.00            38,641.18                30,637.50
LONG DRUG STORES, CORP., COMMON STOCK,                 1,800.00            30,937.36                52,650.00
NO PAR
LORAL SPACE & COMMUNICATIONS                           1,098.00            19,363.18                24,361.88
LOUIS DREYFUS NATURAL GAS CORP COMMON                  6,000.00           117,073.80               124,125.00
STOCK
LOUISIANA-PACIFIC CORP. COMMON STOCK,                  4,900.00           103,817.16                98,918.75
$1 PAR
LOWES COS INC COMMON STOCK $.50 PAR                    7,800.00           164,526.29               358,312.50
LSI LOGIC CORP., COMMON STOCK                         10,900.00           357,385.84               253,425.00
LTV CORP NEW COMMON STOCK                             71,700.00         1,023,935.28               797,662.50
LUBRIZOL CORP. COMMON STOCK, NO PAR                   20,500.00           674,300.42               799,500.00
LUCAS VARITY ORD GBP0.25                             126,600.00           412,916.03               405,263.34
LUCENT TECHNOLOGIES INC COMMON STOCK                  50,920.11         2,715,552.67             4,079,973.81
LUFTHANSA AG DEM5(REGD)(VINK)                         13,000.00           247,385.56               246,903.08
LUKOIL HLDGS SPON ADR REP 4 ORD RUR25                    260.00            17,940.00                19,565.00
LVMH MOET HENNSSEY FRF10                                 524.00            96,813.27                90,359.37
LYONDELL PETROCHEMICAL CO COMMON STOCK                26,443.00           661,326.43               672,643.81
$1.00 PAR
M.D.C. HOLDINGS INC COMMON STOCK                       5,200.00            59,820.28                57,525.00
MABUCHI MOTOR CO JPY50                                 7,000.00           447,734.12               366,934.38
MACHEEZMO MOUSE RESTAURANTS INC COMMON                   800.00             1,075.60                   274.96
STOCK
MACROMEDIA INC COMMON STOCK                              200.00             8,218.26                 1,993.74
MAGELLAN PETROLEUM CORP., CAPITAL                        300.00             1,088.33                   956.25
STOCK, $.01 PAR
MAGNA GROUP, INC., COMMON STOCK, $2 PAR                  800.00            20,800.11                32,000.00
MAGNA INTERNATIONAL CLASS A                              260.00            11,712.50                16,412.50
MAGNETEK INC COMMON STOCK                             22,650.00           369,632.44               472,818.75
MAIL-WELL INC COMMON STOCK                            26,100.00           764,544.57               851,512.50
MAKITA CORP Y50                                        6,000.00           113,955.97                70,989.23
MALAY AIRLINE SYST MYR1                              122,000.00           391,999.36                90,163.28
MALLINCKRODT INC NEW COMMON STOCK                      3,300.00            97,539.40               122,100.00
MANNESMANN AG DM50 (BR)                                3,981.00           732,285.58             1,852,992.60

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
MANOR CARE, INC., COMMON STOCK, $.10 PAR               2,850.00            63,531.43               100,462.50
MANUGISTICS GROUP INC COM STK                          6,100.00           237,137.50               212,737.50
MAPLE LEAF SPRINGS WTR CORP  COM                      30,000.00             4,302.90                 2,700.00
MARIEBERG TIDNINGS SER'A'SEK10                        13,000.00           335,209.12               333,376.51
MARINE DRILLING COS INC COMMON STOCK NEW                 200.00             6,151.97                 4,550.00
$0.01 PAR
MARKET AMER INC COMMON STOCK                             500.00             3,060.72                 2,875.00
MARKET FACTS INC DELAWARE COMMON STOCK                   200.00             4,669.17                 3,525.00
$1.00 PAR
MARQUETTE MEDICAL SYSTEMS INC NEW                     28,100.00           526,144.40               632,250.00
MARRIOT INTERNATIONAL COMMON STOCK                    13,245.00           579,929.47               959,434.69
MARSH & MC LENNAN CO'S INC., COMMON                    7,710.96           343,879.15               573,984.59
STOCK, $1 PAR
MARUI CO JPY50                                         9,000.00           147,985.28               141,038.20
MARVEL ENTMT GROUP INC COMMON STOCK                    1,000.00             2,447.09                 1,375.00
MASCO CORP. COMMON STOCK, $1 PAR                      34,400.00           910,146.15             1,621,100.00
MASTEC INC COMMON STOCK                                6,397.00           171,120.89               163,123.50
MASTERING INC COM STK                                    500.00             5,583.07                 4,375.00
MATAV RT ADS EACH REP 5 SHS HUF100                     4,300.00            80,195.00                87,075.00
MATSUMOTOKIYOSHI C JPY50                               3,900.00           169,843.82               137,512.24
MATSUSHITA ELC IND Y50                                13,000.00           225,922.56               202,703.23
MATTEL INC COM STOCK                                  13,188.00           222,540.24               528,344.25
$1.00 PAR
MATTSON TECHNOLOGY INC COM STK                         1,000.00            12,851.10                 9,875.00
MAVERICK TUBE CORP COMMON STOCK                       15,050.00           182,220.41               429,865.63
MAY DEPARTMENT STORES CO., COMMON                     10,424.00           321,593.21               560,290.00
STOCK, $.50 PAR
MAYTAG CORP COMMON STOCK                               4,900.00            95,439.14               158,331.25
MBIA INC COMMON STOCK                                  4,000.00           207,229.62               251,500.00
MBNA CORP COMMON STOCK                               307,651.14         3,981,950.70             8,171,983.41
MC CLATCHY NEWSPAPER INC COMMON STOCK                  2,300.00            57,856.50                66,125.00
MC DERMOTT INTERNATIONAL INC., COMMON                 44,800.00         1,643,755.81             1,411,200.00
STOCK, $1 PAR
MC DONALDS CORP. COMMON STOCK, NO PAR                 32,383.27           945,284.00             1,570,588.60
MCGRAW HILL COMPANIES INC COM                          4,445.00           157,325.90               304,204.69

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
MCI COMMUNICATIONS CORP., COMMON STOCK,               73,800.00         2,070,051.88             3,242,587.50
$.10 PAR
MCKESSON CORP NEW COMMON STOCK                        14,401.96         1,547,882.68             1,611,219.28
MCLEODUSA INCORPORATED                                 7,300.00           171,239.65               270,100.00
MDU RESOURCES GROUP, COMMON STOCK, $20                 4,000.00           101,723.00               119,500.00
PAR
MEAD CORP. COMMON STOCK, NO PAR                       19,200.00         1,053,021.36             1,239,600.00
MEDAPHIS CORP COMMON STOCK                               800.00             8,938.36                 4,000.00
MEDCARE TECHNOLOGIES INC COM STK                       1,000.00             5,592.30                 5,060.00
MEDEVA ORD GBP0.10                                    70,000.00           309,086.75               237,052.26
MEDICAL ALLIANCE INC COMMON STOCK                      1,000.00            16,100.74                 4,250.00
MEDICAL DISCOVERIES INC COMMON STOCK                   4,300.00             2,116.87                 1,075.00
MEDICAL MANAGER CORP COMMON STOCK                      3,200.00            51,155.25                58,800.00
MEDICAL RES INC COM                                    2,500.00            38,897.16                22,656.25
MEDICIS PHARMACEUTICAL CORP CL A NEW COM              18,640.00           569,654.90               796,860.00
MEDICONSULT COM INC COM STK                           30,200.00            62,445.75                32,616.00
MEDIOLANUM ITL1000                                     3,830.00            39,485.22                64,607.22
MEDPARTNERS INC NEW COMMON STOCK                          42.00               977.69                 1,039.50
MEDQUIST INC COMMON STOCK                              4,100.00           108,207.12               106,600.00
MEDTRONIC, INC., COMMON STOCK,                        78,889.00         2,136,459.10             3,766,949.75
$.10 PAR
MEISENHEIMER CAP INC COMMON STOCK                      1,500.00             1,869.25                   656.25
MELLON BANK CORP., COMMON STOCK, $.50                 11,200.00           237,888.14               634,900.00
PAR
MEMBERWORKS INC COMMON STOCK                           2,500.00            46,820.75                45,000.00
MEMC ELECTRONICS MATERIALS INC COMMON                 39,500.00         1,011,922.77               713,468.75
STOCK
MERCANTILE STORES CO., INC., COMMON                    1,600.00            67,566.80               103,400.00
STOCK, $.91 2/3 PAR
MERCK & CO. INC., COMMON STOCK, $.02 7/9              78,257.72         4,738,108.24             7,400,245.65
PAR
MERCURY FIN CO COMMON STOCK                            6,000.00            10,892.80                 4,500.00
MEREDITH CORP., COMMON STOCK, $5 PAR                   2,501.65            28,383.43                87,245.04
MERIDIAN DATA INC COM                                  2,000.00            10,919.86                 8,500.00
MERIS LABS INC COMMON STOCK                            1,500.00             1,184.40                    37.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
MERISEL INC COMMON STOCK                               6,350.00            13,204.55                29,765.63
MERRILL CORP., COMMON STOCK                            4,800.00           111,948.00                96,600.00
MERRILL LYNCH & CO., INC., COMMON                     69,150.29         2,068,889.39             4,853,485.98
STOCK, $1.33 1/3 PAR
MERRY LAND AND INVESTMENT CO., INC.,                     500.00            10,987.98                11,718.75
COMMON STOCK, NO PAR
MESA AIR GROUP INC COMMON STOCK                        1,300.00             8,564.45                 7,150.00
MESABA HOLDINGS INC COMMON STOCK                      25,450.00           480,771.18               556,718.75
META GROUP INC COM STK                                   100.00             2,656.56                 1,993.75
METHODE ELECTRONICS, CLASS A COMMON                   14,500.00           294,107.85               235,625.00
STOCK, $.50 PAR
METRICOM INC COMMON STOCK                                700.00             6,504.73                 9,318.75
METRIS COS INC COMMON STOCK                           25,560.00           593,661.88               971,280.00
METRO GOLDWYN MAYER INC COM STK                       33,400.00           668,000.00               722,275.00
METROMEDIA FIBER NETWORK INC CL A COMMON              34,740.00           646,483.28               586,237.50
STOCK
METROMEDIA INTL GROUP INC COMMON STOCK                   500.00             5,394.46                 4,875.00
MFC ARGENTINA FUND, INC., COMMON STOCK                   500.00             6,086.04                 6,125.00
CLOSED END FUND
MFC TEMPLETON DRAGON FD INC COM                        3,500.00            50,056.44                41,125.00
MGIC INVT CORP WIS COMMON STOCK                       17,650.00           612,178.46             1,031,421.88
MICHAEL FOODS INC COM STK (NEW)                        8,200.00           134,764.00               180,912.50
MICHELIN CGDE 'B'ORD FRF12(REGD)                       5,350.00           328,224.48               288,187.42
MICRO LINEAR CORP COMMON STOCK                         5,000.00            43,982.29                38,125.00
MICROAGE INC COMMON STOCK $0.01 PAR                   12,900.00           267,055.77               259,612.50
MICROGRAFX INC COMMON STOCK                              100.00               646.29                   943.75
MICRON TECHNOLOGY, INC., COMMON STOCK,                13,601.80           397,063.46               338,344.78
$.10 PAR
MICROPROSE INC COMMON STOCK                              600.00             5,642.63                 2,850.00
MICROS TO MAINFRAMES INC COMMON STOCK                  1,000.00             2,884.50                 4,625.00
MICROSOFT CORP., COMMON STOCK                        106,896.00         6,591,740.27            15,125,784.00
MICROTEST INC COMMON STK                                 600.00             4,058.06                 3,600.00
MID OCEAN LTD SHS A ISIN# KYG610611009                24,500.00           863,485.92             1,519,000.00
MIDAMERICAN ENERGY HLDGS CO COMMON STOCK              12,100.00           209,687.25               241,243.75
MIDWAY GAMES INC COM STK                               3,800.00            97,213.50                76,475.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
MIKOHN GAMING CORP COMMON STOCK                       20,000.00           168,752.00               167,500.00
MIKUNI COCA-COLA JPY50                                20,000.00           328,304.55               266,405.48
MILLENNIUM CHEMICALS INC COMMON STOCK                 36,000.00           805,639.14               828,000.00
MILLER INDS INC TENN COMMON STOCK                      2,000.00            30,136.18                19,500.00
MILLER, HERMAN, INC. COMMON STOCK, $.20                  858.00            42,785.12                43,543.50
PAR
MILLIPORE CORP., COMMON STOCK,                         1,900.00            44,944.19                73,625.00
$.08 1/3 PAR
MILLS CORP COM STK PAR $0.01                             100.00             2,544.06                 2,768.75
MINEBEA CO JPY50                                      91,000.00           858,306.54             1,012,497.56
MINNESOTA MINING AND MANUFACTURING CO.,               20,638.54         1,152,728.84             2,010,967.74
COMMON STOCK, NO PAR
MINNESOTA POWER & LIGHT CO., COMMON                    6,900.00           242,109.00               266,943.75
STOCK, NO PAR
MIRAGE RESORTS INC COMMON STOCK                        9,200.00           241,121.52               218,500.00
MITCHAM INDUSTRIES INC COM STK                           800.00            18,718.77                22,400.00
MITSUBISHI CORP Y50                                   11,000.00           111,122.96                85,845.25
MITSUBISHI HVY IND Y50                               113,000.00           787,607.67               444,474.04
MITSUBISHI PAPER JPY50                                 9,000.00            66,939.40                18,476.00
MITSUI CHEMICALS Y50                                   6,000.00            47,389.99                16,454.46
MITSUI FUDOSAN JPY50                                  20,000.00           250,555.41               211,557.30
MMI COS INC COMMON STOCK                               2,600.00            68,708.38                62,725.00
MOBIL CORP. COMMON STOCK, $3.75 PAR                   35,553.98         1,431,740.04             2,557,664.44
MONEY STORE INC COMMON STOCK                          36,662.00           300,831.69               918,841.38
MONSANTO CO., COMMON STOCK, $2 PAR                    86,700.00         1,989,935.17             3,787,706.25
MONTANA POWER CO., COMMON STOCK,                      17,200.00           373,419.00               470,850.00
NO PAR
MONTEDISON SPA ITL1000(POST CONS)                    200,000.00           155,362.40               165,273.00
MOORE CORP., LTD. - CORPORATION MOORE,                 4,000.00            79,848.25                62,250.00
LTEE, COMMON STOCK, NO PAR
MORGAN CRUCIBLE CO ORD GBP0.25                        50,000.00           293,427.11               373,605.82
MORGAN STANLEY DEAN WITTER DISCOVER GRP               92,348.62         2,585,416.86             5,015,684.43
INC NEW COMMON STK
MORGAN, J. P., & CO., INC., COMMON STOCK              15,929.61         1,262,105.12             1,818,962.34
$2.50 PAR
MORRISON KNUDSEN CORP NEW COMMON STOCK                   500.00             6,400.22                 4,937.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
MORTON INTL INC IND COM STK                            5,900.00            99,647.30               200,968.75
MOSSIMO INC COMMON STOCK                               1,000.00            14,374.45                 5,250.00
MOTOROLA INC., COMMON STOCK, $3 PAR                   49,976.13         2,055,352.63             3,142,249.17
MUNCHENER RUCKVERS DEM10 VINK (DEM5 PD)(               1,440.00           187,931.53               449,834.17
MURATA MFG CO JPY50                                   36,000.00         1,188,724.77             1,080,352.59
MURPHY OIL CORP. COMMON STOCK, $1 PAR                 24,100.00         1,146,788.26             1,325,500.00
MUTUAL RISK MANAGEMENT, LTD., COMMON                  63,960.00         1,187,841.23             1,786,882.50
STOCK
MUTUAL SVGS BK FSB BAY CITY MICH COMMON                1,000.00            13,722.98                12,750.00
STOCK
MVSI INC CL A WT EXP 2000                              1,600.00            15,327.68                 7,600.00
MYLEX CORP COMMON STOCK $.01 PAR                       9,857.00            98,532.27                78,856.00
N VISION INC COM                                         200.00               684.71                   312.50
N.L. INDUSTRIES, INC., COMMON STOCK                    2,900.00            47,545.50                46,943.75
(NEW)
NABORS INDUSTRIES INC., COMMON STOCK                  25,235.00           476,884.55               884,802.19
NACCO INDUSTRIES INC., CLASS A, COMMON                   400.00            18,321.78                43,550.00
STOCK
NACT TELECOMMUNICATIONS INC COMMON STOCK                 500.00             7,027.13                 7,000.00
NO PAR
NALCO CHEMICAL CO., COMMON STOCK, $.75                18,000.00           545,329.24               698,625.00
PAR
NAMCO LTD JPY50                                        7,000.00           259,909.68               223,780.61
NAPRO BIOTHERAPEUTICS INC COMMON STOCK                 5,000.00            38,785.77                31,250.00
NAT WEST ORD GBP1                                    122,945.00         1,173,522.10             1,860,103.96
NATIONAL AUST BANK AUD1                                2,151.00            19,614.25                28,509.27
NATIONAL CITY CORP. COMMON STOCK, $4                   9,600.00           322,330.95               640,800.00
PAR
NATIONAL DATA CORP. COMMON STOCK,                     20,000.00           319,118.90               707,500.00
$.125 PAR
NATIONAL ENERGY GROUP INC CL A COM STK                 1,000.00             4,340.00                 4,312.50
NATIONAL FUEL GAS CO., COMMON STOCK,                   8,700.00           256,761.54               406,181.25
$10 PAR
NATIONAL GOLF PPTYS INC COM STK                          500.00            15,678.52                15,875.00
NATIONAL SCIENTIFIC CORP COM STK                      12,000.00            10,423.40                 3,480.00
NATIONAL SEMICONDUCTOR CORP., COMMON                  57,000.00         1,689,383.20             1,888,125.00
STOCK, $.50 PAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
NATIONAL SERVICE INDUSTRIES, INC.,                    11,800.00           428,172.68               552,387.50
COMMON STOCK, $1 PAR
NATIONAL STEEL CORP CL B COMMON STOCK                 21,000.00           256,777.48               315,000.00
NATIONAL SURGERY CTRS INC COMMON STOCK                30,510.00           388,610.87               762,750.00
NATIONAL-OILWELL INC COMMON STOCK                     10,352.00           408,948.01               328,029.00
NATIONSBANK CORP COMMON STOCK                         68,046.00         2,636,749.50             4,087,012.88
NATIONWIDE FINL SVCS INC CL A COMMON                  17,700.00           518,838.75               605,118.75
STOCK
NATL HOUSE IND CO Y50                                  2,000.00            37,167.97                15,984.33
NATURAL MICROSYSTEMS CORP COM STK PAR                 14,390.00           731,195.81               683,525.00
$0.05
NAUTICA ENTERPRISES INC COM STK                       52,000.00         1,387,937.44             1,459,250.00
NAVISTAR INTL CORP NEW COMMON STOCK                    3,300.00            75,031.08                72,600.00
NCO GROUP INC COMMON STOCK                            14,340.00           452,274.54               543,127.50
NCR CORP COMMON STOCK                                 32,042.00         1,086,782.10               945,239.00
NEC CORP Y50                                          67,000.00           772,516.77               708,716.94
NEOGEN CORP COMMON STOCK                               4,000.00            32,082.72                45,000.00
NEOMAGIC CORP COMMON STOCK                            24,800.00           464,638.46               421,600.00
NEORX CORP COM STOCK PAR $0.02                        22,300.00           146,563.56               105,925.00
NESTLE SA CHF10(REGD)                                  1,010.00           933,518.38             1,486,273.41
NETSCAPE COMMUNICATIONS CORP COMMON                    2,180.00            86,195.54                62,130.00
STOCK
NETWORK APPLIANCE INC COMMON STOCK                     9,985.00           504,112.02               502,994.38
NETWORK SOLUTIONS INC DEL CL A COM STK                   400.00             6,121.43                 6,500.00
NEUREX CORP COM                                       58,900.00           810,005.74               920,312.50
NEUROGEN CORP COMMON STOCK                            29,400.00           521,887.79               573,300.00
NEVADA POWER CO., COMMON STOCK, $1 PAR                13,100.00           267,970.98               303,756.25
NEW ENGLAND ELECTRIC SYSTEM, COMMON                    8,100.00           312,437.25               334,125.00
STOCK, $1 PAR
NEW GERMANY FD INC COMMON STOCK                          878.98            13,664.72                11,811.29
NEW PLAN REALTY TRUST, SHARES OF                       1,525.65            34,303.29                36,997.01
BENEFICIAL INTEREST, NO PAR
NEW WORLD DEVEL CO HK(cents)1                         44,942.00           177,620.58               166,563.82
NEW YORK STATE ELECTRIC & GAS CORP.,                  24,121.71           631,978.16               741,742.58
COMMON STOCK, $6.66 2/3 PAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
NEW YORK TIMES CO., CLASS A, COMMON                    4,300.00           127,218.92               255,312.50
STOCK, $.10 PAR
NEWBRIDGE NETWORKS CORP COMMON STOCK                     100.00             3,112.00                 4,212.50
NEWELL CO COMMON STOCK                                 7,058.00           151,284.83               288,054.63
NEWFIELD EXPL CO COM STK                               5,100.00           150,552.00               118,893.75
NEWMONT GOLD CO., COMMON STOCK                           200.00             9,306.00                 6,062.50
NEWMONT MINING CORP. COMMON STOCK,                     8,144.00           293,568.13               244,829.00
$1.60 PAR
NEWPARK RESOURCES, INC., COMMON NEW                    3,000.00            63,201.87                59,812.50
NEWPORT NEWS SHIPBUILDING INC COM STK                  1,600.00            40,632.00                38,800.00
NEWS CORPORATION AUD0.50(AUST LISTING)                66,853.00           181,931.53               357,720.38
NEXTEL COMMUNICATIONS INC CL A COM STK                 2,785.00            72,256.95                70,321.25
NEXTLEVEL SYS INC COM STK                              7,250.00           131,295.14                96,062.50
NEXTLINK COMMUNICATIONS INC CL A COM STK              28,240.00           606,811.63               571,860.00
NIAGARA MOHAWK POWER CORP., COMMON                    76,500.00           713,551.22               731,531.25
STOCK, $1 PAR
NICHIEI CO Y50(OTC LISTING)8577                        8,700.00           597,235.59               954,358.47
NICOR, INC., COMMON STOCK, $5 PAR                      2,200.00            53,938.73                88,550.00
NIKE INC., CLASS B COMMON STOCK,                      16,368.91           475,965.60               796,961.31
NIKON CORP JPY50                                      78,000.00           978,044.05               867,855.04
NIPPON HODO CO Y50                                     3,000.00            58,368.19                12,223.31
NIPPON STEEL CORP JPY50                               53,000.00           182,607.09                98,005.88
NIPPON TEL&TEL CP JPY50000                                12.00           103,877.72                98,726.74
NISHIMATSU CONS CO Y50                                45,000.00           525,414.49               180,881.49
NISSAN MOTOR CO Y50                                   80,000.00           498,755.95               347,894.22
NOBEL EDUCATION DYNAMICS INC NEW                         200.00             3,017.92                 1,200.00
NOBLE DRILLING CORP., COMMON STOCK                    31,400.00           475,075.68               943,962.50
NOEPROBE CORP COMMON STOCK                               100.00             1,705.00                   812.50
NOKIA (AB) OY FIM5 SER'A'                              7,890.00           315,807.99               634,923.70
NOMURA SECURITIES Y50                                 12,000.00           228,829.71               148,560.24
NOODLE KIDOODLE INC COM                                1,000.00             7,716.73                 2,875.00
NORDBANKEN AB SEK30                                    2,570.00            81,822.76                91,536.07
NORDSON CORP., COMMON STOCK, $1 PAR                      204.69            11,680.65                10,746.23

                                   -614-

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
NORDSTROM, INC., COMMON STOCK,                        33,800.00         1,111,952.26             1,994,200.00
NO PAR
NORFOLK SOUTHERN CORP., COMMON STOCK,                 16,800.00           328,549.84               534,450.00
NO PAR
NORSK HYDRO ASA NOK20                                 15,208.00           739,334.42               771,845.51
NORTH FACE INC COMMON STOCK                           42,800.00           826,930.30               930,900.00
NORTHERN STATES POWER CO., MINN.,                      3,300.00           137,209.33               181,087.50
COMMON STOCK, $5 PAR
NORTHERN TELECOM LTD., COMMON STOCK,                  19,700.00           786,817.51             1,769,302.25
NO PAR
NORTHFIELD LABORATORIES INC COMMON STOCK               6,100.00            76,780.09                68,625.00
NORTHRUP GRUMMAN CORP                                  3,000.00           173,385.68               338,250.00
NORTHWEST AIRLS CORP CL A COM STK PAR                 63,800.00         2,058,892.55             2,647,700.00
$0.01
NORTHWESTERN PUBLIC SERVICE CO., COMMON                2,600.00            49,452.00                54,112.50
STOCK, $7.00 PAR
NORTRAN PHARMACEUTICAL COM STK                         3,000.00             3,003.00                 3,060.00
NORWEST CORP., COMMON STOCK, $1 2/3 PAR               69,500.00           692,592.65             2,601,906.25
NOVACARE INC., COMMON STOCK                           17,300.00           174,453.89               214,087.50
NOVADIGM INC COMMON STOCK                                600.00             3,477.95                 3,075.00
NOVARTIS AG CHF20(REGD)                                1,378.00         1,580,366.70             2,201,784.39
NOVELL INC., COMMON STOCK                             26,750.00           446,714.56               247,437.50
NOVOSTE CORP COMMON STOCK                                100.00             1,524.50                 2,387.50
NS GROUP INC COMMON STOCK                             24,180.00           727,093.94               453,375.00
NTN COMMUNICATIONS INC. COMMON STOCK                   4,500.00            11,205.27                 6,750.00
NEW $0.005 PAR
NUCOR CORP. COMMON STOCK, $.40 PAR                     3,900.00           132,816.51               195,000.00
NUI CORP COMMON STOCK                                  2,800.00            48,887.16                68,950.00
NUMBER NINE VISUAL TECHNOLOGY CORP                       200.00               936.29                   525.00
COMMON STOCK
NUTEK INC COM STK                                        250.00               234.00                   110.00
NUTRICIA(VER BEDRJ CVA (PART-EXCH)NLG0.5               2,250.00            15,764.29                63,834.60
O/SEAS CHINESE BK SGD1 (ALIEN MARKET)                  3,600.00            39,565.43                21,588.02
O/SEAS UNION BK SGD1(ALIEN MKT)                        8,000.00            47,055.22                31,396.19
OAK TECHNOLOGY INC COMMON STOCK                        1,000.00            13,621.90                 8,250.00
OAKLEY INC COMMON STOCK                                  200.00             1,848.54                 1,875.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
OAKWOOD HOMES CORP., COMMON STOCK, $.50                  500.00            10,840.04                15,000.00
PAR
OAO TECHNOLOGY SOLUTIONS INC 1997 RT                      80.00               400.00                   345.04
OASIS RESIDENTIAL INC COMMON STOCK                    17,700.00           399,367.64               386,081.25
OBJECTIVE COMMUNICATIONS INC COM STK                  49,972.00           332,742.46             1,155,602.50
OCCIDENTAL PETROLEUM CORP., COMMON STOCK              83,601.72         2,085,837.20             2,481,926.06
$.20 PAR
OCEAN ENERGY INC COMMON STK                           28,875.00         1,236,842.21             1,615,195.31
OCTUS INC COM STK                                      5,000.00             2,314.00                   650.00
OCWEN ASSET INVT CORP COM STK                          2,000.00            44,928.61                36,375.00
OCWEN FINL CORP COMMON STOCK                          37,720.00           832,671.70               914,710.00
ODS NETWORKS INC COMMON STOCK                            950.00            16,056.38                 8,015.63
OFFICEMAX INC COMMON STOCK                            10,200.00           165,806.64               143,437.50
OGDEN CORP., COMMON STOCK, $.50 PAR                      300.00             6,020.11                 7,987.50
OHIO CASUALTY CORP., COMMON STOCK, $.50                5,300.00           212,768.50               241,812.50
PAR
OKUMURA CORP JPY50                                    93,000.00           491,270.25               306,052.89
OLD REPUBLIC INTERNATIONAL CORP.,                     20,250.00           338,060.62               730,265.63
COMMON STOCK, $1 PAR
OLSTEN CORP., COMMON STOCK, $.10 PAR                  32,500.00           601,543.88               483,437.50
OM GROUP INC COM STK                                  13,820.00           487,016.47               530,342.50
ON ASSIGNMENT INC. COMMON STOCK                        4,000.00            76,250.00                93,000.00
ON TECHNOLOGY CORP COMMON STOCK                       10,000.00            52,857.00                19,375.00
ONEITA INDS INC COM STOCK                              1,000.00               934.27                   343.70
OPTIMA PETE CORP COMMON STOCK NEW                      8,800.00            17,727.68                13,337.28
ORACLE CORPORATION COM                                47,710.00           574,705.57             1,589,339.38
ORANGE & ROCKLAND UTILITIES, INC.,                     2,900.00           107,008.00               115,818.75
COMMON STOCK, $5 PAR
ORBITAL SCIENCES CORP COMMON STOCK                       400.00             8,604.90                10,250.00
ORCAD INC COMMON STOCK                                   500.00             4,694.31                 4,062.50
OREGON STEEL MILLS INC. COMMON STOCK                  14,900.00           326,385.93               292,412.50
ORION CAPITAL CORP., COMMON STOCK,                     6,800.00           162,126.00               306,425.00
$1 PAR
ORKLA A/S NOK25'A'                                    12,150.00           514,327.97             1,030,555.85
ORKLA ASA NOK25'B'                                     1,700.00            74,705.86               128,591.79

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
OROPERU RES INC COMMON STOCK                           3,000.00             5,080.00                 5,100.00
ORTHODONTIC CENTERS OF AMER COMMON STOCK              56,700.00         1,073,456.82             1,027,687.50
ORYX ENERGY CO COMMON STOCK                            5,900.00           118,537.61               159,300.00
OSICOM TECHNOLOGIES INC COMMON STOCK                     100.00             1,042.30                   284.37
OTE(HELLENIC TLCM) GDS REP 1/2 ORD GRD75              18,000.00           219,960.00               171,000.00
OTRA NV NLG2                                             870.00            19,886.41                13,873.09
OVERSEAS SHIPHOLDING GROUP, INC.,                      5,500.00           133,086.25               134,406.25
COMMON STOCK, $1 PAR
OWENS CORNING COMMON STOCK                             2,400.00            78,208.04                88,200.00
OWENS ILL INC COMMON STOCK NEW                         6,300.00           228,281.76               213,412.50
OXFORD HEALTH PLANS INC COMMON STOCK                  11,440.00           769,606.69               273,130.00
OXFORD INDUSTRIES, INC., COMMON                        1,700.00            45,543.00                59,712.50
STOCK, $1 PAR
P P & L RES INC COM                                    7,400.00           184,483.67               173,900.00
P-COM INC COMMON STOCK                                   400.00             8,157.03                 7,050.00
PACCAR INC., COMMON STOCK, $12 PAR                     3,643.00            86,817.03               200,365.00
PACIFIC AREOSPACE & ELECTRONICS INC                      100.00               415.57                   634.37
COMMON STOCK
PACIFIC CENTY FINL CORP COMMON STOCK                   5,700.00           222,714.00               290,700.00
PACIFIC ENTERPRISES COMMON STOCK                      19,700.00           539,289.99               696,887.50
PACIFIC GATEWAY EXCHANGE INC COMMON                   18,880.00           597,473.50               733,960.00
STOCK
PACIFIC SUNWEAR CALIF INC COMMON STOCK                 8,700.00           263,296.50               283,837.50
PACIFICORP, COMMON STOCK, $3.25 PAR                   70,000.00         1,479,218.84             1,631,875.00
PAGING NETWORK INC. COMMON STOCK                      43,400.00           465,815.06               523,512.50
PAINE WEBBER GROUP INC., COMMON STOCK,                   450.00             9,445.25                15,131.25
$1 PAR
PAIRGAIN TECHNOLOGIES INC COM STK                     22,800.00           654,254.78               538,650.00
PALL CORP. COMMON STOCK, $.25 PAR                      5,733.00           106,422.85               121,109.63
PAN AM CORP FLA COMMON STOCK                           7,000.00            24,797.00                23,191.00
PANACO INC COMMON STOCK $.01 PAR                       1,200.00             5,413.20                 5,400.00
PANAMER BEVERAGES CLASS'A'COM USD0.01                  1,900.00            39,121.18                65,075.00
PAO DE ACUCAR CIA ADR-REPR 1000 PREF                   1,450.00            25,284.38                21,568.75
PARAGON  TRADE BRANDS INC COMMON STOCK                 2,200.00            51,056.50                49,500.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
PARAGON HEALTH NETWORK INC COM STK                       797.64            40,018.00                41,377.58
PARAMETRIC TECHNOLOGY CORP COMMON STOCK                5,900.00           267,120.37               298,318.75
PARAMOUNT FINL CORP COM STK                            4,000.00            22,240.00                 4,240.00
PAREXEL INTL CORP COM STK                             20,820.00           453,437.75               718,290.00
PARKER DRILLING CO., COMMON STOCK,                    18,450.00           130,163.01               243,309.38
$.33 1/3 PAR
PARKER-HANNIFIN CORP., COMMON STOCK,                   4,975.00            97,391.67               221,387.50
NO PAR
PATHE FRF100                                             227.00            38,514.72                43,758.48
PATINA OIL & GAS CORP COM                                700.00             7,002.05                 5,687.50
PAUL HARRIS STORES INC COMMON STOCK NEW               31,840.00           596,617.45               672,620.00
PAXAR CORP COMMON STOCK $0.10 PAR                     13,075.00           192,893.25               196,125.00
PAYCHEX INC., COMMON STOCK                               618.00            18,579.15                25,338.00
PC DOCUMENTS  INTL INC COMMON STOCK                    2,000.00            11,376.00                11,000.00
PECHINEY 'A'FRF100(ORD)                                9,253.00           353,233.42               363,320.67
PECO ENERGY CO COMMON STOCK                           48,600.00         1,196,735.08             1,181,587.50
PEGASUS GOLD INC., COMMON STOCK                        7,700.00            20,006.80                 6,256.25
PENN TREATY AMERICAN CORP COMMON STOCK                13,750.00           385,824.28               446,875.00
PENNEY, J.C. CO., INC., COMMON STOCK,                 29,500.00         1,318,568.17             1,895,375.00
$.50 PAR
PENNZOIL CO., COMMON STOCK,                            2,100.00           124,305.32               139,912.50
$.83 1/3 PAR
PENSKE MOTORSPORTS INC COMMON STOCK                    1,500.00            52,687.50                39,375.00
PENTAIR INC., COMMON STOCK, $.16 2/3 PAR              46,340.00         1,709,976.47             1,749,335.00
PEOPLES ENERGY CORP., COMMON STOCK, NO                 1,600.00            43,645.80                58,600.00
PAR
PEOPLESOFT, INC, COM                                  48,455.00         1,219,457.00             3,170,774.06
PEP BOYS-MANNY, MOE & JACK, COMMON                     3,500.00            87,563.69                87,937.50
STOCK, $1 PAR
PEPSICO INC COM                                       69,918.01         1,242,123.37             2,578,226.62
PEREZ COMPANC SA 'B'ARS1                               9,680.00            39,002.65                69,142.86
PERKIN-ELMER CORP., COMMON STOCK, $1 PAR               2,000.00            77,597.07               139,125.00
PERRIGO CO COMMON STOCK                                  100.00               966.15                 1,425.00
PETSMART INC COMMON STOCK                                500.00             3,846.10                 3,906.25
PEUGEOT SA FRF35                                       6,500.00           739,479.00               734,401.07

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
PFIZER INC., COMMON STOCK, $.11 1/9 PAR              162,304.98         5,876,331.74            11,807,687.30
PG& E CORP COMMON STOCK                              123,150.01         3,531,616.91             3,478,987.78
PHARMACEUTICAL MARKETING SVCS INC                      2,950.00            33,026.99                30,237.50
COMMON STOCK
PHARMACIA & UPJOHN COM USD0.01                        10,000.00           339,267.20               337,500.00
PHARMACIA & UPJOHN INC COM                            71,866.00         2,271,116.21             2,425,477.50
PHELPS DODGE CORP., CAPITAL STOCK,                     2,700.00           115,992.21               178,875.00
$6.25 PAR
PHILIP MORRIS COMPANIES INC., COMMON                 285,846.90         8,251,256.49            12,434,340.15
STOCK, $1 PAR
PHILIP SERVICES CORP COM STK                             500.00             7,350.65                 7,906.25
PHILIPPINE LNG DIS SPON ADR-REP 2 COM PH              24,200.00           728,477.92               598,950.00
PHILIPS ELECTRONIC NLG10(NY REGD)                      7,000.00           243,406.36               469,000.00
PHILIPS ELECTRONIC NLG10                               2,500.00            77,751.87               165,119.85
PHILLIPS PETROLEUM CO. COMMON STOCK,                  26,800.00           964,242.94             1,298,125.00
$1.25 PAR
PHOENIX INFORMATION SYS CORP COMMON                   11,281.00            27,614.80                24,028.53
STOCK
PHYSICIAN COMPUTER NETWORK INC., COMMON                1,500.00            10,456.65                 7,312.50
STOCK
PHYSICIAN SALES & SVC INC COMMON STOCK                 5,000.00           116,875.00               113,750.00
PHYSIO-CONTROL INTL CORP COMMON STOCK                  5,800.00            93,566.18                91,350.00
PICTURETEL CORP., COMMON STOCK, (NEW)                  1,500.00            16,901.00                13,031.25
PIEDMONT NATURAL GAS CO., INC., COMMON                 3,100.00            82,454.14               101,331.25
STOCK, $.50 PAR
PIERCING PAGODA INC COMMON STOCK                         400.00             8,281.64                10,600.00
PILGRIMS PRIDE CORP COMMON STOCK                      92,200.00         1,114,568.36             1,475,200.00
PILLOWTEX CORP COMMON STOCK                           38,000.00         1,046,683.69             1,007,000.00
PINAULT PRINTEMPS FRF100                                 471.00           101,354.36               240,947.24
PINNACLE MICRO INC COMMON STOCK                        7,100.00             7,395.58                 1,552.77
PINNACLE SYS INC COMMON STOCK                          1,700.00            55,071.50                40,800.00
PINNACLE WEST CAPITAL CORP COMMON STOCK               16,400.00           509,300.96               632,425.00
PIONEER ELEC JPY50                                     5,000.00           140,437.51                86,973.56
PIONEER GROUP, INC., COMMON STOCK,                     3,100.00            79,499.50                97,262.50
$.10 PAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
PIONEER HI-BRED INTERNATIONAL, INC.,                   2,900.00           124,419.81               296,162.50
COMMON STOCK, $1 PAR
PITNEY BOWES INC., COMMON STOCK, $2 PAR                6,400.00           223,406.57               538,000.00
PITTSTON CO BURLINGTON GROUP COMMON                    3,400.00            93,993.00                93,712.50
STOCK
PITTWAY CORP., CLASS A COMMON STOCK                      200.00             8,454.39                12,625.00
PIXAR COMMON STOCK                                       100.00             2,131.56                 2,318.75
PLACER DOME INC., COMMON STOCK                        11,320.00           193,377.84               138,670.00
PLANET HOLLYWOOD INTL INC CL A COMMON                  1,100.00            29,587.52                16,362.50
STOCK
PLANTRONICS INC COMMON STOCK NEW                          50.00             1,640.94                 1,856.25
PLATFORMS INTL CORP COM STK                           10,000.00             2,314.30                 2,300.00
PLATINUM TECHNOLOGY INC COMMON STOCK                  53,800.00         1,254,281.43             1,398,800.00
PLC SYS INC COMMON STOCK NO PAR                        2,530.00            41,128.10                26,723.13
PLEXUS CORP., COMMON STOCK                             6,770.00           159,426.23               180,251.25
PMC SIERRA INC COMMON STOCK                           29,900.00           538,187.40               822,250.00
PMI GROUP INC COMMON STOCK                            21,000.00         1,191,152.71             1,365,000.00
PMT SERVICES INC COM STK                              47,530.00           409,850.00               748,597.50
PNC BANK CORP COMMON                                  13,700.00           391,471.45               737,231.25
POLAROID CORP., COMMON STOCK, $1 PAR                   2,006.00            72,145.26                85,255.00
POLO RALPH LAUREN CL A COM STK                           100.00             3,044.06                 2,700.00
POLYGRAM NV NLG0.50                                    3,378.00           147,230.73               170,773.41
POMEROY COMPUTER RES INC COMMON STOCK                  3,150.00            70,875.00                78,750.00
POOL ENERGY SVCS CO COMMON STOCK                         140.00             4,524.18                 3,622.50
POPE & TALBOT, INC., COMMON STOCK,                     4,600.00            82,326.65                75,900.00
$2 PAR
POPULAR INC COMMON STOCK                               3,000.00            80,655.00               159,750.00
PORTUGAL TEL PT SA SPON ADR REP 1 ORD PT              11,400.00           480,497.11               522,975.00
POTLATCH CORP. COMMON STOCK, $1 PAR                   10,600.00           393,671.85               515,425.00
POWERGEN ORD GBP0.50                                  35,845.00           292,971.17               461,695.97
POWERWAVE TECHNOLOGIES INC COMMON STOCK               15,300.00           579,765.82               380,587.50
PPG INDUSTRIES INC., COMMON STOCK,                     8,050.00           273,660.21               466,396.88
$1.66 2/3 PAR
PRAXAIR INC COMMON STOCK                               7,100.00           175,840.33               311,956.25

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
PRECISION CASTPARTS CORP., COMMON                      7,600.00           342,430.53               451,250.00
STOCK, NO PAR
PREMARK INTERNATIONAL, INC. COMMON STOCK              20,900.00           419,634.20               546,012.50
PREMIERE TECHNOLOGIES INC COMMON STOCK                22,400.00           738,380.16               536,200.00
PREMISYS INC COMMUNICATIONS COMMON STOCK              36,540.00         1,132,067.15             1,007,133.75
PRENTISS PTTYS TR COMMON STOCK                        12,000.00           287,961.00               310,500.00
PRESIDENTIAL LIFE CORP COMMON STOCK                    1,300.00            26,162.50                26,406.25
PRESSTEK INC COMMON STOCK $0.01 PAR                    2,890.00            93,693.89                90,312.50
PRICELLULAR CORP COMMON STOCK                          4,200.00            43,396.50                45,150.00
PRIDE INTL INC COM STK                                39,230.00           697,271.83             1,083,728.75
PRIMAGAZ FRF10                                           561.00            32,446.63                46,640.32
PRIME HOSPITALITY CORP COMMON STOCK                   16,300.00           288,836.00               311,737.50
PRIMEDIA INC COM STK                                   5,900.00            73,246.73                78,543.75
PRIMUS TELECOMMUNICATIONS GROUP INC                      100.00             1,177.02                 1,400.00
COMMON STOCK
PRINS RECYCLING CORP COM STK                             516.00             2,885.40                   274.00
PRINTRONIX INC COMMON STOCK N.P.                      40,500.00           723,062.15               718,875.00
PROCTER & GAMBLE CO., COMMON STOCK, NO                64,120.05         2,071,200.54             4,893,161.32
PAR
PROGINET CORP COM STK                                  2,000.00             9,410.00                 7,000.00
PROGRAMMERS PARADISE INC COMMON STOCK                    500.00             5,448.27                 5,000.00
PROGRESSIVE CORP., OHIO, COMMON STOCK,                 9,700.00           701,410.19               989,400.00
$1 PAR
PROTECTIVE LIFE CORP., COMMON STOCK                   21,450.00           824,533.15             1,203,881.25
PROTEIN DESIGN LABS INC COMMON STOCK                   6,400.00           276,097.28               268,800.00
PROVIDENT BANKSHARES CORP COMMON STOCK                 3,638.00           103,563.38               215,551.50
PROVIDENT COS INC COM                                 38,800.00           962,618.73             1,273,125.00
PROVIDIAN FINL CORP W/I COMMON STK                     4,200.00            68,702.47               185,062.50
PRT GROUP INC COM STK                                 51,300.00           673,456.14               686,137.50
PSW TECHNOLOGIES INC COM STK                             300.00             4,417.85                 5,100.00
PUBLIC SERVICE CO. OF NEW MEXICO,                     13,900.00           275,412.50               284,081.25
COMMON STOCK, $5 PAR
PUBLIC SERVICE ENTERPRISE GROUP INC.,                 10,400.00           289,383.04               303,550.00
COMMON STOCK
PUBLISHING & BROAD AUD0.50                             8,150.00            35,899.38                46,286.22

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
PUGET SOUND ENERGY COMMON STK                            206.92             5,156.28                 5,716.17
PULITZER PUBLISHING CO COMMON STOCK                       -0.01                 0.00                    -0.55
PULTE CORP COMMON STOCK                                  900.00            19,113.89                36,506.25
PVPTL DENSE-PAC MICROSYSTEMS INC COMMON                1,500.00             6,474.00                 5,250.00
STOCK
PVTPL GENERAL ENVIRONMENTAL CORP COMMON               20,000.00            11,087.96                 6,600.00
STOCK
PVTPL NEW HOLLAND N V COMMON STOCK                    26,200.00           560,906.02               656,637.50
PXRE CORP COMMON STOCK                                 2,300.00            70,748.00                67,993.75
PYRAMID BREWERIES INC COM STK                            200.00               788.48                   550.00
QUAKER OATS COMPANY, COMMON STOCK,                     6,100.00           185,934.77               323,300.00
$5 PAR
QUAKER STATE CORP CAPITAL STOCK $1.25%                   100.00             1,569.06                 1,531.25
PAR
QUALCOMM INC COMMON STOCK                                300.00            18,560.98                20,325.00
QUANTUM CORP., COMMON STOCK                            1,930.00            30,435.47                51,386.25
QUARTERDECK CORP FORMERLY QUARTERDECK                  2,000.00             9,282.39                 4,250.00
OFFICE SYS TO 02-23-1995 COM
QUIDEL CORP COMMON STOCK                               4,000.00            15,324.46                15,500.00
QUIGLEY CORP COMMON STOCK                              3,560.00            40,867.50                64,525.00
QUINTILES TRANSNATIONAL CORP COMMON                   19,350.00         1,349,806.78             1,511,718.75
STOCK
QUORUM HEALTH GROUP INC COMMON STOCK                  43,200.00           811,626.00             1,036,800.00
QWEST COMMUNICATIONS INTL INC COMMON                     320.00            18,642.51                17,480.00
STOCK
RADIUS INC NEW COMMON STOCK                           21,000.00             7,202.65                 9,187.50
RALCORP HLDGS INC NEW COM STK                         21,000.00           399,773.39               355,687.50
RALSTON-RALSTON PURINA GROUP                           4,880.00           248,134.99               453,840.00
RAMBUS INC DEL COMMON STOCK                           10,270.00           415,170.58               573,194.38
RANK GROUP ORD GBP0.10                                16,260.00           104,559.23                94,649.56
RATIONAL SOFTWARE CORP COM NEW                         2,360.00            30,344.55                23,895.00
RAYCHEM CORP. COMMON STOCK, NO PAR                     6,400.00           204,424.15               605,200.00
RAYONIER INC COMMON STOCK                              7,200.00           264,802.39               351,900.00
RAYTHEON CO., COMMON STOCK, $1.25 PAR                 10,600.00           308,803.60               592,937.50
READ-RITE CORP COMMON STOCK                              900.00            19,815.02                17,212.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
READERS DIGEST ASSN INC CL A NON VTG                  14,400.00           389,570.23               344,700.00
COMMON STOCK $0.35 PAR
RECKITT & COLMAN ORD GBP0.105263                      24,800.00           311,218.39               360,589.01
RED BRICK SYS INC COMMON STOCK                         9,600.00           117,969.00                69,000.00
REDHOOK ALE BREWERY INC COMMON STOCK                   1,100.00             7,741.52                 7,493.75
REEBOK INTERNATIONAL, COMMON STOCK                     2,500.00            75,209.77                98,281.25
REED INTERNATIONAL ORD GBP0.125                      106,000.00           834,249.59             1,126,006.67
REGENT PACIFIC GROUP LIMITED SHS ISIN#                 5,000.00             1,796.30                 1,600.00
KYG747871138
REGIONS FINANCIAL CORP COM                               200.00             7,541.20                 7,725.00
REHABCARE GROUP INC COM                                4,650.00           108,112.50               125,550.00
RELIANCE BANCORP INC COM PAR $9.625                    6,500.00            90,723.65               215,312.50
RELIANCE GROUP HOLDINGS INC., COMMON                  39,500.00           295,286.91               503,625.00
STOCK
RELIASTAR FINL CORP COM                                9,000.00           358,914.60               333,000.00
RENAL CARE GROUP INC COMMON STOCK                      9,000.00           316,796.10               285,750.00
RENAL TREATMENT CTRS INC COM STK                      27,970.00           617,141.63               931,750.63
RENO AIR, INC., COMMON STOCK                           5,600.00            35,988.00                32,900.00
RENT-WAY INC COMMON STOCK                                100.00             1,769.06                 1,725.00
RENTAL SVC CORP COMMON STOCK                           4,700.00           118,781.62               118,087.50
RENTERS CHOICE INC COMMON STOCK                        4,000.00            88,957.50                90,000.00
REPAP ENTERPRISES COMMON                                 900.00             3,737.25                   112.50
REPSOL SA ESP500 (REG)                                 1,571.00            52,097.23                67,949.37
REPUBLIC IND INC COMMON STOCK                          2,075.00            64,059.99                54,079.69
REPUBLIC NEW YORK CORP., COMMON STOCK                 15,900.00           848,549.05             1,729,125.00
RES-CARE, INC., COMMON                                 4,100.00            95,919.50                96,350.00
RESPIRONICS INC COMMON STOCK $0.01 PAR                   200.00             5,372.88                 5,350.00
REUTERS HOLDINGS ORD GBP0.025                         42,000.00           443,674.41               472,689.29
REYNOLDS METALS CO., COMMON STOCK, NO                  3,300.00           180,253.47               187,893.75
PAR
RF MICRO DEVICES INC COM STK                             200.00             3,739.29                 2,825.00
RHON-KLINIKUM AG DEM5                                    633.00            31,655.50                66,750.57
RHONE-POULENC SA SPON ADR-REP 1 FRF25'A'               5,641.00           140,870.47               253,139.88
RICHFOOD HLDGS INC CL A COMMON STOCK                  14,700.00           380,125.25               401,493.75

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
RICHMONT MINES INC COM STK                               200.00               940.77                   475.00
RIDE INC COM                                           1,000.00             7,967.50                 2,500.00
RINASCENTE(LA) ITL1000                                 4,200.00            28,189.93                31,839.36
RIO HOTEL & CASINO, COMMON STOCK                       7,400.00           169,398.00               154,475.00
RIO TINTO PLC ORD 10P(REGD)                           36,437.00           501,916.82               438,933.43
RITE AID CORP., COMMON STOCK, $1 PAR                   5,500.00           161,164.45               361,625.00
RJK EXPLS LTD CL A COMMON STOCK                        4,000.00             1,762.80                   720.00
RJR NABISCO HLDGS CORP COM NEW                        58,772.70         1,835,073.81             2,141,530.26
RMI TITANIUM CO                                        7,900.00           171,074.50               187,625.00
ROADWAY EXPRESS INC DEL COM STK                        8,100.00           136,199.58               218,700.00
ROCHE HLDG AG GENUSSCHEINE(PTG CERTS) NP                  37.00           227,030.67               331,149.61
ROCHESTER GAS & ELECTRIC CORP.,                       14,303.79           312,955.19               393,354.23
COMMON STOCK, $5 PAR
ROCK BOTTOM RESTARANTS INC COMMON STOCK                  100.00             1,174.13                 1,075.00
ROCKWELL INTL CORP NEW COM STK                         9,300.00           263,516.89               453,375.00
ROHM & HAAS CO., COMMON STOCK,                         2,800.00           144,517.09               257,425.00
$2.50 PAR
ROHM CO JPY50                                          3,000.00           346,252.72               296,180.22
ROLLS-ROYCE ORD 20P                                    6,777.00            17,791.87                27,060.50
ROMAC INTL INC COM STK                                44,120.00           851,362.24               860,340.00
ROSLYN BANCORP INC COMMON STOCK                       12,100.00           293,319.73               263,175.00
ROSS STORES INC., COMMON STOCK                        12,900.00           430,872.01               503,100.00
ROSS SYSTEMS COMMON STOCK                                300.00             1,169.21                 1,125.00
ROUGE INDS INC DEL CL A COM STK                          200.00             3,337.17                 3,050.00
ROWAN COMPANIES, INC., COMMON STOCK,                  31,700.00           708,283.98             1,077,800.00
$.125 PAR
ROYAL BANK CANADA COM NPV (CAD)                       13,950.00           321,021.73               746,770.17
ROYAL BK SCOTLAND ORD GBP0.25                         45,000.00           460,258.14               516,308.93
ROYAL DUTCH PETROL NLG1.25(BR)                        13,592.00           369,278.32               707,649.59
ROYAL DUTCH PETROLEUM N.Y. REGISTRY SH               117,800.00         2,901,994.17             6,206,587.50
PAR N 1.25 GLDR
ROYAL GROUP TECHNOLOGIES LTD COMMON                    1,010.00            27,427.99                24,303.13
STOCK
ROYAL OAK MINES INC                                   30,200.00           117,380.62                47,187.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
ROYAL&SUN ALLIANCE ORD GBP0.25                        53,000.00           445,061.55               475,940.96
RUBBERMAID INC. COMMON STOCK, $1 PAR                   6,700.00           168,317.63               162,475.00
RUSS BERRIE & CO. INC., COMMON STOCK                   4,500.00           103,158.77               134,437.50
RUSSELL CORP., COMMON STOCK, $.01 PAR                  1,600.00            43,293.44                48,900.00
RYAN'S FAMILY STEAK HOUSES, INC.,                     18,700.00           132,442.75               165,962.50
COMMON STOCK, $1 PAR
RYDER SYSTEM, INC., COMMON STOCK,                      3,500.00            91,323.94               127,093.75
$.75 PAR
RYLAND GROUP, INC., COMMON STOCK,                      4,800.00            95,175.57               104,700.00
$1 PAR
SAFECO CORP., COMMON STOCK, $5 PAR                     6,200.00           179,125.83               303,025.00
SAFEGUARD SCIENTIFICS INC., COMMON STOCK                 400.00            11,569.03                12,625.00
$.10 PAR
SAFETY-KLEEN CORP., COMMON STOCK,                      2,650.00            56,126.27                73,537.50
$.10 PAR
SAFEWAY PLC ORD GBP0.25                               92,436.00           500,032.63               504,587.12
SAFRA REPUBLIC HLD USD2.5                              8,000.00           490,276.00               843,000.00
SAGA PETROLEUM NOK15 SER'B'                            1,170.00            13,013.06                18,871.62
SAIRGROUP CHF350(REGD)                                   290.00           152,277.70               378,543.87
SAMSUNG ELECTRONIC KRW5000                             8,041.00           666,089.85               288,087.13
SANDISK CORP CORP COMMON STOCK                         9,800.00           274,650.27               240,100.00
SANDVIK AB 'B'SEK6                                     3,200.00            52,065.81                95,946.12
SANGETSU CO JPY50                                      1,000.00            37,271.18                14,025.47
SANKYO CO JPY50                                       26,000.00           614,237.39               829,147.89
SANKYO CO LTD NPV(OTC)                                12,000.00           441,033.63               192,752.20
SANMINA CORP COMMON STOCK                              8,820.00           288,855.00               599,760.00
SANOFI FRF25                                           1,450.00           113,707.80               145,160.88
SANTA FE ENERGY RES INC COM STOCK                     70,301.00           641,665.22               786,492.44
SANTA ISABEL SA ADR REPR 15 SHS NPV                      746.00            20,201.68                13,660.75
SANWA BANK JPY50                                      45,000.00           795,477.86               493,633.69
SAP AG DEM5                                              430.00            71,697.32               125,061.65
SARA LEE CORP., COMMON STOCK                          35,300.00         1,257,189.11             1,866,487.50
SASKATCHEWAN WHEAT POOL CL B NON VTG                     100.00             1,453.80                 2,310.00
COMMON STOCK
SAWTEK INC COMMON STOCK                                6,700.00           262,324.27               195,137.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
SBC COMMUNICATIONS INC COM                            63,936.01         2,437,193.75             4,655,340.73
SCANIA AB ADR-EACH REPR 1ORD 'A'                       2,750.00            74,463.95                63,937.50
SCANIA AB ADR-EACH REP 1ORD 'B'                        2,750.00            74,463.95                63,764.25
SCANTEK MED INC COM STK                                3,675.00             8,863.34                 4,364.06
SCHERING-PLOUGH CORP. COMMON STOCK, $1               103,875.74         3,359,535.91             6,511,710.45
PAR
SCHLOTZSKYS INC COMMON STOCK                             500.00             9,461.41                 8,687.50
SCHLUMBERGER LTD. COMMON STOCK, $1 PAR                34,880.00         1,616,670.92             2,871,060.00
SCHNEIDER SA FF 50 (BR)                                2,556.00           131,614.75               136,817.62
SCHULMAN, A., COMMON STOCK, $1 PAR                     6,200.00           135,899.66               138,725.00
SCHW BANKVEREIN CHF40(REGD)                              510.00            59,755.64               146,485.94
SCHWAB CHARLES CORP COMMON STOCK NEW                  12,395.37           335,350.28               477,996.46
SCHWEITZER-MAUDUIT INTL INC COM                       10,300.00           294,931.00               365,650.00
SCI SYSTEMS, INC., COMMON STOCK,                      15,900.00           717,282.62               728,418.75
$.10 PAR
SCIENTIFIC-ATLANTA, INC., COMMON STOCK,                3,500.00            39,798.74                70,000.00
$.50 PAR
SCIOS INC COMMON STOCK                                50,000.00           432,750.00               378,125.00
SCOTTISH POWER PLC SHS ISIN#                             500.00             2,949.98                 4,060.00
GB0007908287
SCRIBONA AB 'B'SEK2                                    1,690.00             8,895.07                21,669.47
SEACOR SMIT INC                                       11,100.00           566,500.48               618,131.25
SEAGATE TECHNOLOGY, COMMON STOCK, NO                  38,620.00         1,366,174.71               876,191.25
PAR
SEAGRAM CO. LTD. - LA COMPAGNIE                       16,600.00           461,483.10               536,387.50
SEAGRAM LTEE., COMMON STOCK, NO PAR
SEARS ORD 25P                                         15,000.00            26,617.09                12,383.33
SEARS, ROEBUCK AND CO. COMMON STOCK,                  40,000.00         1,580,457.69             1,832,500.00
$.75 PAR
SEATTLE FILMWORKS INC. COMMON STOCK                    3,450.00            48,283.50                34,068.75
$00.001 PAR
SECURE COMPUTING CORP COMMON STOCK                       300.00             3,965.47                 3,600.00
SEDNA GEOTECH INC COMMON STOCK                         1,000.00             2,171.00                 2,750.00
SEEC INC COMMON STOCK                                    100.00             2,569.06                   162.50
SEGA ENTERPRISES JPY50                                 1,700.00           105,083.28                37,829.58
SEI INVESTMENTS CO COM STK                             1,209.89            28,304.02                27,077.34

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
SEITEL INC DELAWARE COMMON STOCK NEW                     400.00            16,169.87                 7,700.00
$0.01 PAR
SEKISUI CHEM Y50                                      42,000.00           393,522.08               305,723.80
SEKISUI HOUSE Y50                                     76,000.00           965,721.44               546,664.05
SELECTIVE INSURANCE GROUP, INC.,                         500.00            13,885.00                25,187.50
COMMON STOCK
SEMBAWANG CORPORAT SGD1                              -58,000.00                 0.00                     0.00
SEMICONDUCTOR PKG MATLS INC COMMON STK                   300.00             4,116.27                 2,775.00
SEMTECH CORP., COMMON STOCK, $.01 PAR                    300.00            17,433.06                14,550.00
SENSHUKAI CO JPY50                                       800.00            24,624.18                 3,359.84
SEPRACOR INC COMMON STOCK                             32,200.00           756,370.09             1,187,375.00
SERVICE CORPORATION INTERNATIONAL,                    79,900.00         2,092,783.71             2,921,343.75
COMMON STOCK, $1 PAR
SERVICE MERCHANDISE CO., INC., COMMON                  2,980.00            14,882.68                10,057.50
STOCK, $1 PAR
SEVEN ELEVEN NPV                                       1,000.00            61,291.41                69,343.78
SEVEN SEAS PETE INC COMMON STOCK                         200.00             2,064.00                 3,750.00
SHAMAN PHARMACEUTICALS INC COMMON STOCK                  500.00             2,683.73                 2,500.00
SHARED MEDICAL SYSTEMS CORP., COMMON                   1,100.00            39,594.79                70,400.00
STOCK, $.01 PAR
SHARP CORP JPY50                                      13,000.00           201,972.22                86,989.23
SHAW INDUSTRIES, INC., COMMON STOCK,                     205.08             2,927.58                 2,255.88
NO PAR
SHELL TRANSPORT & TRADING NY SHRS                        156.00             4,515.00                 6,503.25
NEW COMMON STOCK
SHELL TRNSPT&TRDG ORD GBP0.25(REGD)                   55,620.00           238,791.24               377,647.00
SHERWIN-WILLIAMS CO., COMMON STOCK,                    7,700.00           117,947.65               219,931.25
$6.25 PAR
SHIN-ETSU CHEM CO Y50                                  7,000.00           134,447.98               166,190.01
SHISEIDO CO Y50                                        4,000.00            49,378.26                54,221.35
SHIVA CORP COMMON STOCK                                3,890.00            51,795.28                34,523.75
SHOHKOH FUND & CO JPY50                                3,000.00           633,408.15               853,281.10
SHOREWOOD PACKAGING CORP COMMON STOCK                 33,050.00           637,706.13               797,331.25
SHOWBIZ PIZZA TIME INC., COMMON STOCK                 15,300.00           339,853.11               328,950.00
NEW
SI HANDLING SYS COMMON STOCK                             900.00            12,556.50                12,487.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
SIAM CEMENT CO THB10(ALIEN MKT)                          940.00            33,798.47                 7,379.88
SIEBEL SYS INC COMMON STOCK                           13,000.00           398,714.40               541,125.00
SIEMENS AG DEM5                                       11,012.00           533,729.18               646,479.35
SIERRA PACIFIC RESOURCES, COMMON STOCK,                5,300.00           131,818.50               179,537.50
$3.75 PAR
SIGCORP INC COM                                        2,300.00            58,595.95                61,525.00
SIGMA-ALDRICH, CORP., COMMON STOCK, $1                 4,500.00            95,211.66               162,562.50
PAR
SIGMATRON INTL INC COMMON STOCK                        1,250.00            22,174.89                16,725.00
SIGNATURE RESORTS INC COMMON STOCK                    25,785.00           631,296.34               689,748.75
SILICON GAMING INC COMMON STOCK                          770.00            10,613.23                10,010.00
SILICON GRAPHICS INC., COMMON STOCK                   26,392.00           555,755.53               346,395.00
SILICON STORAGE TECHNOLOGY INC COMMON                  3,000.00            16,872.60                10,875.00
STOCK
SILICON VALLEY GROUP INC., COMMON STOCK               13,900.00           287,025.41               330,125.00
SIME DARBY BHD MYR0.50                               147,000.00           304,213.12               147,378.97
SIMON DEBARTOLO GRP REIT                               1,322.04            29,639.18                43,214.18
SIMTEK CORP COMMON STOCK                               3,000.00             1,495.86                 1,770.00
SIMULA INC COMMON STOCK                                7,000.00           117,427.23               111,125.00
SINGAPORE AIRLINES SG(cents)1(ALIEN MKT)              17,500.00           151,020.47               114,282.13
SINGAPORE LAND SG(cents)1                             17,000.00            88,271.57                49,957.62
SINGAPORE PRESS HD SG(cents)1(ALIEN MKT)               6,000.00            92,083.62                82,132.43
SINGER CO N V COMMON STOCK                             5,435.00            87,398.92                63,181.88
SIPEX CORP COMMON STOCK                                7,800.00           262,675.14               242,775.00
SIRROM CAP CORP COMMON STOCK                          22,550.00           872,817.86               992,200.00
SKYWEST INC., COMMON STOCK                                18.35               251.76                   444.99
SLH CORP COM STK                                         300.00            13,771.13                16,200.00
SLM HOLDING CORP COMMON STK                           22,730.00         1,792,059.58             2,935,011.25
SMART CHOICE AUTOMOTIVE GROUP INC  COM                   110.00               735.96                   550.00
SMART MODULAR TECNOLOGIES INC COMMON                   4,100.00           273,350.00               254,200.00
STOCK
SMARTALK TELESERVICES INC COMMON STOCK                42,550.00           770,467.28               912,165.63
SMITH(DAVID S.)HLD ORD GBP0.10                        16,560.00            62,911.40                55,661.29
SMITHFIELD FOODS IMC., COMMON STOCK                   14,600.00           478,523.93               516,475.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
SMITHKLINE BEECHAM ORD GBP0.0625                      53,000.00           192,492.23               491,121.07
SMUCKER, J.M., CO., CLASS A COMMON STOCK               2,600.00            55,627.00                64,350.00
SNAP-ON INC COM                                        2,700.00            68,618.75               118,631.25
SOC GENERALE FRF30                                     3,626.00           403,550.51               476,632.47
SODAK GAMING INC COM STK                                 500.00             6,525.60                 4,500.00
SODEXHO ALLIANCE FRF100                                  186.00            68,352.01                99,152.53
SODEXHO ALLIANCE NEW FRF100(S/R 25/11/97                 180.00                 0.00                 2,241.06
SOFAMOR/DANEK GROUP INC COMMON STOCK                   1,287.00            41,511.60                90,572.63
SOFTBANK CORP JPY50                                    6,734.00           662,717.52               121,357.10
SOFTECH INC COMMON STOCK $0.10 PAR                       400.00               981.92                   925.00
SOLOMON SMITH BARNEY HOLDINGS INC                      1,000.00             9,868.47                 9,000.00
SOLUTIA INC COM STK                                   22,800.00           507,697.11               520,125.00
SOMATOGEN INC COMMON STOCK                             2,000.00            17,744.63                11,250.00
SONAT INC., COMMON STOCK, $3.75 PAR                    3,800.00            99,416.73               165,537.50
SONUS PHARMACEUTICALS INC COMMON STOCK                 3,800.00           168,672.88               146,300.00
SONY CORP Y50                                          9,100.00           565,208.06               777,198.83
SOS STAFFING SVS INC COMMON STOCK                     27,700.00           481,113.59               581,700.00
SOTHEBYS HOLDINGS INC CL A COMMON STOCK               13,904.45           245,717.81               237,244.68
SOUTHDOWN, INC., COMMON STOCK, $2.50                  15,190.00           532,541.82               876,273.13
PAR
SOUTHERN CO., COMMON STOCK, $5 PAR                    30,800.00           563,729.41               739,200.00
SOUTHERN PERU COPPER CORP COMMON STOCK                 5,100.00            94,313.66                70,125.00
SOUTHWEST AIRLINES CO., COMMON STOCK, $1              17,804.01           350,918.47               435,085.50
PAR
SOVEREIGN BANCORP INC COMMON STOCK                    58,860.00           850,566.07             1,114,661.25
NO PAR
SOVRAN SELF STORAGE INC                                  100.00             3,100.31                 3,050.00
SPDR TR UNIT SER 1                                       152.00            14,885.27                14,535.00
SPECIALTY TELECONSTRUCTORS INC COM                       300.00             3,549.04                 4,350.00
SPECTRALINK CORP COMMON STOCK                          3,480.00            15,036.14                13,050.00
SPEEDWAY MOTORSPORTS INC COMMON STOCK                  7,100.00           158,423.68               157,087.50
SPINE TECH INC COM                                     4,900.00           279,174.36               161,393.75
SPLASH TECHNOLOGY HOLDINGS INC COMMON                    100.00             3,499.50                 3,250.00
STOCK

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
SPRINGS INDUSTRIES, INC.,                                900.00            33,078.11                45,393.75
CLASS A COMMON STOCK
SPRINT CORP COMMON STOCK                              19,200.00           614,056.27             1,124,400.00
SPX CORP COMMON STOCK                                 13,690.00           591,451.37               936,053.75
ST GEORGE BANK LTD AUD1                                2,205.00            13,439.91                13,367.75
ST. JUDE MEDICAL, INC., COMMON STOCK,                  4,150.00           120,264.58               122,943.75
$.10 PAR
ST. PAUL COMPANIES, INC., COMMON STOCK,               17,415.00           595,088.52             1,393,200.00
NO PAR
STAFFMARK INC COMMON STOCK                             9,500.00           238,307.50               331,312.50
STAKIS ORD 10P                                       165,000.00           282,135.15               276,603.09
STANDARD MICROSYSTEMS CORP., COMMON                      100.00             1,605.00                 1,093.75
STOCK, $.10 PAR
STANDARD MOTOR PRODUCTS INC., CAPITAL                  2,600.00            57,658.38                51,187.50
STOCK, $2 PAR
STANDARD PACIFIC CORP NEW COMMON STOCK                 9,300.00           105,945.60               125,550.00
$0.25 PAR
STANDARD PRODUCTS CO., COMMON STOCK,                  39,200.00           902,152.00               984,900.00
$1 PAR
STANLEY WORKS, COMMON STOCK, $2.50                     4,000.00            89,056.99               176,250.00
PAR
STAPLES INC., COMMON STOCK                               200.00             4,040.79                 5,637.50
STAR BANC CORPORATION                                    500.40            17,874.06                27,021.60
COMMON STOCK
STARBUCKS CORP COMMON STOCK                            2,974.00            85,889.46               103,718.25
STARWOOD HOTELS & RESORTS TRUST                          171.00             7,040.93                 9,169.88
STATE BK OF INDIA GDR-EACH REP2SHS INR10               3,700.00            52,355.00                49,025.00
STATE STREET CORP COM STK                              7,200.00           370,944.00               428,400.00
STB SYS INC COMMON STOCK                                 300.00             7,691.66                 8,400.00
STERLING BANCORP, COMMON STOCK, $1 PAR                   200.00             3,244.26                 4,387.50
STERLING COMM INC COMMON STOCK                           259.00             7,299.64                 9,000.25
STERLING SOFTWARE INC., COMMON STOCK                   8,300.00           296,075.84               303,987.50
STILLWATER MINING CO COMMON STOCK                      1,200.00            27,799.44                21,900.00
STOLT COMEX SEAWAY SA COMMON STOCK                    16,000.00           968,000.00               796,000.00
STONE CONTAINER CORP., COMMON STOCK,                   4,974.00            91,860.13                62,175.00
$1 PAR
STONE ENERGY CORP COM STK                                600.00            17,031.30                17,250.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
STORAGE TR RLTY COMMON STOCK                             202.00             4,986.83                 5,024.75
STORMEDIA INC CL A COMMON STOCK                          700.00             3,959.19                 2,581.25
STRATASYS INC COMMON STOCK                             1,045.00            18,602.54                13,846.25
STRATEGIC SOLUTIONS GROUP, INC. COMMON                   500.00             1,481.11                 1,125.00
STK
STRATTEC SEC CORP COM                                    300.00             8,594.45                 7,500.00
STREAMLOGIC CORP                                       1,400.00             8,869.42                    21.00
STRIDE RITE CORP., COMMON STOCK, $1 PAR               18,900.00           258,818.49               225,618.75
STURM & RUGER & CO., INC., COMMON STOCK,                 401.98             8,654.58                 7,285.89
$1 PAR
SUBURBAN LODGES AMER INC COMMON STOCK                 54,400.00         1,424,344.06             1,332,800.00
SUITE SOFTWARE COM STK                                 2,500.00             4,785.00                   150.00
SUIZA FOODS CORP COMMON STOCK                         29,610.00         1,151,234.00             1,722,931.88
SULZER AG CHF100(REGD)                                   300.00           176,268.14               198,218.42
SUMITOMO CORP JPY50                                   16,000.00           158,550.20               100,920.67
SUMITOMO ELECT IND Y50                                19,000.00           290,316.75               254,573.95
SUMITOMO FORESTRY JPY50                                6,000.00           125,413.82                40,430.95
SUMMIT TECHNOLOGY INC                                    718.00             5,523.59                 4,667.00
COMMON STOCK $0.01 PAR
SUN CO., INC., COMMON STOCK, $1 PAR                   31,100.00           939,646.89             1,257,606.25
SUN HEALTHCARE GROUP INC COMMON STOCK                     83.00             1,038.24                 1,784.50
SUN HUNG KAI PROP HKD0.50                              3,000.00            36,900.12                22,896.91
SUN MICROSYSTEMS INC., COMMON STOCK,                  21,320.00           375,907.98               767,520.00
$.00067 PAR
SUN TRUST BANKS, INC., COMMON STOCK                    9,600.00           232,432.92               681,600.00
$2.50 PAR
SUNAMERICA INC COM                                    10,414.04           378,257.32               421,768.62
SUNBEAM CORP COM                                       1,000.04            45,083.72                44,064.26
SUNCOM TELECOMMUNICATIONS INC COM STK                  1,000.00             1,706.00                    60.00
SUNDSTRAND CORP., COMMON STOCK, $1 PAR                20,500.00           796,735.96             1,051,906.25
SUNGLASS HUT INTL INC COMMON STOCK                     5,200.00            43,060.82                33,150.00
SUNRISE ASSISTED LIVING INC COMMON STOCK              14,930.00           372,474.55               537,480.00
SUNRISE MEDICAL INC., COMMON STOCK                       100.00             1,799.50                 1,581.25
SUNRISE TECHNOLOGIES INTERNATIONAL INC                 5,000.00            14,312.50                19,843.50
COM

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
SUNSHINE MINING & REFINING CO COM STK                  1,000.00               869.77                   875.00
SUPER VALU INC. COMMON STOCK                          25,300.00           813,691.23               994,606.25
SUPERIOR TELECOM INC COMMON STOCK                      2,200.00            83,987.86                84,287.50
SUPERVISION INTL INC CL A COM STK                      3,500.00            34,629.74                24,500.00
SUZUKI MOTOR CORP JPY50                               66,000.00           790,653.55               718,824.68
SWIFT ENERGY CO COMMON STOCK $0.01 PAR                   300.00             8,070.13                 6,525.00
SWIRE PACIFIC 'A'HKD0.60                             115,000.00           590,830.87               575,721.51
SWIRE PACIFIC 'B'HKD0.12                             120,000.00           184,866.34               114,096.48
SYBASE INC COMMON STOCK                               25,400.00           386,520.63               355,600.00
SYKES ENTERPRISES INC COMMON STOCK                     9,200.00           223,985.04               211,600.00
SYLVAN LEARNING SYS INC COM STK                          300.00            13,560.04                12,225.00
SYMANTEC CORP COM STOCK                               58,400.00         1,185,139.27             1,460,000.00
SYNBIOTICS CORP., COMMON STOCK                         5,000.00            18,037.50                16,875.00
SYNTHELABO FRF10                                       5,000.00           645,981.13               635,221.78
SYQUEST TECHNOLOGY INC COMMON STOCK                    2,990.00             9,415.96                 9,717.50
SYSCO CORP., COMMON STOCK, $1 PAR                      7,800.00           176,626.61               347,587.50
SYSTEM SOFTWARE ASSOCIATES INC COMMON                 54,500.00           728,224.57               722,125.00
STOCK
SYSTEMS OF EXCELLENCE INC COMMON STOCK                32,500.00           113,896.25                35,425.00
SYSTEMSOFT CORP COMMON STOCK                             300.00             7,358.16                 2,156.25
S3 INC COMMON STOCK                                    3,000.00            48,871.09                19,125.00
T & N ORD $1                                          19,000.00            66,572.40                80,188.36
T B C CORP., COMMON STOCK                              2,000.00            11,987.17                20,250.00
T CELL SCIENCE, INC.,COMMON STOCK                      1,400.00             4,313.63                 3,325.00
T R FINANCIAL CORP COMMON STOCK                        8,400.00           111,483.97               276,150.00
T.H.Q. INC. NEW                                          400.00             4,015.74                 7,475.00
T.I.M.SPA DI RISP ITL50                                9,995.00            10,924.18                21,863.43
T.I.M.SPA ITL50                                       53,002.00            96,961.40               214,547.61
T.J. INTERNATIONAL INC., COMMON STOCK                    200.00             4,920.50                 4,975.00
TAB CORP HLDGS LTD AUD1                               10,000.00            19,074.25                46,529.13
TAIWAN SEMICONDUCT ADS REP 5 ORD TWD10                14,500.00           360,871.93               319,000.00
TALISMAN ENERGY COM NPV (USD)                         20,000.00           594,268.24               590,000.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
TANDY CORP. COMMON STOCK, $1 PAR                       4,756.00            93,533.44               204,508.00
TANGER FACTORY OUTLT CENTERS INC COMMON                  100.00             2,900.31                 2,893.75
STOCK
TANJONG GBP0.075                                      24,000.00            87,517.36                36,092.81
TARGETED GENETICS CORP COMMON STOCK                    5,000.00            25,232.29                15,937.50
TARKETT AG DEM5                                        8,000.00           178,739.81               179,153.56
TASEKO MINES LTD COMMON STOCK NO PAR                     400.00             2,051.20                 1,275.00
TATE & LYLE ORD GBP0.25                               95,000.00           676,083.48               753,066.35
TCSI CORP COM STK                                        550.00             3,938.11                 3,506.25
TDK CORP JPY50                                         3,000.00           163,439.81               244,466.21
TECH DATA CORP., COMMON STOCK                         39,100.00         1,156,461.38             1,578,662.50
TECH-SYM CORP., COMMON STOCK, $.10 PAR                 1,000.00            34,032.07                30,312.50
TECO ENERGY INC COM STK                                  504.92            15,013.04                12,938.58
TECO ENERGY, INC., COMMON STOCK, NO PAR                  103.48                 0.00                 2,651.68
TEIJIN Y50                                            21,000.00           110,475.88                55,122.43
TEKELEC, COMMON STOCK                                 24,060.00         1,045,564.82               911,272.50
TEKTRONIX, INC. COMMON STOCK, NO PAR                   2,250.00            53,762.15                94,359.38
TEL-SAVE HLDGS INC COMMON STOCK                       45,130.00           571,699.78               975,936.25
TELCO SYSTEMS INC., COMMON STOCK                       5,960.00            86,222.75                59,227.50
TELE COMMUNICATIONS INC TCI VENTURES                  17,666.00           320,507.35               399,693.25
GROUP SER A COM STK
TELE COMMUNICATIONS INC NEW COM LIBERTY               55,562.00           939,399.99             1,875,217.50
MEDIA GROUP SER A
TELE COMMUNICATIONS INC SER A TCI GROUP              114,525.00         2,102,522.03             2,623,309.65
COM
TELE DANMARK A/S ADS-EACH CNV INTO 1/2'B              16,500.00           429,992.98               492,937.50
TELE DANMARK A/S SER'B'DKK10                           9,710.00           542,174.91               578,466.85
TELECOM ARGENTINA SPON ADR EACH REP 5 CL              24,380.00           510,318.76               748,149.06
TELECOM CORP OF NZ NPV                                10,000.00            36,495.77                51,313.68
TELECOM ITALIA SPA DI RISP ITL1000                   185,000.00           440,387.00               729,058.77
TELECOM ITALIA SPA ITL1000                           108,885.00           203,481.84               678,621.25
TELEFONICA DE ARG SPON ADR REP 10 ORD'B'               2,220.00            81,276.76                73,397.64
TELEFONICA DE ESPA ESP500                             43,304.00           519,961.01             1,248,665.21
TELEFONICA DEL PER ADS-EACHREP 10'B'SHS                1,093.00            23,132.63                22,953.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
TELESP TEL SAO PAU NEW PREF NPV(S/R 20/1              12,236.00                 0.00                    99.60
TELETECH HLDGS INC COMMON STOCK                          615.00            10,581.67                 6,534.38
TELEVISION BROADCA HKD0.05                             6,000.00                 0.00                     0.00
TELLABS, INC., COMMON STOCK, NO PAR                   50,855.00         2,764,092.46             2,644,460.00
TELSTRA CORP INST RCPTS(17/11/98-PART PD              31,000.00            43,043.60                58,332.48
TELTREND INC COM                                         400.00             6,578.58                 6,800.00
TEMPLATE SOFTWARE INC COMMON STOCK                     2,000.00            33,587.65                21,500.00
TEMPLE INLAND INC., COMMON STOCK                      18,400.00           912,777.44             1,051,100.00
TEMPLETON CHINA WORLD FD INC COM STK                   1,000.00            13,245.63                 8,875.00
TENET HEALTHCARE CORP COM                             13,500.00           258,276.63               427,781.25
TENNECO INC (NEW) COM STK                              7,619.00           297,922.84               329,997.94
TERA COMPUTER CO COM STK                               1,500.00            17,986.12                 9,660.00
TESCO ORD 5P                                          17,000.00            57,810.68               137,050.58
TESORO PETROLEUM CORP., COMMON STOCK,                  7,400.00           105,839.10               123,025.00
$.16 2/3 PAR
TEXACO, INC. COMMON STOCK, $6.25 PAR                  24,399.99           805,085.95             1,378,599.44
TEXAS INDUSTRIES, INC., COMMON STOCK,                 10,470.00           492,594.06               487,509.38
$1 PAR
TEXAS INSTRUMENTS INC., COMMON STOCK,                 44,840.00         1,805,194.15             2,208,370.00
$1 PAR
TEXAS REGL BANCSHARES INC CL VTG SHS                   1,650.00            23,786.89                45,581.25
COMMON STOCK
TEXAS UTILITIES CO., COMMON STOCK, NO                 86,022.98         3,034,246.37             3,440,919.20
PAR
TEXTRON, INC., COMMON STOCK, $.25 PAR                 40,100.00         1,556,726.72             2,370,912.50
TF1 - TV FRANCAISE FRF10                               8,160.00           787,632.05               720,148.39
THAI FUND INC COMMON STOCK                               500.00            10,976.68                 3,812.50
THERAGENICS COMMON STOCK $0.01                         5,128.00           128,501.45               205,761.00
THERATECH INC COMMON STOCK                               700.00             6,602.26                 7,175.00
THERMATRIX INC COMMON STOCK                            1,000.00             2,072.09                 2,125.00
THERMEDICS DETECTION INC COMMON STOCK                    220.00             2,530.00                 2,227.50
THERMEDICS INC COMMON STOCK                              550.00            10,032.27                 8,731.25
THERMO CARDIOSYSTEMS INC COM                             100.00             3,249.50                 1,937.50
NONREDEEMABLE $.10 PAR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
THERMO ELECTRON CORP., COMMON STOCK,                   6,700.00           257,230.68               246,643.75
$1 PAR
THERMO INSTRUMENT SYSTEMS, INC.                          125.00             3,499.50                 3,882.81
COMMON STOCK
THERMO TECH TECHNOLOGIES INC COM STK                   4,000.00             2,142.20                 2,080.00
THERMOLASE CORP COM                                      191.00             4,085.46                 2,626.25
THERMOTREX CORP COMMON STOCK                             700.00            16,661.89                16,975.00
THOMAS & BETTS CORP., COMMON STOCK,                    2,500.00            87,508.71               113,437.50
$.50 PAR
THOMSON CORP (CAN) COM NPV                            36,000.00           573,506.03               906,670.41
THORNBURG MTG ASSET CORP COMMON STOCK                    200.00             4,267.06                 3,925.00
THREE COM CORP COMMON STOCK                           60,414.00         2,959,964.36             2,190,007.50
TI GROUP ORD GBP0.25                                  44,600.00           431,032.23               359,556.22
TIDEWATER, INC., COMMON STOCK, $1 PAR                 12,500.00           659,739.82               700,781.25
TIG HOLDINGS INC COMMON STOCK                         41,800.00         1,226,759.49             1,345,437.50
TIMBERLINE SOFTWARE CORP COMMON STOCK                    269.00             3,940.25                 3,816.57
N.P.
TIME ENGINEERING MYR1                                 19,000.00            37,301.42                 6,095.67
TIME WARNER INC COMMON                                80,800.00         3,520,762.57             4,706,600.00
TIMES MIRROR CO SER A NEW COM STK                      4,300.00           125,071.19               255,312.50
TIMKEN CO. COMMON STOCK, NO PAR                       14,900.00           321,967.31               528,018.75
TITANIUM METALS CORP COMMON STOCK                     58,680.00         1,468,935.64             1,811,745.00
TJX COS INC COMMON NEW                                56,700.00           879,771.85             1,956,150.00
TNP ENTERPRISES INC., COMMON STOCK                     1,000.00            25,370.00                27,500.00
TODD SHIPYARDS CORP COMMON STOCK $10.00                2,500.00            11,171.05                11,250.00
PAR
TOKIO MARINE &FIRE JPY50                               5,000.00            62,963.41                47,404.51
TOKYO ELECTRON Y50                                    18,000.00           599,867.06               689,676.78
TOKYO STEEL MANU Y50                                   5,100.00           118,401.66                30,969.64
TOLL BROTHERS INC., COMMON STOCK                          80.00             1,999.06                 1,930.00
TOMKINS ORD GBP0.05                                  169,263.00           746,264.96               858,377.92
TOMMY HILFIGER ORD SHARES                                200.00             7,857.05                 7,850.00
TOPPAN PRINTING CO Y50                                 8,000.00           111,621.78               108,442.70
TOPPERS BRICK OVEN PIZZA COM STK                       1,500.00             6,411.50                 1,453.05

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
TORCHMARK CORP., COMMON STOCK,  $2 PAR                 6,401.96           135,879.75               261,279.99
TOSHIBA CORP Y50                                      71,000.00           496,590.89               319,326.15
TOTAL 'B'FRF50                                         8,596.00           679,148.11               902,780.57
TOTAL RENAL CARE HLDGS INC COMMON STOCK               65,997.00         1,348,972.08             1,707,672.38
TOTAL WORLD TELECOMMUNICATIONS INC COM                   500.00             4,507.03                    78.00
STK
TOUR CFG INC COM STK                                     100.00               740.77                   143.75
TOWER AUTOMOTIVE INC COMMON STOCK                     21,200.00           737,183.04               840,050.00
TOYOTA MOTOR CORP JPY50                               13,000.00           173,347.25               288,344.76
TOYS "R" US, INC., (HOLDING COMPANY)                  12,750.00           360,548.54               435,093.75
$.10 PAR
TRACOR INC NEW COMMON STOCK NEW                        7,800.00           145,506.48               218,887.50
TRAMMELL CROW CO COM STK                              33,440.00           664,169.62               735,680.00
TRANS FINL INC COMMON STOCK                            2,300.00            54,383.50                79,062.50
TRANS WORLD AIRLINES INC COMMON SOTCK                  5,552.00            44,809.37                41,987.00
TRANSAMERICA CORP., COMMON STOCK, $1 PAR               2,800.00           146,637.07               303,975.00
TRANSCANADA PIPELINES LTD., COMMON                    24,000.00           380,640.00               501,000.00
STOCK, $.33 1/3 PAR
TRANSCRYPT INTL INC COM STK                            1,130.00            14,651.06                26,272.50
TRANSGLOBE ENERGY CORP COM STK                         2,000.00             4,729.00                 2,500.00
TRANSNET CORP COMMON STOCK                             1,000.00             4,027.50                 2,625.00
TRANSOCEAN OFFSHORE INC                                  200.00             6,505.00                 9,487.50
TRANSWITCH CORP COMMON STOCK                          10,000.00            98,058.10                93,750.00
TRANZ RAIL HLDGS NPV                                   2,000.00            11,798.29                 8,634.51
TRAVELERS GROUP INC COM                              125,896.00         2,560,319.51             6,357,748.00
TREDEGAR INDS INC COMMON STOCK                         2,100.00           121,821.00               138,337.50
TRESCOM INTL INC COMMON STOCK                          1,000.00             7,591.35                 9,750.00
TREX MED CORP COMMON STOCK                               500.00             7,654.33                 7,000.00
TRIARC COS INC CL A COMMON STOCK                       5,000.00           117,125.00               119,375.00
TRIBUNE CO., COMMON STOCK, NO PAR                      5,500.00           149,554.40               310,062.50
TRICO MARINE SVCS INC COMMON STOCK                    17,300.00           355,374.01               481,156.25
TRICON GLOBAL RESTAURANT INC                           6,971.00           102,942.23               235,706.94
TRICORD SYSTEMS INC COMMON STOCK                      20,600.00            38,111.80                16,737.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
TRIDENT MIRCOSYSTEMS, INC., COMMON                       200.00             2,406.03                 2,287.50
TRIGON HEALTHCARE INC CL A COMMON STOCK               19,700.00           497,944.00               504,812.50
TRIKON TECHNOLOGIES INC COM STK                        4,380.00            47,540.18                 9,307.50
TRIMBLE NAV LTD COM STOCK                                850.00            17,801.31                18,009.38
TRIMEDYNE INC., COMMON STOCK                             300.00             1,169.21                 1,014.00
TRINET CORP RLTY TR INC COMMON STOCK                     650.00            20,589.98                25,025.00
TRINITY INDUSTRIES, INC., COMMON                      23,000.00           970,141.05             1,043,625.00
STOCK, $1 PAR
TRITEAL CORP COMMON STOCK                              1,000.00             4,009.59                 2,687.50
TRUMP HOTELS & CASINO RESORTS INC COMMON               3,000.00            25,935.00                26,062.50
STOCK
TRUSTED INFORMATION SYS INC COMMON STOCK                 500.00             4,849.38                 4,625.00
TRW, INC., COMMON STOCK, $1.25 PAR                     5,500.00           176,737.48               312,125.00
TUBOSCOPE INC COM STK                                 11,900.00           296,635.94               293,037.50
TUPPERWARE CORP COMMON STOCK                           2,700.00            59,531.45                64,462.50
TV AZTECA ADS EACH REP 4 ORD PTG CERT                  2,200.00            42,477.27                45,511.40
TYCO INTL LTD NEW COM STK                            132,400.00         4,443,067.89             5,196,700.00
U S A FLORAL PRODS INC COM STK                        29,970.00           497,788.36               457,042.50
U S RENTALS INC COM                                    5,100.00           127,755.00               131,006.25
U S WEST INC COM-MEDIA GROUP COMMON                   27,500.00           209,565.82               730,468.75
STOCK
U.S. AIR GROUP, COMMON STOCK, $1 PAR                  19,547.00           855,159.13             1,077,528.38
UAL CORP COM STK PAR $0.01                         1,867,965.00       108,474,784.00           158,777,025.00
UBS(SCHW BKGESELL) CHF100(BR)                            350.00           356,637.68               445,570.60
UCAR INTERNATIONAL INC COMMON STOCK                   16,200.00           625,602.87               646,987.50
UCB CAP NPV                                               14.00             9,981.11                46,243.47
UGI CORP COMMON STOCK NEW                              7,000.00           176,029.00               193,812.50
UICI COMMON STOCK                                     24,400.00           855,000.85               875,350.00
ULTRADATA SYS INC COMMON STOCK                        12,000.00            92,677.81                80,250.00
ULTRAMAR-DIAMOND SHAMROCK CORP COM STK                   140.00             4,382.00                 4,261.25
ULTRATECH STEPPER INC COM STK                            623.00            18,412.45                15,341.38
UNIBANCO UNIAO BCO UNITS(COMP 1'B'PRF &              815,359.00            59,183.57                49,981.44
UNICOM CORP COMMON                                     9,700.00           274,933.26               282,512.50
STOCK

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
UNIDANMARK 'A' DNKR100                                   500.00            17,873.18                35,297.80
UNILAB CORPORATION COMMON STOCK NEW                   24,100.00            19,854.03                40,668.75
UNILEVER NV CVA NLG1                                   3,760.00           110,539.85               218,645.34
UNION CAMP CORP. COMMON STOCK, $1 PAR                  3,100.00           141,278.27               186,193.75
UNION CARBIDE CORP., COMMON STOCK, $1                  6,338.00           162,834.53               279,664.25
PAR
UNION PACIFIC CORP., COMMON STOCK, $5                 45,070.00         1,879,237.95             2,704,200.00
PAR
UNION PACIFIC RESOURCES GROUP INC COMMON              66,531.00         1,467,252.57             1,654,958.63
STOCK
UNION TEX PETE HLDGS INC COM STOCK                     5,000.00           101,776.35               109,062.50
UNIPHASE CORP COMMON STOCK                             2,200.00            73,802.14                88,275.00
UNISOURCE WORLDWIDE INC COMMON STOCK                  28,800.00           520,299.60               451,800.00
UNISYS CORP., COMMON STOCK                            11,127.00           137,263.02               159,255.19
UNITED CASINO CORP COM                                 3,000.00             4,653.00                   468.60
UNITED HEALTHCARE CORP., COMMON STOCK                 84,400.00         4,203,292.55             4,394,075.00
UNITED ILLUMINATING CO., COMMON STOCK,                 1,600.00            57,516.00                65,200.00
NO PAR
UNITED NEWS & MEDI ORD 25P                            18,290.00           187,297.36               230,188.87
UNITED STATES FILTER CORP., COMMON STOCK                 300.00             9,678.55                 9,412.50
(NEW)
UNITED STATES SURGICAL CORP., COMMON                   3,400.00           201,292.84                89,675.00
STOCK, $.10 PAR
UNITED TECHNOLOGIES CORP., COMMON STOCK               58,000.00         4,135,494.50             4,346,375.00
$5 PAR
UNITED VIDEO SATELLITE GROUP INC CL A                    300.00             4,887.68                 7,800.00
COMMON STOCK
UNITED WIS SVCS INC. COMMON STOCK                      5,200.00           157,156.71               126,750.00
UNITRIN INC. COMMON STOCK                              3,800.00           234,650.00               235,600.00
UNITRODE CORP., COMMON STOCK, $.20 PAR                 4,800.00           181,947.60                90,300.00
UNIVERSAL CORP VA COMMON STOCK                        11,400.00           284,341.49               451,012.50
UNIVERSAL HEALTH SERVICES, INC., CLASS                20,480.00           613,948.02               894,720.00
B COMMON STOCK, $.01 PAR
UNIVERSAL MEDICAL SYSTEMS INC COMMON                     600.00               418.25                   156.00
STOCK
UNIVERSAL OUTDOOR HLDGS COMMON STOCK                  12,540.00           444,928.85               559,597.50
UNOCAL CORP. COMMON STOCK, $8 1/3 PAR                 11,000.00           291,844.09               437,937.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
UNOVA INC COM STK                                     18,400.00           327,538.98               310,500.00
UNUM CORPORATION COMMON STOCK                          6,200.00           181,475.27               294,112.50
UNY CO JPY50 (8270)                                    4,000.00            77,738.64                58,922.62
UROMED CORP COMMON STOCK                                 400.00             1,499.19                 2,000.00
US BANCORP DEL INC COMMON STOCK                       10,934.00           528,422.54             1,176,088.38
US DIAGNOSTIC INC                                        925.00             9,937.55                 3,989.06
US FAX INC COM                                         1,000.00               934.27                   218.70
US WEST COMMUNICATIONS GROUP                          72,265.08         2,407,213.16             3,265,478.30
USA TECHNOLOGIES INC COMMON STOCK                     20,000.00             9,997.68                 7,000.00
USF & G CORP., COMMON STOCK, $2.50 PAR                33,300.00           737,485.01               672,243.75
USFREIGHTWAYS CORP COMMON STOCK                       40,100.52         1,088,580.92             1,233,090.99
USINOR FRF20                                          14,000.00           225,748.03               220,074.70
UST INC COMMON STOCK                                  35,900.00         1,071,794.47             1,108,412.50
USX - MARATHON GROUP COMMON STOCK NEW                 36,460.00           946,788.20             1,248,755.00
USX-US STEEL GROUP COMMON STOCK                        4,250.00           131,982.86               133,078.13
UTD O/S BANK SG(cents)1 (ALIEN MARKET)                 7,320.00            56,649.31                43,665.82
UTILICORP UNITED, INC., COMMON STOCK,                 17,800.00           501,475.75               608,537.50
$1 PAR
V BAND CORP., COMMON STOCK, $.01 PAR                     600.00             1,318.25                   900.00
V. F. CORP., COMMON STOCK, NO PAR                     20,068.00           509,112.24               926,890.75
VAIL RESORTS INC COMMON STOCK                          2,500.00            65,675.00                66,093.75
VALASSIS COMMUNICATIONS INC COMMON STK                46,600.00         1,118,400.00             1,400,912.50
VALERO ENERGY CORP COM STK NEW                        50,400.00           946,953.89             1,581,300.00
VALSPAR CORP., COMMON STOCK, $1 PAR                    2,000.00            45,645.00                60,750.00
VANTIVE CORP COMMON STOCK                             40,780.00         1,072,289.22               983,817.50
VARCO INTERNATIONAL, INC., CAPITAL                       785.00            26,028.97                40,182.19
STOCK, NO PAR
VARI-L INC COMMON STOCK                                  500.00             4,325.65                 4,906.25
VASOMEDICAL INC COM                                    3,000.00             6,426.22                 6,375.00
VEBA AG DEM5 (DE EXCH)                                 8,935.00           308,053.16               530,877.34
VEECO INSTRUMENTS INC DEL COMMON STOCK                   300.00            13,500.93                11,962.50
VELVET EXPLORATION LTD COM STK                         2,000.00             6,850.00                 2,660.00
VENTURE STORES INC COM STK                            12,000.00            42,615.23                18,750.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
VERITAS DGC INC COM STK                               36,600.00           811,101.20             1,464,000.00
VERITAS SOFTWARE CO COMMON STOCK                      16,450.00           725,931.92               719,161.10
VERITY INC COM                                         1,100.00             7,373.77                 5,396.82
VERSAR INC COM STK                                       160.00               614.71                   800.00
VERTEX PHARMACEUTICALS INC COMMON STK                 15,000.00           502,586.32               415,312.50
VESTA INS GROUP INC COM STK                           12,650.00           724,149.00               694,168.75
VIACOM COMMON STOCK CL B                              47,800.00         1,746,457.77             1,673,000.00
VIAD CORP COMMON STOCK                                 1,118.56            17,938.86                21,322.55
VIAG AG DM50                                             600.00           233,733.41               304,855.86
VICAL INC COMMON STOCK                                 4,800.00            82,265.49                66,600.00
VIDEO DISPLAY CORP COMMON STOCK                          200.00             1,797.86                 1,850.00
VIDEOLABS INC COMMON STOCK                               500.00             1,375.67                   500.00
VIKING OFFICE PRODS INC COMMON STOCK                     100.00             2,244.06                 2,318.75
VINCAM GROUP INC COMMON STOCK                         15,550.00           391,285.57               557,856.25
VINTAGE PETROLEUM INC COMMON STOCK                    21,600.00           336,968.63               418,500.00
VIROPHARMA INC COMMON STOCK                           36,400.00           500,500.00               659,750.00
VISHAY INTERTECHNOLOGY, INC., COMMON                     310.00             7,793.25                 6,568.13
STOCK, $.10 PAR
VISION GROUP PLC ISIN# GB0009304535                      600.00             2,683.73                   942.00
VISTA INFORMATION SOLUTIONS INC COM                      400.00             1,848.54                 1,375.00
VISX INC., DEL COMMON STOCK                              195.00             4,945.63                 4,801.88
VITESSE SEMICONDUCTOR CORP COMMON                      1,043.00            24,308.60                46,674.25
VIVID TECHNOLOGIES INC COMMON STOCK                      400.00             6,287.23                 6,300.00
VIVUS INC COMMON STOCK                                   428.00             9,647.37                 9,576.50
VLSI TECHNOLOGY, INC., COMMON STOCK, NO               23,400.00           418,141.97               526,500.00
PAR
VOICE CTL SYS INC DEL COMMON STOCK                       600.00             2,311.43                 2,212.50
VOICE POWERED TECHNOLOGY INTL INC COMMON               4,600.00             9,721.50                 3,450.00
STOCK
VOLKSWAGEN AG DEM50                                    1,170.00           354,857.64               663,321.70
VOXEL COMMON STOCK                                     1,213.00             5,105.73                 8,491.00
VTEL CORP COM STK                                        560.00             9,066.32                 4,042.47
WACHOVIA CORP COMMON STOCK NEW $5.00                   7,600.00           330,984.61               585,200.00
PAR

                                   -640-

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
WACKENHUT CORRECTIONS CORP COMMON STOCK                1,077.00            23,171.20                30,156.00
WAINOCO OIL CORP., CAPITAL STOCK, NO PAR                 500.00             3,761.05                 3,500.00
WAKO SECS CO Y50                                      88,000.00           614,365.99               157,210.58
WAL-MART STORES, INC. COMMON STOCK,                  103,500.00         2,326,460.58             4,133,531.25
$.10 PAR
WALBRO CORP., COMMON STOCK, $1 PAR                       100.00             1,867.50                 1,456.25
WALGREEN CO. COMMON STOCK, $1.25 PAR                  25,835.83           313,224.59               831,590.78
WALLACE COMPUTER SERVICES, COMMON STOCK,               4,600.00           172,367.00               160,137.50
$1 PAR
WALT DISNEY COMPANY COMMON STOCK                      59,225.27         3,805,380.44             5,622,699.07
WANDEL & GOLTERMANN TECHNOLOGIES INC COM                 700.00             7,079.94                 8,575.00
STOCK
WANG LABS INC COMMON STOCK NEW                           100.00             2,174.50                 2,212.50
WARNACO GROUP INC CL A COMMON STOCK                   34,100.00           795,605.02             1,001,687.50
WARNER LAMBERT CO., COMMON STOCK, $1 PAR              32,400.66         3,369,791.02             4,532,042.32
WASHINGTON FED INC COM                                 7,700.00           206,289.16               247,843.75
WASHINGTON GAS LIGHT CO., COMMON STOCK,                6,600.00           168,594.66               176,962.50
NO PAR
WASHINGTON MUT INC COM STK                            11,190.00           495,040.67               773,508.75
WASHINGTON REAL ESTATE INVESTMENT                        600.00            11,815.78                 9,825.00
TRUST, CERTIFICATE OF BENEFICAL
INTEREST, NO PAR
WASTE MGMT INC NEW COM STK                            20,300.00           621,384.20               499,887.50
WATERS CORP COMMON STOCK                              13,200.00           588,709.06               565,125.00
WATKINS-JOHNSON CO., COMMON STOCK,                     1,175.89            33,918.31                36,746.56
NO PAR
WATSCO INC COMMON                                     13,000.00           328,836.13               338,000.00
WATSON PHARMACEUTICALS INC COMMON STOCK               44,200.00           986,360.81             1,314,950.00
WATTS INDUSTRIES INC., CLASS A COMMON                    100.00             2,694.06                 2,543.75
STOCK
WEATHERFORD ENTERRA INC COM NEW                       17,000.00           742,022.36               766,062.50
WEBB, DEL CORP., COMMON STOCK                          5,800.00           117,928.50               125,425.00
WEBSTER FINANCIAL CORP., WATERBURY CONN                5,000.00           256,362.50               313,280.00
COMMON STOCK
WEGENER CORP COMMON STOCK                              1,200.00             2,938.20                 1,875.00
WELLMAN INC COMMON STOCK                              13,000.00           228,101.15               275,437.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
WELLS FARGO & CO. COMMON STOCK, $5 PAR                 4,083.22           491,587.22             1,254,569.35
WENDY'S INTERNATIONAL, INC., COMMON                    5,900.00            89,318.26               123,900.00
STOCK, NO PAR
WESLEY JESSEN VISIONCARE COMMON STOCK                  5,100.00           167,127.00               156,825.00
WEST COAST ENTERTAINMENT CORP COMMON                   5,000.00            12,725.00                 8,437.50
STOCK
WESTBRIDGE CAPITAL CORP., COMMON STOCK,                2,000.00             2,229.13                 1,375.00
$.10 PAR
WESTERN ATLAS INC COMMON STOCK                         2,400.00            48,664.81               166,950.00
WESTERN DIGITAL CORP., COMMON STOCK,                     975.00            25,878.75                19,682.81
$.10 PAR
WESTERN PAC AIRLS INC COMMON STOCK                     4,417.00             9,238.56                 1,656.38
WESTPAC BKG CORP AUD1                                115,628.00           366,240.34               727,100.70
WESTVACO CORP. COMMON STOCK, $5 PAR                    4,550.00           110,850.70               148,443.75
WEYERHAEUSER CO., COMMON STOCK, $1.875                32,450.00         1,105,107.85             1,713,765.63
PAR
WEYMIN MINING CORP COM                                 3,000.00             1,899.90                 1,140.00
WHARF(HLDGS) HKD1                                     37,000.00           162,838.49                75,385.17
WHIRLPOOL CORP. COMMON STOCK, $1 PAR                  24,800.00           985,467.86             1,359,350.00
WHITMAN CORP COMMON STOCK                              4,500.00            66,170.58               118,406.25
WHITTAKER CORP COM PAR NEW                               100.00             1,473.80                   906.25
WHOLE FOODS MKT INC COMMON STOCK                         250.00             6,215.94                11,468.75
WILLAMETTE INDUSTRIES INC., COMMON STOCK               5,000.00           168,758.45               175,625.00
$.50 PAR
WILLIAMS COMPANY INC COMMON STOCK $1 PAR               7,100.00           142,512.60               379,406.25
WILLIAMS SONOMA INC., COMMON STOCK                    19,560.00           680,001.74               745,725.00
WIND RIV SYS INC COMMON STOCK                         19,285.00           463,185.83               748,499.06
WINDMERE-DURABLE HLDGS INC COM STOCK                  32,600.00           729,298.99               786,475.00
$.10 PAR
WINN-DIXIE STORES, INC., COMMON STOCK,                 6,900.00           175,358.99               279,018.75
$1 PAR
WIRELESS TELECOM GROUP INC COMMON STOCK                2,100.00            32,313.67                15,093.75
WISCONSIN ENERGY COMMON STOCK                         25,100.00           625,084.78               677,700.00
WMC LTD AUD0.50                                      165,521.00           639,258.42               530,614.04
WOLTERS KLUWER CVA NTFL1                               4,286.00           283,481.42               567,240.93
WOODROAST SYS INC COM NEW                              1,000.00             3,197.00                 1,000.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
WOODSIDE PETROLEUM AUD0.50                             7,000.00            26,562.96                50,287.73
WOOLWORTH CORP COMMON STOCK                            6,000.00           145,862.58               129,750.00
WORLDCOM INC GA COM                                  158,060.00         4,974,666.07             5,057,920.00
WORTHINGTON FOODS INC COMMON STOCK                       168.00             4,000.73                 2,913.79
WORTHINGTON INDUSTRIES, INC., COMMON                   4,350.00            70,899.43                78,843.75
STOCK, NO PAR
WRIGLEY, WM., JR., CO.,                                5,200.00           165,425.55               411,450.00
CAPITAL STOCK, NO PAR
WTD INDS INC COMMON STOCK NEW                          4,000.00             9,293.01                 8,500.00
WYMAN-GORDON CO., COMMON STOCK, $1 PAR                   400.00             7,862.82                 8,550.00
WYNN'S INTERNATIONAL, INC., COMMON                     2,500.00            50,675.00                81,093.75
STOCK, $1 PAR
XATA CORP COM NEW                                      1,000.00             6,964.44                 4,937.50
XEROX CORP. COMMON STOCK, $1 PAR                      24,578.00           713,623.48             1,909,403.38
XICOR, INC., COMMON STOCK, NO PAR                        100.00               716.48                   487.50
XOMA CORP., COMMON STOCK                              10,000.00            75,307.54                68,125.00
XYLAN CORP COMMON STOCK                                  200.00             2,957.03                 4,100.00
YAMANOUCHI PHARM JPY50                                18,000.00           368,150.56               437,218.41
YAMATO TRANSPORT Y50                                  31,000.00           372,816.36               381,351.62
YASUDA FI & MAR Y50                                   80,000.00           510,987.66               325,954.95
YELLOW CORP COMMON STOCK                              14,000.00           405,574.04               369,250.00
YPF SA SPON ADR(REP 1 CL'D'ARS10)                     12,573.00           302,391.99               421,975.03
YURTEC JPY50                                           2,000.00            60,008.52                11,596.47
ZAPPA RES LTD COM STK                                  2,000.00             1,183.00                   420.00
ZEIGLER COAL HLDG CO COMMON STOCK                      1,000.00            23,665.13                15,875.00
ZENECA GROUP ORD GBP0.25                              34,000.00           963,229.44             1,082,656.60
ZI CORP COM STK                                        1,600.00             9,384.16                 5,100.00
ZITEL CORP COMMON STOCK                                  400.00            13,086.01                 4,500.00
ZOLTEK COS INC COMMON STOCK                            1,904.00            66,603.18                70,686.00
1/10 BERKSHIRE HATHAWAY INC DEL CL A COM                  80.00           290,448.06               265,600.00
STK
3-D GEOPHYSICAL INC COMMON                             1,500.00            10,797.06                 9,937.50
3DO CO COMMON STOCK                                      500.00             1,789.90                 1,531.25
360 COMMUNICATIONS CO                                 41,650.00           883,251.94               801,762.50

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
8X8 INC COM STK                                          200.00             2,336.81                 2,300.00
99 CENTS ONLY STORES COMMON STOCK                      5,400.00           178,318.80               194,737.50
      TOTAL CORPORATE STOCKS - COMMON                                 961,775,993.80         1,322,032,080.00

PARTNERSHIP/JOINT VENTURE INTERESTS
===================================

##MLP SERVICEMASTER LP N/C SERVICEMASTER               1,335.00            21,607.24                31,038.75
CO COM STK EFF 12-26-97 SEE 2-818424
MLP RED LION INNS LTD PARTNERSHIP UNIT                   900.00            21,539.24                22,837.50
LTD PARTNERSHIP INT MASTER LIMITED
PARTNERSHIP
MLP TERRA NITROGEN CO L.P SR PFD                         200.00             9,045.79                 5,750.00
SUBURBAN PROPANE PARTNERS L P UNIT LTD                   300.00             5,774.90                 5,456.25
PARTNERSHIP INT COMMON STOCK
      TOTAL PARTNERSHIP/JOINT VENTURE INTERESTS                            57,967.17                65,082.50

INTEREST IN COMMON/COLLECTIVE TRUSTS
====================================

MFO FRANK RUSSELL SHORT-TERM INVESTMENT          479,493,160.05       479,493,160.05           479,493,160.05
FUND FBO UAL-DV
      TOTAL INTEREST IN COMMON/COLLECTIVE TRUSTS                      479,493,160.05           479,493,160.05

INTEREST IN REGISTERED INVESTMENT CO.
=====================================

##MFO AMERICAN CENTURY INCOME & GROWTH                 1,213.52            27,296.20                31,636.47
FD N/C AMERICAN CENTY QUANT EQUITY FD
GROWTH & INCOME EFF 1/1/97 SEE SEC#

##MFO BENHAM EQUITY GROWTH FD N/C AMER                   676.75            12,787.44                14,123.77
CENTY EQUITY GROWTH EFF 1/1/97 DO NOT
USE SEE SEC#2015768
##MFO BENHAM EQUITY FDS GOLD INDEX N/C                 5,925.04            75,591.37                36,557.50
TO AMER CEN GLOBAL GOLD EQUITIES I FD
EFF 1-2-97 DO NOT USE SEE SEC#2015766
##MFO BENHAM GOVTERNMENT INCOME TR LONG                4,866.19            49,177.12                49,099.86
TREAS AND AGY FD N/C AMERICAN CENTY GOVT
INCOME TR BENHAM LONG-TERM TREAS EFF

##MFO BENHAM TARGET MATS TR SER 2020 DO                1,890.48            47,955.04                56,676.59
NOT USE SEE 4-063847


00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
##MFO BENHAM TARGET MATS TR SER 2005 N/C                 316.61            20,000.00                19,582.33
AMERICAN CENTY TARGET MATS TR BENHAM
TARGET MATS TR 2005 EFF 1-2-97 SEE

##MFO TWENTIETH CENTURY CAP PORT INC                  16,603.06           109,310.84               119,043.94
TWENTIETH CENTURY VALUE FD N/C AMERICAN
CENTY CAP PORTFOLIOS INC VALUE FD INV

##MFO WORLD FDS INC VONTOBEL EASTERN                   2,379.40            42,349.57                34,644.06
EUROPEAN EQUITY FD NAME CHANGED TO
VONTOBEL FDS INC EFF 2-28-97 SEE SEC#

##TWENTIETH CENTURY INVESTORS INC ULTRA                6,856.59           185,744.58               234,152.55
SHARES $1 PAR N/C TO AMERICAN CENTY MUT
FDS INC TWENTIETH ULTRA FD INV SEE SEC

GENESIS DEVELOPMENT & CON-UT                           2,000.00            11,399.18                12,250.00
LONGLEAF PARTNERS FDS TR RLTY FD                       4,117.92            66,962.47                74,328.46
MF FRANKLIN MANAGED TR RISING DIVIDS                   1,607.69            45,867.33                43,246.86
PORTFOLIO
MFC ASA LTD FUND                                         100.00             4,762.00                 2,075.00
MFC ASIA TIGERS FD INC                                 2,716.00            26,235.92                20,370.00
MFC BRAZIL FUND                                          133.00             3,756.59                 2,851.19
MFC CENTRAL EUROPEAN EQUITY FD                           300.00             7,581.30                 4,912.50
MFC CHILE FUND INC., COMMON STOCK                      2,090.95            51,471.91                42,733.79
CLOSED END FUND
MFC DUFF & PHELPS UTILITIES INCOME INC                   800.00             7,251.60                 8,050.00
CLOSED END FUND
MFC EMERGING MKTS SOVEREIGN INCOME FUND,                 300.00             4,728.02                 5,531.40
INC., CLOSED END FUND
MFC FIDELITY ADVISOR KOREA FD INC COM                     50.00               642.53                   200.00
MFC FIRST AUSTRALIA PRIME INCOME FD                      884.53             8,224.58                 7,020.96
MFC FIRST COMWLTH FD INC.                                500.00             6,274.65                 6,250.00
MFC H & Q LIFE SCIENCES INVESTORS SH BEN                 700.00            10,587.71                 9,231.25
INT
MFC INDIA FD INC CLOSED END FUND                      10,250.00            90,313.81                69,187.50
MFC JAKARTA GROWTH FUND INC                              750.00             6,876.17                 3,093.75
CLOSED END FUND
MFC LATIN AMER GROWTH FD INC                             583.00             6,291.26                 5,538.50
MFC MFS GOVT MKTS INC TR SH BEN INT                    1,000.00             6,462.91                 6,625.00
CLOSE END FUND

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
MFC MORGAN STANLEY AFRICA INVT FD INC                    306.84             5,141.45                 4,238.23
MFC MORGAN STANLEY EMERGING MARKETS                      500.00             8,092.88                 6,437.50
FUND INC., COMMON STOCK
MFC SCUDDER NEW ASIA FUND INC., COMMON                 1,000.00            11,278.84                 9,875.00
STOCK CLOSED END FUND
MFC SCUDDER NEW EUROPE FUND CLOSED END                   240.00             3,852.85                 3,750.00
FUND
MFC SINGAPORE FUND INC., COMMON STOCK                  1,000.00            11,728.97                 7,875.00
CLOSED END FUND
MFC SOUTHERN AFRICA FUND INC COM                         200.00             3,377.78                 3,075.00
MFC TEMPLETON EMERGING MARKETS FUND INC                  100.00             1,787.81                 1,775.00
CLOSED END FUND
MFC TEMPLETON RUSSIA FUND INC                            730.00            30,443.00                24,774.38
MFC THE MEXICO FUND, INC., COMMON STOCK                  700.00            11,258.54                13,256.25
CLOSED END FUND
MFO ACCOLADE FDS UNITED SVCS BONNEL                    8,522.46           142,953.70               150,677.09
GROWTH FD
MFO ACORN FUND, INC., CAPITAL STOCK $1                 1,690.34            22,806.53                30,628.96
PAR OPEN END FUND
MFO ADVISORS INNER CIRCLE FUND II PBHG                 1,476.02            16,000.00                16,501.90
INTL FD
MFO ADVISORS INNER CIRCLE FD WHITE OAK               395,893.48         9,711,095.89            11,702,611.27
GROWTH STK FD
MFO ADVISORS INNER CIRCLE FD PIN OAK                      90.91             2,000.00                 1,772.75
AGGRESSIVE GROWTH STK FD
MFO AIM CONSTELLATION FUND OPEN END FUND              91,380.18         2,250,583.47             2,639,973.40
MFO AIM EQUITY FUNDS, INC.,                            7,384.23           146,222.71               170,871.08
WEINGARTEN FUND RETAIL CLASS
OPEN END FUND
MFO AIM EQUITY FUNDS, INC.,                           18,795.91           227,140.59               256,376.21
CHARTER FUND RETAIL CLASS
OPEN END FUND
MFO AIM INTERNATIONAL EQUITY FUND                     97,489.64         1,543,042.65             1,623,202.51
MFO AIM VALUE FUND CLASS A                            29,023.91           845,754.90             1,042,248.61
MFO AMERICAN CENTY CAP PORTFOLIOS INC                  2,171.58            16,200.00                16,786.31
EQUITY INCOME FD INV
MFO AMERICAN CENTY TARGET MATS TR BENHAM               1,532.06            35,911.18                37,765.28
TARGET MATS TR 2025
MFO AMERICAN CENTY WORLD MUT FDS INC                   1,240.70            10,000.00                10,595.58
TWENTIETH CENTY INTL DISCOVERY FD INV

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
MFO AMERICAN CENTY WORLD MUT FDS INC                   2,574.04            23,653.79                23,732.65
TWENTIETH CENTY INTL GROWTH FD INV
MFO ARTISAN INC INTL FD                                1,042.26            14,500.00                14,289.38
MFO BABSON VALUE FD INC OPEN END FUND                  1,073.48            44,505.96                41,490.00
MFO BARON ASSET FD GROWTH & INCOME FD                  7,068.80           141,729.49               250,801.02
MFO BARON ASSET FD SH BEN INT                          9,930.51           417,484.98               462,165.94
MFO BARON ASSET FD SMALL CAP FD                        2,780.75            27,807.48                27,473.81
MFO BERGER INVT PORTFOLIO TR NEW                         316.67             3,462.29                 3,689.21
GENERATION FD
MFO BERGER ONE HUNDRED FD INC OPEN END                 1,626.79            30,903.21                33,398.00
FD
MFO BERGER SMALL COMPANY FUND OPEN END                 2,265.29            12,028.69                10,896.04
FUND
MFO BLANCHARD PRECIOUS METALS FD IN COM                4,699.25            25,000.00                14,567.68
MFO BRANDYWINE FUND INC., COMMON STOCK,                8,780.62           278,404.78               290,901.94
$.01 PAR OPEN END FUND
MFO BT INVT FDS INTL EQUITY                              990.04            20,009.12                20,295.82
MFO CALDWELL & ORKIN FDS INC AGGRESSIVE               33,313.12           522,392.33               541,671.33
GROWTH FD
MFO CAPPIELLO RUSHMORE TR GOLD FD                      5,945.57            64,568.91                52,083.19
MFO CLIPPER FUND, INC, COMMON STOCK                      335.66            27,800.00                29,225.92
OPEN END FUND
MFO COHEN AND STEERS REALTY SHS INC COM               18,514.37           857,304.16               949,787.18
MFO COLONIAL TR VII NEWPORT TIGER FD CL                  428.42             5,869.94                 3,920.04
A SHARES
MFO COLUMBIA REAL ESTATE EQUITY FD INC                 2,792.60            50,710.29                53,366.59
COM
MFO CRABBE HUSON EQUITY FUND OPEN END                    562.41            10,833.08                13,109.78
FUND
MFO CRABBE HUSON REALESTATE INVT FD                      404.56             5,126.24                 5,732.62
MFO DODGE & COX BALANCED FUND                            190.16            12,685.23                13,263.66
OPEN END FUND
MFO DODGE & COX STOCK FUND OPEN END FD                   501.53            42,876.45                50,012.57
MFO DREYFUS AGG. VALUE FD                                 78.10             1,712.00                 1,986.08
MFO DREYFUS APPRECIATION FD INC                       19,321.65           476,492.01               546,029.83
MFO DREYFUS FD INC COM                                   856.17            10,022.98                10,068.56
MFO DREYFUS GROWTH & INCOME FD INC                    15,068.01           294,318.07               306,031.28

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
MFO DREYFUS GROWTH & VALUE FDS INC SMALL                 502.30            10,070.84                10,914.98
CO VALUE FD
MFO DREYFUS GROWTH OPPORTUNITY FD                        661.17             6,076.18                 7,028.24
MFO DREYFUS LARGE CO VALUE FD                          1,235.60            23,538.82                26,639.54
MFO FOCAL RESOURCES                                    8,750.00             9,985.00                 5,430.00
MFO DREYFUS PREMIER STRATEGIC INVESTING                2,450.38            52,754.37                60,181.33
CL A
MFO DREYFUS THIRD CENTY FD INC OPEN                   10,436.58           101,454.29               116,367.87
END FUND
MFO EATON VANCE GROWTH TR EV CLASSIC                   1,673.61            21,564.90                26,376.09
GROWTH FD
MFO EATON VANCE SPL INVT TR EV CLASSIC                   723.98             8,543.55                 8,991.83
SPL EQUITIES FD
MFO EATON VANCE SPL INVT TR EV CLASSIC                     0.03                 0.00                     0.33
TOTAL RETURN FD
MFO EVERGREEN GLOBAL OPPORTUNITIES FD CL             403,717.77         9,934,379.96             8,683,969.23
A
MFO EVERGREEN OMEGA FD CL A                            2,004.57            39,478.90                41,254.05
MFO EVERGREEN STRATEGIC INCOME FD CL A                79,800.80           556,688.04               565,245.03
MFO FEDERATED HIGH YIELD TR SH BEN INT                 7,986.37            73,315.52                73,794.06
OPEN END FUND
MFO FIDELITY BALANCED FUND, OPEN END FD                8,054.23           118,180.83               127,176.29
MFO FIDELITY CHARLES STR TR ASSET                        352.40             5,523.50                 7,111.43
MANAGED GROWTH FD
MFO FIDELITY CONTRAFUND INC                              392.99            17,384.85                19,633.78
OPEN END FD
MFO FIDELITY DEVONSHIRE TR MID-CAP STK                   687.86            10,478.81                11,844.95
FD
MFO FIDELITY EQUITY INCOME FUND REAL                   6,300.26           113,464.15               130,793.40
ESTATE INVT PORTFOLIO OPEN END FUND
MFO FIDELITY EQUITY-INCOME FUND INC.                 254,856.15        10,647,445.44            13,481,890.33
OPEN END FUND
MFO FIDELITY GROWTH COMPANY FUND                      28,450.20         1,116,070.22             1,361,057.57
MFO FIDELITY HONG KONG & CHINA                           336.10             5,251.85                 1,946.02
MFO FIDELITY INVT TR SOUTHEAST ASIA FD                   171.79             2,625.93                 2,705.69
MFO FIDELITY LOW PRICED STOCK FUND                   673,345.31        16,674,041.50            17,136,638.14
MFO FIDELITY MAGELLAN FUND, INC., OPEN                15,456.00         1,316,963.22             1,519,788.48
END FUND

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
MFO FIDELITY NEW LATIN AMERICA FUND OPEN                 139.99             2,625.93                 2,318.23
END FUND
MFO FIDELITY NEW MARKETS INCOME OPEN END                 620.44             7,345.26                 8,065.72
FUND
MFO FIDELITY OTC PORTFOLIO, OPEN END                  16,014.71           512,313.02               575,568.68
FUND
MFO FIDELITY OVERSEAS FUND, OPEN END                  10,488.58           325,712.67               356,192.18
FUND
MFO FIDELITY SECS FD GROWTH & INC FD                     390.66            11,161.96                14,688.82
MFO FIDELITY SELECT PORTFOLIOS BOKERAGE                  435.02            16,096.30                15,482.36
& INVT MGMT PORTFOLIO
MFO FIDELITY SELECT TELECOMMUNICATIONS                   127.10             5,809.58                 6,558.36
FUND, OPEN END FD
MFO FIDELITY SELECT PORTFOLIOS ELECTRS                 1,915.46            91,415.66                79,280.89
PORTFOLIO
MFO FIDELITY SELECT PORTFOLIOS COMPUTERS                 235.77            15,000.00                11,866.30
PORTFOLIO
MFO FIDELITY SELECT PORTFOLIOS                           116.90             6,081.49                 7,057.25
TECHNOLOGY FD
MFO FIDELITY SELECT PORTFOLIOS ENERGY                  7,486.44           254,719.92               230,956.67
SVC PORTFOLIO
MFO FIDELITY SELECT PORTFOLIOS PRECIOUS                1,447.03            20,000.00                13,341.62
METALS & MINERALS PORTFOLIO
MFO FIDELITY SELECT HOME FIN FUND OPEN                 1,812.28            81,922.41                78,054.90
END FUND
MFO FIDELITY SELECT AMERICAN GOLD FUND                 1,056.13            20,056.07                15,028.73
OPEN END FUND
MFO FIDELITY SELECT REGIONAL BANK FD                      82.21             2,913.33                 2,563.31
MFO FIDELITY SELECT PORTFOLIOS HEALTH                    468.08            51,786.83                54,114.73
CARE PORTFOLIO
MFO FIDELITY SELECT PORTFOLIOS MONEY                  14,575.86            14,601.43                14,575.86
MARKET PORTFOLIO
MFO FIDELITY VALUE FUND OPEN END FUND                     55.52             2,918.15                 3,427.25
MFO FOUNDERS  FDS INC  PASSPORT FD                     5,003.69            70,927.49                71,652.84
MFO FOUNDERS BALANCED FUND                             3,412.15            35,562.46                38,762.02
MFO FOUNDERS DISCOVERY FUND OPEN END                     235.62             5,688.72                 5,987.10
FUND
MFO FOUNDERS FDS INC GROWTH FD                         1,346.44            20,169.18                26,551.80
MFO FOUNDERS FDS INC BLUE CHIP FD                      3,399.40            26,340.46                28,622.95
MFO FOUNDERS FDS INC WORLDWIDE GROWTH FD                 702.38            15,414.32                16,723.67

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
MFO FRANKLIN BALANCE SHEET INVT FD SH                  1,236.32            45,867.32                43,308.29
BEN INT
MFO FRANKLIN CA GROWTH FD CL I                         1,609.40            34,167.68                38,545.13
MFO FREMONT MUT FDS INC US MICRO-CAP                     522.77            10,302.48                11,610.72
MFO GABELLI GOLD FD INC                                2,436.05            20,000.00                13,739.32
MFO GABELLI GROWTH FUND, OPEN END FUND                   606.98            20,000.00                20,260.99
MFO GREENSPRING FUND OPEN END FUND                       748.79            14,556.28                15,170.49
MFO GUINNESS FLIGHT INVT FDS INC                         211.69             2,500.00                 2,483.12
MAINLAND CHINA FD
MFO GUINNESS FLIGHT INVT FDS INC ASIA                  4,186.65            60,632.90                42,996.90
SMALL CAP FD
MFO GUINNESS FLIGHT INVT FDS INC CHINA &              16,679.99           249,510.77               294,068.22
H K FD
MFO GUINNESS FLIGHT INVT FDS INC ASIA                  6,127.45            50,000.00                50,122.54
BLUE CHIP FD
MFO HARBOR CAPITAL APPRECIATION FUND                   1,790.74            42,231.20                61,458.20
U.S. EQUITIES FD OPEN END FUND
MFO HARBOR INTL GROWTH FD                                620.35            10,070.00                10,062.08
MFO HARRIS ASSOC INVT TR OAKMARK SELECT               13,159.58           194,459.67               214,632.75
MFO HARRIS ASSOC INVT TR OAKMARK INTL                    283.55             3,344.25                 2,466.89
SMALL CAP FUND
MFO HARRIS ASSOC INVT TR OAKMARK SMALL                11,413.11           200,783.03               213,767.55
CAP FD
MFO HEARTLAND VALUE FUND OPEN END FUND                 2,095.52            77,061.26                82,416.80
MFO HEITMAN REAL ESTATE EQUITY FUND                      461.88             5,129.15                 5,768.88
MFO HOTCHKIS & WILEY INTERNATIONAL FD                    304.33             6,202.64                 6,780.47
MFO IAI MIDCAP GROWTH FD                               2,442.64            41,424.93                47,387.22
MFO INTERACTIVE INVTS TECHNOLOGY VALUE                 2,882.26           101,336.72                87,995.40
FD
MFO INVESCO INCOME FDS INC HIGH YIELD FD              10,382.00            75,196.52                73,400.74
OPEN END
MFO INVESCO INDUSTRIAL INCOME FUND                     3,044.02            40,498.52                50,348.09
MFO INVESCO INTL FDS INC EUROPEAN FD                   3,135.51            52,774.75                54,746.00
MFO INVESCO INTL FDS INC PACIFIC BASIN                   572.23             8,283.52                 8,428.95
FD
MFO INVESCO MULTIPLE ASSET FDS INC                       175.88             2,497.39                 2,828.15
BALANCED FD

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
MFO INVESCO SPECIALTY FDS INC WORLDWIDE                  377.51             5,019.56                 5,156.79
COMMUNICATIONS FD
MFO INVESCO SPECIALTY FDS INC EUROPEAN                   540.12             8,640.06                 8,771.55
SMALL CO FD
MFO INVESCO SPECIALTY FDS INC LATIM                    6,335.40           101,595.02                92,876.96
AMERN FD
MFO INVESCO STRATEGIC PORTFOLIOS INC                   1,838.82            45,528.11                55,477.20
FINL SVCS PORTFOLIO
MFO INVESCO STRATEGIC PORTFOLIOS INC                     445.22             5,131.05                 5,498.47
UTILS
MFO INVESCO STRATEGIC PORTFOLIOS INC                     643.21            33,724.68                37,762.86
HEALTH SCIENCES PORTFOLIO
MFO INVESCO STRATEGIC PORTFOLIOS INC                     666.69            20,389.61                24,140.84
TECHNOLOGY PORTFOLIO
MFO INVESCO STRATEGIC PORTFOLIOS INC                   1,649.77            23,895.66                26,181.85
ENERGY FD
MFO INVESCO STRATEGIC PORTFOLIOS INC                  41,670.20           265,098.82               323,777.45
GOLD PORTFOLIO
MFO INVESCO TOTAL RETURN FUND                            232.56             5,360.75                 6,786.10
MFO IVY INTL FD SH BEN INT                            25,987.72         1,041,432.29             1,006,244.52
OPEN END FUND
MFO JANUS FUND, INC., CAPITAL STOCK,                   3,951.85           100,114.55               116,935.24
$.01 PAR, OPEN END FUND
MFO JANUS GROWTH AND INCOME FUND                       4,091.88            95,966.46                87,811.74
MFO JANUS INVT FD FLEXIBLE INCOME FD                     912.02             8,707.04                 8,919.56
MFO JANUS INVT FD HIGH-YIELD                           4,231.08            48,934.11                50,265.23
MFO JANUS INVT FD OLYMPUS FD                           1,782.18            27,827.23                27,017.85
MFO JANUS INVT FD OVERSEAS                            32,806.05           500,581.43               588,540.54
MFO JANUS INVT FD SPL SITUATIONS FD                    6,474.67            89,839.73                89,803.67
MFO JANUS INVT FD WORLDWIDE FUND                      62,403.14         2,167,594.58             2,496,125.60
MFO JANUS MERCURY FUND OPEN END FUND                     882.71            15,386.41                16,718.53
MFO JANUS TWENTY FUND, OPEN END FUND                 339,080.60         9,937,051.51            11,976,326.79
MFO JANUS VENTURE FUND, OPEN END FUND                     21.28             1,228.60                 1,232.75
MFO KAUFMANN FUND OPEN END FUND                       30,130.64           172,509.54               191,932.18
MFO KEMPER-DREMAN FD INC HIGH RETURN                     366.84             9,968.04                12,296.48
FUND CL A
MFO LEXINGTON CONV SECS FD SH BEN INT                  1,989.85            28,397.50                28,255.87

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
MFO LEXINGTON CORPORATE LEADERS TR FD                  1,482.09            24,100.97                24,632.34
CTF SER B
MFO LEXINGTON CROSBY SMALL CAP ASIA                    4,296.67            56,910.10                34,588.19
GRWTH FD
MFO LEXINGTON GOLD TR SH BEN INT                      11,989.25            83,956.52                77,690.34
MFO LEXINGTON STRATEGIC SILVER FUND, INC               4,479.48            20,245.89                19,396.15
OPEN END FUND
MFO LEXINGTON STRATEGIC INVESTMENTS FUND               3,427.73            10,136.03                 4,079.00
INC
OPEN END FUND
MFO LEXINGTON TROIKA DIALOG RUSSIA FD                  3,535.30            67,634.16                61,125.34
INC
MFO LINDNER INVTS DIVID FD INVS CL                     1,781.87            48,790.35                48,092.67
MFO LONGLEAF PARTNERS FDS TR SMALL CAP                 2,690.74            54,021.56                60,972.17
FD
MFO LOOMIS SAYLES BOND FUND OPEN END                  10,725.38           138,793.68               141,575.02
FUND
MFO MAS FDS TR FD MID-CAP VALUE                          303.80             5,000.00                 6,404.10
PORTFOLIO
MFO MAS POOLED TR FD VALUE PORTFOLIO                   1,122.84            16,634.65                22,075.03
MFO MASTERS CONCENTRATED SELECT TR                       358.45             5,000.00                 4,580.99
MASTERS SELECT EQUITY FD
MFO MATTHEWS INTL FDS PAC TIGER FD                     2,173.91            25,000.00                17,478.24
MFO MATTHEWS KOREA FD                                    245.90             1,500.00                   742.62
MFO MIDAS FD INC                                      16,886.11            80,907.33                34,785.39
MFO MONTGOMERY FDS EMERGING MKTS FD INC                6,314.33            91,687.53                81,644.29
OPEN END FUND
MFO MONTGOMERY FDS EMERGING ASIA FD CL R                 258.40             5,000.00                 2,782.97
MFO MONTGOMERY FDS GROWTH FD                             359.45             8,000.00                 9,122.84
MFO MONTGOMERY FDS GLOBAL OPPORTUNITIES                  513.35            10,000.00                 8,793.69
FD
MFO MONTGOMERY FDS INTL SMALL CAP FD                     385.21             5,000.00                 5,893.71
MFO MONTGOMERY FDS SMALL CAP OPPTY FD                  1,247.82            20,109.59                19,228.91
CLASS R
MFO MONTGOMERY FDS SELECT 50 FD                          281.03             5,815.32                 5,842.61
MFO MORGAN GRENFELL INVT TR EMERGING                   4,307.94            50,000.00                53,676.93
MKTS FIXED INCOME FD
MFO MORGAN ST LATIN AMERICA FD CLASS -A                  837.43            15,191.00                13,114.15

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
MFO MUTUAL SER FD INC DISCOVERY FD OPEN                5,521.83            91,419.19               112,534.90
END FUND
MFO MUTUAL SER FUND INC QUALIFIED                      1,018.15            16,374.99                19,935.38
INCOME FUND OPEN END FUND
MFO MUTUAL SERIES FUND, INC., BEACON                   7,481.73            91,587.43               115,368.28
FUND, OPEN END FUND
MFO MUTUAL SERIES FUND, INC., SHARES                   1,683.83            30,860.29                38,323.97
FUND, OPEN END FUND
MFO NEUBERGER & BERMAN FOCUS FUND OPEN                    36.74             1,057.55                 1,400.53
END FUND
MFO NEUBERGER & BERMAN PARTNERS EQUITY                 2,842.22            72,901.59                79,297.94
FDS PARTNER FD OPEN END FD
MFO NEUBERGER & BERMAN GUARDIAN EQUITY                 1,884.42            45,495.54                56,626.82
FD COM STOCK, OPEN END FUND
MFO NEUBERGER & BERMAN EQUITY FDS                      4,675.38            76,626.55                75,273.62
GENESIS FD
MFO NORTHEAST INVS TR FUND OPEN END                    2,577.21            29,502.23                29,869.86
FUND
MFO O SHAUGNESSY FDS INC CORNERSTONE                   2,497.65            26,000.00                28,273.40
VALUE FD
MFO OAKMARK FUND, HARRIS ASSOC INVT TR                10,465.99           374,746.82               408,906.23
MFO OAKMARK INTERNATIONAL FUND OPEN END                6,064.31            94,588.22                78,532.81
FUND
MFO OBERWIES FDS EMERGING GROWTH                         588.91            17,432.42                15,782.79
PORTFOLIO
MFO ONESOURCE PORT-GRWTH GROWTH                          590.36             6,000.00                 6,818.66
ALLOCATION FD
MFO PAYDEN & RYGEL INVT GROUP GROWTH &                   939.63            12,085.94                12,468.89
INCOME FD CL A
MFO PBHG FDS INC TECHNOLOGY &                          7,072.03           118,404.21               124,892.05
COMMUNICATIONS FD
MFO PBHG GROWTH FD INC COMMOM STOCK                    8,573.58           217,281.63               217,768.93
OPEN END FUND
MFO PBHG STRATEGIC SM                                  1,029.87            10,000.00                12,893.97
MFO PILGRIM BAXTER EMERGING GROWTH FUND                2,655.12            61,072.22                62,289.12
MFO PIONEER CAPITAL GROWTH                            35,822.82           728,780.45               834,671.71
MFO PIONEER EMERGING MKTS FD CL A                    133,301.71         2,091,366.30             1,922,210.66
MFO PIONEER II INC COMMON STK $1 PAR                  21,215.18           502,371.98               560,929.36
OPEN END FUND
MFO PIONEER INTL GROWTH FD CL A                        8,925.37           224,008.81               211,174.25

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
MFO PRIMECAP FD OPEN END FUND                            181.97             7,500.00                 7,528.10
MFO PRUDENT BEAR FDS INC                               5,291.01            40,000.00                41,693.16
MFO RAINER INVT MGMT MUT FDS SMALL                       160.32             4,000.00                 3,882.95
MID/CAP EQUITY PORTFOLIO
MFO RAINIER INVT MGMT MUT FDS CORE                       256.35             6,000.00                 6,326.72
EQUITY PORTFOLIO
MFO ROBERTSON STEPHENS INVT TR EMERGING                  492.93             5,181.02                 4,135.68
MKTS FD
MFO ROBERTSON STEPHENS INVT TR PARTNERS                1,678.28            25,219.43                28,060.84
FD
MFO ROBERTSON STEPHENS INVT TR MICROCAP                2,634.80            37,861.75                27,876.18
GROWTH FD
MFO ROBERTSON STEPHENS INVT TR GROWTH &                1,686.99            21,771.43                23,803.43
INCOME FD
MFO ROBERTSON STEPHENS ENERGING GROWTH                   631.04            13,867.28                14,185.78
FD
MFO ROBERTSON STEPHENS INVT TR NAT RES                 1,608.99            22,694.28                23,137.28
FD
MFO ROBERTSON STEPHENS INVT TR INFO AGE                2,472.52            29,846.19                30,486.17
FD
MFO ROBERTSON STEPHENS INVT TR VALUE                   1,210.12            28,285.76                31,729.35
PLUS GROWTH FD
MFO ROBERTSON STEPHENS INVT TR                         6,294.51           101,220.40                76,667.13
CONTRARIAN FUND
MFO ROWE PRICE NEW HORIZONS FD INC                       384.33             8,372.93                 9,104.78
CAPITAL STK $1 PAR OPEN END FUND
MFO ROWE T PRICE BLUE CHIP GROWTH FD                   1,101.34            22,093.37                21,498.16
MFO ROWE T PRICE EQUITY INCOME FUND                    2,531.97            58,372.44                68,945.54
SHARES OF BENEFICIAL INT, OPEN END FUND
MFO ROWE T PRICE INTERNATIONAL FUNDS INC              10,510.09            75,362.58                61,589.13
NEW ASIA FUND
OPEN END FUND
MFO ROWE T PRICE INTL FD EUROPEAN STK FD                 617.80            11,031.20                12,467.20
OPEN END FUND
MFO ROWE T PRICE INTL FUNDS INC., INTL                 2,009.86            27,737.00                28,339.03
STK FD OPEN END FD
MFO ROWE T PRICE MID-CAP GROWTH FD INC                   901.08            20,604.44                24,950.91
COM
MFO ROWE T PRICE OTC FD INC OPEN END FD                  542.89            10,070.00                12,339.89
MFO ROWE T PRICE SCIENCE & TECHNOLOGY                  2,995.19            88,671.08                94,677.96
FUND OPEN END FUND

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
MFO ROWE T PRICE VALUE FD INC                          1,733.26            34,568.68                28,477.46
MFO ROYCE PREMIER FUND OPEN END FUND                     362.94             3,500.00                 3,397.12
MFO RYDEX SER TR NOVA FD                              33,112.52           791,094.87               809,269.99
MFO RYDEX SER TR URSA FD                              43,708.04           292,287.07               299,837.15
MFO SAFECO EQUITY FD INC                               1,993.86            34,116.95                35,072.00
MFO SAFECO GROWTH FD INC                                 199.92             5,000.00                 4,994.00
MFO SCHWAB ANALYTICS FD                                  705.91             8,800.00                10,179.22
MFO SCHWAB CAP TR ONESOURCE BALANCED                   1,004.91            10,127.58                10,129.49
PORTFOLIO
MFO SCHWAB CAP TR ONESOURCE PORTFOLIOS                    97.18             1,000.00                 1,034.97
FD
MFO SCHWAB CAP TR S&P 500 FD INV SHS                   4,688.38            59,681.17                54,807.16
MFO SCHWAB CAP TR SMALL CAP INDEX FUND                   946.02            17,000.00                16,602.65
MFO SCHWAB CHARLES FAMILY FDS VALUE                  652,437.87           652,437.87               652,437.87
ADVANTAGE MONEY FD
MFO SCHWAB INVTS 1000 EQUITY FD                        4,018.27            82,408.45                84,182.76
MFO SCUDDER EMERGING MARKETS FIXED                     7,204.82            95,290.77                97,841.46
INCOME
MFO SCUDDER INTL FD INC GREATER EUROPE                   118.91             2,023.52                 2,128.49
GROWTH FD
MFO SCUDDER INVT TR GROWTH & INCOME FD                 2,583.12            65,863.61                74,832.99
OPEN END FUND
MFO SCUDDER LATIN AMERICA FUND OPEN END                4,761.92           124,763.73               125,333.73
FUND
MFO SCUDDER MUT FDS INC GOLD FD                        7,706.80            94,211.03               103,116.98
MFO SELECTED AMERICAN SHARES INC CAPITAL               5,783.33           134,444.51               131,281.59
STK $1.25 PAR OPEN END FUND
MFO SELIGMAN COMMUNICATIONS &                            392.96             9,514.47                 9,529.28
INFORMATION FD INC CL A
MFO SENECA FDS MID CAP GROWTH                            733.68            10,000.03                11,313.35
MFO SENECA FDS REAL ESTATE SECS FD ADMIN                 831.31            10,161.99                11,846.17
SHS
MFO SOGEN INTERNATIONAL FUND OPEN END                     80.15             2,196.99                 2,271.45
FUND
MFO SOUND SHORE FD INC COM                             8,520.04           229,222.01               204,821.76
MFO STEIN ROE INCOME TR HIGH YIELD FD                    149.55             1,500.00                 1,132.09
MFO STEIN ROE INTERMEDIATE BD FD                         244.08             2,082.47                 2,174.75

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
MFO STEIN ROE INVT TR SPL VENTURE FD                     202.10             2,506.53                 3,340.71
MFO STEIN ROE INVT TR GROWTH & INCOME FD                  50.49             1,007.54                 1,159.76
MFO STEIN ROE INVT TR SPL FD                              88.05             2,233.30                 2,455.71
MFO STEIN ROE INVT TR YOUNG INVESTOR FD                1,982.16            35,950.47                38,929.62
MFO STEIN ROE INVT TR CAP OPPORTUNITIES                4,585.88           133,839.74               134,091.13
FD
MFO STRONG ASSET ALLOCATION FD                         2,326.50            47,097.98                50,485.05
MFO STRONG CORPORATE BD FD INC                        14,169.82           157,472.72               157,426.70
MFO STRONG DISCOVERY FUND OPEN END FUND               12,770.62           227,010.94               255,667.82
MFO STRONG GOVT SECS FD INC OPEN END                   2,360.19            25,136.68                25,254.03
FUND
MFO STRONG GROWTH & INCOME FUND COM                    2,235.95            33,305.47                48,028.21
MFO STRONG GROWTH FUND                                 7,436.59           122,656.90               159,737.95
MFO STRONG INTL STK FD INC OPEN END FUND              13,920.77           197,821.41               158,557.57
MFO STRONG OPPORTUNITY FUND OPEN END                  17,384.28           638,024.19               731,356.66
FUND
MFO STRONG SCHAFER VALUE FD                           16,804.34         1,078,153.93             1,097,659.48
MFO STRONG TOTAL RETURN FD INC COMMON                  1,935.76            63,223.63                64,364.02
STK OPEN END FUND
MFO T. ROWE PRICE NEW ERA FUND INC                       199.17             5,424.46                 5,562.82
COMMON OPEN END FUND
MFO THIRD AVE SMALL CAP VALUE                          6,267.03            69,000.00                76,207.08
MFO THIRD AVENUE FUND                                  1,009.58            27,579.17                32,023.88
MFO TORRAY FD SH BEN INT                               4,147.71           113,043.33               106,305.81
MFO TRANSAMERICA INVS INC PREMIER EQUITY                 138.30             2,500.58                 2,559.93
FD INV SHS
MFO TRANSAMERICA INVS INC PREMIER                        323.86             5,007.06                 5,006.88
BALANCED FD INVS SHS
MFO TURNER FDS SMALL CAP FD                            3,049.85            71,101.33                73,989.36
MFO TWEEDY BROWN FD INC GLOBAL VALUE FD                2,290.29            38,921.15                39,851.05
MFO TWEEDY BROWNE FD INC AMERICAN VALUE                7,619.17           109,653.89               122,821.02
FD FORMERLY VALUE FD TO 10-01-1994
MFO TWENTIETH CENTURY INVESTORS INC                    4,357.78            61,192.76                61,139.65
VISTA SH
MFO U.S. GLOBAL ACCOLADE FDS REGENT                      208.68             2,500.00                 2,126.45
EASTERN EUROPEAN FD

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
MFO UAM FDS FPA CRESCENT PORT INSTL FD                 1,766.17            24,220.04                27,781.85
CL SHS
MFO UNITED SERVICES WORLD GOLD FD OPEN                12,560.82           245,837.05               262,395.53
END FD
MFO UNITED SVCS FDS PROSPECTOR FD                      1,059.32            10,000.00                 7,690.66
MFO VALUE LINE AGGRESSIVE INCOME TR SH                 5,804.53            47,572.31                49,222.41
BEN INT
MFO VAN WAGONER FDS INC EMERGING GROWTH                3,064.90            39,594.11                40,579.28
FD
MFO VAN WAGONER FDS INC MICRO-CAP FD                     356.17             4,534.00                 4,174.31
MFO VANGUARD / WELLINGTON FD INC OPEN                    333.96            10,122.43                10,366.12
END FUND
MFO VANGUARD / WINDSOR FD INC VANGUARD /               5,929.99           134,021.99               180,686.80
WINDSOR II PORTFOLIO OPEN END FUND
MFO VANGUARD EQUITY INCOME FUND INC.,                  2,201.41            41,028.79                50,566.39
COMMON STOCK, OPEN END FUND
MFO VANGUARD FIXED INCOME SECS FD SHORT                  592.20             6,396.49                 6,389.84
TERM BD PORT - RECONCILEMENT SEC FD FBO
DAILY VALUED PLANS
MFO VANGUARD FIXED INCOME SECURITIES                       3.43                29.14                    24.59
FUND LONG TERM CORPORATE PORTFOLIO
MFO VANGUARD FIXED INCOME HIGH YIELD                   2,965.85            22,868.00                23,815.78
CORPORATE BOND FUND OPEN END FUND
MFO VANGUARD FIXED INCOME SECURITIES                   5,610.27            57,748.28                58,290.71
FUND INC., GNMA PORTFOLIO, $.10 PAR
OPEN END FUND
MFO VANGUARD FIXED INCOME SECS FD INC                    436.38             4,454.13                 4,477.26
US TREAS BD PORTFOLIO OPEN END FD
MFO VANGUARD FIXED INCOME SECS FD INC                  5,637.33            56,581.09                57,049.78
SHORT TERM GOVT BD PORTFOLIO
OPEN END FUND
MFO VANGUARD INDEX TR TOTAL STK MKT                      689.34            14,304.14                15,606.66
PORTFOLIO OPEN END FUND
MFO VANGUARD INDEX TRUST - 500 PORTFOLIO               2,013.93           145,988.11               180,488.41
SHARES OF BENEFICIAL INTEREST OPEN END
FUND
MFO VANGUARD INTL EQUITY INDEX FD INC                    232.36             4,525.49                 4,610.02
EUROPEAN PORTFOLIO OPEN END FUND
MFO VANGUARD SPECIALIZED PORTFOLIOS                    1,053.53            63,862.63                77,550.34
HEALTH CARE PORTFOLIO, OPEN END FUND
MFO VANGUARD SPECIALIZED PORTFOLIO                     7,496.22           172,544.62               191,153.61
ENERGY PORTFOLIO OPEN END FUND

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
MFO VANGUARD SPECIALIZED PORTFOLIOS GOLD               3,234.02            30,063.00                21,667.93
& PRECIOUS METALS PORTFOLIO, OPEN END
FUND
MFO VANGUARD WORLD FUND, INTERNATIONAL                 7,649.79           125,376.92               130,275.92
GROWTH PORTFOLIO, OPEN END FUND
MFO VANGUARD/WELLESLEY INC FD INC COMM                 1,014.67            21,441.25                23,408.44
OPEN END FUND
MFO WARBIRG PINCUS EMERGING GROWTH FD                    932.89            27,734.71                30,794.70
MFO WARBURG PINCUS EMERGING MKTS FD INC                1,696.94            21,176.15                21,330.54
MFO WARBURG PINCUS GROWTH & INCOME FD                    270.82             5,010.57                 4,254.58
INC
MFO WARBURG PINCUS INTL EQUITY FD OPEN                 1,580.65            33,505.75                31,802.68
END FUND
MFO WARBURG PINCUS JAPAN OTC FD COM                    1,125.13             8,018.66                 9,102.30
MFO WARBURG PINCUS JAPAN GWTH FD                       1,514.12            15,646.85                14,520.41
MFO WARBURG PINCUS POST-VENTURE CAP FUND                  52.55             1,000.00                   924.88
MFO WARBURG PINCUS SMALL CO VALUE FD                     782.64            12,084.01                14,337.96
MFO WASATCH ADVISORS FDS INC MICRO-CAP                 6,985.22            18,961.36                20,955.66
FD
MFO WASATCH ADVISORS FDS INC MID-CAP FD                  109.73             2,000.31                 2,017.93
MFO WASATCH ADVISORS FDS INC GROWTH FD                   311.82             5,398.04                 5,572.22
MFO WESTCORE TR BLUE CHIP FUND                           143.01             2,384.78                 2,784.40
MFO WESTWOOD FD EQUITY FD INSTL CL                       258.81             2,425.00                 2,448.34
MFO WEXFORD TR MUHLENKAMP FD                             283.37            10,000.00                10,042.63
MFO WRIGHT EQUIFUND EQUITY TR HONG                     1,065.72            18,532.46                12,724.70
KONG/CHINA FD
MFO WRIGHT EQUIFUND EQUITY TR MEXICO FD                2,045.00            10,000.00                10,777.15
MFO YACKTMAN FD INC OPEN END FUND                     14,509.15           192,898.54               223,005.64
MLP AMERICAN REAL ESTATE PARTNERS LP                     300.00             4,163.58                 2,868.75
UNIT LIMITED PARTNERSHIP MASTER LIMITED
PARTNERSHIP
MLP FFP PARTNERS L P UNIT CLASS A                      1,000.00             5,081.00                 3,125.00
MLP MAUNA LOA MACADAMIA PARTNERS L.P.,                   300.00             1,169.21                 1,143.75
DEPOSITORY UNIT, CLASS A MASTER LIMITED
PARTNERSHIP
MLP PRIME MOTORS INN LTD PARTNERSHIP                   1,000.00               998.78                 2,187.50
DEPOSITARY RCPT MASTER LIMITED
PARTNERSHIP
PBHG LARGE CAP 20 FUND                                   750.96             7,637.57                 9,371.98

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
TEMPLETON VIETNAM OPPORTUNITES FD INC                    103.11             1,257.65                 1,199.17
COM STK
THERMOLASE CORP                                          159.00             3,878.18                 2,822.25
      TOTAL INTEREST IN REGISTERED INVESTMENT CO.                      92,219,295.67           100,858,471.30

OTHER
=====

&&& UAL - CO. STOCK DISTRIBUTION REC.                      1.00                 0.00                     1.00
&&& UAL - CO. STOCK DISTRIBUTION                           1.00                 0.00                     0.00
(PAYABLE)
&&& UAL - LOAN ASSET                                  85,874.96            85,874.96                85,874.96
&&& UAL - LOAN PRIN. ONLY (PAYABLE)                       23.00           -57,003.00               -57,003.00
&&& UAL - MM INT. ACCRUAL (PAYABLE)                        1.00                 0.00                     0.00
&&& UAL - PRIOR TRUSTEE REC.                               8.00                 0.00                     0.00
&&&FUTURES P/R ESTIMATED MARK BASED ON                     3.00                 0.00                     0.00
PRIOR DAY CONTRACT POSITION
ADVANCED MICRO DEVICES CALL OPTION                        -4.00             1,111.99                   -10.00
EXP 4/18/98 W/STRK PR $25.00 PER SH
AMTEL CORP COM STK CALL OPTION                            -5.00             1,236.65                    -8.75
EXP 2/21/98 W/STRK PR $25.00 PER SH
APPLIED MAGNETICS COM STK CALL OPTION                     -5.00             1,630.23                   -10.94
EXP 4/18/98 W/STRK PR $20.00 PER SH
AT&T CORP EXP 1/17/98 $50.00                              -2.00                 0.00                   -13.50
AUDITING EXPENSE ACCRUAL                                  28.00                 0.00                     0.00
AUSTRALIAN ALL ORD DECEMBER 1997 FUTURES                 -14.00                 0.00                     0.00
AUSTRALIAN ALL ORD DECEMBER 1997 FUTURE                   14.00                 0.00                     0.00
BAY NETWORKS COM STK CALL OPTION                           6.00                 0.00                     0.00
EXP 12/21/96 W/STK PR $22.50 PER SHR
CAC 40 INDEX DECEMBER 1997 FUTURE                        -12.00                 0.00                     0.00
CAC 40 INDEX DECEMBER 1997 FUTURE                         12.00                 0.00                     0.00

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
DAX INDEX DECEMBER 1997 FUTURE                             6.00                 0.00                     0.00
DAX INDEX DECEMBER 97 FUTURE                              -6.00                 0.00                     0.00
DIGITAL EQUIP COM STK CALL OPTION                          2.00                 0.00                     0.00
EXP 01/18/97 W/STK PR 45.00 PER SHR
DIGITAL EQUIP COM STK CALL OPTION                         -5.00             3,450.86                   -29.38
EXP 4/18/98 W/STRK PR. $50.00 PER SHR
DURAMED PHARMACEUT COM STK CALL OPTION                    -4.00               414.54                     0.00
EXP 3/21/98 W/STRK PR. $10.00 PER SHR
EXABYTE CORP COM STK CALL OOPTION                         20.00                 0.00                     0.00
EXP 12/21/96 W/STRK PR $15.00 PER SHR
EXXON CORP COM STK CALL OPTION                            -2.00               165.28                    -0.75
EXP 1/17/98 W/STRK PR. $70.00 PER SRH
FT-SE 100 INDEX DEC 97 FUTR (LIF)                        -10.00                 0.00                     0.00
FT-SE 100 INDEX DEC 97 FUTR (LIF)                         10.00                 0.00                     0.00
FT-SE 100 INDEX MAR 98 FUTR (LIF)                         -2.00                 0.00                     0.00
FT-SE 100 INDEX MAR 98 FUTR (LIF)                          2.00                 0.00                     0.00
HANG SENG INDEX DECEMBER 1997 FUTURE                      -6.00          -413,492.01              -408,263.59
HANG SENG INDEX DECEMBER 1997 FUTURE                       6.00           413,492.01               408,263.59
IMP INC. COMMON STOCK CALL OPTION                         40.00                 0.00                     0.00
EXP 1/18/97 W/STRK PR $5.00 PER SHR
INFORMIX CORP COM STK CALL OPTION                         -8.00             1,556.20                    -9.50
EXP 5/17/97 W/STRK PR. $7.500 PER SHR
IOMEGA CORP COMMON STOCK CALL OPTION                      10.00                 0.00                     0.00
EXP 12/21/96 W/STRK PR $25.00 PER SHR
IOMEGA CORP COMMON STOCK CALL OPTION                      -1.00                 0.00                    -5.63
EXP 12/21/96 W/STRK PR $22.50 PER SHR
IOMEGA CORP. COMMON STOCK CALL OPTION                      3.00               298.48                   337.50
EXP 2/22/97 W/STRK PR $30.00 PER SHR
LORAL CORP COM STK CALL OPTION                            -1.00                73.49                    -0.44
EXP 1/17/98 W/STRK PR. $25.00 PER SHR
MICRON TECHNOLOGY COMMON STOCK CALL OPT                   20.00                 0.00                     0.00
EXP 4/19/97 W/STRK PR $30.00 PER SHR
MICRON TECHNOLOGY COMMON STOCK CALL OPT                    8.00                 0.00                     0.00
EXP 4/19/97 W/STRK PR $40.00 PER SHR
MISCELLANEOUS VALUATION EXPENSE ACCRUAL                    1.00                 0.00                     0.00
NEW YORK N Y SER A UT 6.15% BD DUE                         0.00                 0.00                     0.00
08-01-2001 BEO N/C TAXABLE
NEWMONT MINING COM STK CALL OPTION                         2.00                 0.00                     0.00
EXP 12/21/96 W/STK PR $55.00 PER SHR

00-01666  PLAN TRUST - SUPERCONSOLIDATED                NOVEMBER 28, 1997

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

IDENTITY OF ISSUE,BORROWER, LESSOR                        PAR                                        CURRENT
OR SIMILIAR PARTY                                        VALUE                COST                    VALUE
-----------------                                        ------              -----                    -----
PROXIM INC COM STK CALL OPTION                             4.00                 0.00                     0.00
EXP 01/18/97 W/STK PR $22.50 PER SHR

SILICON GRAPHICS INC COM STK CALL OPTION                   2.00                 0.00                     0.00
EXP 2/22/97 W/STRK PR $30.00 PER SH
SYSTEMSOFT CORP COM STK CALL OPTION                        4.00                 0.00                     0.00
EXP 12/21/96 W/STK PR $25.00 PER SHR
TOKYO TOPIX INDEX DEC97 FUTR                             -35.00                 0.00                     0.00
TOKYO TOPIX INDEX DEC 97 FUTURE                           35.00                 0.00                     0.00
TRUSTEE/CUSTODY EXPENSE ACCRUAL                            9.00                 0.00                     0.00
UAL CORP COMMON STOCK CAll option                          1.00               202.78                     1.31
EXP 12-20-97 W/STRK PR $90.00 PER SHARE
US ROBOTICS COM STK CALL OPTION                           12.00                 0.00                     0.00
EXP 05/17/97 W/STK PR $60.00 PER SHR
VENTRITEX INC COM STK CALL OPTION                         80.00                 0.00                     0.00
EXP 02/22/97 W/STK PR $20.00 PER SHR
1997 DEC S&P MIDCAP INDX FUTURE (LONG)                   120.00                 0.00                     0.00
(CME)
1997 DECEMBER S&P INDEX FUTURE (CME)                     271.00                 0.00                     0.00
1998 MARCH S&P 500 INDEX FUTURES                          19.00                 0.00                     0.00
LONG
      TOTAL OTHER                                                          37,157.78                28,781.00
      TOTAL ASSETS                                                  1,909,580,117.65         2,294,608,285.90

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
PUB STORAGE INC PFD SER C ADJ RATE
                                           PURCHASE                  200.00            -5,071.29
                                           SALE                     -200.00                                  4,928.54

ACCESS HLTH MARKETING INC COM
                                           PURCHASE                  300.00            -8,709.37
                                           SALE                     -300.00                                  8,577.74

ACTEL CORP COM
                                           PURCHASE                  300.00            -6,015.42
                                           SALE                     -300.00                                  5,913.76

ACTIVISION INC NEW COM
                                           PURCHASE               60,400.00          -872,028.28
                                           SALE                  -60,400.00                                838,022.06

ACCEP INS COS INC COM
                                           PURCHASE                  285.00            -6,035.12
                                           SALE                     -285.00                                  5,332.24

A S V INC COM
                                           PURCHASE                  206.00            -5,480.94
                                           SALE                     -206.00                                  5,077.74

##REORG/ADV TECH LABS N/C ATL ULTRASOUND
INC EFF 7-18-97 SEE 2000219
                                           FREE REC/DEL          -16,630.00
                                           PURCHASE               22,620.00          -778,389.86
                                           SALE                   -5,990.00                                233,386.58

ADVEST GROUP INC COM
                                           PURCHASE                  525.00            -7,297.18
                                           SALE                     -525.00                                 12,045.36

AEGON N.V ORD AMER REG
                                           FREE REC/DEL            1,824.55
                                           SALE                   -1,824.55                                131,898.85

ADVANTA CORP CL B
                                           PURCHASE                  200.00            -6,967.13
                                           SALE                     -200.00                                  6,421.20

#REORG AFFINITY ENTMT EXCHGD AFFINITY
ENTMT A RATE .1000000/REV SEE 2002420
                                           FREE REC/DEL           -1,000.00
                                           PURCHASE                1,000.00              -740.77

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
AGRIUM INC COM
                                           PURCHASE                  200.00            -2,784.19
                                           SALE                     -200.00                                  2,683.16

AG CHEM EQUIP INC COM STK
                                           PURCHASE                1,457.00           -35,004.81
                                           SALE                   -1,457.00                                 25,719.67

AGRIBIOTECH INC COM
                                           PURCHASE                1,000.00            -2,134.50
                                           SALE                   -1,000.00                                  2,925.49

ALLEN GROUP INC COM
                                           FREE REC/DEL          -17,700.00
                                           PURCHASE               17,700.00          -387,489.00

ALLEN TELECOM INC COM
                                           FREE REC/DEL           17,700.00
                                           SALE                  -17,700.00                                368,510.69

ALLIANT TECHSYSTEMS INC COM
                                           PURCHASE                2,200.00          -105,781.50
                                           SALE                   -2,200.00                                121,926.22

ALLIED GROUP INC COM
                                           PURCHASE                2,100.00           -84,308.70
                                           SALE                   -2,100.00                                 96,249.45

ALPHANET SOLUTIONS INC COM
                                           PURCHASE                  300.00            -5,398.01
                                           SALE                     -300.00                                  4,729.61

ALTRON INC COM
                                           PURCHASE                  300.00            -5,360.31
                                           SALE                     -300.00                                  5,102.60

AMATI COMMUNICATIONS CORP COM
                                           PURCHASE                1,000.00           -14,876.15
                                           SALE                   -1,000.00                                 12,392.93

AMCAST INDL CORP COM
                                           PURCHASE                2,000.00           -48,040.00
                                           SALE                   -2,000.00                                 54,579.17

AMAZON COM INC COM STK
                                           PURCHASE                2,240.00           -40,320.00
                                           SALE                   -2,240.00                                 61,597.94

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----

AMER BINGO & GAMING CORP COM
                                           PURCHASE                  400.00            -2,051.26
                                           SALE                     -400.00                                  2,740.24

AMER ECO CORP COM
                                           PURCHASE                1,700.00           -14,350.00
                                           SALE                   -1,700.00                                 12,530.82

#REORG AMER EXPL CO EXCH FOR CASH A RT
3.00 & RT .72 PER MAND CASH & STK MERGER
                                           PURCHASE                1,000.00           -11,341.51
                                           SALE                   -1,000.00                                 11,282.76

AMER GEN HOSPITALITY CORP COM
                                           PURCHASE                7,000.00          -183,154.00
                                           SALE                   -7,000.00                                168,763.36

AMER FREIGHTWAYS INC COM
                                           PURCHASE               11,100.00          -195,722.46
                                           SALE                  -11,100.00                                211,364.69

AMER HOMESTAR CORP COM
                                           PURCHASE                  101.00            -1,981.63
                                           SALE                     -101.00                                  1,969.93

AMER STD COS INC DEL COM
                                           PURCHASE               36,800.00        -1,491,830.50
                                           SALE                  -36,800.00                              1,615,682.67

AMER WOODMARK INC COM
                                           PURCHASE                  200.00            -4,350.79
                                           SALE                     -200.00                                  3,180.18

##AMRION INC N/C WHOLE FOOD MKT EFF
9-11-97 SEE 2929793
                                           PURCHASE                2,700.00           -49,612.50
                                           SALE                   -2,700.00                                 64,939.58

ANGEION CORP COM
                                           PURCHASE               19,900.00           -62,915.35
                                           SALE                  -19,900.00                                 86,507.59

ANDREA ELECTR CORP COM
                                           FREE REC/DEL            1,000.00
                                           PURCHASE                1,000.00           -38,290.49
                                           SALE                   -2,000.00                                 53,648.90

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
ANIXTER INTL INC COM
                                           PURCHASE                7,500.00          -122,977.50
                                           SALE                   -7,500.00                                121,905.67

ANNTAYLOR STORES CORP COM
                                           PURCHASE               56,400.00        -1,165,113.09
                                           SALE                  -56,400.00                              1,184,194.76

APPLEBEES INTL INC COM
                                           PURCHASE                   79.00            -2,004.75
                                           SALE                      -79.00                                  1,895.81

APPLIED GRAPHICS TECHNOLOGIES INC COM
                                           PURCHASE                  251.00           -10,013.24
                                           SALE                     -251.00                                  9,189.87

APRIA HEALTHCARE GROUP INC COM STK
                                           PURCHASE                  500.00            -9,859.15
                                           SALE                     -500.00                                  8,436.45

APPLIED VOICE RECOGNITION INC COM STK
                                           PURCHASE                  500.00            -3,123.55
                                           SALE                     -500.00                                  2,814.84

AQUA CLARA BOTTLING & DISTR INC COLO COM
                                           PURCHASE                3,000.00            -7,051.22
                                           SALE                   -3,000.00                                 10,948.40

AQUA CARE SYS INC COM STK
                                           PURCHASE                5,000.00            -2,611.34
                                           SALE                   -5,000.00                                  2,993.52

ARBOR DRUGS COM
                                           PURCHASE                  400.00            -7,731.61
                                           SALE                     -400.00                                  7,966.93

ARCH COMMUNICATIONS GROUP INC COM
                                           PURCHASE                8,000.00           -62,495.15
                                           SALE                   -8,000.00                                 60,568.38

ARBOR SOFTWARE CORP COM
                                           PURCHASE               14,580.00          -554,829.44
                                           SALE                  -14,580.00                                605,882.57

ARCTIC CAT INC COM STK
                                           PURCHASE                5,400.00           -52,366.50
                                           SALE                   -5,400.00                                 59,290.02

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
ARGOSY MNG CORP COM
                                           PURCHASE               15,690.00           -24,997.10
                                           SALE                  -15,690.00                                  9,808.11

ARTERIAL VASCULAR ENGR INC COM
                                           PURCHASE                  100.00            -3,242.49
                                           SALE                     -100.00                                  4,155.80

ASA HLDGS INC COM
                                           PURCHASE                4,000.00           -85,580.00
                                           SALE                   -4,000.00                                 85,142.14

ASPECT TELECOMMUNICATIONS CORP COM
                                           PURCHASE                3,200.00           -77,978.83
                                           SALE                   -3,200.00                                 80,374.74

ATWOOD OCEANICS INC COM
                                           PURCHASE                  100.00            -5,624.50
                                           SALE                     -100.00                                  6,450.28

AUTOCYTE INC COM
                                           PURCHASE                  650.00            -7,688.53
                                           SALE                     -650.00                                  6,249.49

AUTOLIV INC COM STK
                                           FREE REC/DEL            2,080.10
                                           SALE                   -2,080.10                                 73,778.53

AVALON PPTYS INC COM
                                           PURCHASE                1,300.00           -36,815.81
                                           SALE                   -1,300.00                                 35,090.69

AVIALL INC COM
                                           PURCHASE                7,400.00          -105,987.80
                                           SALE                   -7,400.00                                106,776.53

AVIS RENT A CAR INC COM
                                           PURCHASE                7,460.00          -126,820.00
                                           SALE                   -7,460.00                                166,810.12

AXIOM INC COM
                                           PURCHASE               66,700.00          -800,400.00
                                           SALE                  -66,700.00                                613,947.81

BA MERCHANT SVCS INC CL A COM
                                           PURCHASE               20,000.00          -310,000.00
                                           SALE                  -20,000.00                                348,788.33

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
BORDER T.V. PLC ISIN# GB0001123149
                                           PURCHASE                  500.00            -3,319.71
                                           SALE                     -500.00                                  2,931.78

ACT NETWORKS INC COM
                                           PURCHASE                  200.00            -2,847.38
                                           SALE                     -200.00                                  2,466.70

ACT MFG INC COM
                                           PURCHASE                  200.00            -4,141.40
                                           SALE                     -200.00                                  3,950.55

ADR BANCO RIO DE LA PLATA S A
                                           PURCHASE               61,300.00          -919,500.00
                                           SALE                  -61,300.00                                682,502.31

ADR BEIJING YANHUA PETROCHEMICAL LTD
SPONSORED REPSTG CL H SHS
                                           PURCHASE                  400.00            -9,386.20
                                           SALE                     -400.00                                  9,761.97

BARRETT RES CORP COM (NEW)
                                           PURCHASE                  200.00            -8,092.88
                                           SALE                     -200.00                                  8,241.28

BAY ST GAS CO (NEW) COM
                                           PURCHASE                2,100.00           -55,308.70
                                           SALE                   -2,100.00                                 60,593.47

BE AEROSPACE INC COM
                                           PURCHASE                4,400.00          -149,138.00
                                           SALE                   -4,400.00                                140,773.89

B.STEARNS & COMPANIES INC COM
                                           PURCHASE                  315.00            -8,483.65
                                           SALE                     -315.00                                  8,931.14

BED BATH & BEYOND INC COM
                                           PURCHASE                  300.00            -7,919.72
                                           SALE                     -300.00                                  8,315.97

BELCO OIL & GAS CORP COM
                                           PURCHASE                  400.00            -8,283.21
                                           SALE                     -400.00                                  8,106.23


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
BELLWEATHER EXPL CO COM
                                           PURCHASE               10,000.00           -99,167.00
                                           SALE                  -10,000.00                                 94,796.83

BENCHMARQ MICROELECTRONICS INC COM
                                           PURCHASE                  200.00            -3,864.86
                                           SALE                     -200.00                                  3,379.11

BENTHOS INC
                                           PURCHASE                  500.00           -13,346.96
                                           SALE                     -500.00                                 13,838.20

BIOMUNE SYS INC NEW COM
                                           PURCHASE                7,000.00            -8,139.00
                                           SALE                   -7,000.00                                  2,933.03

BOMBARDIER INC CL B COM
                                           PURCHASE                  560.00           -10,077.89
                                           SALE                     -560.00                                 11,649.63

BOMBAY INC COMMON STOCK
                                           PURCHASE                1,053.00            -4,865.13
                                           SALE                   -1,053.00                                  5,632.00

BOOLE & BABBAGE INC COM
                                           PURCHASE                1,500.00           -32,266.08
                                           SALE                   -1,500.00                                 31,958.43

BORG WARNER SEC CORP COM
                                           PURCHASE                  200.00            -3,550.79
                                           SALE                     -200.00                                  3,652.34

BRAZILLIAN EQTY FD INC COM
                                           PURCHASE                1,000.00           -13,848.20
                                           SALE                   -1,000.00                                 15,076.13

BRIGHT HORIZONS CHILDRENS CTR INC COM
STK
                                           PURCHASE               25,000.00          -325,000.00
                                           SALE                  -25,000.00                                368,737.70

BRISTOL HOTEL CO COM
                                           PURCHASE                  500.00           -13,947.50
                                           SALE                     -500.00                                 12,939.56


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
ADR BRIT PETRO PLC
                                           FREE REC/DEL            6,500.00
                                           PURCHASE               22,900.00        -2,968,378.40
                                           SALE                  -29,400.00                              3,134,502.29

THOMSON CSF ISIN# FR0000121329
                                           PURCHASE                  400.00           -12,919.52
                                           SALE                     -400.00                                 12,692.43

CFM TECHNOLOGIES INC COM
                                           PURCHASE               12,950.00          -413,204.55
                                           SALE                  -12,950.00                                339,658.53

CCC INFORMATION SVCS GROUP INC COM
                                           PURCHASE                4,400.00          -102,388.00
                                           SALE                   -4,400.00                                 82,982.23

CMG INFORMATION SVCS INC COM
                                           PURCHASE               12,100.00          -189,490.45
                                           SALE                  -12,100.00                                167,288.44

CNA FNCL CORP COM
                                           PURCHASE                  100.00           -10,119.06
                                           SALE                     -100.00                                 11,111.81

#REORG/CRA MANAGED CARE INC EXCH FOR
CONCENTRA MANAGED CARE @1.786 2-196505
                                           FREE REC/DEL           -8,990.00
                                           PURCHASE                8,990.00          -395,948.50

C P CLARE CORP COM
                                           PURCHASE                6,600.00           -65,355.75
                                           SALE                   -6,600.00                                 70,441.12

CMP MEDIA INC CL A COM
                                           PURCHASE               29,240.00          -691,151.15
                                           SALE                  -29,240.00                                545,283.65

C-PHONE CORP COM
                                           PURCHASE                  300.00            -3,709.51
                                           SALE                     -300.00                                  2,528.87

CUC INTL INC COM STK
                                           PURCHASE                  700.00           -16,868.23
                                           SALE                     -700.00                                 17,008.34


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
CABLEVISION SYS CORP CL A COM
                                           PURCHASE                7,400.00          -404,768.53
                                           SALE                   -7,400.00                                377,669.97

CAERE CORP COM
                                           PURCHASE               10,800.00          -108,334.51
                                           SALE                  -10,800.00                                 77,100.07

CAL FED BK A SVGS L A SECONDARY
CONTINGENT LITIGATN RECOVERY PT INT
                                           FREE REC/DEL            5,170.00
                                           SALE                   -5,170.00                                 71,484.25

CAL MICROWAVE INC COM
                                           PURCHASE                5,000.00           -75,100.00
                                           SALE                   -5,000.00                                 73,647.54

CALPINE CORP COM
                                           PURCHASE               39,210.00          -723,075.84
                                           SALE                  -39,210.00                                722,350.47

##CANANDAIGUA WINE INC N/C CANADAIGUA
BRANDS INC EFF 7-22-97 SEE 2108060
                                           FREE REC/DEL           -7,700.00
                                           PURCHASE                7,700.00          -218,641.50

CANTERBURY INFORMATION TECH INC COM STK
                                           PURCHASE                2,000.00            -2,479.13
                                           SALE                   -2,000.00                                  2,645.77

CANWEST GLOBAL COMMUNICATIONS CORP
NON-VTG SHS COM
                                           PURCHASE                2,000.00           -27,660.50
                                           SALE                   -2,000.00                                 33,474.30

CARMIKE CINEMAS INC CL A COM
                                           PURCHASE                6,600.00          -215,391.00
                                           SALE                   -6,600.00                                181,771.96

CARNIVAL CORP CL A COM
                                           PURCHASE                  300.00           -11,127.14
                                           SALE                     -300.00                                 11,345.08

#REORG/CARSON PIRIE SCOTT & CO EXCH FOR
PROFFITS INC A RT 1.75 SEE SEC 2747943
                                           PURCHASE                3,200.00          -126,264.00
                                           SALE                   -3,200.00                                167,834.40

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
CERUS CORP COM
                                           PURCHASE               73,800.00          -885,600.00
                                           SALE                  -73,800.00                                698,258.15

CHANCELLOR MEDIA CORP CL A COM STK
                                           FREE REC/DEL           19,950.00
                                           SALE                  -19,950.00                              1,047,854.12

CHART HOUSE ENTERPRISES INC COM
                                           PURCHASE                1,000.00            -9,409.40
                                           SALE                   -1,000.00                                  7,543.10

##CHASE BRASS IND INC COM STK N/C CHASE
IND INC SEE SEC 2-123455
                                           PURCHASE                   75.00            -1,615.13
                                           SALE                      -75.00                                  1,469.19

CHARLES JW FINL SVCS INC COM
                                           PURCHASE                  320.00            -4,307.27
                                           SALE                     -320.00                                  4,013.43

CHECKPOINT SYS INC COM
                                           PURCHASE                4,000.00           -45,716.00
                                           SALE                   -4,000.00                                 47,806.16

CHEMFIRST INC COM
                                           FREE REC/DEL            5,600.00
                                           PURCHASE                5,500.00          -134,172.50
                                           SALE                  -11,100.00                                280,059.89

CHES ENERGY CORP COM
                                           PURCHASE               30,970.00          -631,858.43
                                           SALE                  -30,970.00                                476,578.68

CHILDRENS COMPREHENSIVE SVCS INC COM NEW
                                           PURCHASE                1,000.00           -13,108.18
                                           SALE                   -1,000.00                                 16,767.60

CREATIVE TECH LTD ORD
                                           PURCHASE               89,400.00          -957,993.75
                                           SALE                  -89,400.00                              1,496,051.30

CHOCK FULL O NUTS CORP COM
                                           PURCHASE                2,500.00           -14,836.00
                                           SALE                   -2,500.00                                 14,867.50


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
CIBA SPECIALTY CHEM HLDG INC RT EXP
3-7-97
                                           FREE REC/DEL                5.00
                                           SALE                       -5.00                                    323.44

CILCORP INC COM
                                           PURCHASE                2,300.00           -89,463.10
                                           SALE                   -2,300.00                                 90,258.88

CIRCUIT CY STORES CARMAX GROUP COM
                                           PURCHASE               33,190.00          -694,290.64
                                           SALE                  -33,190.00                                629,228.16

CIDCO INC COM STK
                                           PURCHASE                1,000.00           -22,118.87
                                           SALE                   -1,000.00                                 19,883.98

CITATION CORP ALA COM
                                           PURCHASE                  280.00            -5,041.13
                                           SALE                     -280.00                                  4,515.74

CITY NATL CORP COM
                                           PURCHASE                  268.00            -5,990.91
                                           SALE                     -268.00                                  8,380.87

COGNEX CORP COM
                                           PURCHASE               44,830.00        -1,045,363.18
                                           SALE                  -44,830.00                              1,462,789.69

COLE NATL CORP NE CL A COM STK
                                           PURCHASE               15,700.00          -739,014.28
                                           SALE                  -15,700.00                                575,684.07

COLONIAL DOWNS HLDGS INC CL A COM
                                           PURCHASE               71,500.00          -675,535.63
                                           SALE                  -71,500.00                                501,242.28

COLUMBIA LABS INC DEL COM STK $0.01
                                           PURCHASE                1,000.00           -17,064.64
                                           SALE                   -1,000.00                                 17,306.49

COLTEC INDS INC COM
                                           PURCHASE                  800.00           -17,337.80
                                           SALE                     -800.00                                 17,213.35


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
COMFORT SYS USA INC COM STK
                                           PURCHASE               27,960.00          -419,026.14
                                           SALE                  -27,960.00                                461,418.20

COML INTERTEC CORP COM
                                           PURCHASE                  300.00            -4,191.58
                                           SALE                     -300.00                                  4,878.80

COMWLTH BANCORP INC COM STK
                                           PURCHASE                4,700.00           -73,575.04
                                           SALE                   -4,700.00                                 81,999.75

COMWLTH INDS INC DEL COM STK
                                           PURCHASE                2,400.00           -49,200.00
                                           SALE                   -2,400.00                                 42,288.02

COMMSCOPE INC COM STK
                                           FREE REC/DEL            4,332.66
                                           PURCHASE                2,166.00           -34,589.86
                                           SALE                   -6,498.66                                 69,190.13

CMNTY BANCSHARES INC S C COM STK
                                           FREE REC/DEL               50.00
                                           PURCHASE                   50.00            -1,417.75
                                           SALE                     -100.00                                  1,755.88

COMNET CORP COM STK
                                           PURCHASE                  300.00            -2,480.74
                                           SALE                     -300.00                                  2,639.73

ADR COMPANIA DE TELECOMUNICACIONES DE
CHILE S A SPONSORED ADR NEW
                                           PURCHASE                  139.00            -4,613.49
                                           SALE                     -139.00                                  3,100.90

COMVERSE TECH INC COM PAR $0.10 NEW
                                           PURCHASE               15,180.00          -658,709.18
                                           SALE                  -15,180.00                                709,158.69

COOPER COMPANIES INC COM NEW
                                           PURCHASE                6,400.00          -221,345.00
                                           SALE                   -6,400.00                                213,404.72

COUNSEL CORP COM STK
                                           PURCHASE                  445.00            -5,991.17
                                           SALE                     -445.00                                  6,004.15


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
COVANCE INC COM
                                           FREE REC/DEL            6,525.00
                                           SALE                   -6,525.00                                127,193.97

CREATIVE BIOMOLECULES INC COM
                                           PURCHASE                6,900.00           -82,038.24
                                           SALE                   -6,900.00                                 71,585.11

CR ACCEP CORP MICH COM
                                           PURCHASE                  871.00           -10,989.22
                                           SALE                     -871.00                                 12,847.64

CRESCENDO PHARMACEUTICALS CL A COM STK
                                           FREE REC/DEL              195.00
                                           SALE                     -195.00                                  2,260.95

CRIIMI MAE INC COM
                                           PURCHASE                  411.00            -6,003.12
                                           SALE                     -411.00                                  6,743.34

CROSS A T CO CL A COM
                                           PURCHASE                1,400.00           -15,953.00
                                           SALE                   -1,400.00                                 16,368.67

CROSS TIMBERS OIL CO COM
                                           PURCHASE                  100.00            -2,631.50
                                           SALE                     -100.00                                  2,918.40

CROSSMANN CMNTYS INC COM
                                           PURCHASE               11,860.00          -207,550.00
                                           SALE                  -11,860.00                                223,850.03

#REORG/CULBRO CORP EXCH FOR GEN CIGAR A
@ 4.44557000 EFF 8-29-97 SEE 2344115
                                           FREE REC/DEL             -500.00
                                           PURCHASE                1,100.00           -80,693.50
                                           SALE                     -600.00                                 54,008.54

CYLINK CORP COM
                                           PURCHASE                3,100.00           -44,817.50
                                           SALE                   -3,100.00                                 43,120.34

#REORG/CYRIX CORP EXCH FOR NATL
SEMICONDUCTOR CORP EFF 11-17-97 2-607632
                                           PURCHASE               11,182.00          -220,168.01
                                           SALE                  -11,182.00                                234,413.48


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
CYPROS PHARMACEUTICAL CORP COM
                                           PURCHASE                2,000.00            -8,242.00
                                           SALE                   -2,000.00                                  8,896.00

DI INDS INC COM STK
                                           FREE REC/DEL             -200.00
                                           PURCHASE                  200.00            -1,473.80

DAOU SYS INC COM
                                           PURCHASE                  500.00           -10,036.31
                                           SALE                     -500.00                                 10,999.63

DATA DIMENSIONS INC COM PAR $0.001(NEW)
                                           PURCHASE                  100.00            -2,469.06
                                           SALE                     -100.00                                  2,950.40

DATA PROCESSING RES CORP COM STK
                                           PURCHASE                2,300.00           -45,471.00
                                           SALE                   -2,300.00                                 54,190.19

DATAWORKS CORP COM
                                           PURCHASE               46,400.00          -888,975.00
                                           SALE                  -46,400.00                                596,424.61

DATASTREAM SYS INC COM
                                           PURCHASE                1,000.00           -38,647.95
                                           SALE                   -1,000.00                                 32,344.56

SANTA FE INTL CORP COM STK
                                           PURCHASE                9,600.00          -306,918.72
                                           SALE                   -9,600.00                                387,516.98

DEAN W. DISCOVER COM STK
                                           FREE REC/DEL             -289.12
                                           PURCHASE                  289.12           -11,733.72

#REORG DESIGNER HLDGS LTD EXCH WARNACO
GROUP INC RT .324 EFF 12-12-97 2-896883
                                           PURCHASE               58,900.00        -1,068,395.01
                                           SALE                  -58,900.00                                738,548.17

DESWELL INDS INC COM
                                           PURCHASE                  400.00            -9,536.61
                                           SALE                     -400.00                                  7,468.30


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
DIAMOND TECH PARTNERS INC RT EXP 1997
                                           FREE REC/DEL               30.00
                                           SALE                      -30.00                                      0.00

DIEDRICH COFFEE INC COM
                                           PURCHASE                  500.00            -1,544.46
                                           SALE                     -500.00                                  1,216.59

DOMAIN ENERGY CORP COM
                                           PURCHASE               30,000.00          -405,000.00
                                           SALE                  -30,000.00                                408,826.31

MFO DOMINI SOCIAL INDEX FD SH BEN INT
                                           PURCHASE                  207.64            -5,034.71
                                           SALE                     -207.64                                  5,307.89

ESS TECH INC COM
                                           PURCHASE               25,250.00          -698,011.00
                                           SALE                  -25,250.00                                542,276.17

##EAGLE RIV INTERACTIVE INC N/C
MASTERING INC EFF 10-16-97 SEE 2-537863
                                           FREE REC/DEL             -500.00
                                           PURCHASE                  500.00            -5,583.07

EDWARDS A.G INC COM
                                           FREE REC/DEL            3,200.00
                                           PURCHASE                6,562.00          -311,126.49
                                           SALE                   -9,762.00                                346,885.94

EGGHEAD INC COM
                                           PURCHASE               14,400.00           -94,710.13
                                           SALE                  -14,400.00                                 69,284.82

EL PASO NAT GAS CO COM NEW
                                           FREE REC/DEL              699.26
                                           SALE                     -699.26                                 32,304.57

ELCOM INTL INC COM
                                           PURCHASE                1,000.00            -8,333.34
                                           SALE                   -1,000.00                                  5,923.22

ELECTRO SCIENTIFIC IND INC CAP
                                           PURCHASE                2,900.00           -67,664.25
                                           SALE                   -2,900.00                                124,254.78


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
EMULEX CORP NEW COM
                                           PURCHASE                4,200.00           -68,278.50
                                           SALE                   -4,200.00                                 65,211.81

ADR ENERGY GROUP PLC
                                           FREE REC/DEL              100.00
                                           SALE                     -100.00                                  3,966.58

ENGINEERED SUPPORT SYS INC COM
                                           PURCHASE                  200.00            -4,813.12
                                           SALE                     -200.00                                  4,132.80

ESSEX INTL INC COM STK
                                           PURCHASE                6,100.00          -219,783.00
                                           SALE                   -6,100.00                                232,051.51

ETHYL CORP COM
                                           PURCHASE               13,300.00          -119,944.72
                                           SALE                  -13,300.00                                123,025.00

MFO EXCELSIOR FDS INC EMERGING AMERS FD
                                           PURCHASE                  207.81            -2,500.00
                                           SALE                     -207.81                                  1,978.39

#REORG/EXIDE ELECTRS GROUP INC XCHGD FOR
CASH A RATE 29.00/SH EFF 11/19/97
                                           PURCHASE                  200.00            -2,253.99
                                           SALE                     -200.00                                  4,322.40

MFO FPA PARAMOUNT FD INC COM
                                           PURCHASE                9,897.56          -148,338.98
                                           SALE                   -9,897.56                                142,807.86

FPA MED MGMT INC COM
                                           PURCHASE                9,600.00          -224,381.07
                                           SALE                   -9,600.00                                339,588.68

MFO FPA CAP FD INC COM STK OPEN END FD
                                           PURCHASE                4,526.19          -152,485.42
                                           SALE                   -4,526.19                                151,722.76

FSI INTL INC COM
                                           PURCHASE               13,900.00          -205,212.25
                                           SALE                  -13,900.00                                154,354.34


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
FAIRCHILD CORP CL A
                                           PURCHASE                4,500.00           -66,115.00
                                           SALE                   -4,500.00                                 96,408.52

#REORG/FALCON BLDG PRODS INC CL A EXCH
FOR CASH @ $17.75/SHR EFF 6-17-97
                                           PURCHASE                5,900.00          -100,513.81
                                           SALE                   -5,900.00                                101,593.50

FAMILY DOLLAR STORES INC COM
                                           FREE REC/DEL            6,900.00
                                           PURCHASE               13,800.00          -390,929.71
                                           SALE                  -20,700.00                                461,555.33

FASTENAL COM
                                           PURCHASE               14,100.00          -547,917.35
                                           SALE                  -14,100.00                                794,173.51

FEDDERS CORP CL A COM STK
                                           PURCHASE                  800.00            -4,669.17
                                           SALE                     -800.00                                  4,530.67

#REORG/FIBREBOARD CORP EXCH FOR CASH @
$55/SHR EFF 7-3-97
                                           PURCHASE                5,500.00          -204,352.10
                                           SALE                   -5,500.00                                236,379.67

FIBERMARK INC COM
                                           PURCHASE                  200.00            -4,166.53
                                           SALE                     -200.00                                  3,734.92

MFO FIDELITY INVT TR EMERGING MKTS FD
                                           PURCHASE                2,946.48           -47,820.37
                                           SALE                   -2,946.48                                 37,805.99

MFO FIDELITY SELECT PORTFOLIOS MED
DELIVER OPEN END FD
                                           PURCHASE                2,921.50           -83,054.94
                                           SALE                   -2,921.50                                 82,464.01

MFO FIDELITY SELECT PORTFOLIOS
BIOTECHNOLOGY PORTFOLIO
                                           PURCHASE                  482.98           -14,905.50
                                           SALE                     -482.98                                 16,068.60

MFO FIDELITY DIVIDEN GROWTH FD OPEN END
FD
                                           PURCHASE                  126.67            -2,600.00
                                           SALE                     -126.67                                  2,478.36

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
#REORG/FIELDCREST CANNON EXCH FOR CASH @
46.1538/SH & FOR PILLOWTEX CORP 2729399
                                           PURCHASE                5,300.00          -127,667.27
                                           SALE                   -5,300.00                                182,742.14

FINE HOST CORP COM
                                           PURCHASE               26,230.00          -698,005.00
                                           SALE                  -26,230.00                                766,714.78

1ST FED SVGS & LN ASSN E. HARTFORD CONN
COM
                                           PURCHASE                  200.00            -5,080.10
                                           SALE                     -200.00                                  4,729.61

1ST COML CORP COM
                                           PURCHASE                1,500.00           -66,562.50
                                           SALE                   -1,500.00                                 74,701.25

1ST EMPIRE ST CORP COM
                                           PURCHASE                  500.00          -179,011.00
                                           SALE                     -500.00                                203,358.22

1ST MISS CORP COM
                                           FREE REC/DEL           -5,600.00
                                           PURCHASE                5,600.00          -166,186.93

FLEXSTEEL IND INC COM
                                           PURCHASE                  500.00            -6,588.29
                                           SALE                     -500.00                                  5,416.74

FOCUS ENHANCEMENTS INC COM
                                           PURCHASE                5,980.00           -12,672.95
                                           SALE                   -5,980.00                                 12,446.79

FOODMAKER INC COM NEW
                                           PURCHASE               17,800.00          -255,134.20
                                           SALE                  -17,800.00                                334,119.84

FRKLN ELECTR PUBLISHERS INC COM
                                           PURCHASE                5,000.00           -63,225.00
                                           SALE                   -5,000.00                                 48,535.17

##REORG/FRANKLIN QUEST CO N/C FRKLN
COVEY CO EFF 6-2-97 SEE 2334436
                                           PURCHASE                4,800.00          -104,196.00
                                           SALE                   -4,800.00                                100,272.00


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
FRIEDE GOLDMAN INTL INC COM STK
                                           PURCHASE               25,400.00          -431,800.00
                                           SALE                  -25,400.00                                886,102.93

#REORG/FUSION SYS CORP EXCH FOR CASH @
39.00 EFF 8-5-97
                                           PURCHASE                4,000.00           -76,000.00
                                           SALE                   -4,000.00                                157,494.75

ADR GALLAHER GROUP PLC
                                           FREE REC/DEL            7,600.00
                                           SALE                   -7,600.00                                135,527.02

GALLAGHER ARTHUR J & CO COM
                                           PURCHASE                3,100.00          -112,024.50
                                           SALE                   -3,100.00                                110,759.30

GASONICS INTL CORP COM
                                           PURCHASE                  500.00            -9,711.98
                                           SALE                     -500.00                                  9,288.38

GATX CORP COM
                                           PURCHASE                9,900.00          -638,227.00
                                           SALE                   -9,900.00                                590,050.01

GAYLORD CONTAINER CORP CL A COM
                                           PURCHASE               71,100.00          -580,210.19
                                           SALE                  -71,100.00                                480,085.79

GEN COMMUNICATIONS INC CL A COM
                                           PURCHASE              107,130.00          -776,692.50
                                           SALE                 -107,130.00                                731,618.10

GEN SEMICONDUCTOR INC COM STK
                                           FREE REC/DEL            3,250.00
                                           PURCHASE                1,625.00           -22,711.54
                                           SALE                   -4,875.00                                 45,423.08

GEN SCANNING INC COM
                                           PURCHASE                  100.00            -2,494.06
                                           SALE                     -100.00                                  3,330.82

GENESIS HLTH VENTURES INC COM
                                           PURCHASE               24,800.00          -735,888.40
                                           SALE                  -24,800.00                                834,594.17


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
##GENSIA SICOR INC N/C GENSIA SICOR INC
EFF 5-6-97 SEE 2346725
                                           PURCHASE               15,100.00           -70,139.39
                                           SALE                  -15,100.00                                 61,990.32

GENUS INC COM
                                           PURCHASE               11,600.00           -79,982.00
                                           SALE                  -11,600.00                                 61,834.66

GERBER SCIENTIFIC INC COM
                                           PURCHASE                4,900.00           -74,210.50
                                           SALE                   -4,900.00                                 77,105.61

GERON CORP COM
                                           PURCHASE                  100.00            -1,737.81
                                           SALE                     -100.00                                    962.31

GILEAD SCI INC COM
                                           PURCHASE                9,500.00          -273,612.35
                                           SALE                   -9,500.00                                300,764.96

##REORG/GOLDEN BEAR MIN N/C AUGUSTA GOLD
CORP EFF 7-4-97 SEE 2033527
                                           FREE REC/DEL           -8,000.00
                                           PURCHASE                8,000.00            -6,009.10

GO2NET INC COM STK
                                           PURCHASE                1,000.00           -10,714.81
                                           SALE                   -1,000.00                                  6,296.54

GRAHAM-FIELD HLTH PROD INC COM
                                           PURCHASE                1,000.00           -14,851.05
                                           SALE                   -1,000.00                                 16,206.65

GRAND TOYS INTL INC COM NEW STK
                                           PURCHASE                1,300.00            -1,787.85
                                           SALE                   -1,300.00                                  1,573.70

#REORG/GRANCARE INC EXCH PARAGON HLTH
NETWORK INC RT .2346 EFF 11-5-97 2694029
                                           FREE REC/DEL           -3,400.00
                                           PURCHASE                3,400.00           -40,018.00

GRAND CASINOS INC COM
                                           PURCHASE               44,000.00          -648,342.13
                                           SALE                  -44,000.00                                420,710.02


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
GRANITE ST BANKSHARES INC COM
GRANITE ST BANKSHS RT .1483 SEE 2356953
                                           PURCHASE                  100.00            -2,156.56
                                           SALE                     -100.00                                  1,980.87

GRAPHIX ZN INC COM
                                           PURCHASE                1,000.00            -2,947.00
                                           SALE                   -1,000.00                                      0.00

GREAT FINL CORP COM
                                           PURCHASE                1,600.00           -53,432.00
                                           SALE                   -1,600.00                                 67,869.09

GREAT TRAIN STORE CO COM
                                           PURCHASE                3,400.00           -27,200.00
                                           SALE                   -3,400.00                                 24,897.65

GRIFFIN LD & NURSERIES INC CL A COM STK
                                           FREE REC/DEL              500.00
                                           SALE                     -500.00                                  7,480.77

GUESS INC COM
                                           PURCHASE                  100.00            -1,417.70
                                           SALE                     -100.00                                    845.19

HA LO INDS INC COM STK
                                           PURCHASE               15,470.00          -435,093.75
                                           SALE                  -15,470.00                                255,246.49

HALL KINION & ASSOCS INC COM STK
                                           PURCHASE                2,700.00           -40,500.00
                                           SALE                   -2,700.00                                 52,985.73

HANOVER COMPRESSOR CO COM
                                           PURCHASE               36,630.00          -791,687.05
                                           SALE                  -36,630.00                                818,117.67

HARBORSIDE HEALTHCARE CORP COM
                                           PURCHASE                  170.00            -3,011.01
                                           SALE                     -170.00                                  2,959.63

HASKEL INTL INC CL A COM
                                           PURCHASE                  200.00            -2,759.13
                                           SALE                     -200.00                                  2,318.55


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
HECLA MINING CO COM $.25 PAR
                                           PURCHASE               51,800.00          -297,917.50
                                           SALE                  -51,800.00                                291,875.61

MFO HEARTLAND GROUP INC EQTY FD
                                           PURCHASE                  730.13           -10,089.95
                                           SALE                     -730.13                                 11,528.75

HEFTEL BROADCASTING CORP CL A COM
                                           PURCHASE                5,300.00          -264,053.50
                                           SALE                   -5,300.00                                333,011.56

#REORG/HERITAGE MEDIA CORP EXCH FOR NEW
CORP LTD PFD @ 1.38250000 SEE 1654081
                                           PURCHASE                1,000.00           -11,113.40
                                           SALE                   -1,000.00                                 18,810.51

HOLLYWOOD PK INC NEW COM
                                           PURCHASE                6,900.00           -79,756.75
                                           SALE                   -6,900.00                                 84,527.91

IEC ELECTRS CORP NEW COM
                                           PURCHASE                  200.00            -2,304.67
                                           SALE                     -200.00                                  3,677.19

IATROS HLTH NETWORK INC COM
                                           PURCHASE                2,000.00            -2,383.16
                                           SALE                   -2,000.00                                  1,918.14

IMPERIAL OIL LTD COM NEW
                                           PURCHASE                  200.00            -9,386.10
                                           SALE                     -200.00                                  9,936.55

INDUSTRI MATEMATIK INTL CORP COM
                                           PURCHASE                7,700.00          -187,841.50
                                           SALE                   -7,700.00                                170,083.32

INDL DISTR GROUP INC COM
                                           PURCHASE               23,510.00          -470,075.10
                                           SALE                  -23,510.00                                446,576.32

VOXWARE INC COM
                                           PURCHASE                7,500.00           -60,832.75
                                           SALE                   -7,500.00                                 35,248.79


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
INMARK ENTERPRISES INC COM
                                           PURCHASE                1,000.00            -5,197.09
                                           SALE                   -1,000.00                                  4,427.76

INNOVA CORP WASH COM
                                           PURCHASE                6,400.00           -83,200.00
                                           SALE                   -6,400.00                                106,167.98

INTERGRATED WASTE SVGS INC COM
                                           PURCHASE                2,000.00            -1,966.20
                                           SALE                   -2,000.00                                    452.72

INTEL CORP WT PUR COM
                                           PURCHASE                  824.00           -63,594.80
                                           SALE                     -824.00                                 52,367.59

INTELLIGENT ELECTR INC
                                           PURCHASE               15,300.00          -108,444.03
                                           SALE                  -15,300.00                                 48,587.03

INTERLINK ELECTRS COM
                                           PURCHASE                3,000.00           -18,517.50
                                           SALE                   -3,000.00                                 19,356.83

INTL RECTIFIER CORP COM
                                           PURCHASE               29,600.00          -441,521.00
                                           SALE                  -29,600.00                                457,004.98

##INTERRA FINL INC COM N/C DAIN RAUSCHER
CO EFF 1/2/98 SEE SEC#2226994
                                           FREE REC/DEL            3,400.00
                                           PURCHASE                  200.00            -7,957.22
                                           SALE                   -3,600.00                                150,871.49

INTERSOLV INC COM
                                           PURCHASE                9,300.00           -96,861.00
                                           SALE                   -9,300.00                                 87,098.57

INTERVOICE INC COM
                                           PURCHASE                  200.00            -2,583.13
                                           SALE                     -200.00                                  2,311.58

ADR ISPAT INTL
                                           PURCHASE               47,600.00        -1,285,200.00
                                           SALE                  -47,600.00                              1,329,899.57


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
ITRON INC COM
                                           PURCHASE                2,000.00           -54,192.96
                                           SALE                   -2,000.00                                 47,064.86

JPM CO COM
                                           PURCHASE                   85.00            -2,875.75
                                           SALE                      -85.00                                  1,979.81

J&L SPECIALTY STL INC COM
                                           PURCHASE                7,400.00           -90,923.00
                                           SALE                   -7,400.00                                 94,272.85

ADR JILIN CHEM INDL LTD SPONSORED ADR
REPSTG CL H SHS
                                           PURCHASE                  200.00            -3,035.51
                                           SALE                     -200.00                                  2,757.72

JONES APPAREL GROUP INC COM
                                           PURCHASE               15,000.00          -688,192.11
                                           SALE                  -15,000.00                                810,234.23

JOURNAL REGISTER CO COM STK
                                           PURCHASE               28,730.00          -402,561.40
                                           SALE                  -28,730.00                                512,363.26

JUDGE GROUP INC COM
                                           PURCHASE                1,000.00            -3,831.00
                                           SALE                   -1,000.00                                  6,919.82

##K-III COMMUNICATIONS CORP N/C PRIMEDIA
INC EFF 11-18-97 SEE SEC 2-746979
                                           FREE REC/DEL           -5,900.00
                                           PURCHASE                5,900.00           -73,246.73

KANEB SERVICES INC COM
                                           PURCHASE                  100.00              -472.50
                                           SALE                     -100.00                                    340.27

KELLY SERVICES INC CL A COM
                                           PURCHASE                2,700.00           -70,254.00
                                           SALE                   -2,700.00                                 75,543.48

KENDLE INTL INC COM
                                           PURCHASE               31,950.00          -496,778.25
                                           SALE                  -31,950.00                                571,087.21


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
KOO KOO ROO INC COM STK
                                           PURCHASE                3,979.00           -19,695.74
                                           SALE                   -3,979.00                                 23,235.19

KULICKE & SOFFA IND INC COM
                                           PURCHASE               49,520.00        -1,165,319.13
                                           SALE                  -49,520.00                              1,455,547.07

ADR LASMO PLC SPONSORED
                                           PURCHASE                1,000.00           -11,466.86
                                           SALE                   -1,000.00                                 13,401.91

LHS GROUP INC COM
                                           PURCHASE                  300.00           -12,770.40
                                           SALE                     -300.00                                 15,496.12

ORBOTECH LTD SH COM
                                           PURCHASE                  200.00            -7,693.56
                                           SALE                     -200.00                                  7,436.61

NEW DIMENSION SOFTWARE LTD COM
                                           PURCHASE                4,500.00           -55,089.95
                                           SALE                   -4,500.00                                 49,259.83

LASON HLDGS INC COM
                                           PURCHASE                1,000.00           -27,143.46
                                           SALE                   -1,000.00                                 28,602.11

LAWTER INTL INC COM
                                           PURCHASE                3,400.00           -44,062.30
                                           SALE                   -3,400.00                                 38,180.71

LEARNING TREE INTL INC COM
                                           PURCHASE                5,100.00          -193,800.00
                                           SALE                   -5,100.00                                200,117.32

#REORG/LEHIGH GROUP INC EXCH 1ST MED GRP
INC RT 30.00 EFF 11-13-97 SEE 2-321332
                                           FREE REC/DEL           -2,000.00
                                           PURCHASE                2,000.00              -676.26

LIDAK PHARMACEUTICALS CL A COM
                                           PURCHASE                  600.00            -1,055.70
                                           SALE                     -600.00                                  1,649.24


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
LIVE ENTMT INC COM STK
                                           PURCHASE                2,000.00           -12,001.00
                                           SALE                   -2,000.00                                 12,000.00

JARDINE LLOYD THOMPSON GROUP PLC SHS
ISIN# GB0005203376
                                           PURCHASE                1,000.00            -3,081.00
                                           SALE                   -1,000.00                                  2,719.00

LOEHMANNS INC COM
                                           PURCHASE                1,000.00            -8,333.34
                                           SALE                   -1,000.00                                  6,670.51

LOMAK PETE INC COM
                                           PURCHASE                  700.00           -12,595.78
                                           SALE                     -700.00                                 12,163.04

LONE STAR IND INC NEW COM
                                           PURCHASE                5,300.00          -196,921.50
                                           SALE                   -5,300.00                                309,996.58

LONE STAR STEAKHOUSE SALOON COM
                                           PURCHASE                3,088.00           -55,999.02
                                           SALE                   -3,088.00                                 59,119.73

LUKENS INC COM
                                           PURCHASE                  520.00           -10,032.85
                                           SALE                     -520.00                                 10,893.95

LUND ENTERPRISES INC COM
                                           PURCHASE                  400.00            -4,829.25
                                           SALE                     -400.00                                  4,969.43

LYCOS INC COM
                                           PURCHASE                1,000.00           -39,774.93
                                           SALE                   -1,000.00                                 32,219.82

MAF BANCORP INC COM
                                           PURCHASE                2,600.00           -80,964.00
                                           SALE                   -2,600.00                                 81,520.28

MACDERMID INC COM
                                           PURCHASE                1,040.00           -69,433.46
                                           SALE                   -1,040.00                                 74,678.04


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
#REORG MAC FRUGALS BARGAINS CLOSE OUTS
XCHGD CONS STORES .94 1/16/98 #2200190
                                           PURCHASE                8,100.00          -231,771.78
                                           SALE                   -8,100.00                                248,398.46

REORGMAFCO CONS GROUP INC EXCH FOR CASH
@ $33.50/SHR EFF 7-10-97
                                           PURCHASE                  100.00            -3,294.06
                                           SALE                     -100.00                                  3,293.32

MFO MANGERS FDS SPL EQTY FD
                                           PURCHASE                   63.53            -3,253.45
                                           SALE                      -63.53                                  3,059.07

MARINER HLTH GROUP INC COM
                                           PURCHASE                  300.00            -2,773.82
                                           SALE                     -300.00                                  4,953.41

MARTIN MARIETTA MATLS INC COM
                                           PURCHASE                7,700.00          -248,316.05
                                           SALE                   -7,700.00                                268,615.55

MASTECH CORP COM
                                           PURCHASE               10,090.00          -151,350.00
                                           SALE                  -10,090.00                                155,698.79

MATERIAL SCI CORP COM
                                           PURCHASE                3,200.00           -57,002.81
                                           SALE                   -3,200.00                                 51,541.72

MOBILE TELECOMMUNICATIONS TECHNOLOGIES
COM
                                           PURCHASE               53,400.00          -522,562.50
                                           SALE                  -53,400.00                                381,713.55

MED TECH & INNOVATIONS INC COM
                                           PURCHASE                3,000.00            -1,945.05
                                           SALE                   -3,000.00                                    552.73

MERCANTILE BANKSHARES CORP COM
                                           PURCHASE               10,400.00          -299,430.48
                                           SALE                  -10,400.00                                372,308.62

MERCURY GEN CORP NEW COM
                                           FREE REC/DEL            2,200.00
                                           PURCHASE                2,200.00          -177,533.90
                                           SALE                   -4,400.00                                197,355.41

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
MERITOR AUTOMOTIVE INC COM STK
                                           FREE REC/DEL            3,199.99
                                           SALE                   -3,199.99                                 75,634.19

METACREATIONS CORP
                                           FREE REC/DEL               74.00
                                           SALE                      -74.00                                  1,020.43

METRO INFORMATION SVCS INC COM
                                           PURCHASE                5,200.00           -83,200.00
                                           SALE                   -5,200.00                                106,596.44

#REORG/MEYER FRED INC EXCH @ 1.00 SEE
2564454
                                           PURCHASE                8,500.00          -458,716.96
                                           SALE                   -8,500.00                                454,320.70

METZLER GROUP INC COM
                                           PURCHASE                1,600.00           -47,800.00
                                           SALE                   -1,600.00                                 57,093.29

MICRION CORP COM
                                           PURCHASE                5,187.00           -89,252.05
                                           SALE                   -5,187.00                                 79,033.49

MICRON ELECTR INC COM
                                           PURCHASE               45,300.00          -887,379.92
                                           SALE                  -45,300.00                                810,421.70

MITCHELL ENERGY & DEV CORP CL B COM
                                           PURCHASE                3,700.00           -77,718.90
                                           SALE                   -3,700.00                                 84,986.16

MOLECULAR BIOSYSTEMS INC COM
                                           PURCHASE                8,700.00           -60,247.50
                                           SALE                   -8,700.00                                 79,638.00

#REORG/MONTEREY RES INC EXCH FOR TEXACO
INC RT .3471 EFF 11-4-97 SEE SEC 2859130
                                           FREE REC/DEL           26,759.95
                                           SALE                  -26,759.95                                532,399.39

MFC MORGAN ST  RUSSIA & NEW EUROPE FD
INC COM
                                           PURCHASE                2,550.00           -79,549.86
                                           SALE                   -2,550.00                                 60,382.96


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
#REORG/MORNINGSTAR GROUP INC EXCH SUIZA
FOODS CORP RT .85 EFF 11-26-97 2-849616
                                           PURCHASE               16,230.00          -368,679.76
                                           SALE                  -16,230.00                                658,136.80

MOVIE GALLERY INC COM
                                           PURCHASE                3,800.00           -55,538.00
                                           SALE                   -3,800.00                                 29,373.01

#REORG/MICRO COM INC COM STK CASH MRGER
@ 16.25 ANTICIPATED PYMT DATE 7-9-97
                                           PURCHASE                1,000.00           -12,116.80
                                           SALE                   -1,000.00                                  9,900.66

MULTIMEDIA ACCESS CORP COM STK
                                           PURCHASE                  425.00            -2,461.27
                                           SALE                     -425.00                                  2,274.66

NBTY INC COM
                                           PURCHASE                7,000.00          -128,327.50
                                           SALE                   -7,000.00                                169,551.14

N V R INC COM
                                           PURCHASE                4,000.00           -53,240.00
                                           SALE                   -4,000.00                                 60,849.41

NASHUA CORP COM
                                           PURCHASE                5,000.00           -59,888.10
                                           SALE                   -5,000.00                                 69,417.09

MIDCOM COMMUNICATIONS INC
                                           PURCHASE                  375.00            -2,942.91
                                           SALE                     -375.00                                  3,032.43

NATL AUTO CR INC NEW COM (HOLDING CO)
                                           PURCHASE                4,300.00           -49,493.00
                                           SALE                   -4,300.00                                 48,266.20

NATL COMPUTER SYS INC COM
                                           PURCHASE                1,400.00           -48,240.50
                                           SALE                   -1,400.00                                 52,834.23

#REORG NATL ED CORP EXCH FOR CASH A RT
$21.00/SHR/CASH MERGER EFF 6-10-97
                                           PURCHASE               24,100.00          -322,193.01
                                           SALE                  -24,100.00                                401,919.87


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
NATL PENN BANCSHARES INC COM VALUE
                                           PURCHASE                  200.00            -5,573.84
                                           SALE                     -200.00                                  5,525.35

NELSON THOMAS INC COM
                                           PURCHASE                7,300.00           -90,027.25
                                           SALE                   -7,300.00                                 72,836.96

NEW ENG BUSINESS SERVICE INC COM
                                           PURCHASE                3,200.00           -80,791.00
                                           SALE                   -3,200.00                                 94,513.19

NOREX IND COM
                                           FREE REC/DEL              150.00
                                           PURCHASE                  850.00           -21,079.40
                                           SALE                   -1,000.00                                 27,370.52

#REORG N AMERN MTG CO EXCH DIME BANCORP
INC RT 1.370/MAND STK MERGER 2-279378
                                           PURCHASE                3,100.00           -68,772.09
                                           SALE                   -3,100.00                                 74,207.81

N. FORK BANCORPORATION INC COM
                                           PURCHASE               16,200.00          -495,222.68
                                           SALE                  -16,200.00                                483,195.79

NOVEL DENIM HLDG LTD COM STK ISIN
USG6674P1096
                                           PURCHASE               33,210.00          -713,786.40
                                           SALE                  -33,210.00                                775,859.12

OHM CORP COM
                                           PURCHASE                2,200.00           -19,019.00
                                           SALE                   -2,200.00                                 18,100.99

MFO OBERWIES FDS MID-CAP PORTFOLIO
                                           PURCHASE                  142.75            -1,513.60
                                           SALE                     -142.75                                  1,561.48

OCULAR SCI INC COM
                                           PURCHASE               58,410.00          -963,765.00
                                           SALE                  -58,410.00                              1,221,861.18

OFFICE DEPOT INC COM
                                           PURCHASE                5,800.00           -98,782.57
                                           SALE                   -5,800.00                                115,338.80


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
OLIN CORP COM
                                           PURCHASE               13,700.00          -593,654.50
                                           SALE                  -13,700.00                                681,774.25

ONSALE INC COM STK
                                           PURCHASE                  300.00            -8,934.98
                                           SALE                     -300.00                                  9,531.35

ORTHALLIANCE INC CL A COM STK
                                           PURCHASE               30,000.00          -360,000.00
                                           SALE                  -30,000.00                                434,985.50

O SULLIVAN INDS HLDGS INC COM
                                           PURCHASE               15,300.00          -167,775.00
                                           SALE                  -15,300.00                                188,143.96

#REORG OUTBOARD MARINE CORP EXCH CASH RT
18.00/MAND CASH MRGER EFF DATE 9-30-97
                                           PURCHASE               19,700.00          -313,845.20
                                           SALE                  -19,700.00                                296,540.34

OUTDOOR SYS INC COM
                                           FREE REC/DEL           10,245.00
                                           PURCHASE               20,490.00          -624,696.00
                                           SALE                  -30,735.00                                778,377.17

PC SVC SOURCE INC COM
                                           PURCHASE                  500.00            -3,940.26
                                           SALE                     -500.00                                  3,615.07

PHP HEALTHCARE CORP COM
                                           PURCHASE                  400.00            -6,095.60
                                           SALE                     -400.00                                  5,913.76

PRI AUTOMATION INC COM
                                           PURCHASE               22,380.00          -853,808.20
                                           SALE                  -22,380.00                                993,889.75

PACER TECH COM STK
                                           PURCHASE                1,400.00            -2,031.00
                                           SALE                   -1,400.00                                  1,927.52

PALMER WIRELESS INC CL A COM
                                           PURCHASE                1,000.00           -10,589.36
                                           SALE                   -1,000.00                                 13,140.60


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
PALOMAR MED TECHNOLOGIES INC COM
                                           PURCHASE                1,000.00            -4,353.29
                                           SALE                   -1,000.00                                  2,302.83

PAN AMER SILVER CORP COM
                                           PURCHASE                  200.00            -1,879.92
                                           SALE                     -200.00                                  1,597.69

PATTERSON ENERGY INC COM STK
                                           PURCHASE               10,300.00          -336,307.50
                                           SALE                  -10,300.00                                517,817.05

PAYLESS SHOESHOURCE INC COM
                                           PURCHASE               15,800.00          -670,068.33
                                           SALE                  -15,800.00                                947,961.78

#REORG/PEAK TECH GROUP A EXCH FOR CASH @
$18.00/SHR EFF 6-3-97
                                           PURCHASE                9,100.00          -114,441.30
                                           SALE                   -9,100.00                                107,566.83

PEOPLES BANCSHARES INC COM
                                           PURCHASE                1,000.00           -20,176.22
                                           SALE                   -1,000.00                                 19,510.02

MFC SALOMON FD INC CLOSED END FD
                                           PURCHASE                  100.00            -1,624.50
                                           SALE                     -100.00                                  1,605.88

#REORG PERSEPTIVE BIOSYSTEMS INC XCHGD
4 PERKIN ELMER .1926 1/22/98 2711040
                                           FREE REC/DEL               54.00
                                           PURCHASE                  850.00            -5,065.01
                                           SALE                     -904.00                                  6,178.45

PERSEPTIVE BIOSYSTEM INC CL G WT EXP
09-11-2003
                                           FREE REC/DEL               30.00
                                           SALE                      -30.00                                     44.99

PETES BREWING CO COM
                                           PURCHASE                1,000.00            -6,086.04
                                           SALE                   -1,000.00                                  6,447.88

PHOENIX TECH LTD COM
                                           PURCHASE                  200.00            -3,193.96
                                           SALE                     -200.00                                  2,665.64

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
PHOTON DYNAMICS INC COM STK
                                           PURCHASE                  700.00            -5,586.50
                                           SALE                     -700.00                                  4,820.32

#REORG/PHYSICIAN CORP AMER EXCH FOR CASH
@ 7.00 EFF 9-8-97
                                           PURCHASE                1,000.00            -3,331.00
                                           SALE                   -1,000.00                                  4,918.83

PHOTRONICS INC COM
                                           PURCHASE               15,700.00          -655,468.94
                                           SALE                  -15,700.00                                731,416.55

PITTSTON CO MIN GROUP COM
                                           PURCHASE                  200.00            -3,110.90
                                           SALE                     -200.00                                  2,633.47

PITTSTON BRINKS GROUP COM
                                           PURCHASE               10,700.00          -324,315.54
                                           SALE                  -10,700.00                                359,506.04

PLATINUM SOFTWARE CORP COM
                                           PURCHASE               16,000.00          -191,672.26
                                           SALE                  -16,000.00                                148,442.71

MLP PLUM CREEK TIMBER CO LP DEPOS UNITS
                                           PURCHASE                  150.00            -4,491.08
                                           SALE                     -150.00                                  4,846.25

POWERCERV CORP COM
                                           PURCHASE                  700.00            -3,563.28
                                           SALE                     -700.00                                  4,307.10

PREMIER RESCH WORLDWIDE LTD COM
                                           PURCHASE                5,150.00           -87,550.00
                                           SALE                   -5,150.00                                117,279.83

PRIMADONNA RESORTS INC COM
                                           PURCHASE                8,700.00          -196,032.75
                                           SALE                   -8,700.00                                154,164.65

PROCOM TECH INC COM
                                           PURCHASE               89,700.00          -809,725.00
                                           SALE                  -89,700.00                              1,124,223.58


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
PROGRESS SOFTWARE CORP COM
                                           PURCHASE                8,500.00          -141,559.60
                                           SALE                   -8,500.00                                153,471.42

PROVIDENT FNCL GROUP INC COM STK
                                           PURCHASE                2,300.00          -115,598.00
                                           SALE                   -2,300.00                                113,800.20

ADMINISTAFF INC COM
                                           PURCHASE               22,830.00          -475,429.26
                                           SALE                  -22,830.00                                509,462.83

PROXIMA CORP COM
                                           PURCHASE                7,600.00          -108,990.00
                                           SALE                   -7,600.00                                 53,566.21

PSINET INC COM
                                           PURCHASE                  250.00            -2,254.69
                                           SALE                     -250.00                                  2,065.41

QLT PHOTOTHERAPEUTICS INC COM
                                           PURCHASE                  259.00            -5,987.14
                                           SALE                     -259.00                                  4,744.66

QUAL FOOD CTR INC COM
                                           PURCHASE               15,730.00          -641,567.10
                                           SALE                  -15,730.00                                897,504.67

QUAL SEMICONDUCTOR INC COM
                                           PURCHASE                  100.00            -1,625.31
                                           SALE                     -100.00                                  1,253.06

QUEST DIAGNOSTICS INC COM
                                           FREE REC/DEL            3,262.50
                                           SALE                   -3,262.50                                 52,047.81

RSL COMMUNICATIONS LTD CL A COM STK
                                           PURCHASE                5,130.00          -112,860.00
                                           SALE                   -5,130.00                                129,528.18

RLI CORP COM
                                           PURCHASE                1,800.00           -67,329.00
                                           SALE                   -1,800.00                                 80,511.31

RWD TECHNOLOGIES INC COM STK
                                           PURCHASE                2,000.00           -26,000.00
                                           SALE                   -2,000.00                                 33,998.86

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
RACING CHAMPIONS CORP COM STK
                                           PURCHASE               26,650.00          -405,266.42
                                           SALE                  -26,650.00                                396,458.83

RF MONOLITHICS INC COM
                                           PURCHASE                  100.00            -2,194.06
                                           SALE                     -100.00                                  2,393.35

RAYMOND JAMES FNCL INC COM STK
                                           PURCHASE                  252.00            -5,985.38
                                           SALE                     -252.00                                  7,075.68

RAYOVAC CORP COM STK
                                           PURCHASE               35,240.00          -527,693.50
                                           SALE                  -35,240.00                                605,755.33

#REORG RAYONIER TIMBERLANDS LP
                                           PURCHASE                  300.00            -4,380.07
                                           SALE                     -300.00                                  4,766.90

REGENERON PHARMACEUTICALS INC COM
                                           PURCHASE                  200.00            -1,924.50
                                           SALE                     -200.00                                  2,170.74

REINS GROUP AMER INC COM
                                           FREE REC/DEL              900.00
                                           PURCHASE                1,800.00          -111,692.34
                                           SALE                   -2,700.00                                108,936.07

RELIABILITY INC COM STK
                                           PURCHASE                  200.00            -8,293.56
                                           SALE                     -200.00                                  7,986.61

REP GROUP INC COM
                                           FREE REC/DEL              100.00
                                           PURCHASE                1,000.00           -16,395.00
                                           SALE                   -1,100.00                                 22,733.49

REVLON INC CL A COM
                                           PURCHASE                6,500.00          -342,104.18
                                           SALE                   -6,500.00                                276,809.00

#REORG/RISER FOODS INC CL EXCH FOR CASH
@ 42.00 EFF 8-18-97
                                           PURCHASE                2,000.00           -64,544.00
                                           SALE                   -2,000.00                                 83,932.82


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
ROBBINS & MYERS INC COM
                                           PURCHASE                2,300.00           -82,800.69
                                           SALE                   -2,300.00                                 86,057.37

ROCK AGES CORP DEL CL A COM
                                           PURCHASE               40,000.00          -740,000.00
                                           SALE                  -40,000.00                                734,975.50

#REORG ROHR INC COM EXCH GOODRICH B F CO
RT .700/STK MERGER 12-22-97 SEE 2-352674
                                           PURCHASE               15,600.00          -341,935.45
                                           SALE                  -15,600.00                                365,903.48

ROLLINS TRUCK LEASING CORP COM
                                           PURCHASE                6,100.00           -74,145.50
                                           SALE                   -6,100.00                                 83,368.96

RADICA GAMES LTD ORD ISIN#BMG7342H1079
                                           PURCHASE                3,400.00           -38,173.67
                                           SALE                   -3,400.00                                 44,434.50

#REORG/ROTECH MED CORP EXCH INTEGRATED
HLTH SVCS RT .58060 EFF 10-21-97 2421639
                                           PURCHASE               12,900.00          -228,124.89
                                           SALE                  -12,900.00                                244,833.83

MFO ROWE T PRICE DIVID GROWTH FD INC
                                           PURCHASE                6,150.40          -109,964.58
                                           SALE                   -6,150.40                                116,498.38

MFO ROWE T PRICE INTL FDS JAPAN FD OPEN
END FD
                                           PURCHASE                1,532.18           -15,084.11
                                           SALE                   -1,532.18                                 12,971.89

RUBY TUESDAY INC COM
                                           PURCHASE                4,900.00           -84,929.25
                                           SALE                   -4,900.00                                132,044.71

ADR RYANAIR HLDGS PLC
                                           PURCHASE                9,350.00          -137,725.50
                                           SALE                   -9,350.00                                207,563.08

#REORG/RYKOFF-SEXTON INC EXCH JP
FOODSERVICE INC RT .775 12-23-97 2427165
                                           PURCHASE                3,400.00           -57,449.80
                                           SALE                   -3,400.00                                 88,205.29

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
SPS TRANSACTION SVCS INC COM
                                           PURCHASE                2,400.00           -46,548.00
                                           SALE                   -2,400.00                                 55,800.12

SMC CORP COM
                                           PURCHASE                2,500.00           -18,207.55
                                           SALE                   -2,500.00                                 20,071.80

SL GREEN RLTY CORP COM STK
                                           PURCHASE                2,300.00           -48,300.00
                                           SALE                   -2,300.00                                 57,551.66

SABRATEK CORP COM
                                           PURCHASE                  251.00            -5,993.43
                                           SALE                     -251.00                                  9,189.87

ST JOHN KNITS INC COM
                                           PURCHASE               18,400.00          -870,727.33
                                           SALE                  -18,400.00                                772,850.10

SAPIENS INTL CORP NV SHS COM
                                           PURCHASE                  300.00            -3,117.26
                                           SALE                     -300.00                                  2,789.98

ST MARY LD & EXPL CO COM
                                           PURCHASE                3,285.00           -95,279.73
                                           SALE                   -3,285.00                                111,355.51

SAMSONITE CORP NEW COM
                                           PURCHASE               29,200.00        -1,265,374.00
                                           SALE                  -29,200.00                              1,184,356.63

SANCHEZ COMPUTER ASSOC INC COM STK
                                           PURCHASE                1,000.00            -9,335.96
                                           SALE                   -1,000.00                                  7,149.10

SANO CORP COM
                                           PURCHASE                1,000.00           -16,368.13
                                           SALE                   -1,000.00                                 23,612.17

SCHERER R P CORP DEL COM
                                           PURCHASE               10,100.00          -575,428.20
                                           SALE                  -10,100.00                                495,203.00

SCICLONE PHARMACEUTICALS INC COM
                                           PURCHASE               12,000.00          -102,744.50
                                           SALE                  -12,000.00                                 57,133.68

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
SCOPUS TECNOLOGY INC COM
                                           PURCHASE                9,000.00          -212,931.94
                                           SALE                   -9,000.00                                217,225.25

SCOTTS CO CL A COM
                                           PURCHASE                7,200.00          -191,016.00
                                           SALE                   -7,200.00                                190,199.65

#REORG/MFC SCUDDER WORLD INC EXCH MFC
SCUDDER GLOBAL HI INC FD SEE 4-812925
                                           PURCHASE                  600.00            -9,321.63
                                           SALE                     -600.00                                  8,519.38

SEAGULL ENERGY CORP COM
                                           PURCHASE               46,430.00          -983,596.93
                                           SALE                  -46,430.00                                779,365.14

SEGUE SOFTWARE INC COM
                                           PURCHASE                3,200.00           -48,864.00
                                           SALE                   -3,200.00                                 25,535.14

SEE Q TECH INC COM
                                           PURCHASE                1,000.00            -3,206.00
                                           SALE                   -1,000.00                                  1,927.84

SENSORMATIC ELECTR CORP COM
                                           PURCHASE               40,800.00          -755,346.72
                                           SALE                  -40,800.00                                703,806.99

SHAW GROUP INC COM STK
                                           PURCHASE               47,900.00        -1,093,753.06
                                           SALE                  -47,900.00                                654,530.90

SHOPKO STORES INC COM
                                           PURCHASE               11,400.00          -300,076.19
                                           SALE                  -11,400.00                                303,765.18

SILICONIX INC COM (NEW)
                                           PURCHASE                  100.00            -3,944.06
                                           SALE                     -100.00                                  4,150.36

SILICON VAL BANCSHARES COM N.P
                                           PURCHASE                2,900.00          -116,725.00
                                           SALE                   -2,900.00                                147,507.64


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
SINCLAIR BROADCAST GROUP INC CL A
                                           PURCHASE                4,500.00          -120,297.60
                                           SALE                   -4,500.00                                110,525.30

SMITH INTL INC COM
                                           PURCHASE               12,600.00          -902,460.14
                                           SALE                  -12,600.00                                877,459.66

TRANSCOASTAL MARINE SVCS INC COM
                                           PURCHASE                4,630.00          -106,440.00
                                           SALE                   -4,630.00                                123,269.64

TRITON ENERGY LTD CL A ORD
                                           PURCHASE                  100.00            -4,956.50
                                           SALE                     -100.00                                  4,162.85

SOURCE SVCS CORP COM
                                           PURCHASE                  100.00            -3,219.06
                                           SALE                     -100.00                                  2,755.84

SO PAC FDG CORP COM
                                           PURCHASE               27,700.00          -492,819.95
                                           SALE                  -27,700.00                                414,946.00

SPECTRIAN CORP COM
                                           PURCHASE                4,100.00          -165,320.47
                                           SALE                   -4,100.00                                214,735.07

SPECTRUM HOLOBYTE INC COM STK
                                           FREE REC/DEL             -600.00
                                           PURCHASE               14,200.00           -84,964.63
                                           SALE                  -13,600.00                                 83,000.74

SPEIZMAN INDS INC COM
                                           PURCHASE                1,000.00            -5,573.93
                                           SALE                   -1,000.00                                  5,425.88

STAFF LEASING INC COM
                                           PURCHASE                1,000.00           -22,008.31
                                           SALE                   -1,000.00                                 22,988.43

STANHOME INC VTG COM
                                           PURCHASE                5,900.00          -155,771.50
                                           SALE                   -5,900.00                                171,188.50


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
#STAR SIGHT INC EXCH @ .6062 EFF 5-8-97
SEE 2322675
                                           PURCHASE                1,500.00           -12,405.00
                                           SALE                   -1,500.00                                 12,250.84

STEWART ENTERPRISES INC CL A COM
                                           PURCHASE               14,400.00          -561,381.81
                                           SALE                  -14,400.00                                606,912.53

STEWART-STEVENSON SERVICES INC COM
                                           PURCHASE               23,220.00          -655,732.80
                                           SALE                  -23,220.00                                585,611.11

STONE & WEBSTER INC COM
                                           PURCHASE                1,900.00           -83,112.08
                                           SALE                   -1,900.00                                 85,392.84

MFO STRONG EQTY FDS INC SMALL CAP
                                           PURCHASE                7,280.42           -87,002.36
                                           SALE                   -7,280.42                                 87,701.11

STORAGE TECH CORP COM (NEW)
                                           PURCHASE                8,300.00          -323,844.84
                                           SALE                   -8,300.00                                453,375.75

STRATUS COMPUTER INC COM
                                           PURCHASE                9,600.00          -354,110.88
                                           SALE                   -9,600.00                                482,843.04

STRAYER ED INC COM
                                           PURCHASE                  130.00            -4,899.77
                                           SALE                     -130.00                                  4,590.07

SUMMIT BANCORP COM
                                           PURCHASE                  100.00            -6,194.06
                                           SALE                     -100.00                                  6,611.96

SUPERMAIL INTL INC COM NEW
                                           PURCHASE                1,500.00              -507.00
                                           SALE                   -1,500.00                                    364.07

SUPERIOR SVCS INC COM
                                           PURCHASE                2,500.00           -68,603.75
                                           SALE                   -2,500.00                                 63,895.36


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
SYNOVUS FINL CORP COM
                                           PURCHASE                  300.00           -10,294.50
                                           SALE                     -300.00                                 10,188.64

SYS & COMPUTER TECH CORP COM
                                           PURCHASE                8,400.00          -186,325.53
                                           SALE                   -8,400.00                                268,660.48

TSR INC COM
                                           PURCHASE                  200.00            -5,763.00
                                           SALE                     -200.00                                  5,511.85

TCF FNCL CORP COM
                                           PURCHASE               13,500.00          -628,223.58
                                           SALE                  -13,500.00                                676,015.33

TMP WORLDWIDE INC COM
                                           PURCHASE               35,150.00          -492,500.00
                                           SALE                  -35,150.00                                496,477.20

TCI SATELLITE ENTMT INC CL A COM STK
                                           FREE REC/DEL            6,180.00
                                           SALE                   -6,180.00                                 68,939.13

TOMKINS PLC ORD SH ISIN# GB0008962655
                                           PURCHASE                  440.00            -1,970.28
                                           SALE                     -440.00                                  2,087.35

TEJON RANCH CO CAP
                                           PURCHASE                  459.00           -18,369.48
                                           SALE                     -459.00                                 14,688.55

THIOKOL CORP COM
                                           PURCHASE               10,000.00          -627,828.70
                                           SALE                  -10,000.00                                851,554.29

3DX TECHNOLOGIES INC COM
                                           PURCHASE               50,000.00          -550,000.00
                                           SALE                  -50,000.00                                550,000.00

TIFFANY & CO COM
                                           PURCHASE               12,300.00          -575,718.50
                                           SALE                  -12,300.00                                542,350.40

TITAN EXPL INC COM
                                           PURCHASE               40,060.00          -465,308.63
                                           SALE                  -40,060.00                                396,170.96

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
TOPRO INC COM
                                           PURCHASE                  410.00            -2,955.79
                                           SALE                     -410.00                                  2,124.36

TOWER AIR INC COM
                                           PURCHASE                1,000.00            -2,956.00
                                           SALE                   -1,000.00                                  4,802.74

#REORG/TRANSITIONAL HOSPS CORP EXCH FOR
CASH @ 16.00 EFF 8-26-97
                                           FREE REC/DEL           50,100.00
                                           PURCHASE               21,600.00          -207,507.00
                                           SALE                  -71,700.00                              1,060,755.77

TRUE N. COMMUNICATIONS
                                           PURCHASE                8,500.00          -175,216.50
                                           SALE                   -8,500.00                                184,883.32

TURBODYNE TECHNOLOGIES CORP COM
                                           PURCHASE                  500.00            -2,872.23
                                           SALE                     -500.00                                  2,482.52

ADR TV AZTECA S A DE C V ISIN
US9011451021
                                           PURCHASE               63,000.00        -1,149,750.00
                                           SALE                  -63,000.00                              1,310,912.31

USANA INC COM
                                           PURCHASE                  700.00            -9,245.15
                                           SALE                     -700.00                                 10,970.53

UTI ENERGY CORP COM
                                           PURCHASE                   45.00            -1,425.83
                                           SALE                      -45.00                                  1,003.20

USCS INTL INC COM
                                           PURCHASE                  160.00            -4,910.44
                                           SALE                     -160.00                                  5,009.34

MFO UNITED SVCS FDS U S REAL ESTATE FD
                                           PURCHASE                  356.14            -5,067.81
                                           SALE                     -356.14                                  5,066.78

U S HOME CORP NEW COM
                                           PURCHASE                4,900.00          -133,819.00
                                           SALE                   -4,900.00                                132,503.82


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
U S OFFICE PROD CO
                                           PURCHASE               23,470.00          -758,798.08
                                           SALE                  -23,470.00                                688,745.73

#REORG/UNITED WSTE SYS INC EXCH USA WSTE
SVCS INC DEL EFF 8-27-97 2952491 9390391
                                           PURCHASE               16,896.00          -617,846.27
                                           SALE                  -16,896.00                                625,595.56

UNITED WTR RES INC COM
                                           PURCHASE                5,000.00           -90,300.00
                                           SALE                   -5,000.00                                 90,586.16

VALERIE GOLD RES LTD COM STK
                                           PURCHASE                4,340.00           -24,951.60
                                           SALE                   -4,340.00                                 12,659.06

#REORG/VALUE HLTH INC COM STK CASH MRGER
@ 20.500 ANTICIPATED PYMT DATE 7-9-97
                                           PURCHASE               19,800.00          -358,473.06
                                           SALE                  -19,800.00                                430,902.11

VALUE CY DEPT STORES INC COM
                                           PURCHASE                6,200.00           -79,949.00
                                           SALE                   -6,200.00                                 54,713.17

VALUEVISION INTL INC COM
                                           PURCHASE                9,200.00           -48,771.96
                                           SALE                   -9,200.00                                 37,278.75

#REORG/VERIFONE INC STK MRGER HEWLETT
PACKARD INC EFF 6-26-97 SEE 2383430
                                           FREE REC/DEL             -700.00
                                           PURCHASE                  700.00           -24,901.53

VIASOFT INC COM
                                           PURCHASE               25,470.00        -1,212,745.44
                                           SALE                  -25,470.00                              1,227,663.64

VIATEL INC COM
                                           PURCHASE              141,300.00        -1,163,150.00
                                           SALE                 -141,300.00                                668,553.39

VIRCO MFG CORP COM
                                           FREE REC/DEL               75.00
                                           PURCHASE                  150.00            -4,772.33
                                           SALE                     -225.00                                  5,662.11

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
WARRENTECH CORP COM (NEW)
                                           PURCHASE                  300.00            -3,935.70
                                           SALE                     -300.00                                  3,145.39

WEIRTON STL CORP COM
                                           PURCHASE                1,600.00            -7,091.31
                                           SALE                   -1,600.00                                  6,308.47

WESTAMERICA BANCORP COM
                                           PURCHASE                2,200.00          -174,124.50
                                           SALE                   -2,200.00                                191,899.60

WESTELL TECHNOLOGIES INC CL A COM
                                           PURCHASE                  400.00            -9,285.93
                                           SALE                     -400.00                                  9,213.49

WESTN NATL CORP COM
                                           PURCHASE               24,170.00          -603,689.36
                                           SALE                  -24,170.00                                691,903.56

WET SEAL INC CL A COM
                                           PURCHASE               14,500.00          -304,389.75
                                           SALE                  -14,500.00                                380,889.00

WHX CORP COM
                                           PURCHASE               15,900.00          -138,869.39
                                           SALE                  -15,900.00                                111,826.73

WILD OATS MKTS INC COM
                                           PURCHASE                  200.00            -2,960.11
                                           SALE                     -200.00                                  7,218.99

#REORG/WINTHROP RES CORP STK MRGER FOR
TCF FINCL CORPEFF 6-24-97 SEE 2851744
                                           PURCHASE                  100.00            -3,499.50
                                           SALE                     -100.00                                  3,100.39

WITCO CORP COM
                                           PURCHASE                3,400.00          -158,405.32
                                           SALE                   -3,400.00                                146,373.61

MFO WORLD FDS INC VONTOBEL U S VALUE FD
                                           PURCHASE                  333.78            -5,000.00
                                           SALE                     -333.78                                  5,403.87


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
MFO WRIGHT INVESTORS INTL BLUE CHIP FD
OPEN END FD
                                           PURCHASE                  725.08           -12,000.00
                                           SALE                     -725.08                                 11,887.20

YOUNG INNOVATIONS INC COM STK
                                           PURCHASE               10,000.00          -120,000.00
                                           SALE                  -10,000.00                                137,495.41

YURIE SYS INC COM
                                           PURCHASE                4,800.00           -57,600.00
                                           SALE                   -4,800.00                                 76,595.84

#REORG ZYTECH CORP COM STK EXCHANGED FOR
COMPUTER PRODS INC 12/29/97 2196427
                                           PURCHASE                7,400.00          -117,346.95
                                           SALE                   -7,400.00                                282,735.69

#REORG USLD COMMUNICATIONS CORP EXCH LCI
INTL INC RT .7576 EFF 12-22-97 2-457475
                                           FREE REC/DEL           41,900.00
                                           SALE                  -41,900.00                                817,640.05

HLTH MGMT ASSOC INC NEW CL A COM
                                           PURCHASE                  500.00           -14,224.34
                                           SALE                     -500.00                                 14,149.84

FHLMC TBA GOLD GROUP #9999999 8.0 MTG
PARTN CTF DUE 02-01-2027 REG
                                           PURCHASE            4,575,000.00        -4,666,500.00
                                           SALE               -4,575,000.00                              4,644,875.98

FHLMC GOLD TBA GROUP #9999999 7.5 MTG
PARTN CTF DUE 05-01-2027 REG
                                           PURCHASE            2,695,000.00        -2,646,756.24
                                           SALE               -2,695,000.00                              2,657,681.44

FHLMC TBA GOLD GROUP #9999999 8.0 MTG
PARTN CTF DUE 05-01-2027 REG
                                           PURCHASE            4,575,000.00        -4,612,171.87
                                           SALE               -4,575,000.00                              4,629,864.26

FHLMC GOLD TBA GROUP #9999999 8.5 MTG
PARTN CTF DUE 01-14-2027 REG
                                           PURCHASE              885,000.00          -922,059.37
                                           SALE                 -885,000.00                                916,251.56


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
FHLMC GROUP #D70924 6.5 MTG PARTN CTF
DUE 05-01-2026 REG
                                           PURCHASE            1,323,605.98        -1,257,012.05
                                           SALE               -1,323,605.98                              1,264,043.71

FHLMC GOLD TBA GROUP #9999999 8.0 MTG
PARTN CTF DUE 01-14-2027 REG
                                           PURCHASE            4,575,000.00        -4,695,093.78
                                           SALE               -4,575,000.00                              4,675,435.55

FHLMC TBA GOLD GROUP #9999999 6.5 MTG
PARTN CTF DUE 01-01-2027 REG
                                           PURCHASE            2,500,000.00        -2,420,156.25
                                           SALE               -2,500,000.00                              2,380,449.22

FHLMC GOLD TBA GROUP #9999999 7.5 MTG
PARTN CTF DUE 07-01-2027 REG
                                           PURCHASE            2,695,000.00        -2,671,418.75
                                           SALE               -2,695,000.00                              2,711,317.39

FHLMC 30-YR GOLD GROUP #9999999 8.0 MTG
PARTN CTF DUE 11-01-2025 REG
                                           PURCHASE            1,245,000.00        -1,273,790.62
                                           SALE               -1,245,000.00                              1,283,225.39

FHLMC GROUP #D71567 6.5 MTG PARTN CTF
DUE 05-01-2026 REG
                                           PURCHASE              111,370.57          -105,767.24
                                           SALE                 -111,370.57                                106,358.89

FHLMC GROUP #C80398 6.5 MTG PARTN CTF
DUE 05-01-2026 REG
                                           PURCHASE              235,131.27          -223,301.23
                                           SALE                 -235,131.27                                224,550.36

FHLMC GROUP #C80422 6.5 MTG PARTN CTF
DUE 07-01-2026 REG
                                           PURCHASE               39,953.58           -37,943.42
                                           SALE                  -39,953.58                                 38,155.67

FHLMC GOLD TBA GROUP #9999999 8.0 MTG
PARTN CTF DUE 12-11-2026 REG
                                           PURCHASE            4,575,000.00        -4,636,476.55
                                           SALE               -4,575,000.00                              4,704,922.86

FHLMC GROUP #D70226 6.5 MTG PARTN CTF
DUE 04-01-2026 REG
                                           PURCHASE            1,485,000.32        -1,413,534.68
                                           SALE               -1,485,000.32                              1,406,109.68

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
FHLMC GOLD TBA GROUP #9999999 6.5 MTG
PARTN CTF DUE 12-01-2026 REG
                                           PURCHASE            2,500,000.00        -2,380,156.25
                                           SALE               -2,500,000.00                              2,422,949.22

FHLMC GOLD TBA POOL#9999999 7.50 MTG
PARTN CTF DUE 02-01-2027 REG
                                           PURCHASE            2,695,000.00        -2,699,135.94
                                           SALE               -2,695,000.00                              2,690,930.47

FHLMC GROUP #G00635 8.5 MTG PARTN CTF
DUE 01-01-2027 REG
                                           PURCHASE            1,440,000.00        -1,500,300.00
                                           SALE               -1,440,000.00                              1,488,585.35

FHLMC GROUP #D71125 6.5 MTG PARTN CTF
DUE 05-01-2026 REG
                                           PURCHASE              272,361.60          -258,658.41
                                           SALE                 -272,361.60                                260,105.33

FHLMC TBA GOLD GROUP #9999999 7.5 MTG
PARTN CTF DUE 03-01-2027 REG
                                           PURCHASE            2,695,000.00        -2,684,893.75
                                           SALE               -2,695,000.00                              2,713,295.31

FHLMC TBA GOLD GROUP #9999999 8.0 MTG
PARTN CTF DUE 03-01-2027 REG
                                           PURCHASE            4,575,000.00        -4,633,617.18
                                           SALE               -4,575,000.00                              4,667,036.13

FHLMC TBA GOLD GROUP #9999999 8.0 MTG
PARTN CTF DUE 04-01-2027 REG
                                           PURCHASE            4,575,000.00        -4,657,921.87
                                           SALE               -4,575,000.00                              4,624,145.51

FHLMC TBA GOLD GROUP #9999999 7.5 MTG
PARTN CTF DUE 04-01-2027 REG
                                           PURCHASE            2,695,000.00        -2,708,525.00
                                           SALE               -2,695,000.00                              2,652,651.56

FHLMC GROUP #C00502 6.5 MTG PARTN CTF
DUE 02-01-2027 REG
                                           PURCHASE              990,000.00          -940,500.00
                                           SALE                 -990,000.00                                937,406.25

FHLMC TBA GOLD GROUP #9999999 8.0 MTG
PARTN CTF DUE 06-01-2027 REG
                                           PURCHASE            4,575,000.00        -4,617,890.62
                                           SALE               -4,575,000.00                              4,653,096.64

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
FHLMC TBA GOLD GROUP #9999999 7.5 MTG
PARTN CTF DUE 06-01-2027 REG
                                           PURCHASE            2,695,000.00        -2,652,312.50
                                           SALE               -2,695,000.00                              2,676,892.97

FHLMC TBA GOLD GROUP #9999999 8.0 MTG
PARTN CTF DUE 07-01-2027 REG
                                           PURCHASE            4,575,000.00        -4,642,195.30
                                           SALE               -4,575,000.00                              4,689,553.72

FHLMC TBA GOLD GROUP #9999999 8.0 MTG
PARTN CTF DUE 09-01-2027 REG
                                           PURCHASE            4,575,000.00        -4,706,531.25
                                           SALE               -4,575,000.00                              4,712,428.72

FHLMC GOLD TBA GROUP #9999999 7.5 MTG
PARTN CTF DUE 09-01-2027 REG
                                           PURCHASE            2,695,000.00        -2,732,056.25
                                           SALE               -2,695,000.00                              2,726,082.43

FHLMC TBA GOLD GROUP #99999999 7.50 MTG
PARTN DUE 8-1-2027 REG
                                           PURCHASE            2,695,000.00        -2,706,790.62
                                           SALE               -2,695,000.00                              2,737,319.92

FHLMC TBA GOLD GROUP #9999999 8.0 MTG
PARTN CTF DUE 08-01-2027 REG
                                           PURCHASE            3,330,000.00        -3,407,006.25
                                           SALE               -3,330,000.00                              3,432,241.41

FHLMC TBA GOLD GROUP #9999999 7.5 MTG
PARTN CTF DUE 10-01-2027 REG
                                           PURCHASE            2,695,000.00        -2,720,818.74
                                           SALE               -2,695,000.00                              2,740,856.83

FHLMC TBA GOLD GROUP #9999999 7.5 MTG
PARTN CTF DUE 11-01-2027 REG
                                           PURCHASE            2,695,000.00        -2,736,820.31
                                           SALE               -2,695,000.00                              2,752,900.39

FHLMC TBA GOLD GROUP #9999999 8.0 MTG
PARTN CTF DUE 11-01-2027 REG
                                           PURCHASE            4,575,000.00        -4,727,976.55
                                           SALE               -4,575,000.00                              4,732,980.46

FHLMC TBA GOLD GROUP #9999999 8.0 MTG
PARTN CTF DUE 10-01-2027 REG
                                           PURCHASE            4,575,000.00        -4,702,242.18
                                           SALE               -4,575,000.00                              4,734,052.74

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
FNMA POOL #62688 5.073 VAR RT GTD MTG
PASS THRU CTF DUE 05-01-2028 REG
                                           PURCHASE              838,213.20          -832,450.48
                                           SALE                 -838,213.20                                833,760.19

FNMA POOL #313257 VAR RT GTD MTG PASS
THRU CTF DUE 11-01-2025 REG
                                           PURCHASE            3,210,142.89        -3,186,568.41
                                           SALE               -3,210,142.89                              3,192,587.43

FNMA POOL #54844 VAR RT GTD MTG PASS
THRU CTF DUE 09-01-2027 REG
                                           PURCHASE               95,000.81           -94,347.68
                                           SALE                  -95,000.81                                 94,496.12

FNMA TBA POOL #9999999 ARMS GTD MTG PASS
THRU CTF DUE 10-01-2027 REG
                                           PURCHASE            3,000,000.00        -2,974,335.94
                                           SALE               -3,000,000.00                              2,980,593.75

FNMA POOL #339016 VAR RT GTD MTG PASS
THRU CTF DUE 11-01-2035 REG
                                           PURCHASE               62,393.65           -61,964.69
                                           SALE                  -62,393.65                                 62,062.18

FNMA POOL #365071 7.0 GTD MTG PASS THRU
CTF DUE 12-01-2026 REG
                                           PURCHASE            2,000,000.00        -2,011,250.00
                                           SALE               -2,000,000.00                              2,026,875.00

FNMA POOL #73989 7.175 GTD MTG PASS THRU
CTF DUE 03-01-2007 REG
                                           PURCHASE               89,768.06           -93,400.86
                                           SALE                  -89,768.06                                 91,998.24

FNMA POOL #73854 6.63 GTD MTG PASS THRU
CTF DUE 01-01-2007 REG
                                           PURCHASE               89,609.13           -89,913.66
                                           SALE                  -89,609.13                                 91,835.36

FNMA POOL #73807 6.905 GTD MTG PASS THRU
CTF DUE 12-01-2006 REG
                                           PURCHASE               89,567.00           -91,505.29
                                           SALE                  -89,567.00                                 91,792.18

FNMA POOL #73853 6.71 GTD MTG PASS THRU
CTF DUE 12-01-2006 REG
                                           PURCHASE               89,549.79           -90,326.36
                                           SALE                  -89,549.79                                 91,774.55

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
FNMA POOL #375033 6.805 GTD MTG PASS
THRU CTF DUE 03-01-2007 REG
                                           PURCHASE               89,750.05           -91,127.86
                                           SALE                  -89,750.05                                 91,979.78

FNMA POOL #73975 7.06 GTD MTG PASS THRU
CTF DUE 02-01-2007 REG
                                           PURCHASE               89,688.42           -92,591.09
                                           SALE                  -89,688.42                                 91,916.62

FNMA POOL #375109 7.36 GTD MTG PASS THRU
CTF DUE 05-01-2007 REG
                                           PURCHASE               89,889.10           -93,632.14
                                           SALE                  -89,889.10                                 92,122.28

FNMA TBA POOL #9999999 ARMS GTD MTG PASS
THRU CTF DUE 10-01-2027 REG
                                           PURCHASE            1,000,000.00          -992,656.25
                                           SALE               -1,000,000.00                                993,531.25

FNMA TBA POOL #9999999 VAR GTD MTG PASS
THRU CTF DUE 11-01-2027 REG
                                           PURCHASE            3,000,000.00        -2,979,375.00
                                           SALE               -3,000,000.00                              2,992,500.00

FNMA TBA POOL #9999999 VAR GTD MTG PASS
THRU CTF DUE 12-01-2027 REG
                                           PURCHASE            3,000,000.00        -2,991,562.50
                                           SALE               -3,000,000.00                              2,994,140.63

GNMA TBA POOL #9999999 SER 2027 8.0 DUE
06-15-2027 REG
                                           PURCHASE            1,790,000.00        -1,814,053.13
                                           SALE               -1,790,000.00                              1,826,359.37

GNMA TBA POOL #9999999 SER 2027 7.5 DUE
02-15-2027 REG
                                           PURCHASE            2,250,000.00        -2,237,343.75
                                           SALE               -2,250,000.00                              2,266,171.88

GNMA TBA POOL #9999999 SER 2027 8.0 DUE
08-15-2027 REG
                                           PURCHASE            1,790,000.00        -1,840,067.18
                                           SALE               -1,790,000.00                              1,838,906.05

GNMA TBA POOL#9999999 SER 2027 8.0 DUE
02-15-2027 REG
                                           PURCHASE            1,790,000.00        -1,820,759.37
                                           SALE               -1,790,000.00                              1,834,673.63

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
GNMA TBA POOL#9999999 SER 2027 7.50 DUE
07-15-2027 REG
                                           PURCHASE            3,960,000.00        -3,935,840.62
                                           SALE               -3,960,000.00                              4,011,581.25

GNMA TBA PL#9999999 SER 2027 7.5 DUE
10-15-2027 REG
                                           PURCHASE            2,290,000.00        -2,308,425.00
                                           SALE               -2,290,000.00                              2,339,219.53

GNMA TBA PL#99999999 SER 2027 8.0 DUE
11-15-2027 REG
                                           PURCHASE            1,790,000.00        -1,850,406.25
                                           SALE               -1,790,000.00                              1,857,118.75

GNMA TBA PL#9999999 SER 2027 7.50 DUE
05-15-2027 REG
                                           PURCHASE            3,960,000.00        -3,902,456.25
                                           SALE               -3,960,000.00                              3,938,055.46

GNMA, POOL # 442191
SERIES 2026 8.0% DUE 12-15-2026
                                           PURCHASE              345,000.00          -352,978.12
                                           SALE                 -345,000.00                                356,733.16

GNMAII, POOL #80023    SERIES 2026
6.5% DUE 12-20-2026
                                           PURCHASE            3,642,676.00        -3,685,363.60
                                           SALE               -3,642,676.00                              3,687,071.13

GNMAII, POOL #80012    SERIES 2026
6.5% DUE 11-20-2026
                                           PURCHASE              408,826.57          -413,617.51
                                           SALE                 -408,826.57                                413,809.14

GNMA TBA POOL#9999999 SER 2027 8.00 DUE
07-15-2027 REG
                                           PURCHASE            1,790,000.00        -1,822,443.74
                                           SALE               -1,790,000.00                              1,843,179.11

GNMAII TBA POOL#9999999 SER 2027 ARMS
DUE 9-20-27 REG
                                           PURCHASE            2,000,000.00        -2,043,437.50
                                           SALE               -2,000,000.00                              2,051,875.00

GNMA TBA POOL #9999999 SER 2027 7.5 DUE
09-15-2027 REG
                                           PURCHASE            4,540,000.00        -4,581,199.99
                                           SALE               -4,540,000.00                              4,586,773.43

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
GNMA TBA POOL #9999999 SER 2027 8.0 DUE
09-15-2027 REG
                                           PURCHASE            1,790,000.00        -1,836,145.31
                                           SALE               -1,790,000.00                              1,843,038.48

GNMA TBA POOL#9999999 SER 2027 8.0 DUE
10-15-2027 REG
                                           PURCHASE            1,790,000.00        -1,839,507.81
                                           SALE               -1,790,000.00                              1,852,888.86

GNMA TBA POOL #9999999 SER 2027 7.5 DUE
11-15-2027 REG
                                           PURCHASE            3,390,000.00        -3,444,584.37
                                           SALE               -3,390,000.00                              3,463,737.11

GNMA TBA POOL #9999999 SER 2027 7.5 DUE
04-15-2027 REG
                                           PURCHASE            2,250,000.00        -2,242,968.75
                                           SALE               -2,250,000.00                              2,215,019.53

GNMA TBA POOL#99999999 SER 2027 7.50 DUE
3-15-2027
                                           PURCHASE            2,250,000.00        -2,261,250.00
                                           SALE               -2,250,000.00                              2,246,748.05

GNMA, POOL # 780412
SERIES 2026 7.5% DUE 08-15-2026
                                           PURCHASE              495,000.11          -498,712.61
                                           SALE                 -495,000.11                                505,596.21

GNMAII POOL #8991 SER 2026 ARMS DUE
10-20-2026 REG
                                           PURCHASE              898,498.31          -909,027.59
                                           SALE                 -898,498.31                                909,448.76

GNMA TBA POOL #9999999 SER 2027 8.0 DUE
01-15-2027 REG
                                           PURCHASE            2,790,000.00        -2,855,315.62
                                           SALE               -2,790,000.00                              2,853,473.34

GNMA TBA POOL #9999999 SER 2027 8.0 DUE
03-15-2027 REG
                                           PURCHASE            1,790,000.00        -1,830,582.81
                                           SALE               -1,790,000.00                              1,824,896.29

GNMA, POOL # 347226
SERIES 2027 7.5% DUE 01-15-2027
                                           PURCHASE               91,998.13           -91,336.90
                                           SALE                  -91,998.13                                 91,380.60

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
GNMA, POOL # 437333
SERIES 2027 7.5% DUE 01-15-2027
                                           PURCHASE            1,613,002.38        -1,601,408.93
                                           SALE               -1,613,002.38                              1,602,172.92

GNMA TBA POOL #9999999 SER 2027 8.0 GTD
MTG PASS THRU CTF DUE 04-15-2027 REG
                                           PURCHASE            1,790,000.00        -1,821,645.32
                                           SALE               -1,790,000.00                              1,797,689.84

GNMA TBA POOL#9999999 SER 2027 7.50 DUE
08-15-2027 REG
                                           PURCHASE            1,710,000.00        -1,728,168.75
                                           SALE               -1,710,000.00                              1,723,760.16

GNMA TBA POOL #9999999 SER 2027 7.5 DUE
06-15-2027 REG
                                           PURCHASE            1,710,000.00        -1,695,571.87
                                           SALE               -1,710,000.00                              1,707,394.92

GNMA TBA POOL #999999 SER 2027 8.0 DUE
05-15-2027 REG
                                           PURCHASE            1,790,000.00        -1,793,494.53
                                           SALE               -1,790,000.00                              1,817,828.90

GNMA, POOL # 424845
SERIES 2027 7.5% DUE 04-15-2027
                                           PURCHASE              495,000.38          -498,712.88
                                           SALE                 -495,000.38                                505,596.48

US TREAS BILLS DUE 8-7-1997
                                           PURCHASE               10,000.00            -9,859.53
                                           SALE                  -10,000.00                                  9,859.53

US TREAS BILLS DUE 5-28-98
                                           PURCHASE            1,525,000.00        -1,445,632.65
                                           SALE               -1,525,000.00                              1,478,968.30

U.S. TREAS BILLS DUE 11-13-97
                                           PURCHASE               10,000.00            -9,859.81
                                           SALE                  -10,000.00                                  9,859.81

US TREAS BILLS DUE 6-26-1997
                                           PURCHASE              550,000.00          -542,914.40
                                           SALE                 -550,000.00                                542,914.40


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
USA TREAS BILL DUE 05-01-1997
                                           PURCHASE               95,000.00           -93,765.76
                                           SALE                  -95,000.00                                 93,765.76

US TREAS BILL DUE 08-21-1997
                                           PURCHASE               30,000.00           -29,514.67
                                           SALE                  -30,000.00                                 29,514.67

U.S. TREAS BILLS 0 DUE 03-20-97
                                           PURCHASE              440,000.00          -434,310.56
                                           SALE                 -440,000.00                                434,310.56

US TREAS BILLS DUE 2-5-1998
                                           PURCHASE            8,120,000.00        -7,709,107.70
                                           SALE               -8,120,000.00                              7,781,542.00

US TREAS BILLS DUE 3-5-98
                                           PURCHASE            7,205,000.00        -6,822,899.02
                                           SALE               -7,205,000.00                              6,958,032.24

US TREAS 5.875 NT DUE 2-28-1999
                                           PURCHASE           60,000,000.00       -59,839,527.50
                                           SALE              -60,000,000.00                             59,960,227.50

U.S. TREAS 5.625 NT DUE 11-30-1998
                                           PURCHASE            5,895,000.00        -5,876,808.40
                                           SALE               -5,895,000.00                              5,881,952.30

US TREAS NT SER W-1997 6.50 BD DUE
05-15-1997
                                           PURCHASE            3,800,000.00        -3,869,719.52
                                           SALE               -3,800,000.00                              3,800,000.00

US TREAS 6.50 NT DUE 11-15-2026 REG
                                           PURCHASE              600,000.00          -610,968.75
                                           SALE                 -600,000.00                                626,343.75

US TREAS 6.75 BD DUE 08-15-2026 REG
                                           PURCHASE            1,500,000.00        -1,536,093.75
                                           SALE               -1,500,000.00                              1,566,093.75

US TREAS 6.625 BD DUE 02-15-2027
                                           PURCHASE            1,995,000.00        -2,024,389.06
                                           SALE               -1,995,000.00                              2,063,829.69


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
U.S. TREAS SEC STRIPPED INT GENERIC TINE
2-15-21 REG
                                           PURCHASE              850,000.00          -157,051.50
                                           SALE                 -850,000.00                                167,271.50

US TREAS 5.625 NT DUE 02-15-2006 REG
                                           PURCHASE            2,900,000.00        -2,737,781.25
                                           SALE               -2,900,000.00                              2,713,765.63

US TREAS SER S-1997 5.75 NT DUE 10-31-97
REG
                                           PURCHASE            4,000,000.00        -4,008,625.00
                                           SALE               -4,000,000.00                              4,000,000.00

US TREAS SER N-1998 NT 5.375 DUE
05-31-98 REG
                                           PURCHASE           15,500,000.00       -15,402,404.75
                                           SALE              -15,500,000.00                             15,478,593.75

U.S. TREAS 6.5 NT DUE 10-15-2006 CV OVER
1 BIL SEE 3984740 REG
                                           PURCHASE            4,500,000.00        -4,507,968.75
                                           SALE               -4,500,000.00                              4,506,058.80

US TREAS 5.875 NT DUE 8-31-1999
                                           PURCHASE           41,400,000.00       -41,473,954.95
                                           SALE              -41,400,000.00                             41,523,221.55

U.S.A TREAS NT STRIPPED PRIN PMT ON 8.00
CPN DUE 5-15-2001 REG
                                           PURCHASE              670,000.00          -531,310.00
                                           SALE                 -670,000.00                                546,746.80

MFO FEDT US GOVT SEC FD 2-5 YRS OPEN END
FD
                                           PURCHASE                  282.94            -2,948.08
                                           SALE                     -282.94                                  2,903.55

MFO FEDT U S GOVT SECS FD 1-3 YRS SH BEN
INT INSTL SHS
                                           PURCHASE                  285.57            -2,946.91
                                           SALE                     -285.57                                  2,902.27

1ST USA BK WILMINGTON DEL TRANCHE
#TR 91 6.58% MTN DUE 12-23-1999 BEO
                                           PURCHASE              490,000.00          -489,921.60
                                           SALE                 -490,000.00                                494,733.40


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
FORD MTR CR CORP COML PAPER NT DUE
01-14-1997
                                           PURCHASE            2,475,000.00        -2,465,293.87
                                           SALE               -2,475,000.00                              2,465,293.87

GREAT DANE HLDG INC 12.75 BD DUE
08-01-2001
                                           PURCHASE               20,000.00           -21,065.42
                                           SALE                  -20,000.00                                 20,000.00

GOLDMAN SACHS GROUP L P
CPN DUE 01-14-1997
                                           PURCHASE            2,475,000.00        -2,465,258.13
                                           SALE               -2,475,000.00                              2,465,258.13

MFO HOTCHKIS & WILEY LOW DURATION FD
                                           PURCHASE               12,990.56          -131,756.25
                                           SALE                  -12,990.56                                133,210.15

MFO MARKMAN MULTIFUND TR AGGRESIVE ALLOC
PORTFOLIO
                                           PURCHASE                4,378.19           -64,359.34
                                           SALE                   -4,378.19                                 63,564.14

PHH CORP COML PAPER NT DUE 01-14-1997
                                           PURCHASE            1,910,000.00        -1,902,371.67
                                           SALE               -1,910,000.00                              1,902,371.67

FNMA POOL #67694 VAR RT GTD MTG PASS
THRU CTF DUE 10-01-2028 REG
                                           PURCHASE              533,150.04          -529,234.72
                                           SALE                 -533,150.04                                530,234.38

F.N.M.A. POOL #60680 9.098 GTD MTG PASS
THRU CTF DUE 2-1-28 REG
                                           PURCHASE            1,306,705.13        -1,297,109.01
                                           SALE               -1,306,705.13                              1,299,559.08

FNMA DISC NT DUE 5-2-97
                                           PURCHASE           11,300,000.00       -11,238,189.00
                                           SALE              -11,300,000.00                             11,250,223.00

BG 'B'SHS GBP0.30
                                           FREE REC/DEL           11,870.00
                                           SALE                  -11,870.00                                  6,007.59


                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
CARADON 'B' SHS GBP1
                                           FREE REC/DEL            7,233.00
                                           SALE                   -7,233.00                                 11,822.30

EAST MIDLANDS ELEC ORD 56 GBP0.09/0.11(D
                                           FREE REC/DEL            7,413.00
                                           SALE                   -7,413.00                                 79,839.18

LONDON ELECTRICITY ORD GBP0.58333(ASD EN
                                           FREE REC/DEL           10,671.00
                                           SALE                  -10,671.00                                121,809.15

TELESP TEL S PAULO PRF NPV(RECEIPTS JUN
                                           FREE REC/DEL          -15,295.00
                                           PURCHASE               15,295.00            -4,590.42

ENERGY GROUP ADR(4:1)
                                           FREE REC/DEL            2,812.50
                                           SALE                   -2,812.50                                 91,236.71

HANSON ADR-EACH CNV INTO 5 ORD SHS
                                           FREE REC/DEL            2,812.50
                                           SALE                   -2,812.50                                 62,759.18

KOOKMIN BANK GDS-EACH REP 1 COM KRW(144A
                                           PURCHASE                8,000.00          -156,000.00
                                           SALE                   -8,000.00                                 62,797.90

MAGYAR OLAJ-ES GAZ GDS REPR 1 ORD HUF(14
                                           PURCHASE                4,100.00           -66,625.00
                                           SALE                   -4,100.00                                 88,015.00

USA TREASURY NTS 5.75% 31/10/97 USD1000
                                           PURCHASE            3,000,000.00        -3,009,375.00
                                           SALE               -3,000,000.00                              3,000,000.00

US TREASURY BILLS 0% 6/2/97 USD10000
                                           FREE REC/DEL        3,000,000.00
                                           SALE               -3,000,000.00                              2,953,333.33

ZENECA GROUP ADR-EA REP 3 OD 25P(NY EXC)
                                           FREE REC/DEL              800.00
                                           SALE                     -800.00                                 76,157.46

SIDER NACIONAL CIA COM NPV(ON)
                                           PURCHASE              932,000.00           -31,052.85
                                           SALE                 -932,000.00                                 31,109.49

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
UNIBANCO-UNI BCO B PREF SHS NPV (PN)
                                           FREE REC/DEL       -1,630,718.00
                                           PURCHASE            1,630,718.00           -59,183.57

CIFRA SA DE CV ADR POISON PILL RTS
                                           FREE REC/DEL           28,741.00
                                           SALE                  -28,741.00                                  4,263.12

CIA CERVECERIA SA ADR COM  PUR RTS
                                           FREE REC/DEL              821.00
                                           SALE                     -821.00                                      2.87

BCO COM PORTUGUES PTE1000(REGD)
                                           PURCHASE               14,000.00          -184,078.72
                                           SALE                  -14,000.00                                249,958.31

BCO BILBAO VIZCAYA ESP575(REGD)
                                           FREE REC/DEL             -580.00
                                           PURCHASE                  580.00           -34,453.87

ABB AG CHF20(REGD)
                                           FREE REC/DEL              120.00
                                           SALE                     -120.00                                 28,127.37

SAMSUNG ELECTRONIC GDS(1/2 NON VTG SHS)R
                                           FREE REC/DEL              780.00
                                           SALE                     -780.00                                 15,873.00

MICHELIN FRF12 (NEW DIV 97) NON TRAD
                                           FREE REC/DEL              -50.00
                                           PURCHASE                   50.00            -2,508.66

AGUAS DE BARCELONA ESP500(RFD-1/1/97)
                                           FREE REC/DEL               -8.00
                                           PURCHASE                    8.00               -30.74

FUJI INTL FINANCE 0.25% CONV PRFD 1/2/02
                                           PURCHASE            6,000,000.00           -53,314.38
                                           SALE               -6,000,000.00                                 54,586.21

JERONIMO MARTINS NEW VAR% BDS (S/R 19/12
                                           FREE REC/DEL                4.00
                                           SALE                       -4.00                                      2.10

JERONIMO MARTINS WTS 15/09/03 (TO PUR CO
                                           FREE REC/DEL              316.00
                                           SALE                     -316.00                                  6,358.44

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
JERONIMO MARTINS VAR% BDS 09/03 PTE8200(
                                           FREE REC/DEL             -316.00
                                           PURCHASE                  316.00           -16,549.79

SEAT SPA DI RISP ITL50
                                           FREE REC/DEL          198,150.00
                                           SALE                 -198,150.00                                 38,703.50

JERONIMO MARTINS NEW PTE 1000(S/R 17/12/
                                           FREE REC/DEL                1.00
                                           SALE                       -1.00                                     50.97

JERONIMO MARTINS NEW PTE1000 (B/R 02/01/
                                           FREE REC/DEL                1.00
                                           SALE                       -1.00                                     16.51

SEAT SPA ITL50
                                           FREE REC/DEL          215,420.00
                                           SALE                 -215,420.00                                 79,642.78

AGUAS DE BARCELONA NEW ESP500(S/R 27/2/9
                                           FREE REC/DEL               84.00
                                           SALE                      -84.00                                      9.37

JERONIMO MARTINS VAR% BDS 09/03 PTE8200
                                           FREE REC/DEL              316.00
                                           SALE                     -316.00                                 14,688.30

CIBA SPEZIALITATEN CHF10 (REGD)
                                           PURCHASE                  385.00            -2,664.18
                                           SALE                     -385.00                                 35,939.31

CIBA SPECIALTY CHE NW CHF10(S/R 12/3/97)
                                           FREE REC/DEL              743.00
                                           SALE                     -743.00                                 49,564.51

HAGEMEYER NLG2.50
                                           FREE REC/DEL            1,272.00
                                           SALE                   -1,272.00                                 62,008.61

ABN-AMRO HLDGS N.V NLG5(STOCK DIV- 26/5/
                                           FREE REC/DEL            4,438.00
                                           SALE                   -4,438.00                                      0.00

HOLLANDSCHE BETON NLG20(STK OPTN 27/05/9
                                           FREE REC/DEL            1,200.00
                                           SALE                   -1,200.00                                     68.13

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
EAUX(CIE GENERALE) WTS 2/5/01 (EAUX-C.G)
                                           FREE REC/DEL            2,950.00
                                           SALE                   -2,950.00                                  1,879.78

ELEC DE PORTUGAL PTE1000
                                           PURCHASE                  696.00            -8,922.06
                                           SALE                     -696.00                                 12,319.00

HUNTER DOUGLAS NV NLG1(STOCK DIV 97)
                                           FREE REC/DEL            3,987.00
                                           SALE                   -3,987.00                                     22.89

RINASCENTE(LA) NEW ORD ITL1000 (S/R23/7/
                                           FREE REC/DEL            4,200.00
                                           SALE                   -4,200.00                                    812.82

RINASCENTE(LA) NEW 4.5% BD W/W (S/R23/7/
                                           FREE REC/DEL            4,200.00
                                           SALE                   -4,200.00                                    246.42

SULZER MEDICA CHF30 (REGD)
                                           PURCHASE                   30.00            -7,080.72
                                           SALE                      -30.00                                  8,155.40

ABB AG CHF10 (REGD)
                                           FREE REC/DEL              120.00
                                           SALE                     -120.00                                 32,482.11

ABN-AMRO HLDGS NV NLG1.25(STK DIV 19/9/9
                                           FREE REC/DEL           18,043.00
                                           SALE                  -18,043.00                                     16.56

COMMERZBANK AG NEW DEM5(S/R 28/10/97)(DE
                                           FREE REC/DEL            1,310.00
                                           SALE                   -1,310.00                                    626.21

FRED OLSEN ENERGY NOK20
                                           PURCHASE                3,000.00           -60,861.85
                                           SALE                   -3,000.00                                 81,117.75

BAYER VEREINSBK NEW DEM5 (S/R 30/10/97)
                                           FREE REC/DEL              672.00
                                           SALE                     -672.00                                    566.88

SOC GENERALE FF30 (NEW FM DIV)
                                           FREE REC/DEL             -111.00
                                           PURCHASE                  111.00           -10,628.67

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
JERONIMO MARTINS (NEW FRM 96 RTS) PTE100
                                           FREE REC/DEL           -1,266.00
                                           PURCHASE                1,266.00            -8,086.87

AGUAS DE BARCELONA NEW ESP500 (FEB 97 SH
                                           FREE REC/DEL               -5.00
                                           PURCHASE                    5.00              -139.81

BK OF TOKYO-MITSUB JPY50
                                           PURCHASE               30,000.00          -506,660.80
                                           SALE                  -30,000.00                                402,633.59

GZI TRANSPORT WTS 29/1/99 (SUB ORD)
                                           FREE REC/DEL              592.00
                                           SALE                     -592.00                                    161.84

GZI TRANSPORT HKD0.10
                                           PURCHASE                2,961.00            -1,248.58
                                           SALE                   -2,961.00                                  1,827.47

HENDERSON LAND DEV HKD2
                                           PURCHASE                6,000.00           -52,084.55
                                           SALE                   -6,000.00                                 28,980.41

ORICA LIMITED AUD1
                                           PURCHASE               25,000.00          -229,478.83
                                           SALE                  -25,000.00                                218,468.36

MULTI-PURPOSE HLDG 3% ICULS 13/1/2002 MY
                                           PURCHASE               69,000.00           -27,355.98
                                           SALE                  -69,000.00                                 19,043.82

PHILIPPINE LNG DIS PHP5
                                           PURCHASE                2,000.00           -57,330.57
                                           SALE                   -2,000.00                                 58,212.92

PERUSAHAAN OTOMOBL MYR1
                                           PURCHASE               26,000.00          -153,485.80
                                           SALE                  -26,000.00                                 75,194.04

TELEKOMUNIKASI IND SER 'B IDR500(ALIEN M
                                           PURCHASE                8,000.00           -12,656.00
                                           SALE                   -8,000.00                                 13,777.14

WING TAI HOLDINGS SGD0.25
                                           PURCHASE               11,000.00           -34,262.17
                                           SALE                  -11,000.00                                 29,967.21

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                  SCHEDULE OF ACQUISTIONS AND DISPOSITIONS
               END OF THE FISCAL YEAR ENDED NOVEMBER 28, 1997

                                                                                       COST              PROCEEDS
                                                                                        OF                  OF
SECURITY DESCRIPTION                       TRANSACTION            SHARES           ACQUISITIONS            SALES
--------------------                       -----------            ------           ------------            -----
USA T-NOTE 6.5%  15/05/1997 (COLL)
                                           PURCHASE            3,000,000.00        -3,054,436.50
                                           SALE               -3,000,000.00                              3,000,000.00

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                                SCHEDULE 32
                            11-29-96 TO 11-28-97
                                   Income

a  Contributions:                                                                        (a) Amount         (b) Total
     (1)  Received or receivable from:
          (A)  Employers                                                    a(1)(A)     795,157.38
          (B)  Participants                                                   (B)         8,378.66
          (C)  Others                                                         (C)             0.00
     (2)  Noncash contributions                                               (2)             0.00
     (3)  Total contributions. Add a(1)(A),(B),(C) and a(2)                   (3)                          803,536.04
b  Earnings on investments:
     (1)  Interest
          (A)  Interest-bearing cash (including money market funds)         b(1)(A)   5,881,412.86
          (B)  Certificates of deposit                                        (B)             0.00
          (C)  U.S. Government securities                                     (C)    11,994,870.45
          (D)  Corporate debt instruments                                     (D)     1,059,565.48
          (E)  Mortgage loans                                                 (E)             0.00
          (F)  Other loans                                                    (F)             0.00
          (G)  Other interest                                                 (G)        15,329.77
          (H)  Total Interest. Add b(1)(A) through (G)                        (H)                       18,951,178.56
     (2)  Dividends: (A)  Preferred stock                                   b(2)(A)     293,897.50
          (B)  Common stock                                                   (B)    15,265,664.70
          (C)  Total Dividends. Add b(2)(A) and (B)                           (C)                       15,559,562.20
     (3)  Rents                                                               (3)                                0.00
     (4)  Net gain(loss) on sale of assets: (A)  Aggregate proceeds         (4)(A)  917,871,280.75
          (B)  Aggregate carrying amount (see instructions)                   (B)   255,847,684.11
          (C)  Subtract (B) from (A) and enter result                         (C)                     (337,976,403.36)
     (5)  Unrealized appreciation(depreciation) of assets                     (5)                      731,483,482.66
     (6)  Net investment gain(loss) from common/collective trusts             (6)                       27,690,605.41
     (7)  Net investment gain(loss) from pooled separate accounts             (7)                                0.00
     (8)  Net investment gain(loss) from master trusts                        (8)                         (306,424.80)
     (9)  Net investment gain(loss) from 103-12 investment entities           (9)                                0.00
    (10)  Net investment gain(loss) from registered investment companies     (10)                       11,531,825.45
c  Other income                                                                c                         5,812,648.09
d  Total income. Add all amounts in column (b) and enter total                 d                       473,550,010.25
                                  Expenses
e  Benefit payment and payments to provide benefits:
     (1)  Directly to participants of beneficiaries                          e(1)     2,621,203.42
     (2)  To insurance carriers for the provision of benefits                 (2)             0.00
     (3)  Other                                                               (3)             0.00
     (4)  Total payments. Add e(1) through (3)                                (4)                        2,621,203.42
f  Interest expense                                                            f                                 0.00
g  Administrative expenses: (1)  Salaries and allowances                     g(1)             0.00
     (2)  Accounting fees                                                     (2)             0.00
     (3)  Actuarial fees                                                      (3)             0.00
     (4)  Contract administrator fees                                         (4)             0.00
     (5)  Investment advisory and management fees                             (5)     8,983,174.75
     (6)  Legal fees                                                          (6)             0.00
     (7)  Valuation/appraisal fees                                            (7)             0.00
     (8)  Trustees fees/expenses(including travel, seminars, meetings, etc.)  (8)             0.00
     (9)  Other                                                               (9)       257,142.00
    (10)  Total administrative expenses.  Add g(1) through (9)               (10)                        9,240,316.75
h  Total expenses. Add e(4), f and g(10)                                       h                        11,861,520.17
i  Net income(loss). Subtract h from d                                         i                       461,688,490.08
j  Transfers to(from) the plan (see instructions)                              j                       (56,557,951.85)
k  Net assets at beginning of year (Item 31, line 1, column (a))               k                     2,096,270,303.40
l  Net assets at end of year (Item 31, line 1, column (b))                     l                     2,501,400,841.63

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                           INCOME RECONCILIATION
                            11-29-96 TO 11-28-97
                           **********************

                                                                 CURRENT YEAR        PRIOR YEAR
                                           INCOME RECEIVED     +   ACCRUALS       -   ACCRUALS       = TOTAL INCOME
                                         -----------------   ----------------   ---------------   -----------------

INTEREST
   A.  INTEREST BEARING CASH                  6,804,775.11         584,828.21        518,510.08        6,871,093.24
   B.  CERTIFICATES OF DEPOSIT
       - TOTAL CERTIFICATES OF DEPOSIT                0.00               0.00              0.00                0.00
   C.  U.S. GOVERNMENT SECURITIES
       - FROM SHORT TERM INVESTMENTS            130,277.37             414.86             77.01          130,615.22
       - U.S. GOVT. & AGENCY                 12,166,535.56       1,635,551.67      1,620,904.70       12,181,182.53
       - TOTAL U.S. GOVT. SECURITIES         12,296,812.93       1,635,966.53      1,620,981.71       12,311,797.75
   D.  CORPORATE DEBT INSTRUMENTS
       - CONVERTIBLE CORPORATE BONDS            790,028.44         175,897.20         74,690.24          891,235.40
       - MISCELLANEOUS BONDS                    155,672.92           5,070.52          7,957.98          152,785.46
       - TOTAL CORP. DEBT INSTRUMENTS           945,701.36         180,967.72         82,648.22        1,044,020.86
   E.  MORTGAGE LOANS
       - TOTAL MORTGAGE LOANS                         0.00               0.00              0.00                0.00
   F.  OTHER LOANS
       - TOTAL OTHER LOANS                      585,943.60               0.00              0.00                0.00
   G.  OTHER INTEREST                            (2,036.33)         17,054.29              0.00           15,017.96
DIVIDENDS
   A.  CORPORATE STOCKS - PREFERRED
       - CONVERTIBLE PREFERRED STOCK            164,466.87             253.69            438.07          164,282.49
       - FROM PREFERRED CORPORATE STOCK         102,995.72           8,923.18          2,425.33          109,493.57
       - TOTAL CORPORATE STOCK PREFERRED        267,462.59           9,176.87          2,863.40          273,776.06

   B.  CORPORATE STOCKS - COMMON
       - TOTAL CORPORATE STOCK COMMON        14,820,192.03       1,459,216.82      1,636,363.61       14,643,045.24

RENTS
       - TOTAL RENTS                                  0.00               0.00              0.00                0.00

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                           INCOME RECONCILIATION
                            11-29-96 TO 11-28-97
                           **********************

                                                                 CURRENT YEAR        PRIOR YEAR
                                           INCOME RECEIVED     +   ACCRUALS      -    ACCRUALS       = TOTAL INCOME
                                          ----------------   ----------------  ----------------   -----------------

COMMON/COLLECTIVE TRUSTS
       - TOTAL COMMON/COLLECTIVE TRUSTS      27,732,484.33       2,164,386.78      2,206,265.65       27,690,605.46

POOLED SEPARATE ACCOUNTS
       - TOTAL POOLED SEPARATE ACCOUNTS               0.00               0.00              0.00                0.00

REGISTERED INVESTMENT COMPANIES
       - FROM COMMON STOCK                    1,256,557.88           1,925.14          2,037.04        1,256,445.98
       - FROM CORPORATE BONDS                    65,179.62              53.07             56.89           65,175.80
       - FROM SHORT TERM INVESTMENTS             27,233.71               0.00              0.00           27,233.71
       - U.S. GOVT. & AGENCY                     19,076.12               0.00              0.00           19,076.12
       - TOTAL REGISTERED INVESTMENT CO.      1,368,047.33           1,978.21          2,093.93        1,367,931.61

OTHER INCOME
       - FROM COMMON STOCK                        2,665.20               0.00              0.00            2,665.20
       - FROM PREFERRED CORPORATE STOCK           1,038.00               0.00              0.00            1,038.00
       - TOTAL OTHER INCOME                       5,702.60      (3,859,017.23)    (9,653,291.02)       5,799,976.39

TOTALS                                       64,825,085.55       2,194,558.20     (3,583,564.42)      70,603,208.17

                  00-01666 PLAN TRUST - SUPERCONSOLIDATED

                           INCOME RECONCILIATION
                            11-29-96 TO 11-28-97
                           **********************

                                                                   UNREALIZED         REALIZED      NET INVESTMENT
                                              TOTAL INCOME     +    GAIN/LOSS     +   GAIN/LOSS   =    GAIN/LOSS
                                           ---------------   ----------------   ---------------   ----------------

NET INVESTMENT GAIN/LOSS FROM
COMMON/COLLECTIVE TRUSTS
       - TOTAL NET G/L COM/COLL TRUSTS       27,690,605.46              (0.05)             0.00      27,690,605.41

NET INVESTMENT GAIN/LOSS FROM POOLED
SEPARATE ACCOUNTS
       - TOTAL NET INV G/L POOLED SEP AC              0.00               0.00              0.00               0.00

NET INVESTMENT GAIN/LOSS FROM REGISTERED
INVESTMENT COMPANIES
       - FROM COMMON STOCK                      964,028.77       1,754,407.44      5,677,551.58       8,395,987.79
       - FROM CORPORATE BONDS                   327,273.96       3,858,564.72      1,205,180.12       5,391,018.80
       - FROM SHORT TERM INVESTMENTS         30,233,585.00             (26.36)         1,017.52      30,234,576.16
       - TOTAL NET INV G/L REG INV CMPYS     58,925,901.32       1,757,601.96      5,685,152.86      66,368,656.14

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 CORPORATE STOCKS - COMMON
--------- ------   ------
STEWART ENTERPRISES INC CL A COMMON              14,400.00         606,912.53          561,381.81          45,530.72
STOCK
STEWART-STEVENSON SERVICES, INC.,                23,220.00         585,611.11          655,732.80         (70,121.69)
COMMON STOCK, NO PAR
STILLWATER MINING CO COMMON STOCK                   200.00           4,049.96            3,599.99             449.97
STONE & WEBSTER INC., COMMON STOCK,               1,900.00          85,392.84           83,112.08           2,280.76
$1 PAR
STONE CONTAINER CORP., COMMON STOCK,                700.00          10,715.10           10,735.71             (20.61)
$1 PAR
STORA KOPPARBERGS SEK5 SER'B'                     3,600.00          49,178.47           48,804.47             374.00
STORAGE TECHNOLOGY CORP., COMMON STOCK            8,300.00         453,375.75          323,844.84         129,530.91
$0.10 PAR (NEW)
STORMEDIA INC CL A COMMON STOCK                   9,200.00         101,782.34          149,734.02         (47,951.68)
STRATASYS INC COMMON STOCK                          800.00          15,882.64           13,300.00           2,582.64
STRATEGIC SOLUTIONS GROUP, INC. COMMON              300.00           1,621.94            4,164.00          (2,542.06)
STK
STRATOSPHERE CORP COMMON STOCK                   15,000.00           4,483.49           18,045.00         (13,561.51)
STRATUS COMPUTER INC., $0.01 PAR                  9,600.00         482,843.04          354,110.88         128,732.16
COMMON STOCK
STRAYER ED INC COMMON STOCK                         130.00           4,590.07            4,899.77            (309.70)
STRIDE RITE CORP., COMMON STOCK, $1 PAR           4,300.00          60,296.82           48,037.53          12,259.29
SUIZA FOODS CORP COMMON STOCK                    41,300.00       1,807,069.19        1,020,666.50         786,402.69
SULZER AG CHF100(REGD)                              200.00         179,772.82          115,180.83          64,591.99
SULZER MEDICA CHF30 (REGD)                           30.00           8,155.40            7,080.72           1,074.68
SUMITOMO CORP JPY50                               2,000.00          13,611.67           16,988.51          (3,376.84)
SUMITOMO ELECT IND Y50                            4,000.00          53,072.05           48,434.53           4,637.52
SUMITOMO REAL&DEV Y50                            38,000.00               0.00                0.00               0.00
SUMMIT BANCORP COM                                  100.00           6,611.96            6,194.06             417.90
SUMMIT TECHNOLOGY INC                            12,550.00          91,321.60           84,739.38           6,582.22
COMMON STOCK $0.01 PAR
SUN CO., INC., COMMON STOCK, $1 PAR              37,600.00       1,187,795.33        1,009,820.35         177,974.98

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 CORPORATE STOCKS - COMMON
--------- ------   ------
SUN HEALTHCARE GROUP INC COMMON STOCK             1,000.00          13,514.45           14,050.92            (536.47)
SUN MICROSYSTEMS INC., COMMON STOCK,              5,675.00         204,749.84          178,615.63          26,134.21
$.00067 PAR
SUN TRUST BANKS, INC., COMMON STOCK               1,400.00          80,634.05           71,263.56           9,370.49
$2.50 PAR
SUNAMERICA INC COM                                  300.51          11,588.31           11,340.78             247.53
SUNBEAM CORP COM                                  1,900.00          83,696.63           76,706.50           6,990.13
SUNDSTRAND CORP., COMMON STOCK, $1 PAR            6,900.00         367,302.00          269,042.78          98,259.22
SUNGLASS HUT INTL INC COMMON STOCK                5,000.00          41,016.33           37,556.75           3,459.58
SUNRISE ASSISTED LIVING INC COMMON STOCK         19,080.00         529,387.28          464,930.42          64,456.86
SUPER VALU INC. COMMON STOCK                     21,300.00         682,207.00          629,842.00          52,365.00
SUPERIOR CONSULTANT HLDGS CORP COMMON            23,670.00         427,491.99          568,080.00        (140,588.01)
STOCK
SUPERIOR SVCS INC COMMON STOCK                    2,500.00          63,895.36           68,603.75          (4,708.39)
SUPERIOR TELECOM INC COMMON STOCK                 1,600.00          57,666.07           61,082.08          (3,416.01)
SUPERMAIL INTL INC COMMON STOCK NEW               1,500.00             364.07              507.00            (142.93)
SVENSKA HANDELSBKN SER'A'SEK10                    6,200.00               0.00                0.00               0.00
SWEDISH MATCH CO ADR REPR 10 ORD SEK2             2,000.00               0.00                0.00               0.00
SWIFT ENERGY CO COMMON STOCK $0.01 PAR           60,550.00       1,502,738.57        1,761,048.67        (258,310.10)
SWIFT TRANSN INC. COMMON STOCK                    6,100.00         194,428.73          144,414.60          50,014.13
SWIRE PACIFIC 'A'HKD0.60                         42,000.00         380,866.19          507,323.66        (126,457.47)
SYBASE INC COMMON STOCK                             800.00          12,752.06           14,325.20          (1,573.14)
SYKES ENTERPRISES INC COMMON STOCK               17,810.00         434,542.15          548,100.00        (113,557.85)
SYMANTEC CORP COM STOCK                          22,500.00         527,832.74          453,699.35          74,133.39
SYNOPSYS INC., COMMON STOCK                         597.00          26,854.82           26,417.25             437.57
SYNOVUS FINL CORP COMMON STOCK                      300.00          10,188.64           10,294.50            (105.86)
SYQUEST TECHNOLOGY INC COMMON STOCK               8,500.00          22,999.45           22,418.23             581.22
SYSCO CORP., COMMON STOCK, $1 PAR                   900.00          32,150.00           30,725.99           1,424.01

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 CORPORATE STOCKS - COMMON
--------- ------   ------
SYSTEM SOFTWARE ASSOCIATES INC COMMON            26,400.00         418,256.55          349,796.32          68,460.23
STOCK
SYSTEMS & COMPUTER TECHNOLOGY CORP.,              8,400.00         268,660.48          186,325.53          82,334.95
COMMON STOCK
SYSTEMSOFT CORP COMMON STOCK                        300.00           4,137.68            5,431.00          (1,293.32)
S3 INC COMMON STOCK                              32,800.00         575,910.71          549,885.39          26,025.32
T & N ORD $1                                     11,000.00          32,804.03           18,277.78          14,526.25
T.H.Q. INC. NEW                                     500.00           6,047.55            4,943.58           1,103.97
T.I.M.SPA DI RISP ITL50                           8,000.00          13,505.59           10,667.23           2,838.36
T.I.M.SPA ITL50                                  15,000.00          40,878.46           41,268.72            (390.26)
TAB CORP HLDGS LTD AUD1                           2,000.00           9,069.52           11,104.45          (2,034.93)
TANDY CORP. COMMON STOCK, $1 PAR                 29,700.00       1,082,521.68        1,061,902.66          20,619.02
TANJONG GBP0.075                                  7,000.00          30,131.13           28,526.21           1,604.92
TARKETT AG DEM5                                   4,000.00         107,456.29           86,136.23          21,320.06
TARRANT APPAREL GROUP COMMON STOCK\                 300.00           3,983.82            4,125.00            (141.18)
TCF FINANCIAL CORP COMMON STOCK                  41,100.00         676,015.33          628,223.58          47,791.75
TCI SATELLITE ENTMT INC CL A COM STK             12,080.00          68,939.13           67,200.12           1,739.01
TCSI CORP COM STK                                   300.00           1,890.08            2,065.80            (175.72)
TDK CORP JPY50                                    1,000.00          87,153.10           74,352.06          12,801.04
TECH DATA CORP., COMMON STOCK                    32,700.00       1,354,668.51        1,001,044.03         353,624.48
TECH-SYM CORP., COMMON STOCK, $.10 PAR            1,900.00          56,581.30           59,531.75          (2,950.45)
TECHNOLOGY RES IND MYR1                          25,000.00          48,054.51           50,939.66          (2,885.15)
TECHNOLOGY SOLUTIONS CO COMMON STOCK                  0.00          13,038.48                0.00          13,038.48
TEIJIN Y50                                        4,000.00          14,542.11           19,293.53          (4,751.42)
TEJON RANCH CO., CAPITAL STOCK, $1 PAR              459.00          14,688.55           18,369.48          (3,680.93)
TEKELEC, COMMON STOCK                             4,400.00          94,162.57           58,313.00          35,849.57
TEKTRONIX, INC. COMMON STOCK, NO PAR                200.00          10,250.00            9,750.00             500.00
TEL-SAVE HLDGS INC COMMON STOCK                  49,450.00         943,282.29          567,376.53         375,905.76

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 CORPORATE STOCKS - COMMON
--------- ------   ------
TELCO SYSTEMS INC., COMMON STOCK                    800.00          11,838.68           11,727.53             111.15
TELE COMMUNICATIONS INC TCI VENTURES             20,059.00         428,085.31          303,021.05         125,064.26
GROUP SER A COM STK
TELE COMMUNICATIONS INC NEW COM LIBERTY           1,500.50          41,820.66           27,574.12          14,246.54
MEDIA GROUP SER A
TELE COMMUNICATIONS INC SER A TCI GROUP          37,000.00         501,240.06          451,217.12          50,022.94
COM
TELE DANMARK A/S ADS-EACH CNV INTO 1/2'B          6,000.00         166,384.43          150,000.00          16,384.43
TELECOM ARGENTINA SPON ADR EACH REP 5 CL            310.00          14,069.74            9,038.05           5,031.69
TELECOM CORP OF NZ NPV                          112,500.00         527,699.39          705,236.95        (177,537.56)
TELECOM ITALIA ITL1000                            8,000.00          21,505.17           17,488.56           4,016.61
TELECOM ITALIA SPA ITL1000                      115,000.56         750,454.81          567,956.78         182,498.03
TELEFLEX INC., COMMON STOCK, $1 PAR               2,600.00         130,918.63          128,700.00           2,218.63
TELEFONICA DE ARG SPON ADR REP 10 ORD'B'            680.00          18,495.38            9,104.41           9,390.97
TELEFONICA DE ESPA ESP500                        23,000.00         592,682.82          572,334.94          20,347.88
TELEKOMUNIKASI IND SER 'B IDR500(ALIEN M          8,000.00          13,777.14           12,656.00           1,121.14
TELEPHONE AND DATA SYSTEMS, INC., COMMON            100.00           4,249.54            3,737.50             512.04
STOCK, $1 PAR
TELEVISION BROADCA HKD0.05                      135,000.00         589,906.72          435,027.32         154,879.40
TELLABS, INC., COMMON STOCK, NO PAR                 800.00          34,750.00           31,985.70           2,764.30
TEMPLE INLAND INC., COMMON STOCK                  4,000.00         209,902.84          215,001.50          (5,098.66)
TEMPLETON CHINA WORLD FD INC COM STK                  0.00             625.00                0.00             625.00
TENET HEALTHCARE CORP COM                         1,100.00          30,412.50           25,557.62           4,854.88
TENNECO INC (NEW) COM STK                           600.00          26,200.00           26,175.13              24.87
TERADYNE, INC., COMMON STOCK, $.12 1/2           43,400.00       1,247,271.65          935,550.00         311,721.65
PAR
TESCO ORD 5P                                      3,000.00          17,307.00           20,254.82          (2,947.82)
TESORO PETROLEUM CORP., COMMON STOCK,            14,500.00         176,185.34          210,695.50         (34,510.16)
$.16 2/3 PAR
TEXACO, INC. COMMON STOCK, $6.25 PAR             17,600.30       1,759,823.62        1,783,245.81         (23,422.19)

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 CORPORATE STOCKS - COMMON
--------- ------   ------
TEXAS INDUSTRIES, INC., COMMON STOCK,            18,600.00         578,691.35          563,699.15          14,992.20
$1 PAR
TEXAS INSTRUMENTS INC., COMMON STOCK,            85,825.00       5,067,451.03        3,779,244.45       1,288,206.58
$1 PAR
TEXAS UTILITIES CO., COMMON STOCK, NO             1,100.00          40,731.25           43,430.74          (2,699.49)
PAR
TEXFI INDUSTRIES INC., COMMON STOCK                 900.00           3,759.79            2,250.00           1,509.79
TEXTRON, INC., COMMON STOCK, $.25 PAR             7,500.00         520,464.27          379,459.25         141,005.02
THAI FARMERS BANK THB10(ALIEN MKT)                4,300.00          18,303.77           36,702.49         (18,398.72)
THAI FARMERS BANK WTS 15/9/02(SUB ORD)(A            537.00             691.45              525.64             165.81
THAI FUND INC COMMON STOCK                            0.00              88.80                0.00              88.80
THE NEWS CORPORATION LTD.                           900.00          18,220.80           17,220.26           1,000.54
THERAGENICS COMMON STOCK $0.01                      400.00           9,003.44            9,045.39             (41.95)
THERATECH INC COMMON STOCK                        5,100.00          44,971.37           57,375.00         (12,403.63)
THERMEDICS INC COMMON STOCK                         200.00           3,813.88            3,632.60             181.28
THERMO ELECTRON CORP., COMMON STOCK,                850.00          31,148.98           32,453.57          (1,304.59)
$1 PAR
THERMO FIBERTEK INC COMMON STK                    3,300.00          39,113.59           33,000.00           6,113.59
THERMOQUEST CORP COMMON STOCK                       100.00           1,805.87            1,400.00             405.87
THIOKOL CORP COMMON STOCK                        10,000.00         851,732.29          627,828.70         223,903.59
THOMAS & BETTS CORP., COMMON STOCK,               1,100.00          47,553.55           49,742.81          (2,189.26)
$.50 PAR
THOMSON CSF ISIN# FR0000121329                      400.00          12,692.43           12,919.52            (227.09)
THREE COM CORP COMMON STOCK                      89,416.00       3,751,536.90        6,449,759.95      (2,698,223.05)
THREE-FIVE SYS INC, COMMON STOCK                  1,000.00          14,174.90           12,125.00           2,049.90
TIDEWATER, INC., COMMON STOCK, $1 PAR             8,400.00         519,917.18          435,053.14          84,864.04
TIFFANY & CO COMMON STOCK                        12,300.00         542,350.40          575,718.50         (33,368.10)
TIG HOLDINGS INC COMMON STOCK                    24,200.00         797,752.19          728,584.37          69,167.82
TII INDUSTRIES INC (NEW) COMMON                   1,450.00           9,399.78            9,062.50             337.28
TIME WARNER INC COMMON                            4,300.00         201,806.69          180,501.38          21,305.31

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 CORPORATE STOCKS - COMMON
--------- ------   ------
TIMES MIRROR CO SER A NEW COM STK                   800.00          44,314.63           41,923.30           2,391.33
TIMKEN CO. COMMON STOCK, NO PAR                  13,700.00         572,942.92          399,700.35         173,242.57
TITAN EXPL INC COMMON STOCK                      40,060.00         396,170.96          465,308.63         (69,137.67)
TITANIUM METALS CORP COMMON STOCK                30,120.00         953,315.75          992,506.44         (39,190.69)
TJX COS INC COMMON NEW                           10,000.00         408,080.15          428,775.23         (20,695.08)
TMP WORLDWIDE INC COMMON STOCK                   35,150.00         496,477.20          492,500.00           3,977.20
TNP ENTERPRISES INC., COMMON STOCK                4,200.00         104,912.50          107,100.00          (2,187.50)
TNT AUD0.50                                      14,560.00          28,282.60           28,697.37            (414.77)
TOKIO MARINE &FIRE JPY50                          2,000.00          17,218.28           19,754.13          (2,535.85)
TOKYO BROADCASTING JPY50                         38,000.00         540,236.97          617,750.44         (77,513.47)
TOKYO ELECTRON Y50                                5,100.00         280,746.01          134,585.60         146,160.41
TOMKINS ORD GBP0.05                              13,000.00          67,472.70           60,164.09           7,308.61
TOMKINS PLC ORD SHARES ISIN#                        440.00           2,087.35            1,970.28             117.07
GB0008962655
TOMMY HILFIGER ORD SHARES                        13,800.00         602,130.35          738,574.91        (136,444.56)
TOPRO INC COMMON STOCK                              410.00           2,124.36            2,955.79            (831.43)
TORCHMARK CORP., COMMON STOCK,  $2 PAR            1,001.21          43,033.95           31,561.51          11,472.44
TORO CO., COMMON STOCK, $1 PAR         .          7,200.00         244,006.95          256,500.00         (12,493.05)
TOSCO CORPORATION COMMON STOCK NEW               17,500.00       1,355,389.52        1,332,187.50          23,202.02
TOSHIBA CORP Y50                                 10,000.00          61,980.58           64,411.25          (2,430.67)
TOTAL ACCESS COMMU THB10                          3,000.00          20,873.67           19,350.00           1,523.67
TOTAL RENAL CARE HLDGS INC COMMON STOCK          24,772.99         909,778.20          786,138.77         123,639.43
TOTAL RESH CORP COMMON STOCK                      2,700.00           4,429.53            1,854.90           2,574.63
TOWER AIR INC COMMON STOCK                        1,000.00           4,802.74            2,956.00           1,846.74
TOWER AUTOMOTIVE INC COMMON STOCK                 3,800.00         173,028.64          129,884.17          43,144.47
TOWN CTRY TR SH BEN INT COM STK                  14,700.00         220,034.31          214,987.50           5,046.81
TOYOTA MOTOR CORP JPY50                          38,000.00       1,074,861.24        1,049,857.37          25,003.87

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 CORPORATE STOCKS - COMMON
--------- ------   ------
TOYS "R" US, INC., (HOLDING COMPANY)             26,700.00         801,391.36          876,600.84         (75,209.48)
$.10 PAR
TRANS WORLD AIRLINES INC COMMON SOTCK            21,953.00         149,622.80          159,668.29         (10,045.49)
TRANSACTION SYS ARCHITECTS INC COMMON            16,750.00         557,362.30          607,187.50         (49,825.20)
STOCK
TRANSAMERICA CORP., COMMON STOCK, $1 PAR            500.00          46,387.50           39,965.72           6,421.78
TRANSCOASTAL MARINE SVCS INC COMMON               4,630.00         123,269.64          106,440.00          16,829.64
STOCK
TRANSOCEAN OFFSHORE INC                          16,700.00       1,195,011.21        1,007,963.99         187,047.22
TRANSPORT GAS SUR SPN ADR 5'B'ARS1(REG S          1,307.00          14,992.41           16,174.13          (1,181.72)
TRANSWITCH CORP COMMON STOCK                      2,900.00          26,199.53           25,400.59             798.94
TRAVELERS GROUP INC COM                          13,801.16         896,698.80          642,694.01         254,004.79
TRESCOM INTL INC COMMON STOCK                       400.00           3,602.04            3,040.14             561.90
TRIBUNE CO., COMMON STOCK, NO PAR                   500.00          26,162.50           25,909.88             252.62
TRICON GLOBAL RESTAURANT INC                        200.80           6,475.28            4,646.77           1,828.51
TRIDENT MIRCOSYSTEMS, INC., COMMON               23,540.00         331,738.16          508,393.38        (176,655.22)
TRIMBLE NAV LTD COM STOCK                         2,750.00          43,385.93           37,200.18           6,185.75
TRINITY INDUSTRIES, INC., COMMON                 28,900.00       1,147,976.39        1,029,188.06         118,788.33
STOCK, $1 PAR
TRITON ENERGY LTD CL A ORD                          100.00           4,162.85            4,956.50            (793.65)
TRIUMPH GROUP INC NEW COMMON STOCK               19,170.00         623,358.97          503,212.50         120,146.47
TRUE NORTH COMMUNICATIONS                         8,500.00         184,883.32          175,216.50           9,666.82
TRUMP HOTELS & CASINO RESORTS INC COMMON         17,400.00         179,196.50          177,881.94           1,314.56
STOCK
TRUSTED INFORMATION SYS INC COMMON STOCK            500.00           5,488.05            5,403.20              84.85
TRW, INC., COMMON STOCK, $1.25 PAR                  700.00          43,725.00           39,108.41           4,616.59
TSR INC COMMON STOCK $0.01 PAR                      200.00           5,511.85            5,763.00            (251.15)
TUBOSCOPE INC COM STK                             5,100.00         167,019.03          122,744.56          44,274.47
TUPPERWARE CORP COMMON STOCK                        300.00          11,356.25           15,707.54          (4,351.29)
TURBODYNE TECHNOLOGIES CORP COMMON STOCK            500.00           2,482.52            2,872.23            (389.71)

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 CORPORATE STOCKS - COMMON
--------- ------   ------
TYCO INTL LTD NEW COM STK                         7,800.00         631,098.52          523,052.83         108,045.69
TYLAN GEN INC COMMON STOCK                        3,500.00          55,273.75           45,500.00           9,773.75
U S BIOSCIENCE INC COM PAR 0.01 NEW              10,200.00         160,176.14          137,600.00          22,576.14
U S HOME CORP NEW COMMON STOCK                    4,900.00         132,503.82          133,819.00          (1,315.18)
U S OFFICE PRODUCTS CO                           23,470.00         688,745.73          758,798.08         (70,052.35)
U S WEST INC COM-MEDIA GROUP COMMON               4,050.00          82,516.59           77,431.45           5,085.14
STOCK
U.S. AIR GROUP, COMMON STOCK, $1 PAR             50,883.00       2,094,095.86        1,750,498.92         343,596.94
U.S. BANCORP, COMMON STOCK, $5 PAR                  800.00          38,106.50           34,304.34           3,802.16
UAL CORP COM STK PAR $0.01                    2,418,184.00     164,821,326.12      139,684,255.82      25,137,070.30
UCB CAP NPV                                          10.00          25,144.01           29,344.67          (4,200.66)
UGI CORP COMMON STOCK NEW                        18,500.00         416,829.84          437,417.50         (20,587.66)
UICI COMMON STOCK                                   300.00           8,102.51            8,340.53            (238.02)
ULTRATECH STEPPER INC COM STK                    38,500.00       1,066,358.98          876,497.90         189,861.08
UNCLE B S BAKERY INC COMMON STOCK                 4,000.00           3,894.14           12,000.00          (8,105.86)
UNICEM(UNION CEM) ITL1000                         2,109.00          14,577.73           14,241.72             336.01
UNICOM CORP COMMON                                1,000.00          22,950.00           26,468.51          (3,518.51)
STOCK
UNIDANMARK 'A' DNKR100                              290.00          15,322.36           18,294.63          (2,972.27)
UNILAB CORPORATION COMMON STOCK NEW              20,593.00          14,918.14           13,303.13           1,615.01
UNILEVER NV (NEW YORK SHARES)                     2,200.00         386,437.31          380,875.00           5,562.31
UNILEVER NV CVA NLG1                                880.00          47,607.98           41,270.00           6,337.98
UNION BANKSHARES LTD COMMON  STOCK                3,000.00          51,633.94           50,250.00           1,383.94
UNION CAMP CORP. COMMON STOCK, $1 PAR               400.00          21,156.25           19,667.28           1,488.97
UNION CARBIDE CORP., COMMON STOCK, $1               760.00          35,943.24           35,480.43             462.81
PAR
UNION PACIFIC CORP., COMMON STOCK, $5             1,200.00          72,506.25           70,241.76           2,264.49
PAR
UNION PACIFIC RESOURCES GROUP INC COMMON          1,200.00          32,568.75           35,590.94          (3,022.19)
STOCK

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 CORPORATE STOCKS - COMMON
--------- ------   ------
UNION PLANTERS CORP., COMMON STOCK, $5           25,900.00       1,123,816.49        1,071,612.50          52,203.99
PAR
UNION TEX PETE HLDGS INC COM STOCK               29,500.00         636,068.18          659,385.45         (23,317.27)
UNIONBANCAL CORP COM                              2,500.00         189,318.68          143,020.00          46,298.68
UNIPHASE CORP COMMON STOCK                       19,210.00         688,617.12        1,142,995.00        (454,377.88)
UNISOURCE WORLDWIDE INC COMMON STOCK              8,517.00          57,013.16           56,622.29             390.87
UNISYS CORP., COMMON STOCK                        6,064.00          73,597.33           79,994.05          (6,396.72)
UNITED DENTAL CARE INC DEL COMMON STOCK          13,790.00         359,245.30          386,120.00         (26,874.70)
UNITED DOMINION REAL ESTATE, COMMON              12,741.29         195,596.23          186,762.50           8,833.73
STOCK
UNITED ENG (MALAY) MYR0.50                       27,000.00          95,381.48          244,629.08        (149,247.60)
UNITED HEALTHCARE CORP., COMMON STOCK            11,700.00         601,159.31          572,667.19          28,492.12
UNITED ILLUMINATING CO., COMMON STOCK,            3,700.00         129,737.31          123,487.50           6,249.81
NO PAR
UNITED MERIDAN CORP COMMON STOCK                 23,480.00         770,350.99        1,163,988.71        (393,637.72)
UNITED NEWS & MEDI ORD 25P                        2,000.00          23,890.99           19,425.89           4,465.10
UNITED STATES FILTER CORP., COMMON STOCK         25,375.00         705,443.28          869,093.75        (163,650.47)
(NEW)
UNITED STATES SURGICAL CORP., COMMON                400.00          14,125.00           15,994.66          (1,869.66)
STOCK, $.10 PAR
UNITED TECHNOLOGIES CORP., COMMON STOCK          29,000.00       2,256,071.58        2,055,256.37         200,815.21
$5 PAR
UNITED VIDEO SATELLITE GROUP INC CL A             5,100.00         114,805.59          108,387.50           6,418.09
COMMON STOCK
UNITED WATER RESOURCES INC.,                      5,000.00          90,586.16           90,300.00             286.16
COMMON STOCK, $5 PAR
UNITED WIS SVCS INC. COMMON STOCK                12,070.00         357,624.56          349,944.20           7,680.36
UNITRIN INC. COMMON STOCK                         2,700.00         143,383.50          143,775.00            (391.50)
UNITRODE CORP., COMMON STOCK, $.20 PAR           52,200.00       1,260,106.09        1,368,938.29        (108,832.20)
UNIVERSAL HEALTH SERVICES, INC., CLASS            8,200.00         353,734.57          231,650.00         122,084.57
B COMMON STOCK, $.01 PAR
UNIVERSAL OUTDOOR HLDGS COMMON STOCK              8,260.00         341,401.67          293,071.15          48,330.52

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 CORPORATE STOCKS - COMMON
--------- ------   ------
UNIVISION COMMUNICATIONS INC COMMON              29,900.00       1,257,237.86        1,167,762.00          89,475.86
STOCK
UNOCAL CORP. COMMON STOCK, $8 1/3 PAR             1,400.00          57,400.00           56,932.15             467.85
UNOVA INC COM STK                                 2,400.00          39,526.68           36,967.39           2,559.29
UNUM CORPORATION COMMON STOCK                       700.00          40,556.20           35,733.81           4,822.39
UNY CO JPY50 (8270)                               1,000.00          15,362.17           18,189.81          (2,827.64)
US BANCORP DEL INC COMMON STOCK                   3,996.00         302,009.54          253,499.59          48,509.95
US DIAGNOSTIC INC                                74,340.00         652,770.66          908,585.80        (255,815.14)
US INDUSTRIES INC NEW COM                        19,067.00         749,064.12          563,549.48         185,514.64
US WEST COMMUNICATIONS GROUP                     10,019.18         331,567.61          287,282.95          44,284.66
USA WASTE SVCS INC COM STOCK $.01                45,000.00       1,823,901.44        1,451,454.00         372,447.44
PAR
USANA INC COMMON STOCK                              700.00          10,970.53            9,245.15           1,725.38
USCS INTL INC COMMON STOCK                          160.00           5,009.34            4,910.44              98.90
USF & G CORP., COMMON STOCK, $2.50 PAR              700.00          15,456.34           14,044.47           1,411.87
USFREIGHTWAYS CORP COMMON STOCK                   6,700.00         181,770.31          175,602.59           6,167.72
UST INC COMMON STOCK                              1,100.00          34,263.49           35,811.96          (1,548.47)
USX - MARATHON GROUP COMMON STOCK NEW            10,700.00         390,991.77          291,715.97          99,275.80
USX-US STEEL GROUP COMMON STOCK                  16,900.00         535,780.12          509,178.85          26,601.27
UTD INDUSTRIAL CP SGD1                           36,000.00          24,899.86           30,803.24          (5,903.38)
UTD O/S BANK SG(cents)1 (ALIEN MARKET)            8,000.00          64,959.20           99,165.41         (34,206.21)
UTD O/S BANK WTS 16/6/97(PUR ORD)                 4,439.00          15,575.79           15,762.57            (186.78)
UTI ENERGY CORP COM STOCK                            45.00           1,003.20            1,425.83            (422.63)
V. F. CORP., COMMON STOCK, NO PAR                 7,100.00         590,861.99          482,019.23         108,842.76
VALASSIS COMMUNICATIONS INC COMMON STK           20,980.00         641,152.67          525,191.87         115,960.80
VALEO FRF20                                      15,210.00         980,946.56          934,279.48          46,667.08
VALERIE GOLD RES LTD COM STK                      4,340.00          12,659.06           24,951.60         (12,292.54)
VALSPAR CORP., COMMON STOCK, $1 PAR               1,200.00          34,774.84           34,425.00             349.84

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 CORPORATE STOCKS - COMMON
--------- ------   ------
VALUE CITY DEPT STORES INC COMMON STOCK           6,200.00          54,713.17           79,949.00         (25,235.83)
VALUEVISION INTL INC COMMON STOCK                 9,200.00          37,278.75           48,771.96         (11,493.21)
VANGUARD CELLULAR SYSTEMS, INC., CLASS           19,300.00         337,750.00          325,687.50          12,062.50
A COMMON
VANTIVE CORP COMMON STOCK                            46.00           1,030.95            1,587.00            (556.05)
VARCO INTERNATIONAL, INC., CAPITAL                1,510.00          53,769.99           44,588.21           9,181.78
STOCK, NO PAR
VEBA AG DEM5 (DE EXCH)                            2,700.00         150,598.93          161,063.00         (10,464.07)
VEECO INSTRUMENTS INC DEL COMMON STOCK            2,500.00         169,798.33           42,187.50         127,610.83
VENCOR INC COMMON STOCK                          43,300.00       1,339,498.12        1,541,228.20        (201,730.08)
VERITAS DGC INC COM STK                          30,400.00       1,084,722.58          649,800.00         434,922.58
VERITAS SOFTWARE CO COMMON STOCK                  6,450.00         301,398.29          299,118.75           2,279.54
VERITY INC COM                                   17,200.00         144,632.40          293,678.15        (149,045.75)
VERTEX PHARMACEUTICALS INC COMMON STK            21,000.00         759,113.87          951,921.45        (192,807.58)
VETERINARY CTRS AMER INC COMMON STOCK             1,400.00          15,738.91           14,973.91             765.00
VIACOM COMMON STOCK CL B                          3,216.00         115,003.88          121,164.66          (6,160.78)
VIAG AG DM50                                        300.00         154,202.44          116,866.70          37,335.74
VIASOFT INC COMMON STOCK                         25,470.00       1,227,663.64        1,212,745.44          14,918.20
VIATEL INC COMMON STOCK                         141,300.00         668,553.39        1,163,150.00        (494,596.61)
VICAL INC COMMON STOCK                            1,500.00          16,656.94           26,205.65          (9,548.71)
VIDAMED INC COMMON STOCK                         13,700.00          96,668.83          146,143.14         (49,474.31)
VIDEOLABS INC COMMON STOCK                        1,000.00             694.80            1,000.00            (305.20)
VIISAGE TECHNOLOGY INC COMMON STOCK              65,200.00         954,792.28          921,939.68          32,852.60
VINCAM GROUP INC COMMON STOCK                    10,800.00         411,221.27          375,300.00          35,921.27
VINTAGE PETROLEUM INC COMMON STOCK                5,100.00         244,740.84          145,573.87          99,166.97
VIRCO MFG. CORP., COMMON STOCK, $1 PAR              225.00           5,662.11            4,772.33             889.78
VIROPHARMA INC COMMON STOCK                      58,300.00       1,208,240.99          801,625.00         406,615.99
VISHAY INTERTECHNOLOGY, INC., COMMON                315.00           7,269.77            6,615.00             654.77
STOCK, $.10 PAR

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 CORPORATE STOCKS - COMMON
--------- ------   ------
VISIO CORP COM STK                               31,100.00       1,786,670.53        1,280,483.56         506,186.97
VIVUS INC COMMON STOCK                            6,700.00         301,999.84          303,566.22          (1,566.38)
VLSI TECHNOLOGY, INC., COMMON STOCK, NO         109,220.00       2,890,883.90        2,550,458.88         340,425.02
PAR
VOLKSWAGEN AG DEM50                               1,030.00         767,995.20          533,562.10         234,433.10
VOLVO(AB) ADR(CNV TO 1'B'SEK6-FREE)               9,000.00         235,542.14          195,750.00          39,792.14
VOXWARE INC COMMON STOCK                          7,500.00          35,248.79           60,832.75         (25,583.96)
VTEL CORP COM STK                                 8,000.00          59,418.01           82,035.20         (22,617.19)
VULCAN MATERIALS CO., COMMON STOCK,               6,700.00         622,239.68          449,482.00         172,757.68
$1 PAR
WABASH NATL CORP COMMON STOCK                       600.00          16,737.69           10,575.00           6,162.69
WACHOVIA CORP COMMON STOCK NEW $5.00                900.00          58,775.00           54,060.22           4,714.78
PAR
WACKENHUT CORRECTIONS CORP COMMON STOCK           8,800.00         156,426.11          151,800.00           4,626.11
WAL-MART STORES, INC. COMMON STOCK,              61,500.00       1,828,939.77        1,563,439.53         265,500.24
$.10 PAR
WALGREEN CO. COMMON STOCK, $1.25 PAR              2,000.00          69,888.64           63,025.62           6,863.02
WALL DATA INC COMMON STOCK                        8,450.00         149,893.15          136,826.74          13,066.41
WALL STR FINL CORP COM NEW                       15,000.00           3,032.28            2,100.00             932.28
WALT DISNEY COMPANY COMMON STOCK                 33,750.00       2,718,416.27        2,583,209.94         135,206.33
WARNACO GROUP INC CL A COMMON STOCK              19,700.00         604,871.69          524,512.50          80,359.19
WARNER LAMBERT CO., COMMON STOCK, $1 PAR          1,400.00         137,581.40          104,061.96          33,519.44
WARRENTECH CORP., COMMON STOCK, (NEW)               300.00           3,145.39            3,935.70            (790.31)
WASHINGTON FED INC COM                           34,826.00         888,033.39          842,947.50          45,085.89
WASHINGTON MUT INC COM STK                       36,200.00       1,863,655.91        1,729,559.72         134,096.19
WASHINGTON WATER POWER CO., COMMON                9,900.00         200,790.04          186,862.50          13,927.54
STOCK, NO PAR
WASTE MGMT INC NEW COM STK                       22,595.00         722,056.51           17,778.69         704,277.82
WATERS CORP COMMON STOCK                         32,500.00         857,266.04          881,562.50         (24,296.46)

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 CORPORATE STOCKS - COMMON
--------- ------   ------
WATKINS-JOHNSON CO., COMMON STOCK,               11,600.00         401,191.19          286,819.50         114,371.69
NO PAR
WATSCO INC COMMON                                54,840.00       1,338,740.90        1,498,876.67        (160,135.77)
WATSON PHARMACEUTICALS INC COMMON STOCK          31,700.00       1,241,889.56          963,925.10         277,964.46
WEATHERFORD ENTERRA INC COM NEW                   2,000.00          97,368.17           83,354.41          14,013.76
WEBB, DEL CORP., COMMON STOCK                    62,500.00       1,016,481.30        1,052,251.80         (35,770.50)
WEIRTON STL CORP                                  1,600.00           6,308.47            7,091.31            (782.84)
COMMON STOCK
WELLS FARGO & CO. COMMON STOCK, $5 PAR              800.00         232,329.65          227,830.09           4,499.56
WENDY'S INTERNATIONAL, INC., COMMON                 600.00          12,825.00           12,844.79             (19.79)
STOCK, NO PAR
WEST MARINE INC COMMON STOCK                     20,000.00         546,356.40          670,000.00        (123,643.60)
WESTAMERICA BANCORP, COMMON STOCK                 2,200.00         191,899.60          174,124.50          17,775.10
WESTCORP INC., COMMON STOCK                       2,730.00          45,490.72           64,496.25         (19,005.53)
WESTELL TECHNOLOGIES INC CL A COMMON                400.00           9,213.49            9,285.93             (72.44)
STOCK
WESTERN ATLAS INC COMMON STOCK                   12,300.00       1,061,508.46          771,769.95         289,738.51
WESTERN DIGITAL CORP., COMMON STOCK,             25,600.00         847,550.78          781,560.78          65,990.00
$.10 PAR
WESTERN GAS RES INC COMMON STOCK                 29,800.00         556,943.37          562,475.00          (5,531.63)
WESTERN NATL CORP COMMON STOCK                   24,170.00         691,903.56          603,689.36          88,214.20
WESTERN PAC AIRLS INC COMMON STOCK                  100.00             602.76              619.12             (16.36)
WESTPAC BKG CORP AUD1                            62,000.00         363,492.22          446,929.31         (83,437.09)
WESTVACO CORP. COMMON STOCK, $5 PAR                 500.00          14,737.50           14,146.13             591.37
WET SEAL INC. CL A COMMON STOCK                  14,500.00         380,889.00          304,389.75          76,499.25
WEYERHAEUSER CO., COMMON STOCK, $1.875            2,900.00         163,946.00          133,430.01          30,515.99
PAR
WHARF(HLDGS) HKD1                                 7,000.00          29,983.85           28,799.82           1,184.03
WHIRLPOOL CORP. COMMON STOCK, $1 PAR                400.00          21,287.50           19,995.40           1,292.10
WHITMAN CORP COMMON STOCK                           600.00          14,937.50           13,818.85           1,118.65

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 CORPORATE STOCKS - COMMON
--------- ------   ------
WHITTAKER CORP COM PAR NEW                        4,200.00          46,264.45           47,559.00          (1,294.55)
WHX CORP COM                                     15,900.00         111,826.73          138,869.39         (27,042.66)
WICOR, INC., COMMON STOCK, $1 PAR                 5,100.00         183,440.88          185,512.50          (2,071.62)
WILD OATS MKTS INC COMMON STOCK                     200.00           7,218.99            2,960.11           4,258.88
WILLAMETTE INDUSTRIES INC., COMMON STOCK            200.00          13,000.00           13,575.00            (575.00)
$.50 PAR
WILLIAMS COMPANY INC COMMON STOCK $1 PAR            800.00          37,668.30           32,333.21           5,335.09
WILLIAMS SONOMA INC., COMMON STOCK                4,200.00         166,944.43          146,928.36          20,016.07
WIND RIV SYS INC COMMON STOCK                    28,160.00         715,758.18          672,026.25          43,731.93
WINDMERE-DURABLE HLDGS INC COM STOCK             34,500.00         807,687.82          573,587.48         234,100.34
$.10 PAR
WING TAI HOLDINGS SGD0.25                        11,000.00          29,967.21           34,262.17          (4,294.96)
WINN-DIXIE STORES, INC., COMMON STOCK,              800.00          27,887.50           26,900.39             987.11
$1 PAR
WINSTAR COMMUNICATIONS INC COMMON STOCK           1,200.00          22,420.17           15,539.70           6,880.47
WIRELESS TELECOM GROUP INC COMMON STOCK             600.00           6,249.49            6,000.00             249.49
WISCONSIN CENT TRANSN CORP COMMON     LM         45,180.00       1,623,439.74        1,626,588.84          (3,149.10)
WITCO CORP., COMMON STOCK, $5 PAR                 3,400.00         146,373.61          158,405.32         (12,031.71)
WMC LTD AUD0.50                                   3,000.00          18,830.52           22,677.55          (3,847.03)
WOLTERS KLUWER CVA NTFL1                          2,009.00         243,634.73          299,290.63         (55,655.90)
WOLVERINE TUBE INC COM STK                        6,500.00         156,552.50          242,125.00         (85,572.50)
WOLVERINE WORLD WIDE, INC., COMMON               13,200.00         365,204.06          354,750.00          10,454.06
STOCK, $1 PAR
WOODSIDE PETROLEUM AUD0.50                        4,000.00          30,073.22           32,795.97          (2,722.75)
WOOLWORTH CORP COMMON STOCK                         800.00          17,869.18           19,126.50          (1,257.32)
WORLD FUEL SERVICES CORP COM                      4,950.00          89,300.61           94,668.75          (5,368.14)
WORLDCOM INC GA COM                              72,053.00       2,558,535.41        1,711,991.73         846,543.68
WORTHINGTON INDUSTRIES, INC., COMMON             23,200.00         470,991.18          456,383.05          14,608.13
STOCK, NO PAR

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 CORPORATE STOCKS - COMMON
--------- ------   ------
WRIGLEY, WM., JR., CO.,                             500.00          31,000.00           29,234.30           1,765.70
CAPITAL STOCK, NO PAR
WYMAN-GORDON CO., COMMON STOCK, $1 PAR           35,660.00         793,711.11          792,696.24           1,014.87
WYNN'S INTERNATIONAL, INC., COMMON                  400.00          13,566.54            8,108.00           5,458.54
STOCK, $1 PAR
XCELLENET INC COM STK                               100.00           1,166.90            1,700.00            (533.10)
XEROX CORP. COMMON STOCK, $1 PAR                 23,900.00       1,344,327.14        1,175,029.97         169,297.17
XLCONNECT SOLUTIONS INC COMMON STOCK             17,060.00         159,420.38          481,945.00        (322,524.62)
XOMA CORP., COMMON STOCK                            800.00           3,782.45            3,550.97             231.48
XYLAN CORP COMMON STOCK                          24,800.00         599,556.79          917,600.00        (318,043.21)
YAHOO INC COMMON STOCK                           12,000.00         489,080.72          395,021.80          94,058.92
YAMATO TRANSPORT Y50                             14,000.00         167,744.80          147,627.42          20,117.38
YASUDA FI & MAR Y50                              78,000.00         358,565.77          527,432.74        (168,866.97)
YELLOW CORP COMMON STOCK                         24,600.00         784,614.42          381,689.50         402,924.92
YIZHENG CHEM FIBRE 'H'CNY1                      195,000.00          62,249.98           44,386.96          17,863.02
YOUNG BROADCASTING INC CL A COMMON STOCK         30,400.00         738,347.10          923,400.00        (185,052.90)
YOUNG INNOVATIONS INC COM STK                    10,000.00         137,495.41          120,000.00          17,495.41
YPF SA SPON ADR(REP 1 CL'D'ARS10)                 7,630.00         224,742.59          178,173.21          46,569.38
YUE YUEN INDL HKD0.10                           500,000.00         198,268.94          168,132.44          30,136.50
YUKONG KRW5000                                      461.59           7,302.53           10,621.99          (3,319.46)
YURIE SYS INC COMMON STOCK                        4,800.00          76,595.84           57,600.00          18,995.84
YURTEC JPY50                                        730.00           8,132.17                0.00           8,132.17
ZALE CORP NEW COM STK                            34,400.00         584,470.84          683,700.00         (99,229.16)
ZENECA GROUP ADR-EA REP 3 OD 25P(NY EXC)            800.00          76,157.46           66,400.00           9,757.46
ZENITH ELECTRONICS CORP., COMMON STOCK,             300.00           3,134.43            3,975.00            (840.57)
$1 PAR
ZENITH NATIONAL INSURANCE CORP., COMMON           1,500.00          37,653.24           41,250.00          (3,596.76)
STOCK, $1 PAR
ZILA INC COMMON PAR $0.01                           400.00           2,964.04            2,900.00              64.04

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 CORPORATE STOCKS - COMMON
--------- ------   ------
ZILOG INC COMMON STK                              9,500.00         170,173.07          270,391.32        (100,218.25)
ZITEL CORP COMMON STOCK                           1,300.00          23,629.74           43,075.06         (19,445.32)
ZOLTEK COS INC COMMON STOCK                         200.00           8,006.81            7,150.00             856.81
ZOOM TELEPHONICS COMMON STOCK                       325.00           3,059.15            3,371.88            (312.73)
ZURICH VERISCHERUN CHF10(REGD)                    1,350.00         546,072.85          383,552.18         162,520.67
ZURN INDUSTRIES, INC., COMMON STOCK,              3,800.00         110,595.31          108,775.00           1,820.31
$.50 PAR
ZYGO CORP COM STOCK $.10 PAR                      4,600.00         129,899.66           91,425.00          38,474.66
1/10 BERKSHIRE HATHAWAY INC DEL CL A COM             10.00          35,895.00           33,320.57           2,574.43
STK
3DO CO COMMON STOCK                                 230.00           1,075.68            1,480.51            (404.83)
3DX TECHNOLOGIES INC COMMON STOCK                50,000.00         550,000.00          550,000.00               0.00
360 COMMUNICATIONS CO                                 1.00              23.42               23.75              (0.33)
                                                           ------------------- ------------------- ------------------
TOTAL CORPORATE STOCKS - COMMON                              1,042,038,478.85      969,823,859.34      72,214,619.51

PARTNERSHIP/JOINT VENTURE INTERESTS
----------------- ------- ---------
MLP LEVIATHAN GAS PIPELINE PARTNERS LP              200.00           8,640.17            9,100.00            (459.83)
PREF UNIT
MLP PLUM CREEK TIMBER CO LP DEPOSITARY              150.00           4,846.25            4,491.08             355.17
UNITS
                                                           ------------------- ------------------- ------------------
TOTAL PARTNERSHIP/JOINT VENTURE INTERESTS                           13,486.42           13,591.08            (104.66)

INTEREST IN COMMON/COLLECTIVE TRUSTS
-------- -- ----------------- ------
MFO FRANK RUSSELL SHORT-TERM INVESTMENT     482,267,970.59     480,235,584.65      480,235,584.65               0.00
FUND FBO UAL-DV
                                                           ------------------- ------------------- ------------------
TOTAL INTEREST IN COMMON/COLLECTIVE TRUSTS                     480,235,584.65      480,235,584.65               0.00




   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 INTEREST IN REGISTERED INVESTMENT CO.
-------- -- ---------- ---------- ---
##MFO AMERICAN CENTURY INCOME & GROWTH              173.93           4,557.90            3,881.43             676.47
FD N/C AMERICAN CENTY QUANT EQUITY FD
GROWTH & INCOME EFF 1/1/97 SEE SEC#

##MFO BENHAM EQUITY GROWTH FD N/C AMER                0.00             615.47                0.00             615.47
CENTY EQUITY GROWTH EFF 1/1/97 DO NOT
USE SEE SEC#2015768
##MFO BENHAM EQUITY FDS GOLD INDEX N/C            2,715.51          28,219.22           31,683.58          (3,464.36)
TO AMER CEN GLOBAL GOLD EQUITIES I FD
EFF 1-2-97 DO NOT USE SEE SEC#2015766
##MFO BENHAM GOVTERNMENT INCOME TR LONG             555.22           5,435.63            5,602.17            (166.54)
TREAS AND AGY FD N/C AMERICAN CENTY GOVT
INCOME TR BENHAM LONG-TERM TREAS EFF

##MFO BENHAM INTL FDS EUROPEAN GOVT BOND            914.56          10,029.40           11,093.52          (1,064.12)
FD OPEN END FUND N/C AMERICAN CENTY INTL
BD FDS EFF 1-2-97 SEE SEC#4955575
##MFO BENHAM TARGET MATS TR SER 2020 DO          14,074.07         358,289.38          371,734.55         (13,445.17)
NOT USE SEE 4-063847
##MFO BENHAM TARGET MATS TR SER 2000                621.81          51,542.08           54,737.26          (3,195.18)
OPEN END FUND DO NOT USE SEE
SEC #4-064346
##MFO BENHAM TARGET MATS TR SER 2005 N/C          2,020.99         125,059.75          133,183.66          (8,123.91)
AMERICAN CENTY TARGET MATS TR BENHAM
TARGET MATS TR 2005 EFF 1-2-97 SEE

##MFO TWENTIETH CENTURY CAP PORT INC              5,903.44          50,258.91           40,671.46           9,587.45
TWENTIETH CENTURY VALUE FD N/C AMERICAN
CENTY CAP PORTFOLIOS INC VALUE FD INV

##MFO TWENTIETH CENTURY GROWTH INVESTORS            260.27           5,840.79            6,018.58            (177.79)
INC., COMMON STOCK, OPEN END FUND N/C
AMERICAN CENTY TWENTIETH CENTURY GROWTH

##MFO WORLD FDS INC VONTOBEL EASTERN              1,507.16          27,174.08           24,442.30           2,731.78
EUROPEAN EQUITY FD NAME CHANGED TO
VONTOBEL FDS INC EFF 2-28-97 SEE SEC#

##TWENTIETH CENTURY INVESTORS INC ULTRA           4,047.15         125,948.08          103,978.15          21,969.93
SHARES $1 PAR N/C TO AMERICAN CENTY MUT
FDS INC TWENTIETH ULTRA FD INV SEE SEC


   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 INTEREST IN REGISTERED INVESTMENT CO.
-------- -- ---------- ---------- ---
#REORG RAYONIER TIMBERLANDS LP                      300.00           4,766.90            4,380.07             386.83
DEPOOSITARY UNIT CL A EXCH FOR CASH AT A
RATE OF 13.00 PER SHARE EFF 1-30-98
#REORG/MFC SCUDDER WORLD INC EXCH FOR               600.00           9,323.38            9,321.63               1.75
MFC SCUDDER GLOBAL HIGH INCOME FD INC RT
1.0152 EFF 11-14-97 SEE SEC 4-812925
DOMINION RES BLACK WARRIOR TR UNIT BEN              200.00           4,132.88            4,050.00              82.88
INT
GENESIS DEVELOPMENT & CON-UT                      2,000.00          12,887.42           13,255.66            (368.24)
MFC CHILE FUND INC., COMMON STOCK                 4,178.00         101,522.45           93,515.15           8,007.30
CLOSED END FUND
MFC EMERGING MKTS SOVEREIGN INCOME FUND,              0.00             316.50                0.00             316.50
INC., CLOSED END FUND
MFC FIDELITY ADVISOR KOREA FD INC COM               750.00           5,405.73            7,218.75          (1,813.02)
MFC FIRST AUSTRALIA PRIME INCOME FD               2,831.97          25,658.42           17,545.58           8,112.84
MFC H & Q LIFE SCIENCES INVESTORS SH BEN              0.00             984.00                0.00             984.00
INT
MFC JARDINE FLEMING CHINA REGION FUND               115.00           1,699.86            1,236.25             463.61
INC
MFC MORGAN STANLEY AFRICA INVT FD INC                 0.00             120.42                0.00             120.42
MFC MORGAN STANLEY EMERGING MARKETS                   0.00             345.10                0.00             345.10
FUND INC., COMMON STOCK
MFC MORGAN STANLEY RUSSIA & NEW EUROPE            2,550.00          60,462.76           79,549.86         (19,087.10)
FD INC COMMON STOCK
MFC PAKISTAN INVT FD INC COM                      1,850.00          11,425.41           10,406.25           1,019.16
MFC SALOMON BROS FUND INC CLOSED END FD             100.00           1,605.88            1,624.50             (18.62)
MFC SOUTHERN AFRICA FUND INC COM                      0.00             448.00                0.00             448.00
MFC TEMPLETON RUSSIA FUND INC                       900.00          41,023.73           27,511.68          13,512.05
MFO ACCOLADE FDS UNITED SVCS BONNEL                 281.37          29,800.23            4,975.59          24,824.64
GROWTH FD
MFO ACORN FUND, INC., CAPITAL STOCK $1                0.00           2,346.28                0.00           2,346.28
PAR OPEN END FUND
MFO ADVISORS INNER CIRCLE FD WHITE OAK           29,151.74         763,693.61          711,033.08          52,660.53
GROWTH STK FD

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 INTEREST IN REGISTERED INVESTMENT CO.
-------- -- ---------- ---------- ---
MFO AIM CONSTELLATION FUND OPEN END FUND         46,380.52       1,304,235.85        1,229,088.93          75,146.92
MFO AIM EQUITY FUNDS, INC.,                       1,253.27          39,368.64           26,288.20          13,080.44
WEINGARTEN FUND RETAIL CLASS
OPEN END FUND
MFO AIM EQUITY FUNDS, INC.,                      30,489.30         363,780.87          360,820.91           2,959.96
CHARTER FUND RETAIL CLASS
OPEN END FUND
MFO AIM INTERNATIONAL EQUITY FUND               620,837.04      10,162,693.42        9,971,184.46         191,508.96
MFO AIM VALUE FUND CLASS A                       31,111.64       1,044,193.54          950,534.37          93,659.17
MFO AMERICAN CENTY WORLD MUT FDS INC              1,533.23          13,312.72           12,323.90             988.82
TWENTIETH CENTY INTL DISCOVERY FD INV
MFO ARTISAN INC INTL FD                           2,381.46          34,384.12           32,830.59           1,553.53
MFO BABSON VALUE FD INC OPEN END FUND               294.41          11,426.26           11,379.10              47.16
MFO BARON ASSET FD GROWTH & INCOME FD             1,883.74          37,502.79           41,856.94          (4,354.15)
MFO BARON ASSET FD SH BEN INT                     5,067.13         182,505.98          180,435.93           2,070.05
MFO BERGER INVT PORTFOLIO TR NEW                    289.63           2,983.21            3,361.59            (378.38)
GENERATION FD
MFO BERGER ONE HUNDRED FD INC OPEN END                0.00           3,903.21                0.00           3,903.21
FD
MFO BLANCHARD PRECIOUS METALS FD IN COM          60,122.41         260,532.21          319,989.65         (59,457.44)
MFO BRANDYWINE FUND INC., COMMON STOCK,             763.18          77,652.78           26,305.41          51,347.37
$.01 PAR OPEN END FUND
MFO BT INVT FDS INTL EQUITY                       4,503.66          94,140.16           96,653.33          (2,513.17)
MFO CALDWELL & ORKIN FDS INC AGGRESSIVE          25,877.07         496,703.03          411,989.51          84,713.52
GROWTH FD
MFO CAPPIELLO RUSHMORE TR EMERGING                  662.30          11,595.74           10,555.19           1,040.55
GROWTH FD
MFO COHEN AND STEERS REALTY SHS INC COM           2,335.84         109,502.31          103,664.75           5,837.56
MFO COLONIAL TR VII NEWPORT TIGER FD CL               0.00              17.94                0.00              17.94
A SHARES
MFO CRABBE HUSON EQUITY FUND OPEN END                 0.00             797.44                0.00             797.44
FUND
MFO DODGE & COX STOCK FUND OPEN END FD                0.00             232.76                0.00             232.76

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 INTEREST IN REGISTERED INVESTMENT CO.
-------- -- ---------- ---------- ---
MFO DOMINI SOCIAL INDEX FD SH BEN INT               207.64           5,307.89            5,034.71             273.18
MFO DREYFUS AGG. VALUE FD                           150.00           3,699.00            3,288.03             410.97
MFO DREYFUS APPRECIATION FD INC                   6,165.57         185,104.69          173,189.68          11,915.01
MFO DREYFUS FD INC COM                            2,525.28          28,452.95           28,849.91            (396.96)
MFO DREYFUS GROWTH & INCOME FD INC              600,010.94      12,331,570.93       12,067,311.10         264,259.83
MFO DREYFUS GROWTH & VALUE FDS INC SMALL            698.08          14,252.45           12,970.05           1,282.40
CO VALUE FD
MFO DREYFUS GROWTH OPPORTUNITY FD                 5,422.12          58,736.50           51,836.03           6,900.47
MFO DREYFUS PREMIER STRATEGIC INVESTING           2,552.63          64,750.05           61,330.27           3,419.78
CL A
MFO DREYFUS SHORT INTER GOVT FD SH BEN            1,618.61          17,642.88           17,723.78             (80.90)
INT OPEN END FD
MFO DREYFUS THIRD CENTY FD INC OPEN               2,169.78          19,155.57           22,009.79          (2,854.22)
END FUND
MFO EATON VANCE GROWTH TR EV CLASSIC                  6.42           1,011.48               87.91             923.57
GROWTH FD
MFO EATON VANCE SPL INVT TR EV CLASSIC                4.40             413.59               60.38             353.21
SPL EQUITIES FD
MFO EATON VANCE SPL INVT TR EV CLASSIC            5,084.90          52,678.67           52,949.31            (270.64)
TOTAL RETURN FD
MFO EVERGREEN GLOBAL OPPORTUNITIES FD CL         21,948.52       1,085,606.31          525,289.27         560,317.04
A
MFO EVERGREEN OMEGA FD CL A                       1,093.00          24,093.34           21,762.68           2,330.66
MFO EVERGREEN STRATEGIC INCOME FD CL A           58,841.97         413,303.12          414,454.59          (1,151.47)
MFO EXCELSIOR FDS INC EMERGING AMERS FD             207.81           1,978.39            2,500.00            (521.61)
MFO FEDERATED HIGH YIELD TR SH BEN INT            2,849.68          27,181.47           26,353.88             827.59
OPEN END FUND
MFO FEDERATED INCOME TRUST OPEN END               1,169.11          11,807.99           12,012.67            (204.68)
FUND
MFO FEDERATED U S GOVT BD FD SH BEN INT             981.75           9,989.59           10,432.63            (443.04)
MFO FEDERATED U S GOVT SECS FD 1-3 YRS              285.57           2,902.27            2,946.91             (44.64)
SH BEN INT INSTL SHS

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 INTEREST IN REGISTERED INVESTMENT CO.
-------- -- ---------- ---------- ---
MFO FEDERATED US GOVT SEC FUND 2-5 YRS              282.94           2,903.55            2,948.08             (44.53)
OPEN END FUND
MFO FIDELITY BALANCED FUND, OPEN END FD           7,709.60         118,411.95          111,721.51           6,690.44
MFO FIDELITY CHARLES STR TR ASSET                     0.00             345.61                0.00             345.61
MANAGED GROWTH FD
MFO FIDELITY CONTRAFUND INC                         238.18          11,499.28           10,636.63             862.65
OPEN END FD
MFO FIDELITY DEVONSHIRE TR MID-CAP STK                0.00             472.25                0.00             472.25
FD
MFO FIDELITY DIVIDEN GROWTH FUND OPEN               126.67           2,478.36            2,600.00            (121.64)
END FUND
MFO FIDELITY EQUITY INCOME FUND NUMBER              122.90           3,433.48            3,086.81             346.67
2 OPEN END FUND
MFO FIDELITY EQUITY INCOME FUND REAL              1,918.67          36,601.28           33,395.86           3,205.42
ESTATE INVT PORTFOLIO OPEN END FUND
MFO FIDELITY EQUITY-INCOME FUND INC.             60,617.37       3,046,193.26        2,718,087.55         328,105.71
OPEN END FUND
MFO FIDELITY FUND, OPEN END FUND                    121.44           3,477.24            3,106.56             370.68
MFO FIDELITY GROWTH COMPANY FUND                 33,892.93       1,477,360.70        1,460,090.06          17,270.64
MFO FIDELITY INVT TR EMERGING MKTS FD             2,946.48          37,805.99           47,820.37         (10,014.38)
MFO FIDELITY INVT TR DIVERSIFIED INTL FD            799.51          13,736.39           12,115.82           1,620.57
OPEN END FUND
MFO FIDELITY INVT TR SOUTHEAST ASIA FD              643.47           9,851.91           10,111.39            (259.48)
MFO FIDELITY LOW PRICED STOCK FUND               48,382.53       1,893,519.53        1,197,895.36         695,624.17
MFO FIDELITY MAGELLAN FUND, INC., OPEN           14,209.18       1,190,116.66        1,179,887.46          10,229.20
END FUND
MFO FIDELITY MT VERNON STR TR NEW                   291.14           6,383.31            6,045.70             337.61
MILLENIUM FD
MFO FIDELITY NEW LATIN AMERICA FUND OPEN          1,219.86          21,387.24           16,307.64           5,079.60
END FUND
MFO FIDELITY OTC PORTFOLIO, OPEN END             23,889.39         844,986.27          811,416.63          33,569.64
FUND
MFO FIDELITY OVERSEAS FUND, OPEN END            681,683.70      23,522,471.56       22,301,963.62       1,220,507.94
FUND

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 INTEREST IN REGISTERED INVESTMENT CO.
-------- -- ---------- ---------- ---
MFO FIDELITY SECS FD GROWTH & INC FD                  0.00             453.41                0.00             453.41
MFO FIDELITY SELECT TELECOMMUNICATIONS                0.00             440.48                0.00             440.48
FUND, OPEN END FD
MFO FIDELITY SELECT PORTFOLIOS ELECTRS              870.01          35,288.53           33,878.63           1,409.90
PORTFOLIO
MFO FIDELITY SELECT PORTFOLIOS COMPUTERS            152.27           8,058.09            8,625.67            (567.58)
PORTFOLIO
MFO FIDELITY SELECT PORTFOLIOS                        0.00           1,031.02                0.00           1,031.02
TECHNOLOGY FD
MFO FIDELITY SELECT PORTFOLIOS ENERGY                 0.00           1,338.93                0.00           1,338.93
SVC PORTFOLIO
MFO FIDELITY SELECT PORTFOLIOS MEDICAL            2,921.50          87,938.60           83,054.94           4,883.66
DELIVER OPEN END FD
MFO FIDELITY SELECT PORTFOLIOS PRECIOUS             527.09           8,338.38            9,813.05          (1,474.67)
METALS & MINERALS PORTFOLIO
MFO FIDELITY SELECT HOME FIN FUND OPEN            1,089.39          53,758.71           46,749.11           7,009.60
END FUND
MFO FIDELITY SELECT AMERICAN GOLD FUND              164.21           3,861.48            4,544.71            (683.23)
OPEN END FUND
MFO FIDELITY SELECT REGIONAL BANK FD              4,443.05          99,767.85           99,471.89             295.96
MFO FIDELITY SELECT PORTFOLIOS                      482.98          16,068.60           14,905.50           1,163.10
BIOTECHNOLOGY PORTFOLIO
MFO FIDELITY SELECT INDUSTRIAL                    3,765.64         107,073.63          104,374.52           2,699.11
MATERIALS FUND OPEN END FUND
MFO FIDELITY SELECT PORTFOLIOS AIR                4,194.95          77,580.35           79,829.90          (2,249.55)
TRANSN PORTFOLIO
MFO FIDELITY SELECT PORTFOLIOS MONEY            200,014.05         199,142.40          200,159.92          (1,017.52)
MARKET PORTFOLIO
MFO FIDELITY SELECT FOOD & AGRICULTURE              210.28           9,905.95            9,053.23             852.72
PORTFOLIO
MFO FIDELITY VALUE FUND OPEN END FUND                 0.00             292.01                0.00             292.01
MFO FOUNDERS  FDS INC  PASSPORT FD                6,898.55         101,068.71          169,516.34         (68,447.63)
MFO FOUNDERS BALANCED FUND                        2,218.14          26,378.44           25,115.85           1,262.59
MFO FOUNDERS DISCOVERY FUND OPEN END                  0.00             433.72                0.00             433.72
FUND

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 INTEREST IN REGISTERED INVESTMENT CO.
-------- -- ---------- ---------- ---
MFO FOUNDERS FDS INC GROWTH FD                    1,156.28          23,234.25           20,388.41           2,845.84
MFO FOUNDERS FDS INC BLUE CHIP FD                     0.00           2,906.63                0.00           2,906.63
MFO FOUNDERS FDS INC WORLDWIDE GROWTH FD              0.00             506.95                0.00             506.95
MFO FOUNDERS FDS INC SPL FD                       1,440.28          11,718.40           11,808.67             (90.27)
MFO FPA CAP FD INC COM STK $1.00 PAR              4,526.19         155,203.34          152,485.42           2,717.92
OPEN END FUND
MFO FPA PARAMOUNT FD INC COM                      9,897.56         142,807.86          148,338.98          (5,531.12)
MFO FREMONT MUT FDS INC US MICRO-CAP                278.16           6,689.75            5,887.30             802.45
MFO GREENSPRING FUND OPEN END FUND                  800.00          15,978.19           15,551.83             426.36
MFO GUINNESS FLIGHT INVT FDS INC ASIA             1,698.72          18,954.47           25,696.32          (6,741.85)
SMALL CAP FD
MFO GUINNESS FLIGHT INVT FDS INC CHINA &          6,069.10         109,196.30          106,652.83           2,543.47
H K FD
MFO HARBOR CAPITAL APPRECIATION FUND                  0.00           1,356.85                0.00           1,356.85
U.S. EQUITIES FD OPEN END FUND
MFO HARBOR INTL GROWTH FD                           474.88           7,979.69            7,714.88             264.81
MFO HARRIS ASSOC INVT TR OAKMARK SELECT           6,569.00         101,490.16           88,625.49          12,864.67
MFO HARRIS ASSOC INVT TR OAKMARK INTL                 0.00             330.44                0.00             330.44
SMALL CAP FUND
MFO HARRIS ASSOC INVT TR OAKMARK SMALL           12,101.58         191,644.02          175,836.05          15,807.97
CAP FD
MFO HEARTLAND GROUP INC EQUITY FUND                 730.13          11,528.75           10,089.95           1,438.80
MFO HEARTLAND GROUP INC SMALL CAP                   368.42           5,409.50            5,096.99             312.51
CONTRARIAN FD
MFO HEARTLAND VALUE FUND OPEN END FUND                0.00           1,998.30                0.00           1,998.30
MFO HOTCHKIS & WILEY FDS BALANCED INCOME          1,162.80          22,282.07           22,493.45            (211.38)
FD
MFO HOTCHKIS & WILEY FDS EQTY                     1,265.42          27,417.04           26,184.99           1,232.05
INCOME FUND
MFO HOTCHKIS & WILEY INTERNATIONAL FD             6,134.74         137,024.21          136,809.87             214.34
MFO HOTCHKIS & WILEY LOW DURATION FD             12,990.56         133,210.15          131,756.25           1,453.90
MFO IAI EMERGING GROWTH FD OPEN END FUND             89.84           1,862.90            2,038.28            (175.38)

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 INTEREST IN REGISTERED INVESTMENT CO.
-------- -- ---------- ---------- ---
MFO IAI MIDCAP GROWTH FD                              0.00           6,754.23                0.00           6,754.23
MFO INVESCO DYNAMICS FD INC OPEN END FD             179.44           2,539.13            2,604.63             (65.50)
MFO INVESCO INCOME FDS INC HIGH YIELD FD          1,824.82          13,116.00           13,063.83              52.17
OPEN END
MFO INVESCO INDUSTRIAL INCOME FUND                2,166.50          35,257.19           31,684.09           3,573.10
MFO INVESCO INTL FDS INC EUROPEAN FD                465.49           7,995.64            7,815.80             179.84
MFO INVESCO INTL FDS INC PACIFIC BASIN            6,363.37          86,974.58           91,705.79          (4,731.21)
FD
MFO INVESCO SPECIALTY FDS INC WORLDWIDE             234.89           3,290.70            3,184.06             106.64
COMMUNICATIONS FD
MFO INVESCO SPECIALTY FDS INC EUROPEAN            2,527.18          42,879.38           40,883.51           1,995.87
SMALL CO FD
MFO INVESCO SPECIALTY FDS INC ASIAN              15,368.00         157,880.61          152,467.50           5,413.11
GROWTH FD
MFO INVESCO STRATEGIC PORTFOLIOS INC              3,117.56          91,455.51           76,813.20          14,642.31
FINL SVCS PORTFOLIO
MFO INVESCO STRATEGIC PORTFOLIOS INC              5,388.88          64,420.10           64,736.12            (316.02)
UTILS
MFO INVESCO STRATEGIC PORTFOLIOS INC              1,016.51          61,617.95           56,089.48           5,528.47
HEALTH SCIENCES PORTFOLIO
MFO INVESCO STRATEGIC PORTFOLIOS INC                748.27          32,592.75           26,328.47           6,264.28
TECHNOLOGY PORTFOLIO
MFO INVESCO STRATEGIC PORTFOLIOS INC                660.04          10,979.92           10,366.38             613.54
ENERGY FD
MFO INVESCO STRATEGIC PORTFOLIOS INC             38,754.30         188,474.66          248,585.75         (60,111.09)
GOLD PORTFOLIO
MFO INVESCO STRATEGIC PORTFOLIOS INC                137.39           3,166.46            3,241.62             (75.16)
LEISURE PORTFOLIO
MFO INVESCO TOTAL RETURN FUND                     4,567.18         121,303.51          113,802.98           7,500.53
MFO IVY INTL FD SH BEN INT                        2,660.50         112,000.21          111,912.57              87.64
OPEN END FUND
MFO JANUS FUND, INC., CAPITAL STOCK,              2,700.00          85,561.95           74,118.53          11,443.42
$.01 PAR, OPEN END FUND
MFO JANUS GROWTH AND INCOME FUND                  2,915.62          66,902.24           62,809.91           4,092.33

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 INTEREST IN REGISTERED INVESTMENT CO.
-------- -- ---------- ---------- ---
MFO JANUS INVT FD ENTERPRISE FD                     169.47           5,089.66            5,295.18            (205.52)
MFO JANUS INVT FD EQUITY INCOME FD                  903.24          10,842.63           10,527.04             315.59
MFO JANUS INVT FD FLEXIBLE INCOME FD              1,881.34          18,392.93           18,374.86              18.07
MFO JANUS INVT FD HIGH-YIELD                      1,442.11          16,246.18           16,183.39              62.79
MFO JANUS INVT FD OLYMPUS FD                      3,399.00          55,302.54           51,199.01           4,103.53
MFO JANUS INVT FD OVERSEAS                       25,378.53         456,684.33          402,957.60          53,726.73
MFO JANUS INVT FD WORLDWIDE FUND                 11,918.20         538,642.49          428,842.96         109,799.53
MFO JANUS MERCURY FUND OPEN END FUND              6,585.85         125,830.15          122,744.63           3,085.52
MFO JANUS TWENTY FUND, OPEN END FUND            216,774.56       8,046,401.39        7,127,490.46         918,910.93
MFO JANUS VENTURE FUND, OPEN END FUND                 0.00             101.97                0.00             101.97
MFO KAUFMANN FUND OPEN END FUND                  21,257.77         135,939.30          122,809.96          13,129.34
MFO KEMPER-DREMAN FD INC HIGH RETURN                  0.00              10.89                0.00              10.89
FUND CL A
MFO LEXINGTON CONV SECS FD SH BEN INT                 0.00           1,042.14                0.00           1,042.14
MFO LEXINGTON CORPORATE LEADERS TR FD               213.17           3,538.64            3,540.47              (1.83)
CTF SER B
MFO LEXINGTON CROSBY SMALL CAP ASIA               3,616.43          44,789.59           47,941.30          (3,151.71)
GRWTH FD
MFO LEXINGTON GOLD TR SH BEN INT                    329.49           1,760.61            2,095.67            (335.06)
MFO LEXINGTON TROIKA DIALOG RUSSIA FD            18,218.01         302,254.76          262,345.49          39,909.27
INC
MFO LINDNER INVTS BULWARK INVS CL                   566.10           3,707.17            4,567.82            (860.65)
MFO LINDNER INVTS DIVID FD INVS CL                  746.81          22,246.82           21,290.27             956.55
MFO LOOMIS SAYLES BOND FUND OPEN END                100.00           1,482.06            1,295.96             186.10
FUND
MFO MANGERS FDS SPL EQUITY FD                        63.53           3,059.07            3,253.45            (194.38)
MFO MARKMAN MULTIFUND TR AGGRESIVE                4,378.19          63,564.14           64,359.34            (795.20)
ALLOC PORTFOLIO
MFO MAS FDS TR FD MID-CAP VALUE                     163.06           2,500.84            2,654.45            (153.61)
PORTFOLIO
MFO MAS POOLED TR FD VALUE PORTFOLIO                  0.00           1,068.53                0.00           1,068.53

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 INTEREST IN REGISTERED INVESTMENT CO.
-------- -- ---------- ---------- ---
MFO MATTHEWS INTL FDS PAC TIGER FD                  273.72           2,336.41            3,131.26            (794.85)
MFO MIDAS FD INC                                 20,413.76         102,085.50          106,686.15          (4,600.65)
MFO MONTGOMERY FDS EMERGING MKTS FD INC             744.12          11,404.95           10,625.80             779.15
OPEN END FUND
MFO MONTGOMERY FDS GROWTH FD                      1,178.65          24,753.05           25,012.76            (259.71)
MFO MONTGOMERY FDS GLOBAL OPPORTUNITIES             505.51           8,822.29            8,655.10             167.19
FD
MFO MUTUAL SER FD INC DISCOVERY FD OPEN           2,734.98          61,486.95           50,746.09          10,740.86
END FUND
MFO MUTUAL SER FUND INC QUALIFIED                   443.42          11,252.23            9,307.13           1,945.10
INCOME FUND OPEN END FUND
MFO MUTUAL SERIES FUND, INC., BEACON              2,434.94          40,462.57           33,566.83           6,895.74
FUND, OPEN END FUND
MFO MUTUAL SERIES FUND, INC., SHARES                261.98          28,152.86           26,017.60           2,135.26
FUND, OPEN END FUND
MFO N/I GROWTH FUND                               1,659.73          21,806.13           21,759.38              46.75
MFO NAVELLIER PERFORMANCE FDS AGGRESSIVE         13,131.89         150,482.41          160,471.70          (9,989.29)
GROWTH PORTFOLIO
MFO NEUBERGER & BERMAN FOCUS FUND OPEN              110.13           3,756.67            3,627.39             129.28
END FUND
MFO NEUBERGER & BERMAN PARTNERS EQUITY                0.00             110.40                0.00             110.40
FDS PARTNER FD OPEN END FD
MFO NEUBERGER & BERMAN GUARDIAN EQUITY              440.13          15,669.20           12,006.81           3,662.39
FD COM STOCK, OPEN END FUND
MFO OAKMARK FUND, HARRIS ASSOC INVT TR            2,648.25         118,604.64           91,940.20          26,664.44
MFO OAKMARK INTERNATIONAL FUND OPEN END          18,632.75         333,039.21          292,177.89          40,861.32
FUND
MFO OBERWIES FDS EMERGING GROWTH                      0.00           2,337.92                0.00           2,337.92
PORTFOLIO
MFO OBERWIES FDS MID-CAP PORTFOLIO                  142.75           1,561.48            1,513.60              47.88
MFO PBHG CORE GROWTH FUND                         3,450.97          42,246.04           46,911.81          (4,665.77)
MFO PBHG FDS INC LARGE CAP GROWTH FD              1,700.77          30,016.41           28,010.98           2,005.43
MFO PBHG FDS INC LTD FD CL                          578.03           6,225.35            6,104.66             120.69

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 INTEREST IN REGISTERED INVESTMENT CO.
-------- -- ---------- ---------- ---
MFO PBHG FDS INC SELECT EQUITY FD                 4,338.77          86,532.98           88,061.53          (1,528.55)
MFO PBHG FDS INC TECHNOLOGY &                    23,662.31         452,379.51          418,810.03          33,569.48
COMMUNICATIONS FD
MFO PBHG GROWTH FD INC COMMOM STOCK             261,008.97       6,761,102.75        7,018,889.85        (257,787.10)
OPEN END FUND
MFO PILGRIM BAXTER EMERGING GROWTH FUND           2,735.67          66,902.57           66,161.84             740.73
MFO PIONEER CAPITAL GROWTH                       32,345.67         757,022.22          670,847.46          86,174.76
MFO PIONEER EMERGING MKTS FD CL A               732,866.48      11,988,741.85       11,747,658.49         241,083.36
MFO PIONEER II INC COMMON STK $1 PAR            596,705.61      15,699,902.33       13,780,774.01       1,919,128.32
OPEN END FUND
MFO PIONEER INTL GROWTH FD CL A                  11,256.85         285,175.47          262,796.08          22,379.39
MFO RAINER INVT MGMT MUT FDS SMALL                1,224.93          23,630.07           24,082.87            (452.80)
MID/CAP EQUITY PORTFOLIO
MFO ROBERTSON STEPHENS INVT TR EMERGING           1,028.56          10,830.71           10,672.44             158.27
MKTS FD
MFO ROBERTSON STEPHENS INVT TR PARTNERS               0.00           1,022.29                0.00           1,022.29
FD
MFO ROBERTSON STEPHENS INVT TR MICROCAP             932.27           9,993.88            9,863.42             130.46
GROWTH FD
MFO ROBERTSON STEPHENS INVT TR GROWTH &               0.00           4,163.12                0.00           4,163.12
INCOME FD
MFO ROBERTSON STEPHENS ENERGING GROWTH            2,028.84          46,744.26           44,824.16           1,920.10
FD
MFO ROBERTSON STEPHENS INVT TR NAT RES            7,334.91         101,731.71          104,606.82          (2,875.11)
FD
MFO ROBERTSON STEPHENS INVT TR INFO AGE               0.00             557.31                0.00             557.31
FD
MFO ROBERTSON STEPHENS INVT TR VALUE              2,177.85          71,973.31           59,362.94          12,610.37
PLUS GROWTH FD
MFO ROBERTSON STEPHENS INVT TR                   16,233.92         265,487.36          274,159.48          (8,672.12)
CONTRARIAN FUND
MFO ROWE PRICE NEW HORIZONS FD INC                1,423.42          35,347.24           33,943.48           1,403.76
CAPITAL STK $1 PAR OPEN END FUND
MFO ROWE T PRICE BLUE CHIP GROWTH FD                289.00           6,670.89            5,834.32             836.57

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 INTEREST IN REGISTERED INVESTMENT CO.
-------- -- ---------- ---------- ---
MFO ROWE T PRICE DIVID GROWTH FD INC              6,150.40         116,953.35          109,964.58           6,988.77
MFO ROWE T PRICE EQUITY INCOME FUND               2,249.23          54,851.91           53,058.15           1,793.76
SHARES OF BENEFICIAL INT, OPEN END FUND
MFO ROWE T PRICE INTL FDS JAPAN FD OPEN           1,532.18          12,971.89           15,084.11          (2,112.22)
END FUND
MFO ROWE T PRICE INTERNATIONAL FUNDS INC          9,483.50          85,747.74           89,025.78          (3,278.04)
NEW ASIA FUND
OPEN END FUND
MFO ROWE T PRICE INTL FUNDS INC., INTL            2,438.00          34,434.67           34,509.48             (74.81)
STK FD OPEN END FD
MFO ROWE T PRICE INTERNATIONAL FUNDS,               210.92           2,016.31            2,242.52            (226.21)
INC, INTERNATIONAL BOND FUND OPEN END
FUND
MFO ROWE T PRICE MID-CAP GROWTH FD INC                0.00             604.44                0.00             604.44
COM
MFO ROWE T PRICE SCIENCE & TECHNOLOGY               371.32          17,316.64           11,867.26           5,449.38
FUND OPEN END FUND
MFO ROWE T PRICE VALUE FD INC                     3,185.16          51,907.57           51,652.94             254.63
MFO ROYCE MICRO CAP FD                              650.14           5,725.72            5,468.35             257.37
MFO ROYCE PREMIER FUND OPEN END FUND                546.58           5,159.69            5,108.11              51.58
MFO RUSHMORE FD INC U S GOVT LONG-TERM            1,994.51          19,061.63           20,430.41          (1,368.78)
SECS
MFO RYDEX SER TR NOVA FD                         33,030.60         772,581.02          749,042.98          23,538.04
MFO RYDEX SER TR URSA FD                        147,444.15         903,180.50        1,002,970.69         (99,790.19)
MFO SAFECO EQUITY FD INC                            504.00          10,924.46            8,864.94           2,059.52
MFO SCHWAB ANALYTICS FD                             443.66           6,231.76            5,132.52           1,099.24
MFO SCHWAB CAP TR S&P 500 FD INV SHS              3,724.93          46,288.79           45,071.78           1,217.01
MFO SCHWAB CAP TR SMALL CAP INDEX FUND            7,163.26         125,715.25          106,767.05          18,948.20
MFO SCHWAB CHARLES FAMILY FDS VALUE           1,252,650.43       1,252,650.43        1,252,650.43               0.00
ADVANTAGE MONEY FD
MFO SCHWAB INVTS 1000 EQUITY FD                   3,977.92          99,347.77           85,549.94          13,797.83
MFO SCUDDER EMERGING MARKETS FIXED                1,617.97          27,566.50           21,757.12           5,809.38
INCOME

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 INTEREST IN REGISTERED INVESTMENT CO.
-------- -- ---------- ---------- ---
MFO SCUDDER GLOBAL FD INC COMMON STOCK              432.86          14,049.09           13,253.82             795.27
OPEN END FUND
MFO SCUDDER GLOBAL FD INC GLOBAL                    562.89          11,676.18              530.57          11,145.61
DISCOVERY FUND
MFO SCUDDER INTERNATIONAL BOND FUND                 522.84           5,353.84            5,915.58            (561.74)
OPEN END FUND
MFO SCUDDER INTL FD INC GREATER EUROPE                0.00              16.47                0.00              16.47
GROWTH FD
MFO SCUDDER INTL FD INC PAC                         675.33          10,992.25           11,341.34            (349.09)
OPPORTUNITIES FD OPEN END FUND
MFO SCUDDER INVT TR GROWTH & INCOME FD              214.29           6,559.05            5,391.94           1,167.11
OPEN END FUND
MFO SCUDDER LATIN AMERICA FUND OPEN END           1,158.45          32,219.60           30,212.37           2,007.23
FUND
MFO SCUDDER MUT FDS INC GOLD FD                  13,365.62         120,809.97          168,435.33         (47,625.36)
MFO SCUDDER PORTFOLIO TR HIGH YIELD BD              256.43           3,210.97            3,198.38              12.59
FD
MFO SEI SMALL CAP GROWTH FUND OPEN END              318.58           5,040.69            6,051.94          (1,011.25)
FUND
MFO SELECTED AMERICAN SHARES INC CAPITAL              0.00           2,805.11                0.00           2,805.11
STK $1.25 PAR OPEN END FUND
MFO SELIGMAN COMMUNICATIONS &                       697.38          19,764.25           16,771.99           2,992.26
INFORMATION FD INC CL A
MFO SOUND SHORE FD INC COM                          450.00          14,547.37           12,095.65           2,451.72
MFO STEIN ROE INVT TR SPL VENTURE FD                  0.00             277.50                0.00             277.50
MFO STEIN ROE INVT TR SPL FD                          0.00             171.06                0.00             171.06
MFO STEIN ROE INVT TR YOUNG INVESTOR FD             501.10          11,448.02            9,824.74           1,623.28
MFO STEIN ROE INVT TR CAP OPPORTUNITIES          10,468.95         288,391.52          305,815.33         (17,423.81)
FD
MFO STRONG ADVANTAGE FD INC                       2,021.42          20,335.48           20,315.27              20.21
MFO STRONG AMERN UTILS FD INC                     2,819.04          41,550.18           36,986.44           4,563.74
MFO STRONG ASSET ALLOCATION FD                    4,354.20          95,496.43           90,780.55           4,715.88
MFO STRONG DISCOVERY FUND OPEN END FUND           4,733.70          82,000.81           82,910.10            (909.29)

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 INTEREST IN REGISTERED INVESTMENT CO.
-------- -- ---------- ---------- ---
MFO STRONG EQUITY FDS INC SMALL CAP               7,280.42          87,701.11           87,002.36             698.75
MFO STRONG GROWTH FUND                                0.00           5,772.46                0.00           5,772.46
MFO STRONG INTL STK FD INC OPEN END FUND        603,859.35       8,281,825.51        8,455,808.44        (173,982.93)
MFO STRONG OPPORTUNITY FUND OPEN END             18,943.63         779,483.85          720,621.22          58,862.63
FUND
MFO STRONG SCHAFER VALUE FD                       4,507.84         298,626.64          285,679.32          12,947.32
MFO STRONG TOTAL RETURN FD INC COMMON            46,029.94       1,498,537.93        1,501,458.13          (2,920.20)
STK OPEN END FUND
MFO T. ROWE PRICE NEW ERA FUND INC                    0.00             315.38                0.00             315.38
COMMON OPEN END FUND
MFO THIRD AVENUE FUND                               554.00          17,138.15           15,805.00           1,333.15
MFO TORRAY FD SH BEN INT                            200.00           6,302.15            5,547.08             755.07
MFO TRANSAMERICA INVS INC PREMIER EQUITY            142.48           2,652.81            2,537.82             114.99
FD INV SHS
MFO TURNER FDS SMALL CAP FD                           0.00           1,101.33                0.00           1,101.33
MFO TWEEDY BROWNE FD INC AMERICAN VALUE               0.00           2,658.98                0.00           2,658.98
FD FORMERLY VALUE FD TO 10-01-1994
MFO TWENTIETH CENTURY INVESTORS INC               1,518.47          26,775.93           23,378.18           3,397.75
VISTA SH
MFO UAM FDS FPA CRESCENT PORT INSTL FD                0.00             119.56                0.00             119.56
CL SHS
MFO UNITED SERVICES WORLD GOLD FD OPEN            4,090.31          66,119.60           82,502.78         (16,383.18)
END FD
MFO UNITED SVCS FDS CHINA REGION                  3,469.88          25,087.25           23,872.77           1,214.48
OPPORTUNITY FD
MFO UNITED SVCS FDS U S REAL ESTATE FD              356.14           5,066.78            5,067.81              (1.03)
MFO VAN WAGONER FDS INC MID-CAP FD                  226.42           2,504.15            2,966.10            (461.95)
MFO VAN WAGONER FDS INC EMERGING GROWTH           3,013.99          40,085.44           39,267.31             818.13
FD
MFO VAN WAGONER FDS INC MICRO-CAP FD                456.65           5,972.96            5,636.16             336.80
MFO VANGUARD / WINDSOR FD INC VANGUARD /              0.00           3,434.32                0.00           3,434.32
WINDSOR II PORTFOLIO OPEN END FUND

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 INTEREST IN REGISTERED INVESTMENT CO.
-------- -- ---------- ---------- ---
MFO VANGUARD FIXED INCOME SECS FD SHORT           5,154.61          54,954.43           55,674.52            (720.09)
TERM BD PORT - RECONCILEMENT SEC FD FBO
DAILY VALUED PLANS
MFO VANGUARD FIXED INCOME SECURITIES                479.02           4,046.56            4,357.34            (310.78)
FUND LONG TERM CORPORATE PORTFOLIO
MFO VANGUARD FIXED INCOME SECURITIES                  0.00              14.46                0.00              14.46
FUND INC., GNMA PORTFOLIO, $.10 PAR
OPEN END FUND
MFO VANGUARD INDEX TRUST - 500 PORTFOLIO          1,635.82         129,113.44          123,462.18           5,651.26
SHARES OF BENEFICIAL INTEREST OPEN END
FUND
MFO VANGUARD SPECIALIZED PORTFOLIOS                   0.00             815.00                0.00             815.00
HEALTH CARE PORTFOLIO, OPEN END FUND
MFO VANGUARD SPECIALIZED PORTFOLIO                  867.93          24,285.36           20,070.58           4,214.78
ENERGY PORTFOLIO OPEN END FUND
MFO VANGUARD WORLD FUND, INTERNATIONAL                0.00           3,209.43                0.00           3,209.43
GROWTH PORTFOLIO, OPEN END FUND
MFO VANGUARD/WELLESLEY INC FD INC COMM                0.00             395.04                0.00             395.04
OPEN END FUND
MFO WARBIRG PINCUS EMERGING GROWTH FD               608.86          20,265.76           20,097.63             168.13
MFO WARBURG PINCUS EMERGING MKTS FD INC           3,000.98          37,627.06           37,717.93             (90.87)
MFO WARBURG PINCUS GROWTH & INCOME FD                 0.14               2.15                2.20              (0.05)
INC
MFO WARBURG PINCUS INTL EQUITY FD OPEN            1,442.75          30,973.77           31,045.74             (71.97)
END FUND
MFO WARBURG PINCUS JAPAN OTC FD COM                   0.00              18.66                0.00              18.66
MFO WARBURG PINCUS POST-VENTURE CAP FUND            256.02           4,331.84            4,273.01              58.83
MFO WASATCH ADVISORS FDS INC MICRO-CAP            1,170.85           5,025.15            3,509.15           1,516.00
FD
MFO WASATCH ADVISORS FDS INC MID-CAP FD               0.00               0.31                0.00               0.31
MFO WASATCH ADVISORS FDS INC GROWTH FD                0.00             377.69                0.00             377.69
MFO WESTCORE TR BLUE CHIP FUND                        0.00             345.70                0.00             345.70
MFO WORLD FDS INC VONTOBEL U S VALUE FD             333.78           5,403.87            5,000.00             403.87
MFO WRIGHT EQUIFUND EQUITY TR MEXICO FD           2,195.53          13,107.32           11,899.49           1,207.83

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 INTEREST IN REGISTERED INVESTMENT CO.
-------- -- ---------- ---------- ---
MFO WRIGHT EQUIFUND EQUITY TR                       848.96           9,165.18            9,133.68              31.50
NETHERLANDS FD
MFO WRIGHT EQUIFUND EQUITY TR NORDIC FD             765.10          11,513.00           11,115.17             397.83
MFO WRIGHT INVESTORS INTL BLUE CHIP FD              725.08          11,887.20           12,000.00            (112.80)
OPEN END FD
MFO YACKTMAN FD INC OPEN END FUND                17,810.83         294,972.57          253,012.96          41,959.61
TEMPLETON VIETNAM OPPORTUNITES FD INC               200.00           1,833.96            2,246.04            (412.08)
COM STK
                                                           ------------------- ------------------- ------------------
TOTAL INTEREST IN REGISTERED INVESTMENT CO.                    129,701,536.22      122,815,517.79       6,886,018.43

OTHER
-----
&&& UAL - LOAN ASSET                         42,881,331.82      42,881,331.82       42,881,331.82               0.00
ADV TISSUE SCIENCES COM STK CALL OPTION               2.00               0.00             (138.00)            138.00
EXP 12/21/96 W/STRK PR $12.50 PER SHR
ADVANCED MICRO DEVICES CALL OPTION                    4.00           1,111.99                0.00           1,111.99
EXP 4/18/98 W/STRK PR $25.00 PER SH
ADVANTA CORP CL B COM STK CALL OPTION                 4.00             377.77                0.00             377.77
EXP 8/16/97 W/STRK PR. $35.00 PER SHR
ALPHA BETA TECH COM STK CALL OPTION                  20.00           1,388.17                0.00           1,388.17
EXP 8/16/97 W/STRK PR. $10.00 PER SHR
ALPHA BETHA TECH COM STK CALL OPTION                 20.00           1,637.04                0.00           1,637.04
EXP 7/19/97 W/STRK PR. $10.00 PER SHR
AMATI COMM COM STK CALL OPTION                       20.00           1,507.69                0.00           1,507.69
EXP 3/22/97 W/STRK PR. $12.50 PER SHR
AMATI COMM COM STK CALL OPTION                       20.00           1,456.09                0.00           1,456.09
EXP 6/21/97 W/STRK PR. $12.50 PER SHR
AMER WEST HLDG COM STK CALL OPTION                   20.00             464.88                0.00             464.88
EXP 4/19/97 W/STRK PR. $17.50 PER SHR
AMERICAN EXPRESS CALL OPTION                          1.00               0.00             (338.00)            338.00
EXP 1/18/97 W/STRK PR. $50.00 PER SHR
AMPEX CORP CL A COM STK CALL OPTION                  10.00             672.72                0.00             672.72
EXP 4/19/97 W/STRK PR. $10.00 PER SHR
AMTEL CORP COM STK CALL OPTION                        5.00           1,236.65                0.00           1,236.65
EXP 2/21/98 W/STRK PR $25.00 PER SH

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 OTHER
-----
APPLIED MAGNETICS COM STK CALL OPTION                 5.00           1,630.23                0.00           1,630.23
EXP 4/18/98 W/STRK PR $20.00 PER SH
APPLIX INC COM STK CALL OPTION                        2.00               0.00                0.00               0.00
EXP 12/21/96 W/STK PR $25.00 PER SHR
APPLIX INC COM STK CALL OPTION                        4.00             229.89                0.00             229.89
EXP 1/18/97 W/STRK PR. $25.00 PER SHR
APPLIX INC COM STK CALL OPTION                        4.00             467.38                0.00             467.38
EXP 2/22/97 W/STRK PR. $25.00 PER SHR
ARBOR DRUGS COM STK CALL OPTION                       8.00             505.73                0.00             505.73
EXP 4/19/97 W/STRK PR. $20.00 PER SHR
AT&T CORP COM STK CALL OPTION                         4.00             415.27                0.00             415.27
EXP 6/21/97 W/STRK PR. $35.00 PER SHR
AUTOIMMUNE INC COM STK CALL OPTION                   20.00           2,123.42                0.00           2,123.42
EXP 5/17/97 W/STRK PR. $10.00 PER SHR
AVANTA CP CL B COM STK CALL OPTION                    4.00             465.27                0.00             465.27
EXP 7/19/97 W/STRK PR. $35.00 PER SHR
BAY NETWORKS COM STK CALL OPTION                      3.00               0.00           (1,350.00)          1,350.00
EXP 12/21/96 W/STK PR $22.50 PER SHR
BAY NETWORKS COM STK CALL OPTION                      6.00             632.47                0.00             632.47
EXP 2/22/97 W/STRK PR. $22.50 PER SHR
BELL SPORTS CORP COM STK CALL OPTION                 12.00             265.28                0.00             265.28
EXP 10/18/97 W/STRK PR. $10.00 PER SHR
BIOGEN INC COM STK CALL OPTION                       20.00           2,568.84                0.00           2,568.84
EXP 10/18/97 W/STRK PR. $35.00 PER SHR
BOEING CO COM STK CALL OPTION                        10.00           2,123.42                0.00           2,123.42
EXP 1/18/97 W/STRK PR. $100.00 PER SHR
CALIF AMPLIFIR COM STK CALL OPTION                   20.00             333.74                0.00             333.74
EXP 2/22/97 W/STRK PR. $7.50 PER SHR
CALIF AMPLIFIR COM STK CALL OPTION                   20.00             208.75                0.00             208.75
EXP 6/21/97 W/STRK PR. $5.00 PER SHR
CEPHALON INC COM STK CALL OPTION                      8.00             360.15                0.00             360.15
EXP 8/16/97 W/STRK PR. $12.50 PER SHR
CEPHALON INC COM STK CALL OPTION                      8.00             464.54                0.00             464.54
EXP 11/22/97 W/STRK PR. $12.50 PER SHR
CIRRUS LOGIC INC COM STK CALL OPTION                 20.00             706.11                0.00             706.11
EXP 8/16/97 W/STRK PR. $12.50 PER SHR

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 OTHER
-----
COCA COLA ENT COM STK CALL OPTION                     8.00             988.59                0.00             988.59
EXP 6/21/97 W/STRK PR. $65.00 PER SHR
COLUMBIA LABS COM STK CALL OPTION                    20.00           1,197.84                0.00           1,197.84
EXP 10/18/97 W/STRK PR. $17.50 PER SHR
COMPAQ COMPUTER COM STK CALL OPTION                   2.00             259.07                0.00             259.07
EXP 12/21/96 W/STK PR $75.00 PER SHR
COMPUSERVE INC COM STK CALL OPTION                    6.00             260.99                0.00             260.99
EXP 8/16/97 W/STRK PR. $12.50 PER SHR
CYLINK CORP COM STK CALL OPTION                      20.00           1,143.60                0.00           1,143.60
EXP 7/19/97 W/STRK PR. $12.50 PER SHR
CYPRESS SEMICONDUCTOR COM STK CALL OPT               20.00             353.48                0.00             353.48
EXP 11/22/97 W/STRK PR. $12.50 PER SHR
DANIELI & C 7.25% BDS 1/1/00 ITL(XW)          6,252,000.00           3,634.24            4,176.06            (541.82)
DATA DIMENSIONS INC COM STK CALL OPT                  2.00             290.27                0.00             290.27
EXP 9/20/97 W/STRK PR. $30.00 PER SHR
DIGITAL EQUIP COM STK CALL OPTION                     1.00               0.00              (63.00)             63.00
EXP 01/18/97 W/STK PR 45.00 PER SHR
DIGITAL EQUIP COM STK CALL OPTION                     5.00           3,450.86                0.00           3,450.86
EXP 4/18/98 W/STRK PR. $50.00 PER SHR
DIGITAL EQUIPMENT COM STK CALL OPTION                 2.00             190.28                0.00             190.28
EXP 9/20/97 W/STRK PR. $45.00 PER SHR
DURAMED PHARAM COM STK CALL OPTION                   14.00             660.32                0.00             660.32
EXP 10/18/97 W/STRK PR. $5.00 PER SHR
DURAMED PHARM COM STK CALL OPTION                     8.00             160.99                0.00             160.99
EXP 1/18/97 W/STRK PR. $10.00 PER SHR
DURAMED PHARM COM STK CALL OPTION                     8.00             230.74                0.00             230.74
EXP 2/22/97 W/STRK PR. $10.00 PER SHR
DURAMED PHARM COM STK CALL OPTION                     8.00             360.15                0.00             360.15
EXP 3/22/97 W/STRK PR. $12.50 PER SHR
DURAMED PHARM COM STK CALL OPTION                     8.00             555.73                0.00             555.73
EXP 4/19/97 W/STRK PR. $10.00 PER SHR
DURAMED PHARM COM STK CALL OPTION                     8.00             164.89                0.00             164.89
EXP 4/19/97 W/STRK PR. $60.00 PER SHR
DURAMED PHARM COM STK CALL OPTION                     8.00             364.98                0.00             364.98
EXP 5/17/97 W/STRK PR. $10.00 PER SHR

                                   -296-

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 OTHER
-----
DURAMED PHARM COM STK CALL OPTION                     8.00             414.54                0.00             414.54
EXP 6/21/97 W/STRK PR. $10.00 PER SHR
DURAMED PHARMACEUT COM STK CALL OPTION               14.00             315.27                0.00             315.27
EXP 9/20/97 W/STRK PR. $5.00 PER SHR
DURAMED PHARMACEUT COM STK CALL OPTION                4.00             414.54                0.00             414.54
EXP 3/21/98 W/STRK PR. $10.00 PER SHR
EMPLOYEE SOLUTION COM STK CALL OPTION                18.00           1,015.71                0.00           1,015.71
EXP 4/19/97 W/STRK PR. $7.50 PER SHR
EMPLOYEE SOLUTIONS COM STK CALL OPT                  18.00             250.78                0.00             250.78
EXP 11/22/97 W/STRK PR. $7.50 PER SHR
ENSCO INTL INC COM STK CALL OPTION                    2.00             221.53                0.00             221.53
EXP 8/16/97 W/STRK PR. $55.00 PER SHR
EQUIFAX INC COM STK CALL OPTION                       2.00             215.28                0.00             215.28
EXP 7/19/97 W/STRK PR. $35.00 PER SHR
EQUIFAX INC COM STK CALL OPTION                       2.00              65.28                0.00              65.28
EXP 9/20/97 W/STRK PR. $30.00 PER SHR
EXABYTE CORP COM STK CALL OOPTION                    10.00               0.00             (690.00)            690.00
EXP 12/21/96 W/STRK PR $15.00 PER SHR
EXABYTE CORP COM STK CALL OPTION                     20.00             458.73                0.00             458.73
EXP 1/18/97 W/STRK PR. $15.00 PER SHR
EXABYTE CORP COM STK CALL OPTION                     20.00             697.86                0.00             697.86
EXP 5/17/97 W/STRK PR. $15.00 PER SHR
EXXON CORP COM STK CALL OPTION                        4.00             277.77                0.00             277.77
EXP 10/18/97 W/STK PR $65.00 PER SHR
EXXON CORP COM STK CALL OPTION                        2.00             165.28                0.00             165.28
EXP 1/17/98 W/STRK PR. $70.00 PER SRH
FEDERAL HOME COM STK CALL OPTION                     20.00           2,926.90                0.00           2,926.90
EXP 4/18/98 W/STRK PR. $30.00 PER SHR
GENERAL MTRS CORP COM STK CALL OPTION                 4.00             240.28                0.00             240.28
EXP 9/20/97 W/STRK PR. $60.00 PER SHR
GLOBAL MARINE COM STK CALL OPTION                    20.00             695.22                0.00             695.22
EXP 4/19/97 W/STRK PR. $20.00 PER SHR
GLOBAL MARINE COM STK CALL OPTION                    20.00           1,263.17                0.00           1,263.17
EXP 6/21/97 W/STRK PR. $20.00 PER SHR
GREEN TREE FIN COM STK CALL OPTION                    4.00             365.27                0.00             365.27
EXP 7/19/97 W/STRK PR. $35.00 PER SHR

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 OTHER
-----
HUMMINGBIRD COM COM STK CALL OPTION                   6.00             190.27                0.00             190.27
EXP 7/19/97 W/STRK PR. $35.00 PER SHR
IMP INC OCM STK CALL OPTION                          60.00             311.92                0.00             311.92
EXP 4/19/97 W/STRK PR. $5.00 PER SHR
IMP INC. COMMON STOCK CALL OPTION                    20.00               0.00             (380.00)            380.00
EXP 1/18/97 W/STRK PR $5.00 PER SHR
IMPERIAL CHEMICAL COM STK CALL OPTION                20.00           1,070.21                0.00           1,070.21
EXP 01/18/97 W/STK PR $55.00 PER SHR
INFORMIX CORP COM STK CALL OPTION                     8.00           1,556.20                0.00           1,556.20
EXP 5/17/97 W/STRK PR. $7.500 PER SHR
INTEGRATED DEVICE COM STK CALL OPTION                20.00           1,171.38                0.00           1,171.38
EXP 11/22/97 W/STRK PR. $12.50 PER SHR
INTEL COMMON STK CALL OPTION                          2.00          (1,073.73)               0.00          (1,073.73)
EXP 10/18/97 W/STK PR $90.00 PER SHR
INTEL CORP COM STK CALL OPTION                        2.00             285.98                0.00             285.98
EXP 2/22/97 W/STRK PR. $155.00 PER SHR
INTEL CORP COM STK CALL OPTION                        2.00             177.78                0.00             177.78
EXP 09/20/97 W/STRK PR $105.00 PER SHR
INTERNEURON PHARM COM STK CALL OPTION                 6.00             635.97                0.00             635.97
EXP 8/16/97 W/STRK PR. $20.00 PER SHR
INTERNEURON PHARM COM STK CALL OPTION                 6.00             415.27                0.00             415.27
EXP 9/20/97 W/STRK PR. $20.00 PER SHR
INTL PAPER CO COM STK CALL OPTION                     4.00             352.77                0.00             352.77
EXP 07/20/96 W/STRK PR $45.00 PER SHR
IOMEGA COMMON STK CALL OPTION                         4.00             329.88                0.00             329.88
EXP 5/17/97 W/STK PR $25.00 PER SHR
IOMEGA COMMON STK CALL OPTION                         4.00             715.26                0.00             715.26
EXP 11/22/97 W/STK PR $25.00 PER SHR
IOMEGA CORP COM STK CALL OPTION                       4.00             309.23                0.00             309.23
EXP 8/16/97 W/STRK PR. $25.00 PER SHR
IOMEGA CORP COM STK CALL OPTION                      20.00             956.10                0.00             956.10
EXP 10/18/97 W/STRK PR. $30.00 PER SHR
IOMEGA CORP COM STK CALL OPTION                      20.00             945.21                0.00             945.21
EXP 4/19/97 W/STRK PR. $17.50 PER SHR
IOMEGA CORP COM STK CALL OPTION                      20.00            (218.17)               0.00            (218.17)
EXP 5/17/97 W/STRK PR. $17.50 PER SHR

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 OTHER
-----
IOMEGA CORP COM STK CALL OPTION                      20.00           1,206.09                0.00           1,206.09
EXP 6/21/97 W/STRK PR. $17.50 PER SHR
IOMEGA CORP COMMON STOCK CALL OPTION                 20.00             449.82                0.00             449.82
EXP 5/17/97 W/STRK PR $22.50 PER SHR
IOMEGA CORP COMMON STOCK CALL OPTION                  5.00               0.00             (250.00)            250.00
EXP 12/21/96 W/STRK PR $25.00 PER SHR
IOMEGA CORP COMMON STOCK CALL OPTION                 10.00          (1,934.00)          (1,375.00)           (559.00)
EXP 12/21/96 W/STRK PR $22.50 PER SHR
IOMEGA CORP. COMMON STOCK CALL OPTION                 3.00              57.73             (112.50)            170.23
EXP 2/22/97 W/STRK PR $30.00 PER SHR
JLG INDUSTRIES COM STK CALL OPTIOIN                  18.00             190.28                0.00             190.28
EXP 7/19/97 W/STRK PR. $15.00 PER SHR
JLG INDUSTRIES COM STK CALL OPTION                   18.00             302.77                0.00             302.77
EXP 9/20/97 W/STRK PR. $15.00 PER SHR
JLG INDUSTRIES COM STK CALL OPTION                    6.00             185.98                0.00             185.98
EXP 6/21/97 W/STRK PR. $15.00 PER SHR
LM ERICSSON TEL COM STK CALL OPTION                   4.00             559.23                0.00             559.23
EXP 7/19/97 W/STRK PR. $35.00 PER SHR
LONG STAR STEAKHOUSE COM STK CALL OPT                20.00             700.69                0.00             700.69
EXP 10/18/97 W/STRK PR. $20.00 PER SHR
LORAL CORP COM STK CALL OPTION                        1.00              73.49                0.00              73.49
EXP 1/17/98 W/STRK PR. $25.00 PER SHR
LORAL SPACE COM STK CALL OPTION                       6.00             557.48                0.00             557.48
EXP 1/18/97 W/STRK PR. $17.50 PER SHR
MEDAPHIS CORP COM STK CALL OPTION                     2.00             189.89                0.00             189.89
EXP 3/22/97 W/STRK PR. $12.50
MEDAPHIS CORP COM STK CALL OPTION                    12.00             702.22                0.00             702.22
EXP 1/18/97 W/STRK PR. $12.50 PER SHR
MEDAPHIS CORP COM STK CALL OPTION                    12.00             514.73                0.00             514.73
EXP 2/22/97 W/STRK PR. $12.50 PER SHR
MEDICAL RESOURCES COM STK CALL OPTION                70.00           1,445.22                0.00           1,445.22
EXP 3/22/97 W/STRK PR. $12.50 PER SHR
MEDICAL RESOURCES COM STK CALL OPTION                70.00           1,669.61                0.00           1,669.61
EXP 7/19/97 W/STRK PR. $15.00 PER SHR
MEDPARTNERS COM STK CALL OPTION                       4.00             831.97                0.00             831.97
EXP 2/22/97 W/STRK PR. $17.50 PER SHR

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 OTHER
-----
MICROCOM COM STK CALL OPTION                         20.00             210.99                0.00             210.99
EXP 3/22/97 W/STRK PR. $12.50 PER SHR
MICROCOM INC COM STK CALL OPTION                     20.00           5,778.80                0.00           5,778.80
EXP 4/19/97 W/STRK PR. $10.00 PER SHR
MICRON TECH IN COM STK CALL OPTION                    4.00           1,062.68                0.00           1,062.68
EXP 7/20/96 W/STRK PR $35.00 PER SH
MICRON TECHNOLOGY COMMON STOCK CALL OPT              10.00          (9,362.00)          (6,750.00)         (2,612.00)
EXP 4/19/97 W/STRK PR $30.00 PER SHR
MICRON TECHNOLOGY COMMON STOCK CALL OPT               8.00             717.57             (976.00)          1,693.57
EXP 4/19/97 W/STRK PR $40.00 PER SHR
NEWMONT MINING COM STK CALL OPTION                    1.00               0.00              (13.00)             13.00
EXP 12/21/96 W/STK PR $55.00 PER SHR
NIKE INC CL B COM STK CALL OPTION                     2.00             202.78                0.00             202.78
EXP 7/19/97 W/STRK PR. $60.00 PER SHR
NORTHFIELD LABS COMMON STK CALL OPTION                6.00             407.48                0.00             407.48
EXP 12/21/96 W/STK PR $12.50 PER SHR
NOVELL INC COM STK CALL OPTION                        8.00             189.55                0.00             189.55
EXP 11/22/97 W/STRK PR. $12.50 PER SHR
NOVELL INC COM STK CALL OPTION                       10.00              54.74                0.00              54.74
EXP 3/22/97 W/STRK PR. $10.00 PER SHR
NOVELL INC COM STK CALL OPTION                        8.00             385.15                0.00             385.15
EXP 3/22/97 W/STRK PR. $12.50 PER SHR
OAK TECH COM STK CALL OPTION                         20.00             215.28                0.00             215.28
EXP 9/20/97 W/STRK PR. $12.50 PER SHR
OAK TECH INC COM STK CALL OPTION                     20.00             695.22                0.00             695.22
EXP 3/22/97 W/STRK PR. $12.50 PER SHR
OAK TECH INC COM STK CALL OPTION                     20.00             700.69                0.00             700.69
EXP 8/16/97 W/STRK PR. $12.50 PER SHR
OFFICE DEPOT CIN STK CALL OPTION                     10.00             588.12                0.00             588.12
EXP 6/21/97 W/STRK PR. $17.50 PER SHR
OFFICE DEPOT COMMON STK CALL OPTION                  20.00           3,438.20                0.00           3,438.20
EXP 09/20/97 W/STK PR $17.50 PER SHR
OFFICE DEPOT INC COM STK CALL OPTION                 40.00           4,148.92                0.00           4,148.92
EXP 7/19/97 W/STRK PR. $20.00 PER SHR
PHP HEALTHCARE COM STK CALL OPTION                    8.00             805.72                0.00             805.72
EXP 5/17/97 W/STRK PR. $15.00 PER SHR

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 OTHER
-----
PROGRESS SOFTWARE COM STK CALL OPTION                 6.00             594.97                0.00             594.97
EXP 2/22/97 W/STRK PR. $20.00 PER SHR
PROXIM INC COM STK CALL OPTION                        2.00               0.00             (200.00)            200.00
EXP 01/18/97 W/STK PR $22.50 PER SHR
SILICON GRAPHICS INC COM STK CALL OPTION              1.00               0.00               (6.00)              6.00
EXP 2/22/97 W/STRK PR $30.00 PER SH
SUMMIT TECH COM STK CALL OPTION                      14.00             344.23                0.00             344.23
EXP 3/22/97 W/STRK PR. $7.50 PER SHR
SYSTEMSOFT CORP COM STK CALL OPTION                   2.00               0.00              (50.00)             50.00
EXP 12/21/96 W/STK PR $25.00 PER SHR
SYSTEMSOFT CORP COM STK CALL OPTION                   6.00             265.28                0.00             265.28
EXP 9/20/97 W/STRK PR. $15.00 PER SHR
SYSTEMSOFT CORP COM STK CALL OPTION                   6.00             359.02                0.00             359.02
EXP 7/19/97 W/STRK PR. $12.50 PER SHR
TANDEM COMPTRS COM STK CALL OPTION                    4.00             242.39                0.00             242.39
EXP 7/19/97 W/STRK PR. $15.00 PER SHR
THERAGENICS COM STK CALL OPTION                       8.00           1,151.76                0.00           1,151.76
EXP 3/22/97 W/STRK PR. $25.00 PER SHR
TRACOR INC COM STK CALL OPTION                        8.00             685.13                0.00             685.13
EXP 11/22/97 W/STRK PR. $30.00 PER SHR
TRANS WORLD AIR COM STK CALL OPTION                  20.00             208.75                0.00             208.75
EXP 2/22/97 W/STRK PR. $7.50 PER SHR
TRANS WORLD AIR COM STK CALL OPTION                  20.00             333.74                0.00             333.74
EXP 5/17/97 W/STRK PR. $7.50 PER SHR
TRANS WORLD AIRLINES COM STK CALL OPT                20.00             458.74                0.00             458.74
EXP 9/20/97 W/STRK PR. $7.50 PER SHR
UAL CORP COMMON STOCK CAll option                     1.00             202.78                0.00             202.78
EXP 12-20-97 W/STRK PR $90.00 PER SHARE
US AIRWAYS GRP COM STK CALL OPTION                    8.00             435.15                0.00             435.15
EXP 11/22/97 W/STRK PR. $50.00 PER SHR
US BIOSCIENCE COM STK CALL OPTION                     4.00             377.98                0.00             377.98
EXP 2/22/97 W/STRK PR. $12.50 PER SHR
US LONG DIST COM STK CALL OPTION                     20.00             458.74                0.00             458.74
EXP 2/22/97 W/STRK PR. $10.00 PER SHR
US LONG DIST COM STK CALL OPTION                      6.00             423.79                0.00             423.79
EXP 4/19/97 W/STRK PR. $10.00 PER SHR

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 OTHER
-----
US ROBOTICS COM STK CALL OPTION                      10.00         (12,512.25)         (13,878.00)          1,365.75
EXP 05/17/97 W/STK PR $60.00 PER SHR
US ROBOTICS COM STK CALL OPTION                      20.00           3,802.87                0.00           3,802.87
EXP 3/22/97 W/STRK PR. $65.00 PER SHR
US ROBOTICS COM STK CALL OPTION                      20.00           1,945.03                0.00           1,945.03
EXP 4/19/97 W/STRK PR. $60.00 PER SHR
US ROBOTICS COM STK CALL OPTION                      12.00            (267.25)               0.00            (267.25)
EXP 5/17/97 W/STRK PR. $75.00 PER SHR
US ROBOTICS COM STK CALL OPTION                      20.00          (6,144.68)               0.00          (6,144.68)
EXP 6/21/97 W/STRK PR. $55.00 PER SHR
US ROBOTICS COM STK CALL OPTION                       2.00              75.04                0.00              75.04
EXP 3/22/97 W/STRK PR. $40.00 PER SHR
US ROBOTICS COM STK CALL OPTION                       4.00             635.97                0.00             635.97
EXP 6/21/97 W/STRK PR. $65.00 PER SHR
USA T-NOTE 6.5%  15/05/1997 (COLL)            3,000,000.00       3,000,000.00        3,054,436.50         (54,436.50)
VENTRITEX INC COM STK CALL OPTION                    40.00         (18,615.88)         (16,000.00)         (2,615.88)
EXP 02/22/97 W/STK PR $20.00 PER SHR
WARNER LAMBERT COM STK CALL OPTION                    2.00             515.27                0.00             515.27
EXP 10/18/97 W/STRK PR. $105.00 PER SHR
WIRELESS TELECOM GRP COM STK CALL OPT                12.00           1,262.45                0.00           1,262.45
EXP 4/19/97 W/STRK PR. $10.00 PER SHR
WORLDCOM INC COM STK CALL OPTION                     22.00             563.37                0.00             563.37
EXP 6/21/97 W/STRK PR. $30.00 PER SHR
ZITEL CORP COM STK CALL OPTION                       10.00             700.81                0.00             700.81
EXP 11/22/97 W/STRK PR. $20.00 PER SHR
ZITEL CORP COM STK CALL OPTION                        4.00             758.17                0.00             758.17
EXP 1/18/97 W/STRK PR. $30.00 PER SHR
ZITEL CORP COM STK CALL OPTION                        2.00             142.24                0.00             142.24
EXP 2/22/97 W/STRK PR. $45.00 PER SHR
ZITEL CORP COM STK CALL OPTION                        4.00             509.23                0.00             509.23
EXP 2/22/97 W/STRK PR. $5.00 PER SHR
ZITEL CORP COM STK CALL OPTION                        4.00             440.27                0.00             440.27
EXP 6/21/97 W/STRK PR. $15.00 PER SHR
ZITEL CORP COM STK CALL OPTION                        6.00          (1,366.26)               0.00          (1,366.26)
EXP 3/22/97 W/STRK PR. $35.00 PER SHR
1996 DECEMBER MIDCAP FUTURE CME (LONG)                0.00         (72,202.50)               0.00         (72,202.50)

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 OTHER
-----
1996 DECEMBER RUSSELL 2000 INDEX FUTURE               0.00          45,260.00                0.00          45,260.00
CME (LONG)
1996 DECEMBER S&P INDEX FUTURE (CME)                  0.00        (822,227.20)               0.00        (822,227.20)
LONG
1996 DECEMBER 10YR U.S T-NT FUTURE (CBT)              0.00           2,740.50                0.00           2,740.50
LONG
1996 JUNE S+P MIDCAP FUTURE CME (LONG)                0.00         (18,050.00)               0.00         (18,050.00)
1996 SEPTEMBER S+P MIDCAP FUTURE                      0.00            (912.86)               0.00            (912.86)
CME (LONG)
1996 SEPTEMBER S+P MIDCAP FUTURE                      0.00         (27,000.00)               0.00         (27,000.00)
CME (SHORT)
1997 DEC S&P MIDCAP INDX FUTURE (LONG)                0.00        (384,555.47)               0.00        (384,555.47)
(CME)
1997 DECEMBER S&P INDEX FUTURE (CME)                  0.00       1,111,607.14                0.00       1,111,607.14
1997 DECEMBER 10YR T-NT FUTURES (CBT)                 0.00           9,761.01                0.00           9,761.01
LONG
1997 JUNE RUSSELL 2000 INDEX FUTURE                   0.00          40,800.00                0.00          40,800.00
(CME)
LONG
1997 JUNE S&P MIDCAP FUTURE (CME)                     0.00       1,218,385.00                0.00       1,218,385.00
LONG
1997 JUNE S&P 500 INDEX FUTURE (CME)                  0.00       2,141,027.91                0.00       2,141,027.91
LONG
1997 JUNE TEN YEAR T-NOTE FUTURE (CBT)                0.00         (39,573.64)               0.00         (39,573.64)
LONG
1997 MARCH RUSSELL 2000 INDEX (CME)                   0.00        (125,440.00)               0.00        (125,440.00)
LONG
1997 MARCH S&P INDEX FUTURE (CME)                     0.00       2,238,281.87                0.00       2,238,281.87
LONG
1997 MARCH S&P MIDCAP FUTURES (CME)                   0.00         361,373.05                0.00         361,373.05
LONG
1997 MARCH 10YR T-NOTE FUTURE (CBT)                   0.00         (28,636.14)               0.00         (28,636.14)
LONG
1997 SEP S&P MIDCAP 400 INDX FUTURE(CME)              0.00       1,694,471.52                0.00       1,694,471.52
LONG

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                   SCHEDULE OF REALIZED GAINS AND LOSSES
                 FOR THE PERIOD FROM 11-29-96 TO 11-28-97
                 ****************************************

                                                 SHARES OR                                ERISA         CURRENT VALUE
  DESCRIPTION OF SECURITIES SOLD                 PAR VALUE           PROCEEDS  (LESS)      COST  (EQUALS)  GAIN/LOSS
  ------------------------------                 ---------           --------              ----            ---------
 OTHER
-----
1997 SEPTEMBER S&P INDEX FUTURE (CME)                 0.00       2,264,992.34                0.00       2,264,992.34
LONG
1997 SEPTEMBER 10YR T-NOTE FUTURE (CBT)               0.00          14,011.01                0.00          14,011.01
LONG
1998 MARCH S&P 500 INDEX FUTURES                      0.00          (6,787.50)               0.00          (6,787.50)
LONG
                                                           ------------------- ------------------- ------------------
TOTAL OTHER                                                     55,551,343.25       45,897,374.88       9,653,968.37

GRAND TOTAL                                                  2,527,808,401.62    2,858,898,786.55    (331,090,384.93)
                                                           ==================  ==================   ================

   00-01666  PLAN TRUST - SUPERCONSOLIDATED            NOVEMBER 28, 1997

                 5500 FILING - SUMMARY OF GAINS AND LOSSES
                 *****************************************

                                                                  UNREALIZED             REALIZED
                                      TOTAL MARKET VALUE           GAIN/LOSS            GAIN/LOSS     TOTAL GAIN/LOSS
                                       ------------------    ----------------    -----------------    ----------------
NON-INTEREST BEARING CASH                  (2,936,778.05)          59,311.49            32,621.87           91,933.36
RECEIVABLES - INCOME                        1,877,911.67                0.00                 0.00                0.00
RECEIVABLES - OTHER                       (44,533,488.67)          35,639.65           (54,452.31)         (18,812.66)
INTEREST BEARING CASH                     130,769,478.65      435,588,101.42      (418,309,101.12)      17,279,000.30
US GOVERNMENT SECURITIES                  271,574,367.06        4,220,577.68        (1,987,300.21)       2,233,277.47
CORPORATE DEBT INSTRUMENTS - PREFERRED      8,772,378.97           31,567.24            (2,453.74)          29,113.50
CORPORATE DEBT INSTRUMENTS - OTHER         11,420,725.05           96,819.79           (97,054.31)            (234.52)
CORPORATE STOCKS - PREFERRED                4,504,507.37          868,470.51           572,853.24        1,441,323.75
CORPORATE STOCKS - COMMON               1,321,905,066.99      195,026,442.56        72,214,619.51      267,241,062.07
PARTNERSHIP/JOINT VENTURE INTERESTS            65,082.50      195,187,448.91              (104.66)     195,187,344.25
INTEREST IN COMMON/COLLECTIVE TRUSTS      479,493,160.05               (0.05)                0.00               (0.05)
INTEREST IN REGISTERED INVESTMENT CO.     100,855,666.30        5,616,538.51         6,886,018.43       12,502,556.94
OTHER                                       1,411,807.34      (99,630,896.59)        9,653,968.37      (89,976,928.22)
PAYABLES - EXPENSES                          (242,699.51)               0.00                 0.00                0.00
                                       ------------------    ----------------    -----------------    ----------------

ACCOUNT TOTALS                          2,284,937,185.72      737,100,021.12      (331,090,384.93)     406,009,636.19
                                       ==================    ================    =================    ================

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-21-97       1,666.00    1.00
07-21-97     174,586.22    1.00
07-21-97     211,837.25    1.00
07-21-97     287,488.00    1.00
07-21-97     304,034.98    1.00
07-21-97     418,401.41    1.00
07-21-97     530,432.70    1.00
07-21-97     638,778.92    1.00
07-21-97     897,201.08    1.00
07-21-97   1,127,682.99    1.00
07-21-97   1,299,776.91    1.00
07-21-97   1,507,459.50    1.00
07-22-97           0.01    1.00
07-22-97           0.43    1.00
07-22-97           1.00    1.00
07-22-97           1.00    1.00
07-22-97           1.00    1.00
07-22-97           1.00    1.00
07-22-97           1.00    1.00
07-22-97           1.00    1.00
07-22-97           1.00    1.00
07-22-97           2.00    1.00
07-22-97           2.00    1.00
07-22-97           5.00    1.00
07-22-97           8.00    1.00
07-22-97      21,979.18    1.00
07-22-97      48,498.10    1.00
07-22-97     130,981.73    1.00
07-22-97     568,968.47    1.00
07-22-97     685,582.97    1.00
07-22-97     735,879.37    1.00
07-22-97   2,409,424.26    1.00
07-22-97   4,354,017.11    1.00
07-23-97           1.00    1.00
07-23-97           1.00    1.00
07-23-97           1.00    1.00
07-23-97           1.00    1.00
07-23-97           1.00    1.00
07-23-97           1.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-23-97           1.00    1.00
07-23-97           2.00    1.00
07-23-97           2.00    1.00
07-23-97           2.00    1.00
07-23-97           2.00    1.00
07-23-97           5.00    1.00
07-23-97      21,896.41    1.00
07-23-97      23,716.38    1.00
07-23-97      35,217.53    1.00
07-23-97      40,916.42    1.00
07-23-97      44,890.50    1.00
07-23-97      91,447.53    1.00
07-23-97     106,056.02    1.00
07-23-97     220,263.31    1.00
07-23-97   1,051,984.15    1.00
07-23-97   2,760,872.41    1.00
07-24-97           1.00    1.00
07-24-97           1.00    1.00
07-24-97           1.00    1.00
07-24-97           1.00    1.00
07-24-97           1.00    1.00
07-24-97           1.00    1.00
07-24-97           1.00    1.00
07-24-97           1.00    1.00
07-24-97           2.00    1.00
07-24-97           2.00    1.00
07-24-97           2.00    1.00
07-24-97           3.00    1.00
07-24-97     136,942.85    1.00
07-24-97     151,395.98    1.00
07-24-97   1,170,393.46    1.00
07-24-97   1,284,086.85    1.00
07-25-97           1.00    1.00
07-25-97           1.00    1.00
07-25-97           1.00    1.00
07-25-97           1.00    1.00
07-25-97           1.00    1.00
07-25-97           1.00    1.00
07-25-97           1.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-25-97           1.00    1.00
07-25-97           1.00    1.00
07-25-97           2.00    1.00
07-25-97           2.00    1.00
07-25-97           3.00    1.00
07-25-97           7.00    1.00
07-25-97      36,606.45    1.00
07-25-97     116,109.46    1.00
07-25-97     142,022.99    1.00
07-25-97     200,870.72    1.00
07-25-97     343,681.11    1.00
07-25-97     727,643.79    1.00
07-25-97     804,187.60    1.00
07-25-97   1,111,127.04    1.00
07-28-97           0.54    1.00
07-28-97      50,897.24    1.00
07-28-97      89,155.04    1.00
07-28-97     107,242.74    1.00
07-28-97     261,359.82    1.00
07-28-97     585,538.30    1.00
07-28-97     679,731.25    1.00
07-28-97     709,133.08    1.00
07-28-97   1,328,597.46    1.00
07-29-97           1.00    1.00
07-29-97           1.00    1.00
07-29-97           1.00    1.00
07-29-97           1.00    1.00
07-29-97           1.00    1.00
07-29-97           1.00    1.00
07-29-97           1.00    1.00
07-29-97           1.00    1.00
07-29-97           1.00    1.00
07-29-97           2.00    1.00
07-29-97           2.00    1.00
07-29-97           2.00    1.00
07-29-97           3.00    1.00
07-29-97           7.00    1.00
07-29-97       1,427.27    1.00
07-29-97      10,807.96    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-29-97      16,848.08    1.00
07-29-97     244,757.40    1.00
07-29-97     297,904.42    1.00
07-29-97     925,281.65    1.00
07-29-97   2,548,575.96    1.00
07-29-97   2,816,146.18    1.00
07-30-97           1.00    1.00
07-30-97           1.00    1.00
07-30-97           1.00    1.00
07-30-97           1.00    1.00
07-30-97           1.00    1.00
07-30-97           1.00    1.00
07-30-97           1.00    1.00
07-30-97           1.00    1.00
07-30-97           2.00    1.00
07-30-97           2.00    1.00
07-30-97           2.00    1.00
07-30-97           2.00    1.00
07-30-97           3.00    1.00
07-30-97           7.00    1.00
07-30-97      13,920.00    1.00
07-30-97     112,938.24    1.00
07-30-97     221,053.18    1.00
07-30-97     551,228.85    1.00
07-30-97     626,193.42    1.00
07-30-97   1,170,268.54    1.00
07-30-97   1,184,362.59    1.00
07-30-97   2,583,150.85    1.00
07-30-97   2,824,267.71    1.00
07-31-97           1.00    1.00
07-31-97           1.00    1.00
07-31-97           1.00    1.00
07-31-97           1.00    1.00
07-31-97           1.00    1.00
07-31-97           2.00    1.00
07-31-97           2.00    1.00
07-31-97           2.00    1.00
07-31-97           2.00    1.00
07-31-97         794.50    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-31-97       5,039.28    1.00
07-31-97      54,343.82    1.00
07-31-97      94,714.01    1.00
07-31-97     534,113.57    1.00
07-31-97     596,405.86    1.00
07-31-97     620,422.93    1.00
07-31-97     780,976.22    1.00
08-01-97          17.10    1.00
08-01-97         174.92    1.00
08-01-97         448.77    1.00
08-01-97         678.05    1.00
08-01-97         771.25    1.00
08-01-97         945.50    1.00
08-01-97       1,095.74    1.00
08-01-97      16,420.00    1.00
08-01-97      25,093.75    1.00
08-01-97     102,660.47    1.00
08-01-97     164,451.17    1.00
08-01-97     172,634.07    1.00
08-01-97     227,231.97    1.00
08-01-97     431,508.98    1.00
08-01-97     597,333.82    1.00
08-01-97     789,685.21    1.00
08-01-97     946,306.42    1.00
08-04-97           0.08    1.00
08-04-97           0.58    1.00
08-04-97       1,817.72    1.00
08-04-97       6,000.00    1.00
08-04-97     289,729.93    1.00
08-04-97     439,767.24    1.00
08-04-97     972,550.56    1.00
08-04-97   1,030,401.01    1.00
08-04-97   1,179,626.55    1.00
08-04-97   1,417,660.23    1.00
08-04-97   1,518,291.20    1.00
08-05-97           0.05    1.00
08-05-97           1.00    1.00
08-05-97           1.53    1.00
08-05-97           2.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-05-97           2.05    1.00
08-05-97           3.12    1.00
08-05-97           3.63    1.00
08-05-97           5.14    1.00
08-05-97           8.11    1.00
08-05-97          15.42    1.00
08-05-97          19.82    1.00
08-05-97          70.34    1.00
08-05-97          85.71    1.00
08-05-97          93.80    1.00
08-05-97         139.91    1.00
08-05-97         224.15    1.00
08-05-97         239.57    1.00
08-05-97       1,375.26    1.00
08-05-97       5,185.69    1.00
08-05-97       9,785.71    1.00
08-05-97      11,655.22    1.00
08-05-97      14,241.27    1.00
08-05-97      41,090.06    1.00
08-05-97     197,606.11    1.00
08-05-97     266,175.90    1.00
08-05-97   1,044,234.31    1.00
08-05-97   1,372,144.17    1.00
08-05-97   1,745,481.36    1.00
08-06-97           0.29    1.00
08-06-97           2.00    1.00
08-06-97           2.00    1.00
08-06-97           2.00    1.00
08-06-97           2.00    1.00
08-06-97       4,097.33    1.00
08-06-97      21,309.08    1.00
08-06-97      49,652.84    1.00
08-06-97     270,227.54    1.00
08-06-97     322,287.41    1.00
08-06-97     448,268.90    1.00
08-06-97     619,271.01    1.00
08-06-97     709,717.49    1.00
08-06-97     751,102.18    1.00
08-06-97     761,085.57    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-07-97           1.00    1.00
08-07-97           1.00    1.00
08-07-97           1.00    1.00
08-07-97           1.00    1.00
08-07-97           1.00    1.00
08-07-97           1.00    1.00
08-07-97           1.00    1.00
08-07-97           2.00    1.00
08-07-97           2.00    1.00
08-07-97           4.00    1.00
08-07-97           6.00    1.00
08-07-97         228.57    1.00
08-07-97      99,941.99    1.00
08-07-97     139,989.11    1.00
08-07-97     232,371.32    1.00
08-08-97           1.00    1.00
08-08-97           1.00    1.00
08-08-97           1.00    1.00
08-08-97           1.00    1.00
08-08-97           2.00    1.00
08-08-97           2.00    1.00
08-08-97           2.00    1.00
08-08-97           3.00    1.00
08-08-97           6.00    1.00
08-08-97         596.66    1.00
08-08-97       1,696.53    1.00
08-08-97       6,728.54    1.00
08-08-97      22,743.24    1.00
08-08-97      36,677.88    1.00
08-08-97      39,498.75    1.00
08-08-97      65,086.13    1.00
08-08-97     309,949.70    1.00
08-08-97   1,831,248.34    1.00
08-11-97      13,111.26    1.00
08-11-97      16,957.64    1.00
08-11-97      44,859.47    1.00
08-11-97      91,341.48    1.00
08-11-97     119,576.03    1.00
08-11-97     200,901.83    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-11-97     327,664.71    1.00
08-11-97     438,472.67    1.00
08-11-97   1,995,868.28    1.00
08-12-97           1.00    1.00
08-12-97           2.00    1.00
08-12-97           2.00    1.00
08-12-97           2.00    1.00
08-12-97           2.00    1.00
08-12-97           3.00    1.00
08-12-97           6.00    1.00
08-12-97           9.50    1.00
08-12-97          21.18    1.00
08-12-97         152.74    1.00
08-12-97       5,424.44    1.00
08-12-97       7,078.80    1.00
08-12-97      50,000.00    1.00
08-12-97      99,747.33    1.00
08-12-97     235,635.51    1.00
08-12-97     374,782.15    1.00
08-12-97     772,277.18    1.00
08-12-97     920,177.05    1.00
08-13-97           1.00    1.00
08-13-97           1.00    1.00
08-13-97           1.00    1.00
08-13-97           1.00    1.00
08-13-97           1.00    1.00
08-13-97           1.00    1.00
08-13-97           2.00    1.00
08-13-97           2.00    1.00
08-13-97       1,130.10    1.00
08-13-97      17,234.09    1.00
08-13-97      36,033.74    1.00
08-13-97     219,190.83    1.00
08-13-97     247,341.19    1.00
08-13-97     291,585.07    1.00
08-13-97   1,511,976.91    1.00
08-14-97           1.00    1.00
08-14-97           1.00    1.00
08-14-97           1.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-14-97           1.00    1.00
08-14-97           2.00    1.00
08-14-97           2.00    1.00
08-14-97      18,978.85    1.00
08-14-97      27,110.91    1.00
08-14-97      95,454.58    1.00
08-14-97     177,273.48    1.00
08-14-97     183,887.60    1.00
08-14-97     499,241.73    1.00
08-14-97     625,393.79    1.00
08-14-97   1,252,068.48    1.00
08-14-97   2,278,328.42    1.00
08-15-97           1.00    1.00
08-15-97           1.00    1.00
08-15-97           1.00    1.00
08-15-97           2.00    1.00
08-15-97           2.00    1.00
08-15-97         750.00    1.00
08-15-97       6,080.00    1.00
08-15-97      11,812.50    1.00
08-15-97      20,625.00    1.00
08-15-97      26,835.78    1.00
08-15-97      76,812.50    1.00
08-15-97     116,744.00    1.00
08-15-97     240,822.29    1.00
08-15-97     308,611.91    1.00
08-15-97     485,963.38    1.00
08-15-97     562,030.43    1.00
08-15-97     968,089.89    1.00
08-15-97   2,131,447.84    1.00
08-15-97   2,188,785.12    1.00
08-18-97           0.01    1.00
08-18-97           0.66    1.00
08-18-97         122.04    1.00
08-18-97         612.21    1.00
08-18-97       6,080.05    1.00
08-18-97      13,064.81    1.00
08-18-97     220,689.52    1.00
08-18-97     475,863.45    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-18-97     511,323.49    1.00
08-18-97     516,019.46    1.00
08-18-97     838,233.89    1.00
08-18-97   8,380,636.71    1.00
08-19-97           1.00    1.00
08-19-97           1.00    1.00
08-19-97           1.00    1.00
08-19-97           1.00    1.00
08-19-97           1.00    1.00
08-19-97           2.00    1.00
08-19-97           3.00    1.00
08-19-97           3.00    1.00
08-19-97       8,347.50    1.00
08-19-97      78,162.84    1.00
08-19-97     229,930.29    1.00
08-19-97     613,554.27    1.00
08-19-97   1,036,718.69    1.00
08-19-97   3,388,210.06    1.00
08-19-97   3,615,144.40    1.00
08-20-97           1.00    1.00
08-20-97           1.00    1.00
08-20-97           1.00    1.00
08-20-97           1.00    1.00
08-20-97           1.00    1.00
08-20-97           2.00    1.00
08-20-97           3.00    1.00
08-20-97       6,285.83    1.00
08-20-97       7,938.00    1.00
08-20-97     228,445.05    1.00
08-20-97     256,033.62    1.00
08-20-97     292,989.60    1.00
08-20-97   1,349,936.35    1.00
08-20-97   3,484,517.40    1.00
08-21-97           1.00    1.00
08-21-97           1.00    1.00
08-21-97           1.00    1.00
08-21-97           1.00    1.00
08-21-97           2.00    1.00
08-21-97           3.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-21-97           3.00    1.00
08-21-97      93,501.00    1.00
08-21-97     176,937.19    1.00
08-21-97     191,723.14    1.00
08-21-97     205,371.11    1.00
08-21-97     330,219.63    1.00
08-21-97     886,579.16    1.00
08-21-97   1,450,581.36    1.00
08-21-97   1,806,012.71    1.00
08-21-97   3,182,376.73    1.00
08-22-97           1.00    1.00
08-22-97           1.00    1.00
08-22-97           1.00    1.00
08-22-97           1.00    1.00
08-22-97           1.00    1.00
08-22-97           2.00    1.00
08-22-97           3.00    1.00
08-22-97          11.50    1.00
08-22-97     114,415.73    1.00
08-22-97     154,477.20    1.00
08-22-97     399,120.71    1.00
08-22-97     492,612.26    1.00
08-22-97   1,281,114.73    1.00
08-22-97   1,389,945.04    1.00
08-25-97       5,210.43    1.00
08-25-97       5,250.00    1.00
08-25-97      16,703.63    1.00
08-25-97      23,025.22    1.00
08-25-97      98,185.21    1.00
08-25-97     246,133.56    1.00
08-25-97     331,438.73    1.00
08-25-97     348,433.54    1.00
08-25-97     929,504.80    1.00
08-25-97     975,178.61    1.00
08-25-97   1,465,936.91    1.00
08-26-97           1.00    1.00
08-26-97           1.00    1.00
08-26-97           1.00    1.00
08-26-97           1.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-26-97           1.00    1.00
08-26-97           2.00    1.00
08-26-97           4.00    1.00
08-26-97      45,163.33    1.00
08-26-97     145,342.28    1.00
08-26-97     252,268.67    1.00
08-26-97     492,051.91    1.00
08-26-97   1,030,757.37    1.00
08-26-97   1,241,469.60    1.00
08-26-97   2,636,740.43    1.00
08-27-97           1.00    1.00
08-27-97           1.00    1.00
08-27-97           1.00    1.00
08-27-97           1.00    1.00
08-27-97           1.00    1.00
08-27-97           2.00    1.00
08-27-97           3.00    1.00
08-27-97           5.00    1.00
08-27-97     706,073.33    1.00
08-27-97   2,375,266.27    1.00
08-28-97           1.00    1.00
08-28-97           1.00    1.00
08-28-97           1.00    1.00
08-28-97           1.00    1.00
08-28-97           1.00    1.00
08-28-97           2.00    1.00
08-28-97           3.00    1.00
08-28-97           4.00    1.00
08-28-97       3,550.99    1.00
08-28-97     316,675.27    1.00
08-28-97     331,811.26    1.00
08-28-97     341,515.05    1.00
08-28-97     787,868.33    1.00
08-28-97   1,198,951.91    1.00
08-28-97   1,267,850.73    1.00
08-29-97           1.00    1.00
08-29-97           1.00    1.00
08-29-97           1.00    1.00
08-29-97           1.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-29-97           1.00    1.00
08-29-97           2.00    1.00
08-29-97           2.00    1.00
08-29-97           3.00    1.00
08-29-97           4.00    1.00
08-29-97      22,200.00    1.00
08-29-97      83,256.42    1.00
08-29-97     240,006.07    1.00
08-29-97     253,467.09    1.00
08-29-97     278,300.90    1.00
08-29-97     350,306.39    1.00
08-29-97   1,539,168.09    1.00
09-02-97          35.45    1.00
09-02-97         208.87    1.00
09-02-97         212.72    1.00
09-02-97         257.80    1.00
09-02-97         266.70    1.00
09-02-97         298.96    1.00
09-02-97         369.03    1.00
09-02-97         372.88    1.00
09-02-97         388.73    1.00
09-02-97       1,004.10    1.00
09-02-97       9,240.47    1.00
09-02-97      57,105.00    1.00
09-02-97      72,022.95    1.00
09-02-97      93,574.77    1.00
09-02-97     130,628.96    1.00
09-02-97     210,772.83    1.00
09-02-97     215,113.67    1.00
09-02-97     231,816.77    1.00
09-02-97     234,016.43    1.00
09-03-97           1.00    1.00
09-03-97           1.00    1.00
09-03-97           5.00    1.00
09-03-97           8.02    1.00
09-03-97          22.85    1.00
09-03-97          33.22    1.00
09-03-97          44.26    1.00
09-03-97          76.61    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-03-97         121.17    1.00
09-03-97      13,890.50    1.00
09-03-97      48,711.39    1.00
09-03-97      50,026.63    1.00
09-03-97     361,559.12    1.00
09-03-97     425,258.22    1.00
09-03-97     494,570.48    1.00
09-03-97     649,143.62    1.00
09-03-97   3,152,858.18    1.00
09-03-97   4,468,423.71    1.00
09-04-97           0.02    1.00
09-04-97           0.03    1.00
09-04-97           0.37    1.00
09-04-97           0.57    1.00
09-04-97           0.86    1.00
09-04-97           2.16    1.00
09-04-97           2.88    1.00
09-04-97           3.33    1.00
09-04-97           5.20    1.00
09-04-97           6.31    1.00
09-04-97           7.94    1.00
09-04-97           9.33    1.00
09-04-97          16.87    1.00
09-04-97          23.35    1.00
09-04-97          87.54    1.00
09-04-97         144.28    1.00
09-04-97         209.49    1.00
09-04-97         280.85    1.00
09-04-97       9,622.63    1.00
09-04-97      14,529.33    1.00
09-04-97      23,893.76    1.00
09-04-97     130,802.51    1.00
09-04-97     135,046.71    1.00
09-04-97     148,065.72    1.00
09-04-97     172,195.49    1.00
09-04-97     263,691.89    1.00
09-04-97     609,067.06    1.00
09-05-97           1.00    1.00
09-05-97           1.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-05-97           1.00    1.00
09-05-97           2.00    1.00
09-05-97           5.00    1.00
09-05-97          39.00    1.00
09-05-97          58.00    1.00
09-05-97       4,586.20    1.00
09-05-97      28,967.56    1.00
09-05-97      38,839.73    1.00
09-05-97      42,345.29    1.00
09-05-97      58,236.78    1.00
09-05-97     212,454.84    1.00
09-05-97     547,778.76    1.00
09-05-97     913,372.50    1.00
09-08-97       2,728.00    1.00
09-08-97      11,315.94    1.00
09-08-97      12,644.97    1.00
09-08-97      80,804.87    1.00
09-08-97     102,397.54    1.00
09-08-97     136,573.61    1.00
09-08-97     197,523.49    1.00
09-08-97     222,675.96    1.00
09-08-97     256,061.13    1.00
09-08-97     381,076.57    1.00
09-08-97     484,651.20    1.00
09-08-97     699,427.32    1.00
09-09-97           0.71    1.00
09-09-97           1.00    1.00
09-09-97           1.00    1.00
09-09-97           1.00    1.00
09-09-97           2.00    1.00
09-09-97           2.00    1.00
09-09-97           5.00    1.00
09-09-97      68,339.62    1.00
09-09-97     273,330.76    1.00
09-09-97     292,000.31    1.00
09-09-97     450,685.50    1.00
09-09-97     551,257.20    1.00
09-09-97   3,140,849.06    1.00
09-10-97           1.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-10-97           1.00    1.00
09-10-97           1.00    1.00
09-10-97           1.00    1.00
09-10-97           2.00    1.00
09-10-97           5.00    1.00
09-10-97      20,017.50    1.00
09-10-97      26,435.84    1.00
09-10-97      57,139.00    1.00
09-10-97      63,981.81    1.00
09-10-97      72,782.32    1.00
09-10-97     194,256.84    1.00
09-10-97     197,030.60    1.00
09-10-97     278,054.23    1.00
09-10-97     313,906.74    1.00
09-10-97     653,694.54    1.00
09-10-97   1,778,767.18    1.00
09-11-97           1.00    1.00
09-11-97           1.00    1.00
09-11-97           1.00    1.00
09-11-97           1.00    1.00
09-11-97           2.00    1.00
09-11-97           5.00    1.00
09-11-97       7,592.79    1.00
09-11-97      24,150.00    1.00
09-11-97      49,430.85    1.00
09-11-97     230,817.30    1.00
09-11-97     235,642.22    1.00
09-11-97   1,086,866.28    1.00
09-12-97           1.00    1.00
09-12-97           1.00    1.00
09-12-97           1.00    1.00
09-12-97           1.00    1.00
09-12-97           2.00    1.00
09-12-97           5.00    1.00
09-12-97         481.99    1.00
09-12-97      20,205.00    1.00
09-12-97     247,472.77    1.00
09-12-97     280,378.27    1.00
09-12-97     520,584.69    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-15-97       1,189.11    1.00
09-15-97       7,363.00    1.00
09-15-97       9,414.54    1.00
09-15-97      29,899.29    1.00
09-15-97      45,805.00    1.00
09-15-97     155,977.44    1.00
09-15-97     177,598.83    1.00
09-15-97     179,239.75    1.00
09-15-97     252,862.43    1.00
09-15-97     388,056.16    1.00
09-15-97     413,753.18    1.00
09-15-97     418,772.90    1.00
09-15-97     685,867.78    1.00
09-15-97   1,576,372.57    1.00
09-15-97   3,022,919.35    1.00
09-16-97           1.00    1.00
09-16-97           1.00    1.00
09-16-97           1.00    1.00
09-16-97           1.00    1.00
09-16-97           1.00    1.00
09-16-97           2.00    1.00
09-16-97           5.00    1.00
09-16-97      67,638.39    1.00
09-16-97      80,350.23    1.00
09-16-97     223,312.90    1.00
09-16-97     845,835.32    1.00
09-16-97   2,198,811.37    1.00
09-17-97           1.00    1.00
09-17-97           1.00    1.00
09-17-97          52.42    1.00
09-17-97         104.88    1.00
09-17-97         220.02    1.00
09-17-97         366.96    1.00
09-17-97         830.94    1.00
09-17-97      19,461.71    1.00
09-17-97      29,280.06    1.00
09-17-97      42,280.82    1.00
09-17-97      69,604.07    1.00
09-17-97     122,036.56    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-17-97     147,119.52    1.00
09-17-97     283,201.76    1.00
09-17-97     322,296.56    1.00
09-17-97     412,436.40    1.00
09-17-97     937,691.36    1.00
09-17-97   1,007,393.99    1.00
09-17-97   3,322,700.54    1.00
09-18-97           0.36    1.00
09-18-97           1.00    1.00
09-18-97           1.00    1.00
09-18-97           1.00    1.00
09-18-97           1.00    1.00
09-18-97           2.00    1.00
09-18-97           2.00    1.00
09-18-97           5.00    1.00
09-18-97      14,671.80    1.00
09-18-97      75,836.83    1.00
09-18-97     162,603.14    1.00
09-18-97     388,040.30    1.00
09-18-97     904,112.59    1.00
09-18-97   1,286,634.80    1.00
09-19-97           1.00    1.00
09-19-97           1.00    1.00
09-19-97           1.00    1.00
09-19-97           1.00    1.00
09-19-97           1.00    1.00
09-19-97           2.00    1.00
09-19-97           2.00    1.00
09-19-97           5.00    1.00
09-19-97          60.47    1.00
09-19-97         811.03    1.00
09-19-97       2,894.44    1.00
09-19-97      15,800.00    1.00
09-19-97     114,227.07    1.00
09-19-97     205,631.83    1.00
09-19-97     395,458.14    1.00
09-22-97           0.47    1.00
09-22-97     212,817.54    1.00
09-22-97     297,147.32    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-22-97     351,696.07    1.00
09-22-97     412,191.33    1.00
09-22-97     741,909.78    1.00
09-22-97     906,174.27    1.00
09-22-97   1,077,983.64    1.00
09-22-97   1,416,231.73    1.00
09-22-97   4,063,937.68    1.00
09-23-97           1.00    1.00
09-23-97           1.00    1.00
09-23-97           1.00    1.00
09-23-97           1.00    1.00
09-23-97           2.00    1.00
09-23-97           2.00    1.00
09-23-97           4.00    1.00
09-23-97           4.00    1.00
09-23-97           5.00    1.00
09-23-97         118.32    1.00
09-23-97      15,349.25    1.00
09-23-97     176,425.09    1.00
09-23-97     195,893.35    1.00
09-23-97     206,565.96    1.00
09-23-97     256,163.52    1.00
09-23-97     358,884.59    1.00
09-23-97     459,274.75    1.00
09-23-97     560,203.76    1.00
09-23-97     613,463.44    1.00
09-23-97   1,177,286.89    1.00
09-23-97   1,590,622.53    1.00
09-24-97           1.00    1.00
09-24-97           2.00    1.00
09-24-97           2.00    1.00
09-24-97           4.00    1.00
09-24-97           5.00    1.00
09-24-97      12,781.27    1.00
09-24-97      27,980.21    1.00
09-24-97      82,650.12    1.00
09-24-97     195,976.79    1.00
09-24-97     508,548.10    1.00
09-24-97     547,488.29    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-24-97     563,166.14    1.00
09-24-97   1,537,082.14    1.00
09-25-97           1.00    1.00
09-25-97           1.00    1.00
09-25-97           1.00    1.00
09-25-97           2.00    1.00
09-25-97           2.00    1.00
09-25-97           4.00    1.00
09-25-97           5.00    1.00
09-25-97      62,514.09    1.00
09-25-97     111,154.50    1.00
09-25-97     249,114.58    1.00
09-25-97     302,725.69    1.00
09-25-97     362,889.49    1.00
09-25-97     481,952.30    1.00
09-25-97     619,679.51    1.00
09-25-97     795,454.15    1.00
09-25-97     946,335.80    1.00
09-25-97   1,541,119.89    1.00
09-26-97           1.00    1.00
09-26-97           1.00    1.00
09-26-97           1.00    1.00
09-26-97           2.00    1.00
09-26-97           2.00    1.00
09-26-97           4.00    1.00
09-26-97           6.00    1.00
09-26-97       9,916.20    1.00
09-26-97      19,314.63    1.00
09-26-97      33,066.45    1.00
09-26-97     507,381.40    1.00
09-26-97     945,638.96    1.00
09-26-97   1,143,858.26    1.00
09-26-97   1,208,033.48    1.00
09-26-97  12,862,317.52    1.00
09-29-97       2,621.83    1.00
09-29-97      57,528.08    1.00
09-29-97      72,932.48    1.00
09-29-97      88,721.71    1.00
09-29-97     136,090.60    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-29-97     401,190.05    1.00
09-29-97   1,357,613.36    1.00
09-29-97   1,616,972.24    1.00
09-30-97           1.00    1.00
09-30-97           1.00    1.00
09-30-97           2.00    1.00
09-30-97           2.00    1.00
09-30-97           5.00    1.00
09-30-97         124.74    1.00
09-30-97       5,521.88    1.00
09-30-97      11,412.00    1.00
09-30-97     146,912.08    1.00
09-30-97     193,692.31    1.00
09-30-97     444,370.41    1.00
09-30-97     460,628.15    1.00
09-30-97   1,041,939.14    1.00
09-30-97   2,516,469.28    1.00
10-01-97         139.18    1.00
10-01-97         216.90    1.00
10-01-97         245.77    1.00
10-01-97         246.11    1.00
10-01-97         251.92    1.00
10-01-97         389.02    1.00
10-01-97         409.15    1.00
10-01-97         516.00    1.00
10-01-97         568.65    1.00
10-01-97         646.24    1.00
10-01-97         814.76    1.00
10-01-97         875.96    1.00
10-01-97       1,020.76    1.00
10-01-97       1,059.46    1.00
10-01-97       1,223.56    1.00
10-01-97      63,656.07    1.00
10-01-97     657,224.27    1.00
10-02-97           1.00    1.00
10-02-97           1.00    1.00
10-02-97           1.00    1.00
10-02-97           2.00    1.00
10-02-97           2.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-02-97           6.00    1.00
10-02-97           8.00    1.00
10-02-97       3,577.37    1.00
10-02-97      15,490.53    1.00
10-02-97      46,888.34    1.00
10-02-97      77,815.76    1.00
10-02-97     680,926.30    1.00
10-02-97   7,004,393.24    1.00
10-02-97  10,397,854.53    1.00
10-03-97           0.14    1.00
10-03-97           1.00    1.00
10-03-97           1.00    1.00
10-03-97           1.59    1.00
10-03-97           1.77    1.00
10-03-97           2.00    1.00
10-03-97           4.71    1.00
10-03-97           5.00    1.00
10-03-97          13.30    1.00
10-03-97          15.80    1.00
10-03-97          48.31    1.00
10-03-97          99.87    1.00
10-03-97         118.84    1.00
10-03-97         214.25    1.00
10-03-97         215.59    1.00
10-03-97         266.30    1.00
10-03-97      10,701.46    1.00
10-03-97      30,239.13    1.00
10-03-97      37,502.98    1.00
10-03-97      41,733.24    1.00
10-03-97      80,864.51    1.00
10-03-97      89,979.94    1.00
10-03-97     620,474.04    1.00
10-03-97     817,274.01    1.00
10-03-97   2,682,659.16    1.00
10-06-97           0.10    1.00
10-06-97           0.51    1.00
10-06-97          90.00    1.00
10-06-97     149,552.29    1.00
10-06-97     152,646.65    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-06-97     539,236.56    1.00
10-06-97   9,102,353.59    1.00
10-07-97           1.00    1.00
10-07-97           1.00    1.00
10-07-97           2.00    1.00
10-07-97           2.00    1.00
10-07-97           2.00    1.00
10-07-97           3.00    1.00
10-07-97           6.00    1.00
10-07-97           9.00    1.00
10-07-97       1,490.00    1.00
10-07-97      30,293.79    1.00
10-07-97     133,451.70    1.00
10-07-97     151,520.15    1.00
10-07-97     163,379.29    1.00
10-07-97     178,683.97    1.00
10-07-97     206,171.87    1.00
10-07-97     213,640.89    1.00
10-07-97     390,885.81    1.00
10-07-97   3,147,839.84    1.00
10-08-97           1.00    1.00
10-08-97           1.00    1.00
10-08-97           2.00    1.00
10-08-97           2.00    1.00
10-08-97           3.00    1.00
10-08-97           5.00    1.00
10-08-97           9.00    1.00
10-08-97      10,484.85    1.00
10-08-97      55,690.97    1.00
10-08-97      82,320.15    1.00
10-08-97      97,588.80    1.00
10-08-97     107,672.56    1.00
10-08-97     205,633.89    1.00
10-08-97     675,811.14    1.00
10-08-97   1,216,978.70    1.00
10-09-97           1.00    1.00
10-09-97           1.00    1.00
10-09-97           2.00    1.00
10-09-97           2.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-09-97           5.00    1.00
10-09-97           5.00    1.00
10-09-97           9.00    1.00
10-09-97         315.21    1.00
10-09-97      25,327.70    1.00
10-09-97      50,000.00    1.00
10-09-97      56,154.41    1.00
10-09-97     313,378.80    1.00
10-09-97     564,605.40    1.00
10-09-97   6,147,127.61    1.00
10-10-97           1.00    1.00
10-10-97           1.00    1.00
10-10-97           1.00    1.00
10-10-97           1.00    1.00
10-10-97           3.00    1.00
10-10-97           5.00    1.00
10-10-97           5.00    1.00
10-10-97           9.00    1.00
10-10-97          10.00    1.00
10-10-97       2,226.54    1.00
10-10-97      13,091.75    1.00
10-10-97      14,646.44    1.00
10-10-97      25,924.48    1.00
10-10-97     139,721.94    1.00
10-10-97     254,767.91    1.00
10-10-97     866,785.47    1.00
10-10-97   1,189,757.78    1.00
10-10-97   1,520,619.04    1.00
10-10-97   2,205,636.90    1.00
10-14-97          52.44    1.00
10-14-97         637.29    1.00
10-14-97      47,985.77    1.00
10-14-97      81,659.86    1.00
10-14-97     421,102.75    1.00
10-14-97     485,942.59    1.00
10-14-97     513,010.93    1.00
10-15-97           0.65    1.00
10-15-97           1.00    1.00
10-15-97           1.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-15-97           1.00    1.00
10-15-97           2.00    1.00
10-15-97           5.00    1.00
10-15-97          10.00    1.00
10-15-97       3,162.50    1.00
10-15-97       6,495.88    1.00
10-15-97      27,833.19    1.00
10-15-97      42,147.59    1.00
10-15-97      84,108.52    1.00
10-15-97     107,541.44    1.00
10-15-97     280,340.93    1.00
10-15-97     699,693.22    1.00
10-15-97     896,891.04    1.00
10-15-97   1,169,609.87    1.00
10-15-97   3,394,070.74    1.00
10-16-97           0.02    1.00
10-16-97           0.46    1.00
10-16-97           1.00    1.00
10-16-97          13.09    1.00
10-16-97          57.56    1.00
10-16-97          94.35    1.00
10-16-97         178.59    1.00
10-16-97         752.22    1.00
10-16-97     163,161.16    1.00
10-16-97     350,877.99    1.00
10-16-97     431,316.09    1.00
10-16-97   1,040,552.29    1.00
10-16-97   1,730,840.25    1.00
10-17-97           1.00    1.00
10-17-97           1.00    1.00
10-17-97           1.00    1.00
10-17-97           1.00    1.00
10-17-97           2.00    1.00
10-17-97           5.00    1.00
10-17-97           7.00    1.00
10-17-97          10.00    1.00
10-17-97       2,046.15    1.00
10-17-97       7,545.00    1.00
10-17-97     211,533.18    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-17-97     416,254.06    1.00
10-17-97     854,846.59    1.00
10-17-97   3,331,599.69    1.00
10-17-97   3,427,594.42    1.00
10-20-97       7,686.00    1.00
10-20-97      71,637.42    1.00
10-20-97     145,716.79    1.00
10-20-97     211,585.52    1.00
10-20-97     418,954.76    1.00
10-20-97   1,401,119.24    1.00
10-20-97   1,816,589.01    1.00
10-20-97   2,382,063.39    1.00
10-21-97           1.00    1.00
10-21-97           1.00    1.00
10-21-97           1.00    1.00
10-21-97           2.00    1.00
10-21-97           3.00    1.00
10-21-97           6.00    1.00
10-21-97           7.00    1.00
10-21-97          11.00    1.00
10-21-97         664.51    1.00
10-21-97      10,000.00    1.00
10-21-97     131,644.03    1.00
10-21-97     139,489.96    1.00
10-21-97     341,879.06    1.00
10-21-97     538,647.12    1.00
10-21-97     574,858.26    1.00
10-21-97     601,638.18    1.00
10-21-97     797,379.20    1.00
10-21-97   6,506,237.52    1.00
10-22-97           1.00    1.00
10-22-97           1.00    1.00
10-22-97           1.00    1.00
10-22-97           1.00    1.00
10-22-97           2.00    1.00
10-22-97           3.00    1.00
10-22-97           6.00    1.00
10-22-97           7.00    1.00
10-22-97          22.47    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-22-97      10,427.47    1.00
10-22-97     111,835.36    1.00
10-22-97     165,403.24    1.00
10-22-97     316,772.37    1.00
10-22-97     434,302.02    1.00
10-22-97     700,265.82    1.00
10-22-97   1,214,946.54    1.00
10-23-97           1.00    1.00
10-23-97           1.00    1.00
10-23-97           1.00    1.00
10-23-97           1.00    1.00
10-23-97           2.00    1.00
10-23-97           3.00    1.00
10-23-97           6.00    1.00
10-23-97           7.00    1.00
10-23-97       4,534.52    1.00
10-23-97       7,453.99    1.00
10-23-97       8,772.63    1.00
10-23-97      14,619.20    1.00
10-23-97     114,329.00    1.00
10-23-97     462,214.16    1.00
10-23-97     754,489.25    1.00
10-23-97   3,105,989.57    1.00
10-23-97   8,255,471.96    1.00
10-24-97           1.00    1.00
10-24-97           1.00    1.00
10-24-97           1.00    1.00
10-24-97           1.00    1.00
10-24-97           2.00    1.00
10-24-97           3.00    1.00
10-24-97           6.00    1.00
10-24-97           7.00    1.00
10-24-97      65,381.94    1.00
10-24-97      67,991.86    1.00
10-24-97      68,204.50    1.00
10-24-97     176,049.43    1.00
10-24-97     453,534.15    1.00
10-24-97     654,415.59    1.00
10-24-97     693,208.36    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-24-97   1,338,810.92    1.00
10-24-97   1,344,894.00    1.00
10-24-97   1,364,621.55    1.00
10-27-97     113,389.66    1.00
10-27-97     152,803.71    1.00
10-27-97     245,038.91    1.00
10-27-97     341,528.14    1.00
10-27-97     462,965.83    1.00
10-27-97     543,796.99    1.00
10-27-97     614,811.79    1.00
10-27-97   1,326,910.99    1.00
10-27-97   1,350,523.91    1.00
10-28-97           0.22    1.00
10-28-97           0.34    1.00
10-28-97           0.43    1.00
10-28-97           0.83    1.00
10-28-97       3,445.60    1.00
10-28-97      26,766.30    1.00
10-28-97      52,962.75    1.00
10-28-97      56,198.68    1.00
10-28-97     225,493.36    1.00
10-28-97     280,219.55    1.00
10-28-97     633,519.63    1.00
10-28-97   1,188,505.18    1.00
10-28-97   2,486,849.41    1.00
10-29-97           1.00    1.00
10-29-97           1.00    1.00
10-29-97           1.00    1.00
10-29-97           2.00    1.00
10-29-97           3.00    1.00
10-29-97           6.00    1.00
10-29-97           7.00    1.00
10-29-97       2,752.00    1.00
10-29-97      10,000.00    1.00
10-29-97      24,284.70    1.00
10-29-97     116,996.10    1.00
10-29-97     472,057.22    1.00
10-29-97   2,298,716.36    1.00
10-29-97   2,560,264.69    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-29-97   2,739,003.35    1.00
10-29-97   3,558,617.23    1.00
10-29-97   4,318,495.59    1.00
10-29-97   5,599,396.35    1.00
10-30-97           1.00    1.00
10-30-97           1.00    1.00
10-30-97           1.00    1.00
10-30-97           1.00    1.00
10-30-97           3.00    1.00
10-30-97           6.00    1.00
10-30-97      18,856.63    1.00
10-30-97      57,966.58    1.00
10-30-97      89,643.79    1.00
10-30-97     292,697.46    1.00
10-30-97     394,552.01    1.00
10-30-97     879,956.53    1.00
10-30-97   1,026,608.86    1.00
10-30-97   2,766,744.77    1.00
10-31-97           0.78    1.00
10-31-97           1.00    1.00
10-31-97           1.00    1.00
10-31-97           1.00    1.00
10-31-97           1.00    1.00
10-31-97           2.00    1.00
10-31-97           3.00    1.00
10-31-97           5.00    1.00
10-31-97           6.00    1.00
10-31-97           7.00    1.00
10-31-97     639,655.84    1.00
10-31-97     771,253.38    1.00
10-31-97     981,693.04    1.00
10-31-97   1,133,711.92    1.00
10-31-97   1,441,583.75    1.00
10-31-97   1,812,065.62    1.00
10-31-97   4,521,803.92    1.00
11-03-97           0.64    1.00
11-03-97          42.43    1.00
11-03-97         215.57    1.00
11-03-97         286.56    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
11-03-97         314.45    1.00
11-03-97         321.01    1.00
11-03-97         414.17    1.00
11-03-97         886.27    1.00
11-03-97       1,041.37    1.00
11-03-97      14,921.74    1.00
11-03-97      79,436.20    1.00
11-03-97     147,678.65    1.00
11-03-97     160,995.68    1.00
11-03-97     336,125.93    1.00
11-03-97     385,903.08    1.00
11-03-97   1,475,661.62    1.00
11-03-97   1,589,670.73    1.00
11-03-97   2,323,428.87    1.00
11-04-97           1.00    1.00
11-04-97           1.00    1.00
11-04-97           1.00    1.00
11-04-97           1.00    1.00
11-04-97           1.00    1.00
11-04-97           2.00    1.00
11-04-97           3.00    1.00
11-04-97           5.00    1.00
11-04-97           6.00    1.00
11-04-97           8.00    1.00
11-04-97       3,235.74    1.00
11-04-97       5,288.82    1.00
11-04-97      10,000.00    1.00
11-04-97     646,142.42    1.00
11-04-97     815,386.67    1.00
11-04-97   1,308,031.89    1.00
11-04-97   1,535,062.97    1.00
11-04-97   1,979,708.57    1.00
11-04-97   3,431,320.29    1.00
11-05-97           0.96    1.00
11-05-97           0.97    1.00
11-05-97           1.00    1.00
11-05-97           1.81    1.00
11-05-97           2.10    1.00
11-05-97           3.26    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
11-05-97           5.96    1.00
11-05-97           7.99    1.00
11-05-97          11.42    1.00
11-05-97          16.33    1.00
11-05-97          16.44    1.00
11-05-97          21.16    1.00
11-05-97          50.67    1.00
11-05-97          58.85    1.00
11-05-97         148.06    1.00
11-05-97         177.89    1.00
11-05-97         413.01    1.00
11-05-97         444.51    1.00
11-05-97      13,202.54    1.00
11-05-97      21,875.66    1.00
11-05-97      67,140.52    1.00
11-05-97      90,308.96    1.00
11-05-97     476,618.97    1.00
11-05-97     481,557.34    1.00
11-05-97     562,326.71    1.00
11-05-97     629,255.99    1.00
11-06-97           1.00    1.00
11-06-97           1.00    1.00
11-06-97           1.00    1.00
11-06-97           1.00    1.00
11-06-97           1.00    1.00
11-06-97           3.00    1.00
11-06-97           5.00    1.00
11-06-97           6.00    1.00
11-06-97           8.00    1.00
11-06-97       8,721.61    1.00
11-06-97      33,302.12    1.00
11-06-97     193,588.94    1.00
11-06-97     350,869.82    1.00
11-07-97           1.00    1.00
11-07-97           1.00    1.00
11-07-97           1.00    1.00
11-07-97           1.00    1.00
11-07-97           1.00    1.00
11-07-97           3.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
11-07-97           5.00    1.00
11-07-97           6.00    1.00
11-07-97           8.00    1.00
11-07-97       2,041.85    1.00
11-07-97       8,137.50    1.00
11-07-97      94,043.99    1.00
11-07-97     100,000.00    1.00
11-07-97     189,365.53    1.00
11-07-97     326,265.12    1.00
11-07-97     495,279.62    1.00
11-07-97     709,748.47    1.00
11-10-97       3,339.87    1.00
11-10-97      24,314.91    1.00
11-10-97      26,230.89    1.00
11-10-97      67,186.95    1.00
11-10-97     107,721.37    1.00
11-10-97     184,828.11    1.00
11-10-97     212,228.71    1.00
11-10-97     890,504.18    1.00
11-10-97   2,008,616.64    1.00
11-12-97           1.00    1.00
11-12-97           1.00    1.00
11-12-97           1.00    1.00
11-12-97           1.00    1.00
11-12-97           1.00    1.00
11-12-97           1.00    1.00
11-12-97           1.00    1.00
11-12-97           3.00    1.00
11-12-97           5.00    1.00
11-12-97           8.00    1.00
11-12-97       3,785.27    1.00
11-12-97      16,743.75    1.00
11-12-97      17,522.50    1.00
11-12-97      59,837.62    1.00
11-12-97      88,255.61    1.00
11-12-97      99,977.00    1.00
11-12-97     280,211.34    1.00
11-12-97     524,432.66    1.00
11-13-97           1.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
11-13-97           1.00    1.00
11-13-97           1.00    1.00
11-13-97           1.00    1.00
11-13-97           3.00    1.00
11-13-97           6.00    1.00
11-13-97           8.00    1.00
11-13-97         179.99    1.00
11-13-97      13,249.77    1.00
11-13-97      24,048.86    1.00
11-13-97      40,850.05    1.00
11-13-97      49,785.97    1.00
11-13-97     220,039.97    1.00
11-13-97     426,663.70    1.00
11-13-97     480,605.86    1.00
11-13-97     577,553.07    1.00
11-13-97     710,265.84    1.00
11-13-97     939,988.26    1.00
11-13-97   1,119,115.89    1.00
11-13-97   1,381,787.67    1.00
11-13-97   1,493,895.29    1.00
11-14-97           1.00    1.00
11-14-97           1.00    1.00
11-14-97           3.00    1.00
11-14-97           6.00    1.00
11-14-97         873.86    1.00
11-14-97       1,272.13    1.00
11-14-97       7,777.85    1.00
11-14-97      43,661.56    1.00
11-14-97     169,356.41    1.00
11-14-97     204,985.79    1.00
11-14-97     231,144.36    1.00
11-14-97     293,069.76    1.00
11-14-97     351,380.39    1.00
11-14-97     409,207.74    1.00
11-14-97     444,388.01    1.00
11-14-97     499,928.99    1.00
11-14-97   1,104,887.48    1.00
11-17-97           0.73    1.00
11-17-97         719.05    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
11-17-97       1,042.96    1.00
11-17-97       1,582.27    1.00
11-17-97      18,487.89    1.00
11-17-97      27,162.16    1.00
11-17-97      29,960.56    1.00
11-17-97      49,355.81    1.00
11-17-97     142,907.72    1.00
11-17-97     294,295.28    1.00
11-17-97     298,294.16    1.00
11-17-97     358,965.88    1.00
11-17-97     441,917.90    1.00
11-28-97   1,059,472.12    1.00

943,342,377.42 DECREASES
 IN 2393 TRANS                                                             943,342,377.42  943,342,377.42           0.00
DATE         SHARES/PAR   PRICE
------- -------------- -------
12-03-96     535,246.48    1.00
12-11-96     423,135.33    1.00
12-27-96         814.37    1.00
12-27-96       4,445.96    1.00
12-27-96       5,243.87    1.00
12-27-96       8,127.25    1.00
12-27-96      16,143.34    1.00
12-27-96      35,115.62    1.00
12-27-96      69,721.42    1.00
12-27-96     152,240.87    1.00
12-27-96     219,879.25    1.00
12-27-96     363,777.51    1.00
12-27-96     960,071.93    1.00
12-27-96   1,195,249.10    1.00
12-27-96   1,380,590.56    1.00
12-27-96   1,430,123.52    1.00
12-27-96   1,628,025.81    1.00
12-27-96   4,661,670.33    1.00
12-27-96   5,338,816.29    1.00
12-27-96   9,255,275.30    1.00
12-30-96           0.19    1.00
12-30-96           2.17    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-30-96           4.82    1.00
12-30-96          10.68    1.00
12-30-96          10.73    1.00
12-30-96          15.77    1.00
12-30-96          17.38    1.00
12-30-96          18.38    1.00
12-30-96          21.41    1.00
12-30-96          34.51    1.00
12-30-96          65.96    1.00
12-30-96          81.35    1.00
12-30-96          86.14    1.00
12-30-96         104.44    1.00
12-30-96         118.74    1.00
12-30-96         225.85    1.00
12-30-96         308.03    1.00
12-30-96       1,793.50    1.00
12-30-96       4,832.87    1.00
12-30-96       6,889.47    1.00
12-30-96      38,272.56    1.00
12-30-96      44,493.62    1.00
12-30-96     116,445.97    1.00
12-30-96     296,415.32    1.00
12-30-96     456,049.46    1.00
12-30-96     872,884.77    1.00
12-30-96   2,227,127.54    1.00
12-30-96   3,344,592.83    1.00
12-31-96         445.61    1.00
12-31-96         590.32    1.00
12-31-96      41,995.86    1.00
12-31-96      46,763.90    1.00
12-31-96     172,089.21    1.00
12-31-96     245,531.08    1.00
12-31-96     421,568.45    1.00
12-31-96     694,401.31    1.00
12-31-96     904,789.52    1.00
12-31-96   1,461,279.18    1.00
01-27-97           0.03    1.00
01-27-97           0.47    1.00
01-27-97           0.57    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-27-97           1.32    1.00
01-27-97           1.53    1.00
01-27-97           2.06    1.00
01-27-97           2.09    1.00
01-27-97           7.94    1.00
01-27-97         155.17    1.00
01-27-97         172.31    1.00
01-27-97         695.29    1.00
01-27-97      27,815.94    1.00
01-27-97     193,189.05    1.00
01-27-97     390,379.63    1.00
01-27-97     601,575.52    1.00
01-27-97   1,089,149.19    1.00
01-27-97   2,764,300.99    1.00
01-27-97   3,924,433.11    1.00
01-28-97       1,784.73    1.00
01-28-97       1,990.08    1.00
01-28-97      25,250.66    1.00
01-28-97      78,277.50    1.00
01-28-97     149,202.78    1.00
01-28-97     164,450.54    1.00
01-28-97     241,358.68    1.00
01-28-97     325,342.24    1.00
01-28-97     342,022.30    1.00
01-28-97     344,900.13    1.00
01-28-97     440,784.63    1.00
01-28-97   2,080,800.73    1.00
01-29-97      48,985.86    1.00
01-29-97     146,215.68    1.00
01-29-97     830,083.00    1.00
01-29-97     999,834.87    1.00
01-30-97           3.17    1.00
01-30-97       2,644.80    1.00
01-30-97      10,589.56    1.00
01-30-97      23,193.56    1.00
01-30-97     260,516.06    1.00
01-30-97     514,457.30    1.00
01-30-97     542,080.87    1.00
01-30-97     561,103.48    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-30-97   1,035,501.89    1.00
01-30-97   2,667,202.91    1.00
01-31-97           0.30    1.00
01-31-97          27.20    1.00
01-31-97      15,590.27    1.00
01-31-97     132,405.74    1.00
01-31-97     147,256.65    1.00
01-31-97     161,306.42    1.00
01-31-97     284,542.53    1.00
02-27-97           0.55    1.00
02-27-97           1.77    1.00
02-27-97          14.56    1.00
02-27-97       1,563.34    1.00
02-27-97       1,648.24    1.00
02-27-97     214,293.72    1.00
02-27-97     217,000.88    1.00
02-27-97     682,154.82    1.00
02-27-97     852,845.09    1.00
02-27-97   1,458,673.60    1.00
02-27-97   1,850,283.02    1.00
02-27-97   8,705,724.78    1.00
02-28-97          23.36    1.00
02-28-97      76,278.50    1.00
02-28-97      80,263.66    1.00
02-28-97     147,673.55    1.00
02-28-97     344,335.43    1.00
02-28-97     347,411.33    1.00
02-28-97     820,584.77    1.00
02-28-97   1,165,846.52    1.00
03-03-97           0.02    1.00
03-03-97           3.05    1.00
03-03-97           3.21    1.00
03-03-97           3.53    1.00
03-03-97           4.23    1.00
03-03-97           4.39    1.00
03-03-97           5.87    1.00
03-03-97          11.57    1.00
03-03-97          20.34    1.00
03-03-97          31.54    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-03-97          68.93    1.00
03-03-97         355.31    1.00
03-03-97      40,338.14    1.00
03-03-97      67,816.27    1.00
03-03-97     112,953.46    1.00
03-03-97     166,984.40    1.00
03-03-97     227,184.57    1.00
03-03-97     492,242.88    1.00
03-03-97   1,328,699.95    1.00
03-04-97           0.05    1.00
03-04-97      11,759.00    1.00
03-04-97      22,911.32    1.00
03-04-97      58,839.14    1.00
03-04-97      76,076.67    1.00
03-04-97      90,612.53    1.00
03-04-97     180,653.75    1.00
03-04-97     246,374.73    1.00
03-04-97     284,019.85    1.00
03-04-97     373,709.35    1.00
03-04-97     535,698.61    1.00
03-04-97     858,540.88    1.00
03-05-97      26,038.03    1.00
03-05-97      82,103.58    1.00
03-05-97     178,156.41    1.00
03-05-97     184,048.85    1.00
03-05-97     478,009.75    1.00
03-05-97     904,879.61    1.00
03-05-97   1,209,594.52    1.00
03-05-97   2,210,558.26    1.00
03-06-97           0.05    1.00
03-06-97           2.04    1.00
03-06-97           7.87    1.00
03-06-97     207,568.73    1.00
03-06-97     314,089.93    1.00
03-06-97     409,333.87    1.00
03-06-97   1,127,494.72    1.00
03-07-97     103,473.36    1.00
03-07-97     116,492.12    1.00
03-07-97     138,501.18    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-07-97     335,518.50    1.00
03-07-97   1,229,899.88    1.00
03-07-97   8,814,703.32    1.00
03-10-97           0.63    1.00
03-10-97           3.42    1.00
03-10-97           4.02    1.00
03-10-97           4.06    1.00
03-10-97           8.60    1.00
03-10-97          11.08    1.00
03-10-97          24.47    1.00
03-10-97          25.43    1.00
03-10-97          32.06    1.00
03-10-97          34.07    1.00
03-10-97          37.28    1.00
03-10-97          39.78    1.00
03-10-97          64.37    1.00
03-10-97          77.83    1.00
03-10-97         199.83    1.00
03-10-97         377.13    1.00
03-10-97         554.88    1.00
03-10-97         624.18    1.00
03-10-97         667.21    1.00
03-10-97         976.57    1.00
03-10-97     211,716.04    1.00
03-10-97     241,566.80    1.00
03-10-97     413,484.92    1.00
03-10-97     511,011.01    1.00
03-10-97   1,173,702.38    1.00
03-10-97   1,738,290.01    1.00
03-11-97           0.36    1.00
03-11-97         185.12    1.00
03-11-97      16,724.44    1.00
03-11-97      83,645.60    1.00
03-11-97     109,820.73    1.00
03-11-97     140,547.20    1.00
03-11-97     142,393.19    1.00
03-11-97     152,793.06    1.00
03-11-97     326,243.12    1.00
03-11-97     486,695.26    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-11-97   2,203,670.18    1.00
03-12-97           0.21    1.00
03-12-97           0.43    1.00
03-12-97     161,545.00    1.00
03-12-97     193,500.30    1.00
03-12-97     255,055.05    1.00
03-12-97     363,348.18    1.00
03-12-97     368,207.76    1.00
03-12-97     782,927.01    1.00
03-13-97           2.00    1.00
03-13-97      49,535.35    1.00
03-13-97      65,728.84    1.00
03-13-97      68,305.73    1.00
03-13-97     218,632.60    1.00
03-13-97   2,051,349.01    1.00
03-14-97      34,512.02    1.00
03-14-97      35,636.56    1.00
03-14-97     106,212.42    1.00
03-14-97     185,050.24    1.00
03-14-97   1,309,386.47    1.00
03-14-97   8,236,364.38    1.00
03-17-97           0.38    1.00
03-17-97           3.59    1.00
03-17-97           3.76    1.00
03-17-97           4.05    1.00
03-17-97           4.07    1.00
03-17-97           4.40    1.00
03-17-97           5.55    1.00
03-17-97          20.52    1.00
03-17-97          33.95    1.00
03-17-97          64.31    1.00
03-17-97          77.76    1.00
03-17-97          96.77    1.00
03-17-97         208.44    1.00
03-17-97         377.40    1.00
03-17-97         555.20    1.00
03-17-97         624.65    1.00
03-17-97         653.60    1.00
03-17-97         977.27    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-17-97      73,948.63    1.00
03-17-97      94,710.45    1.00
03-17-97     141,709.67    1.00
03-17-97     368,990.01    1.00
03-17-97     703,474.58    1.00
03-17-97   1,150,353.25    1.00
03-17-97   1,394,428.37    1.00
03-18-97           0.30    1.00
03-18-97           0.74    1.00
03-18-97      13,895.05    1.00
03-18-97      15,520.69    1.00
03-18-97      18,321.31    1.00
03-18-97      31,536.22    1.00
03-18-97     188,961.67    1.00
03-18-97     317,298.28    1.00
03-18-97     370,881.91    1.00
03-18-97     396,795.49    1.00
03-18-97     491,410.40    1.00
03-18-97     784,616.12    1.00
03-19-97       8,614.10    1.00
03-19-97      64,258.63    1.00
03-19-97     117,223.45    1.00
03-19-97     131,827.03    1.00
03-19-97     197,633.18    1.00
03-19-97     797,489.68    1.00
03-19-97   3,566,289.12    1.00
03-20-97           6.48    1.00
03-20-97       1,809.28    1.00
03-20-97      22,967.50    1.00
03-20-97      64,405.45    1.00
03-20-97     113,812.47    1.00
03-20-97     141,313.00    1.00
03-20-97     614,549.17    1.00
03-20-97     755,515.54    1.00
03-20-97   1,350,751.35    1.00
03-20-97  11,297,781.84    1.00
03-21-97      21,895.51    1.00
03-21-97     101,011.20    1.00
03-21-97     150,329.40    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-21-97     167,115.95    1.00
03-21-97     218,267.36    1.00
03-21-97     294,018.50    1.00
03-21-97     735,687.33    1.00
03-21-97   1,330,980.72    1.00
03-24-97           0.36    1.00
03-24-97           0.85    1.00
03-24-97           1.95    1.00
03-24-97           2.48    1.00
03-24-97           3.02    1.00
03-24-97           3.24    1.00
03-24-97           3.55    1.00
03-24-97           5.52    1.00
03-24-97          32.62    1.00
03-24-97          33.41    1.00
03-24-97          43.49    1.00
03-24-97          63.62    1.00
03-24-97          76.74    1.00
03-24-97         375.93    1.00
03-24-97         552.47    1.00
03-24-97         635.16    1.00
03-24-97         654.12    1.00
03-24-97         975.07    1.00
03-24-97       5,754.31    1.00
03-24-97      86,708.81    1.00
03-24-97     124,201.32    1.00
03-24-97     203,399.94    1.00
03-24-97     212,008.73    1.00
03-24-97     382,330.12    1.00
03-24-97     479,470.77    1.00
03-24-97     530,979.65    1.00
03-24-97     793,481.10    1.00
03-24-97     997,704.03    1.00
03-24-97   1,573,895.67    1.00
03-24-97   5,339,099.43    1.00
03-25-97      69,339.68    1.00
03-25-97     145,543.38    1.00
03-26-97           0.48    1.00
03-26-97           0.63    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-26-97           1.06    1.00
03-26-97           1.93    1.00
03-26-97           1.95    1.00
03-26-97           1.99    1.00
03-26-97           2.19    1.00
03-26-97           3.05    1.00
03-26-97           4.71    1.00
03-26-97          11.15    1.00
03-26-97          19.50    1.00
03-26-97          23.81    1.00
03-26-97          24.90    1.00
03-26-97          47.08    1.00
03-26-97          56.91    1.00
03-26-97         459.84    1.00
03-26-97         482.21    1.00
03-26-97         718.86    1.00
03-26-97       6,275.66    1.00
03-26-97      20,347.64    1.00
03-26-97      43,155.24    1.00
03-26-97     226,842.24    1.00
03-26-97     487,967.03    1.00
03-26-97     514,817.04    1.00
03-26-97   1,146,413.91    1.00
03-26-97   1,485,817.97    1.00
03-26-97   2,978,751.73    1.00
03-27-97      41,476.61    1.00
03-27-97     324,258.50    1.00
03-27-97     363,757.21    1.00
03-27-97   1,066,548.42    1.00
03-27-97  11,065,334.39    1.00
03-31-97           0.34    1.00
03-31-97           0.57    1.00
03-31-97           0.59    1.00
03-31-97           0.62    1.00
03-31-97           0.62    1.00
03-31-97           0.80    1.00
03-31-97           1.17    1.00
03-31-97           1.31    1.00
03-31-97           1.76    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-31-97           2.77    1.00
03-31-97           5.11    1.00
03-31-97           8.59    1.00
03-31-97          32.10    1.00
03-31-97          33.55    1.00
03-31-97          63.60    1.00
03-31-97         375.42    1.00
03-31-97         622.01    1.00
03-31-97         652.25    1.00
03-31-97      73,666.40    1.00
03-31-97     187,708.77    1.00
03-31-97     385,117.68    1.00
03-31-97     666,343.93    1.00
03-31-97   1,806,942.61    1.00
03-31-97   2,572,634.72    1.00
04-01-97           0.06    1.00
04-01-97           0.21    1.00
04-01-97           0.34    1.00
04-01-97           0.35    1.00
04-01-97           0.39    1.00
04-01-97      39,714.62    1.00
04-01-97      47,303.32    1.00
04-01-97     101,686.31    1.00
04-01-97     316,947.44    1.00
04-01-97     365,697.95    1.00
04-01-97     545,349.96    1.00
04-01-97     621,132.97    1.00
04-01-97   2,511,750.68    1.00
04-01-97   5,173,203.43    1.00
04-02-97           0.45    1.00
04-02-97      52,035.40    1.00
04-02-97     103,750.00    1.00
04-02-97     344,730.35    1.00
04-02-97   1,184,065.72    1.00
04-02-97   2,693,925.82    1.00
04-03-97      29,970.22    1.00
04-03-97     131,244.64    1.00
04-03-97     175,544.77    1.00
04-03-97     310,627.55    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-03-97     330,171.91    1.00
04-03-97     600,513.68    1.00
04-03-97     838,836.47    1.00
04-03-97   1,449,433.85    1.00
04-03-97   1,497,812.04    1.00
04-03-97   2,959,425.75    1.00
04-04-97         923.48    1.00
04-04-97      59,414.66    1.00
04-04-97     246,827.87    1.00
04-04-97     280,406.50    1.00
04-04-97     310,663.41    1.00
04-04-97     330,957.75    1.00
04-04-97     999,332.90    1.00
04-04-97   1,571,682.70    1.00
04-04-97   1,695,718.68    1.00
04-07-97           2.84    1.00
04-07-97           3.03    1.00
04-07-97           3.17    1.00
04-07-97           3.53    1.00
04-07-97           3.62    1.00
04-07-97           3.76    1.00
04-07-97           7.53    1.00
04-07-97           8.88    1.00
04-07-97          31.57    1.00
04-07-97          32.97    1.00
04-07-97          52.61    1.00
04-07-97          62.90    1.00
04-07-97          81.47    1.00
04-07-97          97.76    1.00
04-07-97         350.20    1.00
04-07-97         374.17    1.00
04-07-97         620.10    1.00
04-07-97         652.70    1.00
04-07-97       4,858.10    1.00
04-07-97       8,272.79    1.00
04-07-97      32,318.14    1.00
04-07-97      42,897.51    1.00
04-07-97      59,722.53    1.00
04-07-97      61,085.30    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-07-97     176,002.83    1.00
04-07-97     239,992.99    1.00
04-07-97     867,283.61    1.00
04-07-97   1,377,314.16    1.00
04-08-97      25,845.64    1.00
04-08-97      39,491.50    1.00
04-08-97     158,890.11    1.00
04-08-97     178,178.58    1.00
04-08-97     180,503.82    1.00
04-08-97     590,530.08    1.00
04-09-97           1.75    1.00
04-09-97       3,382.59    1.00
04-09-97       4,542.00    1.00
04-09-97       7,489.85    1.00
04-09-97      71,167.11    1.00
04-09-97     121,016.65    1.00
04-09-97     224,419.59    1.00
04-10-97           0.01    1.00
04-10-97      82,387.50    1.00
04-10-97      84,962.40    1.00
04-10-97     124,718.92    1.00
04-10-97     234,798.56    1.00
04-10-97     384,570.42    1.00
04-10-97     453,578.59    1.00
04-10-97   1,346,812.24    1.00
04-10-97   1,885,427.63    1.00
04-10-97   1,895,937.43    1.00
04-11-97           2.17    1.00
04-11-97      15,000.00    1.00
04-11-97      23,350.60    1.00
04-11-97      43,035.76    1.00
04-11-97     121,565.81    1.00
04-11-97     132,855.30    1.00
04-14-97           0.44    1.00
04-14-97           1.55    1.00
04-14-97           3.52    1.00
04-14-97           4.00    1.00
04-14-97           4.11    1.00
04-14-97           4.41    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-14-97           4.50    1.00
04-14-97           7.70    1.00
04-14-97          12.12    1.00
04-14-97          26.58    1.00
04-14-97          31.49    1.00
04-14-97          32.04    1.00
04-14-97          32.86    1.00
04-14-97          63.07    1.00
04-14-97          85.73    1.00
04-14-97         359.17    1.00
04-14-97         374.45    1.00
04-14-97         620.73    1.00
04-14-97         646.61    1.00
04-14-97       9,324.49    1.00
04-14-97      12,161.73    1.00
04-14-97     215,527.50    1.00
04-14-97     259,414.13    1.00
04-14-97     327,909.68    1.00
04-14-97     432,130.84    1.00
04-14-97     640,143.35    1.00
04-14-97     724,355.98    1.00
04-14-97     841,129.42    1.00
04-14-97   1,821,088.33    1.00
04-15-97      55,062.71    1.00
04-15-97     116,729.16    1.00
04-15-97     155,004.80    1.00
04-15-97     159,936.00    1.00
04-15-97     190,539.45    1.00
04-15-97     843,015.80    1.00
04-15-97   2,405,336.41    1.00
04-16-97       4,484.96    1.00
04-16-97      12,250.52    1.00
04-16-97      32,843.61    1.00
04-16-97      95,954.36    1.00
04-16-97     357,923.34    1.00
04-16-97     648,371.60    1.00
04-17-97      27,192.68    1.00
04-17-97      43,804.64    1.00
04-17-97     134,930.38    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-17-97     436,062.76    1.00
04-17-97     459,118.80    1.00
04-17-97     609,533.05    1.00
04-17-97     741,762.59    1.00
04-18-97       7,559.89    1.00
04-18-97      30,048.00    1.00
04-18-97     278,568.10    1.00
04-18-97     360,861.97    1.00
04-18-97     756,679.33    1.00
04-18-97   1,086,678.01    1.00
04-21-97           0.16    1.00
04-21-97           2.45    1.00
04-21-97           3.35    1.00
04-21-97           4.11    1.00
04-21-97           4.49    1.00
04-21-97           7.39    1.00
04-21-97          11.88    1.00
04-21-97          31.43    1.00
04-21-97          31.44    1.00
04-21-97          36.59    1.00
04-21-97          63.25    1.00
04-21-97          82.55    1.00
04-21-97          85.61    1.00
04-21-97          98.62    1.00
04-21-97         359.40    1.00
04-21-97         365.63    1.00
04-21-97         374.08    1.00
04-21-97         619.02    1.00
04-21-97         903.83    1.00
04-21-97      91,977.41    1.00
04-21-97      95,183.15    1.00
04-21-97     163,845.24    1.00
04-21-97     288,254.16    1.00
04-21-97     697,802.63    1.00
04-22-97       6,612.45    1.00
04-22-97      15,106.24    1.00
04-22-97      22,484.42    1.00
04-22-97      34,371.50    1.00
04-22-97     131,110.64    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-22-97     152,840.26    1.00
04-22-97     163,739.11    1.00
04-22-97     316,113.60    1.00
04-22-97     471,583.14    1.00
04-22-97   1,101,850.55    1.00
04-23-97         151.14    1.00
04-23-97      11,012.17    1.00
04-23-97     135,307.70    1.00
04-23-97     172,169.32    1.00
04-23-97     594,295.13    1.00
04-24-97           1.00    1.00
04-24-97       7,622.27    1.00
04-24-97      16,360.20    1.00
04-24-97      19,020.59    1.00
04-24-97      58,046.80    1.00
04-24-97     106,849.03    1.00
04-24-97     365,432.00    1.00
04-24-97     658,451.59    1.00
04-24-97   1,405,076.39    1.00
04-25-97           3.40    1.00
04-25-97      87,740.71    1.00
04-25-97     171,899.74    1.00
04-25-97     216,760.02    1.00
04-25-97     467,353.70    1.00
04-25-97     616,836.53    1.00
04-28-97           2.58    1.00
04-28-97           3.63    1.00
04-28-97           4.18    1.00
04-28-97           4.69    1.00
04-28-97           5.02    1.00
04-28-97           5.41    1.00
04-28-97           8.02    1.00
04-28-97          12.22    1.00
04-28-97          15.03    1.00
04-28-97          31.85    1.00
04-28-97          36.16    1.00
04-28-97          63.75    1.00
04-28-97          86.52    1.00
04-28-97         360.06    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
04-28-97         370.03    1.00
04-28-97         375.63    1.00
04-28-97         636.50    1.00
04-28-97         907.47    1.00
04-28-97      36,410.98    1.00
04-28-97      47,531.78    1.00
04-28-97      75,784.48    1.00
04-28-97     193,644.65    1.00
04-28-97     294,822.12    1.00
04-28-97     548,280.24    1.00
04-28-97     889,402.60    1.00
04-28-97   1,475,389.79    1.00
04-28-97   2,658,224.88    1.00
04-29-97      36,619.72    1.00
04-29-97      42,175.47    1.00
04-29-97      72,894.83    1.00
04-29-97     156,183.09    1.00
04-29-97     175,953.64    1.00
04-29-97   1,708,516.95    1.00
04-29-97   1,908,263.58    1.00
04-30-97      20,208.30    1.00
04-30-97      61,971.07    1.00
04-30-97     347,688.35    1.00
04-30-97     414,811.11    1.00
04-30-97     580,907.58    1.00
05-01-97           1.86    1.00
05-01-97           2.00    1.00
05-01-97           2.04    1.00
05-01-97           2.04    1.00
05-01-97           2.47    1.00
05-01-97           3.57    1.00
05-01-97           4.12    1.00
05-01-97           4.37    1.00
05-01-97           5.98    1.00
05-01-97          10.04    1.00
05-01-97          17.33    1.00
05-01-97         825.86    1.00
05-01-97      85,257.43    1.00
05-01-97     110,220.65    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-01-97     353,005.90    1.00
05-01-97     543,952.33    1.00
05-01-97     731,136.26    1.00
05-01-97   1,335,921.31    1.00
05-01-97   1,601,788.12    1.00
05-02-97     133,351.11    1.00
05-02-97     147,822.89    1.00
05-02-97   1,387,800.17    1.00
05-05-97           0.59    1.00
05-05-97           1.11    1.00
05-05-97           1.32    1.00
05-05-97           1.49    1.00
05-05-97           1.63    1.00
05-05-97           1.64    1.00
05-05-97           1.70    1.00
05-05-97           2.66    1.00
05-05-97           2.72    1.00
05-05-97           4.96    1.00
05-05-97           5.25    1.00
05-05-97           8.97    1.00
05-05-97          25.97    1.00
05-05-97         323.41    1.00
05-05-97         561.67    1.00
05-05-97       1,034.21    1.00
05-05-97       7,932.06    1.00
05-05-97      60,125.36    1.00
05-05-97     117,642.49    1.00
05-05-97     176,913.39    1.00
05-05-97     367,027.56    1.00
05-05-97     685,410.00    1.00
05-05-97   1,081,446.26    1.00
05-05-97   1,952,871.25    1.00
05-06-97      53,483.30    1.00
05-06-97      54,952.84    1.00
05-06-97      94,445.15    1.00
05-06-97     113,724.97    1.00
05-06-97     189,388.12    1.00
05-06-97     502,720.91    1.00
05-06-97   1,154,307.34    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-06-97   1,531,693.69    1.00
05-07-97           2.77    1.00
05-07-97      58,170.13    1.00
05-07-97      72,600.67    1.00
05-07-97     181,810.46    1.00
05-07-97     203,933.32    1.00
05-07-97     354,317.33    1.00
05-07-97     390,113.76    1.00
05-07-97     422,768.75    1.00
05-08-97           0.74    1.00
05-08-97           4.42    1.00
05-08-97          18.89    1.00
05-08-97      18,562.17    1.00
05-08-97      31,561.23    1.00
05-08-97     103,595.94    1.00
05-08-97     183,402.73    1.00
05-08-97     303,127.82    1.00
05-08-97   3,321,759.70    1.00
05-09-97     148,166.26    1.00
05-09-97     157,199.24    1.00
05-09-97     200,286.02    1.00
05-09-97     231,689.29    1.00
05-09-97     261,019.64    1.00
05-09-97     322,778.67    1.00
05-09-97     497,699.06    1.00
05-09-97   2,152,617.02    1.00
05-09-97  11,854,918.91    1.00
05-12-97           1.26    1.00
05-12-97           1.88    1.00
05-12-97           2.62    1.00
05-12-97           3.25    1.00
05-12-97           3.67    1.00
05-12-97           3.84    1.00
05-12-97           3.91    1.00
05-12-97           4.17    1.00
05-12-97           4.31    1.00
05-12-97           6.88    1.00
05-12-97           9.56    1.00
05-12-97          12.70    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-12-97          20.13    1.00
05-12-97          32.86    1.00
05-12-97         372.10    1.00
05-12-97         376.31    1.00
05-12-97         625.87    1.00
05-12-97       1,060.66    1.00
05-12-97      10,814.38    1.00
05-12-97      68,098.73    1.00
05-12-97     173,940.97    1.00
05-12-97     218,619.90    1.00
05-12-97     270,467.33    1.00
05-12-97     800,606.06    1.00
05-12-97   1,150,232.88    1.00
05-13-97      21,184.41    1.00
05-13-97     155,579.71    1.00
05-13-97     177,709.83    1.00
05-13-97     360,392.53    1.00
05-13-97     438,434.36    1.00
05-13-97     442,779.68    1.00
05-13-97     492,287.40    1.00
05-13-97     812,910.31    1.00
05-14-97       9,970.45    1.00
05-14-97     116,256.39    1.00
05-14-97     275,531.95    1.00
05-14-97     629,746.19    1.00
05-14-97   2,200,674.74    1.00
05-15-97      19,524.05    1.00
05-15-97      32,512.38    1.00
05-15-97     258,729.80    1.00
05-15-97     391,250.18    1.00
05-15-97     695,712.34    1.00
05-16-97      64,147.80    1.00
05-16-97     122,750.68    1.00
05-16-97     234,315.55    1.00
05-16-97     701,930.63    1.00
05-16-97     782,119.24    1.00
05-16-97     859,267.09    1.00
05-16-97     885,430.61    1.00
05-16-97   1,052,438.51    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-19-97           3.81    1.00
05-19-97           4.00    1.00
05-19-97           4.02    1.00
05-19-97           4.61    1.00
05-19-97           4.61    1.00
05-19-97           5.84    1.00
05-19-97           7.32    1.00
05-19-97          11.46    1.00
05-19-97          16.22    1.00
05-19-97          20.97    1.00
05-19-97          32.99    1.00
05-19-97          38.33    1.00
05-19-97          70.88    1.00
05-19-97          83.82    1.00
05-19-97         370.16    1.00
05-19-97         379.17    1.00
05-19-97         552.94    1.00
05-19-97         627.40    1.00
05-19-97         638.34    1.00
05-19-97         911.94    1.00
05-19-97      68,150.40    1.00
05-19-97     102,148.13    1.00
05-19-97     383,571.57    1.00
05-19-97     472,458.07    1.00
05-20-97       4,583.61    1.00
05-20-97     104,360.05    1.00
05-20-97     133,088.29    1.00
05-20-97     310,989.27    1.00
05-20-97     663,504.21    1.00
05-20-97     837,554.28    1.00
05-20-97     851,883.06    1.00
05-21-97           0.04    1.00
05-21-97      30,090.00    1.00
05-21-97      51,078.30    1.00
05-21-97     255,563.27    1.00
05-21-97     550,694.36    1.00
05-21-97     618,684.82    1.00
05-21-97     787,394.95    1.00
05-22-97           6.35    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-22-97     111,537.05    1.00
05-22-97     209,121.49    1.00
05-22-97     211,715.21    1.00
05-22-97     626,962.50    1.00
05-22-97     718,550.46    1.00
05-22-97     807,438.70    1.00
05-22-97   1,067,043.76    1.00
05-23-97       6,402.72    1.00
05-23-97      29,626.90    1.00
05-23-97      73,560.61    1.00
05-23-97      87,918.28    1.00
05-23-97     102,339.67    1.00
05-23-97     135,464.79    1.00
05-23-97     473,370.80    1.00
05-27-97           3.30    1.00
05-27-97           3.73    1.00
05-27-97           3.80    1.00
05-27-97           4.04    1.00
05-27-97           4.18    1.00
05-27-97           4.70    1.00
05-27-97           8.01    1.00
05-27-97          16.15    1.00
05-27-97          21.38    1.00
05-27-97          32.84    1.00
05-27-97          38.99    1.00
05-27-97          72.13    1.00
05-27-97          83.53    1.00
05-27-97         370.18    1.00
05-27-97         380.25    1.00
05-27-97         552.74    1.00
05-27-97         627.79    1.00
05-27-97         638.37    1.00
05-27-97         912.05    1.00
05-27-97      73,511.48    1.00
05-27-97     427,656.10    1.00
05-27-97     429,830.37    1.00
05-27-97     430,650.00    1.00
05-27-97     451,092.49    1.00
05-27-97   1,433,499.29    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-27-97   2,099,169.18    1.00
05-28-97      20,588.33    1.00
05-28-97      44,258.76    1.00
05-28-97      60,983.73    1.00
05-28-97      69,119.62    1.00
05-28-97     211,218.18    1.00
05-28-97     254,967.53    1.00
05-28-97     299,308.10    1.00
05-28-97     556,428.99    1.00
05-28-97     624,696.00    1.00
05-29-97         349.00    1.00
05-29-97       1,439.33    1.00
05-29-97       6,704.26    1.00
05-29-97      40,038.15    1.00
05-29-97      98,412.09    1.00
05-29-97     431,645.04    1.00
05-29-97     828,804.92    1.00
05-29-97   1,462,561.50    1.00
05-30-97          19.96    1.00
05-30-97      11,515.19    1.00
05-30-97      44,902.45    1.00
05-30-97     111,319.84    1.00
05-30-97     120,266.03    1.00
05-30-97     121,506.00    1.00
05-30-97     258,933.12    1.00
05-30-97     557,651.40    1.00
05-30-97     762,384.32    1.00
05-30-97   1,006,005.69    1.00
05-30-97   2,246,575.12    1.00
06-02-97           0.85    1.00
06-02-97           2.67    1.00
06-02-97           3.20    1.00
06-02-97           3.78    1.00
06-02-97          12.31    1.00
06-02-97          22.82    1.00
06-02-97          87.29    1.00
06-02-97      51,484.64    1.00
06-02-97      99,999.14    1.00
06-02-97     182,895.77    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-02-97     303,368.74    1.00
06-02-97     598,942.44    1.00
06-03-97     113,836.55    1.00
06-03-97     280,267.20    1.00
06-03-97     360,885.59    1.00
06-03-97     490,757.60    1.00
06-03-97     668,833.33    1.00
06-03-97     911,491.70    1.00
06-03-97     978,679.42    1.00
06-04-97      19,759.30    1.00
06-04-97      28,778.70    1.00
06-04-97      47,439.41    1.00
06-04-97      67,098.51    1.00
06-04-97      72,025.48    1.00
06-04-97     143,301.01    1.00
06-04-97     190,080.13    1.00
06-04-97     377,299.03    1.00
06-04-97     551,440.15    1.00
06-04-97     614,537.51    1.00
06-04-97     712,860.59    1.00
06-04-97     734,866.68    1.00
06-05-97           8.09    1.00
06-05-97      15,802.29    1.00
06-05-97      47,799.22    1.00
06-05-97      61,415.65    1.00
06-05-97      67,887.92    1.00
06-05-97     328,723.74    1.00
06-05-97     474,674.22    1.00
06-05-97     614,634.90    1.00
06-05-97   1,681,824.05    1.00
06-06-97           3.23    1.00
06-06-97      43,977.87    1.00
06-06-97      67,757.40    1.00
06-06-97      67,898.56    1.00
06-06-97      91,782.00    1.00
06-06-97     159,342.37    1.00
06-06-97     866,372.18    1.00
06-06-97   1,160,676.32    1.00
06-06-97   5,238,795.48    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.
                                   -420-

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-09-97           4.00    1.00
06-09-97           4.13    1.00
06-09-97           5.96    1.00
06-09-97          10.39    1.00
06-09-97          16.31    1.00
06-09-97          72.74    1.00
06-09-97         104.38    1.00
06-09-97         141.45    1.00
06-09-97         143.53    1.00
06-09-97         372.01    1.00
06-09-97         383.19    1.00
06-09-97         385.76    1.00
06-09-97         630.43    1.00
06-09-97         635.43    1.00
06-09-97         912.50    1.00
06-09-97       1,701.33    1.00
06-09-97       3,861.47    1.00
06-09-97       8,498.73    1.00
06-09-97      92,421.64    1.00
06-09-97     133,397.46    1.00
06-09-97     293,182.67    1.00
06-09-97     295,170.26    1.00
06-09-97     402,651.18    1.00
06-09-97     529,968.00    1.00
06-09-97     755,451.10    1.00
06-09-97   1,336,625.05    1.00
06-09-97   2,431,688.94    1.00
06-10-97           0.11    1.00
06-10-97      22,851.17    1.00
06-10-97     197,716.25    1.00
06-10-97     405,144.50    1.00
06-11-97           0.17    1.00
06-11-97           0.33    1.00
06-11-97           0.50    1.00
06-11-97           0.61    1.00
06-11-97           0.69    1.00
06-11-97           1.00    1.00
06-11-97           1.47    1.00
06-11-97           2.11    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-11-97           2.88    1.00
06-11-97           5.53    1.00
06-11-97           7.47    1.00
06-11-97           7.72    1.00
06-11-97          12.51    1.00
06-11-97          12.65    1.00
06-11-97          18.27    1.00
06-11-97          28.22    1.00
06-11-97       3,569.04    1.00
06-11-97      11,307.93    1.00
06-11-97     103,283.80    1.00
06-11-97     104,097.05    1.00
06-11-97     176,683.60    1.00
06-11-97     218,571.28    1.00
06-11-97     296,289.60    1.00
06-11-97     427,211.18    1.00
06-11-97     628,424.27    1.00
06-11-97     834,168.57    1.00
06-11-97     936,823.86    1.00
06-12-97       6,319.10    1.00
06-12-97      77,469.37    1.00
06-12-97      88,414.50    1.00
06-12-97      89,766.01    1.00
06-12-97      89,844.24    1.00
06-12-97     168,294.44    1.00
06-12-97     521,431.63    1.00
06-12-97     529,897.44    1.00
06-12-97     740,217.80    1.00
06-13-97      47,296.72    1.00
06-13-97      54,243.51    1.00
06-13-97      96,874.05    1.00
06-13-97      99,002.30    1.00
06-13-97     252,227.72    1.00
06-13-97     344,293.79    1.00
06-13-97     360,272.97    1.00
06-13-97     383,229.03    1.00
06-13-97     449,548.03    1.00
06-13-97     601,487.57    1.00
06-13-97     665,877.85    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-16-97           1.41    1.00
06-16-97           1.54    1.00
06-16-97           1.91    1.00
06-16-97           1.92    1.00
06-16-97           1.96    1.00
06-16-97           2.33    1.00
06-16-97           2.75    1.00
06-16-97           2.88    1.00
06-16-97           3.02    1.00
06-16-97          12.25    1.00
06-16-97          12.50    1.00
06-16-97          16.58    1.00
06-16-97          31.53    1.00
06-16-97          73.49    1.00
06-16-97         143.56    1.00
06-16-97         373.69    1.00
06-16-97         624.01    1.00
06-16-97         632.64    1.00
06-16-97         913.46    1.00
06-16-97       1,416.99    1.00
06-16-97      29,292.32    1.00
06-16-97     286,165.29    1.00
06-16-97     611,620.16    1.00
06-16-97     660,229.49    1.00
06-16-97   1,004,877.93    1.00
06-17-97      81,226.06    1.00
06-17-97     131,652.31    1.00
06-17-97     380,607.70    1.00
06-17-97     711,073.27    1.00
06-17-97   1,037,644.65    1.00
06-17-97   1,491,588.71    1.00
06-18-97           0.52    1.00
06-18-97           0.79    1.00
06-18-97           0.79    1.00
06-18-97           0.90    1.00
06-18-97           0.94    1.00
06-18-97           1.11    1.00
06-18-97           1.29    1.00
06-18-97           1.42    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-18-97           2.70    1.00
06-18-97           2.99    1.00
06-18-97           6.14    1.00
06-18-97          11.46    1.00
06-18-97          25.76    1.00
06-18-97          42.84    1.00
06-18-97          68.65    1.00
06-18-97          96.10    1.00
06-18-97         125.17    1.00
06-18-97         163.59    1.00
06-18-97         220.00    1.00
06-18-97      41,133.32    1.00
06-18-97      62,711.95    1.00
06-18-97     216,880.53    1.00
06-18-97     229,755.60    1.00
06-18-97     536,932.01    1.00
06-18-97     559,443.79    1.00
06-18-97     608,507.43    1.00
06-18-97   3,674,579.88    1.00
06-19-97         318.75    1.00
06-19-97     116,778.37    1.00
06-19-97     138,570.57    1.00
06-19-97     214,630.58    1.00
06-19-97     724,198.46    1.00
06-19-97   3,878,380.59    1.00
06-20-97           0.96    1.00
06-20-97           1.37    1.00
06-20-97     164,998.30    1.00
06-20-97     172,052.81    1.00
06-20-97     180,503.52    1.00
06-20-97     334,992.23    1.00
06-20-97     472,236.86    1.00
06-23-97      67,007.49    1.00
06-23-97      97,853.51    1.00
06-23-97     158,440.65    1.00
06-23-97     235,319.52    1.00
06-23-97     253,109.48    1.00
06-23-97     259,262.18    1.00
06-23-97     448,249.48    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-24-97          16.82    1.00
06-24-97          33.49    1.00
06-24-97          37.36    1.00
06-24-97          52.17    1.00
06-24-97          74.22    1.00
06-24-97          80.04    1.00
06-24-97         105.43    1.00
06-24-97         144.65    1.00
06-24-97         152.75    1.00
06-24-97         227.60    1.00
06-24-97         276.54    1.00
06-24-97         341.70    1.00
06-24-97         370.91    1.00
06-24-97         389.96    1.00
06-24-97         561.45    1.00
06-24-97         635.10    1.00
06-24-97         915.86    1.00
06-24-97       1,438.23    1.00
06-24-97      22,625.00    1.00
06-24-97      48,226.76    1.00
06-24-97     190,027.41    1.00
06-24-97     206,626.03    1.00
06-24-97   2,057,499.41    1.00
06-24-97   2,174,711.53    1.00
06-25-97           1.00    1.00
06-25-97          95.94    1.00
06-25-97      24,844.76    1.00
06-25-97      33,077.59    1.00
06-25-97     289,063.05    1.00
06-25-97     296,268.39    1.00
06-25-97     432,759.35    1.00
06-25-97     507,747.82    1.00
06-25-97     695,999.00    1.00
06-25-97   1,200,000.00    1.00
06-25-97   1,592,010.94    1.00
06-25-97   4,774,988.00    1.00
06-26-97     111,610.08    1.00
06-26-97     274,831.09    1.00
06-26-97     332,471.24    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-26-97     398,456.68    1.00
06-26-97     663,985.95    1.00
06-26-97     712,719.47    1.00
06-26-97   2,418,044.89    1.00
06-26-97   5,988,007.38    1.00
06-27-97         245.39    1.00
06-27-97      35,945.40    1.00
06-27-97      60,197.25    1.00
06-27-97      86,946.62    1.00
06-27-97     274,020.25    1.00
06-27-97     514,256.94    1.00
06-27-97     741,728.45    1.00
06-27-97   1,369,218.73    1.00
06-30-97           0.86    1.00
06-30-97           2.04    1.00
06-30-97           3.42    1.00
06-30-97           3.66    1.00
06-30-97           3.97    1.00
06-30-97           4.24    1.00
06-30-97           9.92    1.00
06-30-97          24.60    1.00
06-30-97          51.30    1.00
06-30-97          73.62    1.00
06-30-97         103.91    1.00
06-30-97         145.24    1.00
06-30-97         372.87    1.00
06-30-97         390.85    1.00
06-30-97         916.89    1.00
06-30-97      23,222.62    1.00
06-30-97      67,584.77    1.00
06-30-97     143,699.69    1.00
06-30-97     277,593.40    1.00
06-30-97     299,905.65    1.00
06-30-97     322,235.86    1.00
06-30-97     492,622.54    1.00
06-30-97     496,868.26    1.00
06-30-97     557,696.22    1.00
07-01-97           0.02    1.00
07-01-97           0.03    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-01-97           0.14    1.00
07-01-97           0.76    1.00
07-01-97         339.93    1.00
07-01-97         640.39    1.00
07-01-97      39,393.34    1.00
07-01-97     326,152.24    1.00
07-01-97     326,376.76    1.00
07-01-97     336,840.30    1.00
07-01-97     347,268.68    1.00
07-01-97     821,038.34    1.00
07-02-97     181,588.09    1.00
07-02-97     308,840.10    1.00
07-02-97     662,189.79    1.00
07-02-97   1,118,441.80    1.00
07-03-97           1.03    1.00
07-03-97          10.39    1.00
07-03-97      11,405.94    1.00
07-03-97      22,711.18    1.00
07-03-97      23,894.64    1.00
07-03-97     653,951.28    1.00
07-03-97     733,033.88    1.00
07-03-97     913,808.70    1.00
07-03-97   1,118,073.51    1.00
07-07-97      30,429.60    1.00
07-07-97      79,260.52    1.00
07-07-97     131,022.57    1.00
07-07-97     323,674.06    1.00
07-07-97     401,433.38    1.00
07-07-97     643,961.63    1.00
07-07-97     824,522.50    1.00
07-08-97           0.25    1.00
07-08-97           0.27    1.00
07-08-97           2.96    1.00
07-08-97           3.17    1.00
07-08-97           8.63    1.00
07-08-97           9.01    1.00
07-08-97          30.47    1.00
07-08-97          34.75    1.00
07-08-97          35.53    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-08-97          36.79    1.00
07-08-97         103.87    1.00
07-08-97         144.80    1.00
07-08-97         390.48    1.00
07-08-97         613.45    1.00
07-08-97         698.21    1.00
07-08-97         917.30    1.00
07-08-97       1,096.76    1.00
07-08-97     219,242.48    1.00
07-08-97     239,689.73    1.00
07-08-97     249,941.15    1.00
07-08-97     507,679.90    1.00
07-08-97     590,187.51    1.00
07-08-97     667,996.02    1.00
07-08-97     709,930.52    1.00
07-08-97     715,392.20    1.00
07-08-97   1,096,354.93    1.00
07-08-97   1,438,586.47    1.00
07-09-97      87,311.22    1.00
07-09-97     180,920.92    1.00
07-09-97     202,698.72    1.00
07-09-97     233,169.81    1.00
07-09-97     531,310.00    1.00
07-09-97     615,886.99    1.00
07-10-97         115.52    1.00
07-10-97      31,870.00    1.00
07-10-97     186,683.21    1.00
07-10-97     265,024.56    1.00
07-10-97     538,629.24    1.00
07-10-97     774,777.48    1.00
07-10-97   1,033,879.59    1.00
07-11-97      29,600.88    1.00
07-11-97      36,375.00    1.00
07-11-97      55,798.93    1.00
07-11-97      96,304.52    1.00
07-11-97     371,412.74    1.00
07-11-97     429,608.11    1.00
07-11-97     450,862.58    1.00
07-11-97     559,274.60    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-11-97     579,638.11    1.00
07-14-97           2.08    1.00
07-14-97           2.92    1.00
07-14-97           3.15    1.00
07-14-97           3.41    1.00
07-14-97           3.74    1.00
07-14-97           7.00    1.00
07-14-97           9.40    1.00
07-14-97          15.53    1.00
07-14-97          17.22    1.00
07-14-97          27.22    1.00
07-14-97          31.22    1.00
07-14-97          45.01    1.00
07-14-97         105.65    1.00
07-14-97         125.10    1.00
07-14-97         148.71    1.00
07-14-97         394.68    1.00
07-14-97         395.69    1.00
07-14-97         607.48    1.00
07-14-97         745.02    1.00
07-14-97     191,828.01    1.00
07-14-97     210,111.23    1.00
07-14-97     252,954.71    1.00
07-14-97     293,289.35    1.00
07-15-97           0.21    1.00
07-15-97         396.66    1.00
07-15-97       4,139.58    1.00
07-15-97      33,279.37    1.00
07-15-97     139,929.58    1.00
07-15-97     195,986.73    1.00
07-15-97     420,750.22    1.00
07-15-97     992,649.90    1.00
07-15-97   9,395,634.09    1.00
07-16-97           0.57    1.00
07-16-97       3,232.86    1.00
07-16-97      16,536.00    1.00
07-16-97      56,979.40    1.00
07-16-97     218,567.85    1.00
07-16-97     299,507.56    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-16-97     927,784.56    1.00
07-17-97           2.00    1.00
07-17-97      19,423.25    1.00
07-17-97      24,057.57    1.00
07-17-97      89,325.00    1.00
07-17-97     206,745.81    1.00
07-17-97     425,317.52    1.00
07-17-97     555,434.19    1.00
07-17-97     715,350.98    1.00
07-17-97     885,414.75    1.00
07-18-97           2.71    1.00
07-18-97          15.77    1.00
07-18-97          44.63    1.00
07-18-97         435.21    1.00
07-18-97       2,654.00    1.00
07-18-97       6,137.05    1.00
07-18-97      24,379.00    1.00
07-18-97      80,221.98    1.00
07-18-97     160,278.35    1.00
07-18-97     370,128.00    1.00
07-18-97     370,783.88    1.00
07-21-97           0.36    1.00
07-21-97           1.61    1.00
07-21-97           3.24    1.00
07-21-97           4.41    1.00
07-21-97           4.57    1.00
07-21-97           9.62    1.00
07-21-97          16.25    1.00
07-21-97          31.59    1.00
07-21-97          36.88    1.00
07-21-97          61.33    1.00
07-21-97          66.14    1.00
07-21-97         397.64    1.00
07-21-97         588.51    1.00
07-21-97      17,958.49    1.00
07-21-97      86,448.03    1.00
07-21-97     137,312.88    1.00
07-21-97     963,402.53    1.00
07-21-97   1,211,810.18    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-21-97   2,943,904.96    1.00
07-22-97      45,742.70    1.00
07-22-97      50,669.40    1.00
07-22-97      84,382.13    1.00
07-22-97     172,051.58    1.00
07-22-97     531,314.01    1.00
07-22-97     816,031.63    1.00
07-22-97     895,813.79    1.00
07-22-97   1,647,037.77    1.00
07-22-97   2,134,820.32    1.00
07-23-97      61,079.71    1.00
07-23-97      69,205.29    1.00
07-23-97      84,162.01    1.00
07-23-97     223,251.06    1.00
07-23-97     352,534.75    1.00
07-23-97     604,658.32    1.00
07-23-97     619,933.30    1.00
07-23-97     839,406.59    1.00
07-24-97           9.96    1.00
07-24-97      23,717.00    1.00
07-24-97      29,149.56    1.00
07-24-97      92,239.01    1.00
07-24-97     116,658.24    1.00
07-24-97     159,660.00    1.00
07-24-97     173,444.27    1.00
07-24-97     282,502.51    1.00
07-24-97     316,549.18    1.00
07-24-97   1,060,719.00    1.00
07-24-97   1,185,873.52    1.00
07-24-97   1,514,615.43    1.00
07-25-97           2.06    1.00
07-25-97      21,394.40    1.00
07-25-97      30,463.04    1.00
07-25-97      51,237.47    1.00
07-25-97      62,160.75    1.00
07-25-97     112,056.82    1.00
07-25-97     245,806.98    1.00
07-28-97           1.37    1.00
07-28-97           2.02    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-28-97           3.27    1.00
07-28-97           3.60    1.00
07-28-97           3.68    1.00
07-28-97           3.81    1.00
07-28-97           3.81    1.00
07-28-97           4.50    1.00
07-28-97           6.27    1.00
07-28-97           6.69    1.00
07-28-97           6.77    1.00
07-28-97           8.23    1.00
07-28-97          10.41    1.00
07-28-97          30.55    1.00
07-28-97         399.02    1.00
07-28-97         568.96    1.00
07-28-97         648.08    1.00
07-28-97         902.86    1.00
07-28-97       1,425.20    1.00
07-28-97      69,723.50    1.00
07-28-97     214,032.68    1.00
07-28-97     218,780.10    1.00
07-28-97     653,733.50    1.00
07-28-97   1,670,455.59    1.00
07-28-97   3,217,683.37    1.00
07-29-97      15,473.50    1.00
07-29-97      34,802.83    1.00
07-29-97     116,089.28    1.00
07-29-97     559,529.44    1.00
07-29-97   1,046,841.42    1.00
07-29-97   1,470,304.05    1.00
07-30-97      21,776.10    1.00
07-30-97     239,618.41    1.00
07-30-97     409,747.91    1.00
07-30-97     532,038.05    1.00
07-30-97   1,407,251.03    1.00
07-31-97           1.53    1.00
07-31-97           2.28    1.00
07-31-97      17,398.53    1.00
07-31-97      23,676.93    1.00
07-31-97     115,145.98    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-31-97     307,947.58    1.00
07-31-97     382,855.33    1.00
07-31-97     482,793.38    1.00
07-31-97     699,373.91    1.00
07-31-97   1,048,218.98    1.00
07-31-97   1,307,518.09    1.00
07-31-97   1,374,487.79    1.00
08-01-97           0.10    1.00
08-01-97           2.56    1.00
08-01-97           3.17    1.00
08-01-97           4.79    1.00
08-01-97           5.20    1.00
08-01-97           5.50    1.00
08-01-97           5.68    1.00
08-01-97           7.70    1.00
08-01-97         808.50    1.00
08-01-97      23,628.21    1.00
08-01-97      94,469.97    1.00
08-01-97     123,295.09    1.00
08-01-97     125,715.88    1.00
08-01-97     252,537.54    1.00
08-01-97     270,018.37    1.00
08-01-97     533,468.31    1.00
08-01-97   1,828,415.51    1.00
08-04-97           0.16    1.00
08-04-97           0.32    1.00
08-04-97           0.55    1.00
08-04-97           0.62    1.00
08-04-97           0.72    1.00
08-04-97           0.77    1.00
08-04-97          19.72    1.00
08-04-97          30.99    1.00
08-04-97          36.57    1.00
08-04-97         112.13    1.00
08-04-97         156.96    1.00
08-04-97         246.39    1.00
08-04-97         402.39    1.00
08-04-97         449.29    1.00
08-04-97         563.52    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-04-97         655.37    1.00
08-04-97       2,727.29    1.00
08-04-97      23,746.41    1.00
08-04-97     374,822.64    1.00
08-04-97     653,846.04    1.00
08-04-97     973,714.41    1.00
08-04-97   2,002,600.15    1.00
08-04-97  10,260,190.17    1.00
08-05-97      19,078.36    1.00
08-05-97     213,745.02    1.00
08-05-97     252,010.67    1.00
08-05-97     461,598.54    1.00
08-05-97     792,638.71    1.00
08-06-97           5.04    1.00
08-06-97          14.69    1.00
08-06-97          19.17    1.00
08-06-97          71.01    1.00
08-06-97          94.03    1.00
08-06-97         139.14    1.00
08-06-97         621.21    1.00
08-06-97       1,253.77    1.00
08-06-97       5,858.18    1.00
08-06-97     184,035.09    1.00
08-06-97     363,372.33    1.00
08-06-97   1,396,792.14    1.00
08-07-97      83,387.88    1.00
08-07-97     105,901.92    1.00
08-07-97     113,414.95    1.00
08-07-97     136,293.16    1.00
08-07-97     169,884.38    1.00
08-07-97     262,917.73    1.00
08-07-97     294,698.17    1.00
08-07-97     443,756.92    1.00
08-07-97     588,291.82    1.00
08-07-97     626,542.81    1.00
08-07-97     630,448.14    1.00
08-07-97   1,697,557.49    1.00
08-08-97      32,846.08    1.00
08-08-97      99,721.30    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-08-97     100,686.15    1.00
08-08-97     228,159.80    1.00
08-08-97     289,855.10    1.00
08-08-97     500,929.62    1.00
08-08-97     661,383.26    1.00
08-08-97     775,842.02    1.00
08-08-97   2,292,554.86    1.00
08-11-97           0.15    1.00
08-11-97           1.54    1.00
08-11-97           2.64    1.00
08-11-97           4.21    1.00
08-11-97           5.71    1.00
08-11-97           7.78    1.00
08-11-97           8.40    1.00
08-11-97          11.72    1.00
08-11-97          30.68    1.00
08-11-97          31.88    1.00
08-11-97          36.08    1.00
08-11-97          78.27    1.00
08-11-97          85.10    1.00
08-11-97         399.43    1.00
08-11-97         533.53    1.00
08-11-97         601.17    1.00
08-11-97         645.14    1.00
08-11-97      21,978.20    1.00
08-11-97      35,685.06    1.00
08-11-97     100,646.87    1.00
08-11-97     117,587.75    1.00
08-11-97     276,559.19    1.00
08-11-97     462,004.63    1.00
08-11-97     501,780.42    1.00
08-11-97   1,176,614.92    1.00
08-12-97      51,588.49    1.00
08-12-97     158,283.00    1.00
08-12-97     314,012.04    1.00
08-12-97     327,609.93    1.00
08-12-97     336,215.73    1.00
08-12-97     555,381.89    1.00
08-12-97     998,961.21    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-12-97   1,711,811.15    1.00
08-13-97       9,818.45    1.00
08-13-97      48,845.50    1.00
08-13-97     132,229.20    1.00
08-13-97     143,927.00    1.00
08-13-97     164,420.36    1.00
08-13-97     549,052.18    1.00
08-13-97     614,903.88    1.00
08-13-97     923,507.22    1.00
08-13-97   1,259,829.35    1.00
08-13-97   1,268,828.74    1.00
08-13-97   1,269,173.09    1.00
08-14-97           3.00    1.00
08-14-97      66,651.57    1.00
08-14-97     100,000.00    1.00
08-14-97     197,450.49    1.00
08-14-97     217,456.93    1.00
08-14-97     391,332.00    1.00
08-14-97     554,313.31    1.00
08-14-97   1,980,460.02    1.00
08-15-97           0.23    1.00
08-15-97           6.45    1.00
08-15-97       1,013.39    1.00
08-15-97       3,555.27    1.00
08-15-97     187,039.10    1.00
08-15-97     553,418.56    1.00
08-15-97     667,121.97    1.00
08-15-97   2,138,812.51    1.00
08-15-97   2,353,629.64    1.00
08-18-97           4.33    1.00
08-18-97           5.34    1.00
08-18-97           5.71    1.00
08-18-97           9.13    1.00
08-18-97          23.29    1.00
08-18-97          28.98    1.00
08-18-97          29.88    1.00
08-18-97          82.93    1.00
08-18-97         101.50    1.00
08-18-97         341.55    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-18-97         381.98    1.00
08-18-97         889.51    1.00
08-18-97       1,377.03    1.00
08-18-97      65,200.09    1.00
08-18-97     327,592.34    1.00
08-18-97     509,737.08    1.00
08-18-97     714,438.08    1.00
08-18-97     854,050.39    1.00
08-18-97   1,055,018.34    1.00
08-18-97   2,403,986.35    1.00
08-18-97   2,523,680.99    1.00
08-19-97      85,238.78    1.00
08-19-97     113,660.45    1.00
08-19-97     209,794.48    1.00
08-19-97     637,041.26    1.00
08-19-97   1,386,993.40    1.00
08-19-97   1,712,588.66    1.00
08-19-97   9,880,396.29    1.00
08-20-97           1.33    1.00
08-20-97     105,660.81    1.00
08-20-97     119,918.48    1.00
08-20-97     132,026.44    1.00
08-20-97     231,225.45    1.00
08-20-97     420,694.07    1.00
08-20-97     466,638.77    1.00
08-20-97     573,832.86    1.00
08-20-97   1,012,543.23    1.00
08-21-97           1.50    1.00
08-21-97      45,743.98    1.00
08-21-97     328,969.16    1.00
08-21-97     750,699.02    1.00
08-21-97   1,211,448.85    1.00
08-21-97   1,477,423.21    1.00
08-22-97         878.10    1.00
08-22-97       1,267.61    1.00
08-22-97      17,685.76    1.00
08-22-97     114,415.73    1.00
08-22-97     170,260.88    1.00
08-22-97     249,365.84    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-22-97     577,952.78    1.00
08-22-97     902,914.00    1.00
08-22-97   1,006,613.92    1.00
08-22-97   1,133,565.73    1.00
08-22-97   1,235,388.75    1.00
08-22-97   1,836,727.33    1.00
08-25-97           0.34    1.00
08-25-97           1.00    1.00
08-25-97           2.74    1.00
08-25-97           3.56    1.00
08-25-97           4.22    1.00
08-25-97           7.34    1.00
08-25-97          12.35    1.00
08-25-97          19.68    1.00
08-25-97          29.39    1.00
08-25-97          30.43    1.00
08-25-97          35.72    1.00
08-25-97          64.80    1.00
08-25-97         321.40    1.00
08-25-97         397.72    1.00
08-25-97         508.02    1.00
08-25-97         668.73    1.00
08-25-97         918.46    1.00
08-25-97       1,291.11    1.00
08-25-97       1,397.39    1.00
08-25-97     130,260.83    1.00
08-25-97     448,053.70    1.00
08-25-97     602,750.35    1.00
08-25-97     950,598.02    1.00
08-26-97           0.11    1.00
08-26-97      13,257.75    1.00
08-26-97      14,787.12    1.00
08-26-97      26,426.76    1.00
08-26-97      45,915.91    1.00
08-26-97     129,565.34    1.00
08-26-97     137,211.67    1.00
08-26-97     169,484.04    1.00
08-26-97     313,450.90    1.00
08-27-97       1,571.16    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-27-97      42,857.98    1.00
08-27-97     144,740.62    1.00
08-27-97     201,071.88    1.00
08-27-97     214,455.06    1.00
08-27-97     240,796.99    1.00
08-27-97     245,220.71    1.00
08-27-97     252,977.83    1.00
08-27-97     265,007.25    1.00
08-27-97     374,362.49    1.00
08-27-97     806,673.87    1.00
08-27-97   1,375,553.89    1.00
08-27-97   1,873,689.16    1.00
08-28-97      19,685.62    1.00
08-28-97      46,710.72    1.00
08-28-97      74,187.97    1.00
08-28-97     106,723.21    1.00
08-28-97     215,310.68    1.00
08-28-97     450,742.80    1.00
08-28-97     457,033.26    1.00
08-28-97     733,434.60    1.00
08-28-97     778,167.56    1.00
08-29-97      80,209.08    1.00
08-29-97     355,538.13    1.00
08-29-97     418,261.34    1.00
08-29-97     499,630.78    1.00
08-29-97     573,259.18    1.00
08-29-97   1,113,909.77    1.00
08-29-97   1,304,938.92    1.00
08-29-97   2,482,645.66    1.00
09-02-97           1.02    1.00
09-02-97           3.91    1.00
09-02-97           4.24    1.00
09-02-97           5.32    1.00
09-02-97           7.81    1.00
09-02-97          12.30    1.00
09-02-97          13.16    1.00
09-02-97         173.11    1.00
09-02-97         907.17    1.00
09-02-97      55,870.22    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-02-97      66,827.99    1.00
09-02-97      84,056.26    1.00
09-02-97     254,259.58    1.00
09-02-97     332,331.15    1.00
09-02-97   1,471,050.72    1.00
09-03-97           0.03    1.00
09-03-97           0.11    1.00
09-03-97           0.53    1.00
09-03-97           0.54    1.00
09-03-97      63,455.00    1.00
09-03-97     107,949.88    1.00
09-03-97     210,606.74    1.00
09-03-97     288,657.14    1.00
09-03-97     542,335.37    1.00
09-04-97       1,119.61    1.00
09-04-97     273,546.46    1.00
09-04-97     415,584.10    1.00
09-04-97     453,718.62    1.00
09-04-97     966,487.91    1.00
09-04-97   3,314,782.15    1.00
09-04-97   4,390,463.44    1.00
09-05-97     151,116.20    1.00
09-05-97     205,822.29    1.00
09-05-97     422,190.78    1.00
09-05-97     436,075.44    1.00
09-05-97     791,749.97    1.00
09-05-97   1,468,171.54    1.00
09-08-97           1.07    1.00
09-08-97           4.51    1.00
09-08-97           4.51    1.00
09-08-97           5.44    1.00
09-08-97          15.49    1.00
09-08-97          23.99    1.00
09-08-97          30.41    1.00
09-08-97          35.62    1.00
09-08-97          46.79    1.00
09-08-97          66.59    1.00
09-08-97          83.57    1.00
09-08-97         321.88    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-08-97         396.65    1.00
09-08-97         486.99    1.00
09-08-97         537.38    1.00
09-08-97         586.58    1.00
09-08-97         919.11    1.00
09-08-97       1,392.68    1.00
09-08-97       1,916.62    1.00
09-08-97     100,184.63    1.00
09-08-97     245,823.48    1.00
09-09-97      44,025.82    1.00
09-09-97      49,473.70    1.00
09-09-97      76,396.01    1.00
09-09-97      97,861.65    1.00
09-09-97     249,858.17    1.00
09-09-97     253,476.90    1.00
09-09-97     466,658.42    1.00
09-09-97     542,915.38    1.00
09-09-97     609,978.59    1.00
09-09-97   1,094,646.38    1.00
09-10-97       4,112.98    1.00
09-10-97      42,392.51    1.00
09-10-97      44,096.96    1.00
09-10-97     195,651.33    1.00
09-10-97     227,078.65    1.00
09-10-97   2,995,790.71    1.00
09-11-97       4,447.90    1.00
09-11-97      22,889.27    1.00
09-11-97      68,339.62    1.00
09-11-97     106,004.13    1.00
09-11-97     137,392.26    1.00
09-11-97     216,096.14    1.00
09-11-97     220,487.80    1.00
09-11-97     224,149.97    1.00
09-11-97     604,885.71    1.00
09-11-97     738,619.70    1.00
09-11-97     933,303.46    1.00
09-12-97         304.32    1.00
09-12-97       3,372.86    1.00
09-12-97      37,116.31    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-12-97      45,295.51    1.00
09-12-97      62,822.52    1.00
09-12-97      82,995.60    1.00
09-12-97      90,969.36    1.00
09-12-97     118,188.42    1.00
09-12-97     126,764.17    1.00
09-12-97     163,239.75    1.00
09-12-97   1,908,560.48    1.00
09-15-97           0.33    1.00
09-15-97           3.45    1.00
09-15-97           3.57    1.00
09-15-97           4.30    1.00
09-15-97           4.75    1.00
09-15-97           7.47    1.00
09-15-97          19.97    1.00
09-15-97          23.86    1.00
09-15-97          30.29    1.00
09-15-97          35.39    1.00
09-15-97         322.27    1.00
09-15-97         365.14    1.00
09-15-97         396.21    1.00
09-15-97         590.26    1.00
09-15-97         661.88    1.00
09-15-97         920.12    1.00
09-15-97         986.37    1.00
09-15-97      49,777.38    1.00
09-15-97     509,389.03    1.00
09-16-97      29,358.50    1.00
09-16-97     169,892.47    1.00
09-16-97     229,888.87    1.00
09-16-97     249,902.40    1.00
09-16-97     251,579.00    1.00
09-16-97     333,542.57    1.00
09-16-97     455,142.82    1.00
09-16-97     699,021.14    1.00
09-16-97   1,332,696.58    1.00
09-16-97   1,359,685.04    1.00
09-17-97           0.58    1.00
09-17-97           0.96    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-17-97           1.71    1.00
09-17-97           1.78    1.00
09-17-97           4.39    1.00
09-17-97       1,189.00    1.00
09-17-97      47,308.81    1.00
09-17-97     163,870.23    1.00
09-17-97     223,312.90    1.00
09-17-97     374,575.57    1.00
09-17-97     446,726.57    1.00
09-18-97      28,059.00    1.00
09-18-97      44,046.25    1.00
09-18-97      63,758.76    1.00
09-18-97      82,447.84    1.00
09-18-97     170,905.41    1.00
09-18-97     215,566.38    1.00
09-18-97     280,218.48    1.00
09-18-97     385,495.27    1.00
09-18-97     783,445.33    1.00
09-18-97   3,926,935.45    1.00
09-19-97           0.03    1.00
09-19-97      68,595.00    1.00
09-19-97     199,084.03    1.00
09-19-97     233,112.97    1.00
09-19-97     311,519.10    1.00
09-19-97     368,972.38    1.00
09-19-97     556,134.35    1.00
09-19-97     557,627.26    1.00
09-19-97     891,505.34    1.00
09-19-97   1,079,613.34    1.00
09-22-97           0.56    1.00
09-22-97           2.00    1.00
09-22-97           2.18    1.00
09-22-97           2.49    1.00
09-22-97           2.56    1.00
09-22-97           3.85    1.00
09-22-97           4.54    1.00
09-22-97          10.59    1.00
09-22-97          24.53    1.00
09-22-97          31.04    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-22-97          36.31    1.00
09-22-97          76.58    1.00
09-22-97         107.94    1.00
09-22-97         401.90    1.00
09-22-97         483.79    1.00
09-22-97         594.79    1.00
09-22-97         664.39    1.00
09-22-97         922.55    1.00
09-22-97      37,121.03    1.00
09-22-97      88,217.63    1.00
09-22-97     450,089.10    1.00
09-22-97     533,229.15    1.00
09-22-97     732,526.50    1.00
09-22-97     877,343.66    1.00
09-23-97      75,454.93    1.00
09-23-97     104,326.62    1.00
09-23-97     796,018.88    1.00
09-23-97   4,399,748.21    1.00
09-24-97           0.92    1.00
09-24-97           1.79    1.00
09-24-97           4.42    1.00
09-24-97      30,070.19    1.00
09-24-97     246,911.81    1.00
09-24-97     264,904.49    1.00
09-24-97     307,769.82    1.00
09-24-97     321,593.22    1.00
09-24-97     655,758.26    1.00
09-24-97   1,272,939.92    1.00
09-24-97   1,862,475.86    1.00
09-25-97      53,838.87    1.00
09-25-97      77,849.11    1.00
09-25-97      79,962.50    1.00
09-25-97      82,506.60    1.00
09-25-97     104,269.00    1.00
09-25-97     901,894.09    1.00
09-25-97   2,123,960.81    1.00
09-26-97          11.33    1.00
09-26-97         914.85    1.00
09-26-97     109,777.81    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-26-97     150,463.11    1.00
09-26-97     229,151.86    1.00
09-26-97     466,432.26    1.00
09-26-97     587,221.94    1.00
09-26-97   2,128,559.34    1.00
09-29-97           2.20    1.00
09-29-97           4.12    1.00
09-29-97           7.38    1.00
09-29-97           8.27    1.00
09-29-97          15.63    1.00
09-29-97          20.50    1.00
09-29-97          25.22    1.00
09-29-97          31.78    1.00
09-29-97          37.15    1.00
09-29-97          78.77    1.00
09-29-97          86.44    1.00
09-29-97          88.19    1.00
09-29-97         107.35    1.00
09-29-97         407.52    1.00
09-29-97         483.12    1.00
09-29-97         597.85    1.00
09-29-97         924.23    1.00
09-29-97       1,376.13    1.00
09-29-97      70,680.67    1.00
09-29-97      98,945.77    1.00
09-29-97     146,489.53    1.00
09-29-97     243,464.23    1.00
09-29-97     299,791.28    1.00
09-29-97     310,043.90    1.00
09-29-97   1,183,698.88    1.00
09-29-97   1,289,981.00    1.00
09-30-97           0.74    1.00
09-30-97       1,187.75    1.00
09-30-97       2,623.20    1.00
09-30-97      15,335.44    1.00
09-30-97      29,037.06    1.00
09-30-97      39,218.74    1.00
09-30-97      54,507.81    1.00
09-30-97     112,001.47    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-30-97     122,865.83    1.00
09-30-97     202,432.46    1.00
09-30-97     439,024.38    1.00
09-30-97     714,274.86    1.00
10-01-97           1.18    1.00
10-01-97           1.29    1.00
10-01-97           1.83    1.00
10-01-97           2.19    1.00
10-01-97           5.09    1.00
10-01-97         125.03    1.00
10-01-97      13,177.18    1.00
10-01-97      20,567.66    1.00
10-01-97      96,811.62    1.00
10-01-97     186,558.45    1.00
10-01-97     211,138.00    1.00
10-01-97     284,301.46    1.00
10-01-97     449,332.30    1.00
10-01-97     519,194.00    1.00
10-01-97     964,997.38    1.00
10-01-97   1,101,901.10    1.00
10-01-97   7,087,610.67    1.00
10-02-97       5,540.33    1.00
10-02-97       7,445.85    1.00
10-02-97     153,285.84    1.00
10-02-97     468,498.74    1.00
10-02-97     852,011.04    1.00
10-02-97   1,035,819.13    1.00
10-02-97   1,090,537.57    1.00
10-03-97         146.42    1.00
10-03-97         879.47    1.00
10-03-97      24,511.59    1.00
10-03-97      28,987.37    1.00
10-03-97      55,992.28    1.00
10-03-97      70,446.75    1.00
10-03-97     139,044.40    1.00
10-03-97     341,055.80    1.00
10-03-97     668,225.92    1.00
10-06-97           0.06    1.00
10-06-97           1.01    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-06-97           1.54    1.00
10-06-97           2.27    1.00
10-06-97           3.95    1.00
10-06-97          11.07    1.00
10-06-97          25.30    1.00
10-06-97          31.83    1.00
10-06-97          37.29    1.00
10-06-97          50.66    1.00
10-06-97          77.91    1.00
10-06-97          94.61    1.00
10-06-97         107.68    1.00
10-06-97         125.07    1.00
10-06-97         408.28    1.00
10-06-97         476.75    1.00
10-06-97         598.87    1.00
10-06-97         672.19    1.00
10-06-97       7,842.15    1.00
10-06-97      37,502.98    1.00
10-06-97      60,478.08    1.00
10-06-97     241,176.57    1.00
10-06-97     315,238.65    1.00
10-06-97     488,039.04    1.00
10-06-97   1,602,311.90    1.00
10-06-97   2,115,191.96    1.00
10-06-97   2,362,738.76    1.00
10-06-97   9,610,931.98    1.00
10-07-97      24,773.83    1.00
10-07-97     157,891.88    1.00
10-07-97     174,564.00    1.00
10-07-97     460,687.50    1.00
10-07-97   1,931,766.78    1.00
10-08-97           1.00    1.00
10-08-97      35,063.77    1.00
10-08-97      67,681.41    1.00
10-08-97     247,464.71    1.00
10-08-97     472,285.03    1.00
10-08-97     496,512.00    1.00
10-08-97   3,082,297.39    1.00
10-08-97   8,480,321.88    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-09-97         620.65    1.00
10-09-97      49,292.14    1.00
10-09-97      88,649.00    1.00
10-09-97      91,618.21    1.00
10-09-97     113,749.48    1.00
10-09-97     187,887.49    1.00
10-09-97     241,690.47    1.00
10-09-97     375,679.90    1.00
10-09-97     558,354.62    1.00
10-09-97   1,042,382.77    1.00
10-09-97   1,686,408.06    1.00
10-09-97   2,121,699.15    1.00
10-09-97   3,127,852.70    1.00
10-10-97      14,646.44    1.00
10-10-97     314,197.89    1.00
10-10-97     447,544.94    1.00
10-10-97     591,790.89    1.00
10-10-97   1,514,626.96    1.00
10-10-97   5,873,230.79    1.00
10-14-97           1.16    1.00
10-14-97           4.44    1.00
10-14-97           4.84    1.00
10-14-97           7.11    1.00
10-14-97           9.62    1.00
10-14-97          10.04    1.00
10-14-97          10.73    1.00
10-14-97          20.70    1.00
10-14-97          25.65    1.00
10-14-97          32.22    1.00
10-14-97          36.81    1.00
10-14-97          37.73    1.00
10-14-97          78.57    1.00
10-14-97         108.52    1.00
10-14-97         319.18    1.00
10-14-97         410.88    1.00
10-14-97         473.78    1.00
10-14-97         677.75    1.00
10-14-97       5,138.24    1.00
10-14-97      76,312.39    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-14-97     438,922.96    1.00
10-14-97     733,756.87    1.00
10-14-97     880,423.44    1.00
10-14-97   1,265,368.91    1.00
10-14-97   1,347,713.33    1.00
10-14-97   2,962,736.76    1.00
10-14-97   3,466,691.87    1.00
10-14-97   5,202,830.98    1.00
10-15-97           0.08    1.00
10-15-97           0.55    1.00
10-15-97       4,396.81    1.00
10-15-97     400,915.05    1.00
10-15-97     404,124.36    1.00
10-15-97     442,269.67    1.00
10-15-97     453,501.99    1.00
10-15-97     673,799.14    1.00
10-16-97           0.15    1.00
10-16-97           0.29    1.00
10-16-97           0.74    1.00
10-16-97           2.77    1.00
10-16-97           5.18    1.00
10-16-97           9.90    1.00
10-16-97          34.14    1.00
10-16-97       2,160.13    1.00
10-16-97     250,586.03    1.00
10-16-97     283,683.79    1.00
10-16-97     377,501.54    1.00
10-16-97     582,188.71    1.00
10-16-97     625,809.49    1.00
10-16-97   1,150,572.45    1.00
10-16-97   1,187,381.74    1.00
10-16-97   1,874,611.72    1.00
10-16-97   2,030,517.89    1.00
10-17-97         230.55    1.00
10-17-97     120,727.27    1.00
10-17-97     276,222.72    1.00
10-17-97     416,009.43    1.00
10-17-97     474,968.25    1.00
10-17-97     489,914.52    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-17-97     725,884.67    1.00
10-17-97     920,017.55    1.00
10-17-97   1,135,970.67    1.00
10-20-97           0.78    1.00
10-20-97           1.14    1.00
10-20-97           1.20    1.00
10-20-97           1.25    1.00
10-20-97           3.19    1.00
10-20-97           4.84    1.00
10-20-97           7.08    1.00
10-20-97          10.51    1.00
10-20-97          25.21    1.00
10-20-97          31.73    1.00
10-20-97          37.12    1.00
10-20-97          77.61    1.00
10-20-97         107.36    1.00
10-20-97         320.27    1.00
10-20-97         371.43    1.00
10-20-97         410.19    1.00
10-20-97         676.50    1.00
10-20-97      10,676.52    1.00
10-20-97      16,250.00    1.00
10-20-97     161,028.17    1.00
10-20-97     868,165.67    1.00
10-20-97     992,949.88    1.00
10-20-97   1,326,644.28    1.00
10-20-97   2,393,314.71    1.00
10-20-97   2,806,782.60    1.00
10-21-97      22,421.02    1.00
10-21-97      26,077.86    1.00
10-21-97      41,767.00    1.00
10-21-97     187,404.50    1.00
10-21-97     197,498.84    1.00
10-21-97     212,611.57    1.00
10-21-97     292,313.21    1.00
10-21-97     297,165.61    1.00
10-22-97          11.40    1.00
10-22-97     116,015.53    1.00
10-22-97     286,521.06    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-22-97     312,239.40    1.00
10-22-97     366,823.34    1.00
10-22-97     368,564.26    1.00
10-22-97     413,311.03    1.00
10-22-97   1,154,301.17    1.00
10-22-97   1,472,972.43    1.00
10-22-97   9,107,286.79    1.00
10-23-97      23,167.06    1.00
10-23-97      49,594.65    1.00
10-23-97      68,263.35    1.00
10-23-97      93,355.02    1.00
10-23-97     226,713.74    1.00
10-23-97     438,578.85    1.00
10-23-97     732,884.47    1.00
10-23-97   1,129,002.62    1.00
10-24-97         381.82    1.00
10-24-97      27,894.05    1.00
10-24-97     212,346.73    1.00
10-24-97     231,047.86    1.00
10-24-97     248,467.10    1.00
10-24-97     498,327.54    1.00
10-24-97   1,843,049.75    1.00
10-24-97   4,096,780.85    1.00
10-27-97           3.96    1.00
10-27-97           4.96    1.00
10-27-97          12.95    1.00
10-27-97          25.18    1.00
10-27-97          28.60    1.00
10-27-97          31.79    1.00
10-27-97          37.09    1.00
10-27-97          78.02    1.00
10-27-97         107.30    1.00
10-27-97         320.53    1.00
10-27-97         413.29    1.00
10-27-97         453.99    1.00
10-27-97         534.08    1.00
10-27-97      91,942.97    1.00
10-27-97     115,272.74    1.00
10-27-97     231,869.27    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-27-97     384,249.31    1.00
10-27-97     390,051.09    1.00
10-27-97     420,734.88    1.00
10-27-97     504,316.81    1.00
10-28-97           4.03    1.00
10-28-97           4.17    1.00
10-28-97           8.19    1.00
10-28-97          24.62    1.00
10-28-97         738.41    1.00
10-28-97         747.38    1.00
10-28-97       1,018.47    1.00
10-28-97      57,090.43    1.00
10-28-97     191,034.53    1.00
10-28-97     202,214.71    1.00
10-28-97     675,509.04    1.00
10-28-97   1,270,960.81    1.00
10-28-97   1,624,789.44    1.00
10-28-97   1,974,690.10    1.00
10-29-97         286.62    1.00
10-29-97      29,743.27    1.00
10-29-97     196,697.76    1.00
10-29-97     295,262.76    1.00
10-29-97     490,270.09    1.00
10-29-97     604,684.41    1.00
10-29-97     711,759.09    1.00
10-29-97     822,214.44    1.00
10-29-97   3,810,856.05    1.00
10-30-97           6.95    1.00
10-30-97       2,751.93    1.00
10-30-97       6,335.12    1.00
10-30-97      19,168.78    1.00
10-30-97      23,731.49    1.00
10-30-97      52,675.60    1.00
10-30-97      88,920.73    1.00
10-30-97     120,039.54    1.00
10-30-97     521,845.48    1.00
10-30-97   1,369,473.12    1.00
10-30-97   2,394,551.74    1.00
10-30-97   3,314,809.24    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-30-97   3,549,204.92    1.00
10-30-97   4,715,185.59    1.00
10-31-97     112,938.34    1.00
10-31-97     263,719.50    1.00
10-31-97     293,566.00    1.00
10-31-97     306,398.45    1.00
10-31-97     390,530.22    1.00
10-31-97     441,062.92    1.00
10-31-97     736,612.70    1.00
10-31-97     914,841.17    1.00
10-31-97   1,502,523.43    1.00
10-31-97   1,718,044.18    1.00
11-03-97           2.15    1.00
11-03-97           2.32    1.00
11-03-97           2.77    1.00
11-03-97           3.13    1.00
11-03-97           4.27    1.00
11-03-97           4.89    1.00
11-03-97           6.77    1.00
11-03-97           9.81    1.00
11-03-97          17.98    1.00
11-03-97          18.09    1.00
11-03-97         320.45    1.00
11-03-97      33,727.84    1.00
11-03-97     350,171.33    1.00
11-03-97     685,541.66    1.00
11-03-97   1,133,347.66    1.00
11-03-97   3,326,612.17    1.00
11-04-97       1,224.53    1.00
11-04-97      51,479.35    1.00
11-04-97      86,104.83    1.00
11-04-97     121,943.01    1.00
11-04-97     318,685.12    1.00
11-04-97     597,742.79    1.00
11-04-97     607,214.17    1.00
11-04-97   1,327,678.01    1.00
11-05-97       5,863.70    1.00
11-05-97      16,232.47    1.00
11-05-97      17,915.84    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
11-05-97     102,223.10    1.00
11-05-97     317,055.40    1.00
11-05-97     521,459.94    1.00
11-05-97     525,574.47    1.00
11-05-97   2,459,945.51    1.00
11-06-97           1.02    1.00
11-06-97      49,167.97    1.00
11-06-97      79,914.85    1.00
11-06-97     192,293.17    1.00
11-06-97     293,689.90    1.00
11-06-97     359,414.65    1.00
11-06-97     386,315.59    1.00
11-06-97     582,383.54    1.00
11-06-97     591,457.42    1.00
11-06-97   1,079,602.44    1.00
11-06-97   1,179,279.15    1.00
11-06-97   1,561,289.98    1.00
11-07-97      19,743.53    1.00
11-07-97      21,610.58    1.00
11-07-97      65,591.59    1.00
11-07-97      99,351.35    1.00
11-07-97     223,032.25    1.00
11-07-97     299,354.50    1.00
11-07-97     582,194.76    1.00
11-07-97     725,659.42    1.00
11-07-97   1,176,847.09    1.00
11-07-97   3,807,473.50    1.00
11-10-97           3.82    1.00
11-10-97           4.14    1.00
11-10-97           4.44    1.00
11-10-97           4.48    1.00
11-10-97          12.00    1.00
11-10-97          23.99    1.00
11-10-97          33.02    1.00
11-10-97          38.57    1.00
11-10-97          53.31    1.00
11-10-97          58.84    1.00
11-10-97         171.95    1.00
11-10-97         364.86    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
11-10-97         523.63    1.00
11-10-97      13,897.90    1.00
11-10-97      94,044.46    1.00
11-10-97     100,222.50    1.00
11-10-97     190,087.70    1.00
11-10-97     317,284.19    1.00
11-10-97     320,371.25    1.00
11-10-97     396,547.49    1.00
11-10-97     472,596.85    1.00
11-10-97   1,691,662.53    1.00
11-10-97   1,742,719.75    1.00
11-10-97   2,088,402.40    1.00
11-12-97       3,272.99    1.00
11-12-97      11,054.60    1.00
11-12-97      94,606.50    1.00
11-12-97     104,347.13    1.00
11-12-97     107,033.00    1.00
11-12-97     189,516.02    1.00
11-12-97     457,276.00    1.00
11-12-97     535,241.14    1.00
11-12-97     574,582.81    1.00
11-12-97     608,014.15    1.00
11-12-97     758,101.32    1.00
11-12-97   1,681,137.36    1.00
11-13-97       3,500.00    1.00
11-13-97      99,977.00    1.00
11-13-97     176,490.73    1.00
11-13-97     360,028.70    1.00
11-13-97     642,410.46    1.00
11-13-97     850,759.30    1.00
11-14-97           1.43    1.00
11-14-97      12,058.79    1.00
11-14-97      22,812.45    1.00
11-14-97      24,050.50    1.00
11-14-97      49,160.80    1.00
11-14-97     134,363.18    1.00
11-14-97     296,686.25    1.00
11-14-97     656,329.75    1.00
11-14-97     797,850.62    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
11-17-97           0.12    1.00
11-17-97           0.37    1.00
11-17-97           2.94    1.00
11-17-97           8.62    1.00
11-17-97          16.11    1.00
11-17-97          17.89    1.00
11-17-97          38.73    1.00
11-17-97         102.07    1.00
11-17-97         319.27    1.00
11-17-97         381.97    1.00
11-17-97       1,192.40    1.00
11-17-97      40,067.73    1.00
11-17-97     100,728.86    1.00
11-17-97     113,491.94    1.00
11-17-97     231,281.54    1.00
11-17-97     252,173.64    1.00
11-17-97     260,928.42    1.00
11-17-97     428,716.93    1.00
11-18-97           0.44    1.00
11-18-97      41,367.30    1.00
11-18-97      49,919.68    1.00
11-18-97     261,587.89    1.00
11-18-97     451,594.89    1.00
11-18-97     587,145.04    1.00
11-18-97   1,773,565.74    1.00
11-19-97           1.55    1.00
11-19-97         524.00    1.00
11-19-97      23,317.40    1.00
11-19-97      63,645.30    1.00
11-19-97     132,697.04    1.00
11-19-97     216,495.47    1.00
11-19-97     286,478.02    1.00
11-19-97     471,896.90    1.00
11-19-97     559,678.44    1.00
11-19-97     600,354.83    1.00
11-19-97     909,789.65    1.00
11-19-97   1,021,098.66    1.00
11-19-97   1,798,378.21    1.00
11-19-97   1,816,997.45    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
11-20-97      35,062.39    1.00
11-20-97      37,370.10    1.00
11-20-97      68,051.76    1.00
11-20-97      84,348.00    1.00
11-20-97     111,262.13    1.00
11-20-97     180,778.16    1.00
11-20-97     481,481.18    1.00
11-20-97     501,169.57    1.00
11-20-97   1,657,406.23    1.00
11-20-97   2,444,701.27    1.00
11-21-97         278.38    1.00
11-21-97       3,293.07    1.00
11-21-97      62,851.95    1.00
11-21-97      99,669.88    1.00
11-21-97     104,622.14    1.00
11-21-97     183,315.50    1.00
11-21-97     195,586.00    1.00
11-21-97     520,429.17    1.00
11-21-97     601,415.86    1.00
11-21-97     829,084.52    1.00
11-21-97   1,186,345.94    1.00
11-21-97   1,525,340.92    1.00
11-24-97           0.02    1.00
11-24-97           1.54    1.00
11-24-97           1.78    1.00
11-24-97           2.73    1.00
11-24-97           4.19    1.00
11-24-97           6.45    1.00
11-24-97           6.45    1.00
11-24-97          10.53    1.00
11-24-97          18.06    1.00
11-24-97          21.78    1.00
11-24-97          33.56    1.00
11-24-97          39.18    1.00
11-24-97         277.16    1.00
11-24-97         338.97    1.00
11-24-97         365.66    1.00
11-24-97         427.14    1.00
11-24-97         524.69    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
11-24-97         682.85    1.00
11-24-97         905.06    1.00
11-24-97         966.69    1.00
11-24-97     190,194.95    1.00
11-24-97     274,639.00    1.00
11-24-97     336,745.42    1.00
11-24-97     407,760.00    1.00
11-24-97     591,615.76    1.00
11-24-97     919,864.83    1.00
11-24-97   1,718,112.83    1.00
11-25-97      36,629.56    1.00
11-25-97     775,326.01    1.00
11-25-97   1,036,712.24    1.00
11-25-97   1,111,511.70    1.00
11-25-97   1,537,412.74    1.00
11-25-97   1,596,854.57    1.00
11-26-97      29,590.44    1.00
11-26-97      30,626.01    1.00
11-26-97      31,407.78    1.00
11-26-97     225,074.41    1.00
11-26-97     381,130.68    1.00
11-26-97     395,624.28    1.00
11-26-97     492,101.81    1.00
11-26-97     725,272.87    1.00
11-28-97       5,735.33    1.00
11-28-97      69,526.50    1.00
11-28-97     121,431.15    1.00
11-28-97     152,458.72    1.00
11-28-97     301,023.51    1.00
11-28-97     760,393.64    1.00
11-28-97   2,739,521.69    1.00
                                                                                         ---------------- --------------
                                                                                         1,861,813,948.34           0.00
                                                                                         ================ ==============
 MFO FRANK RUSSELL SHORT-TERM INVT FD FBO
 UAL-DV

463,412,850.23 UNITS BOUGHT
 IN 136 TRANS                       1.0000                                 463,412,850.23  463,412,850.23
DATE      SHARES/PAR    PRICE
------- -------------- -------

NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
12-02-96   1,588,693.54    1.00
12-02-96   2,134,762.04    1.00
12-03-96      13,172.62    1.00
12-04-96   5,700,216.26    1.00
12-05-96   4,682,751.03    1.00
12-09-96   7,272,483.45    1.00
12-12-96   8,534,791.06    1.00
12-13-96   5,546,929.83    1.00
12-16-96   7,518,448.15    1.00
12-17-96     821,495.88    1.00
12-18-96   2,783,149.94    1.00
12-19-96   7,631,716.33    1.00
12-20-96   1,231,270.35    1.00
12-23-96     559,663.57    1.00
12-26-96   1,208,351.42    1.00
12-30-96   3,036,045.20    1.00
01-02-97   2,336,906.65    1.00
01-02-97   8,258,883.20    1.00
01-03-97   3,815,860.19    1.00
01-09-97   2,892,710.73    1.00
01-10-97     863,046.99    1.00
01-13-97   2,946,704.75    1.00
01-14-97   1,960,238.18    1.00
01-16-97   2,612,393.75    1.00
01-17-97   1,311,081.88    1.00
01-23-97      87,990.31    1.00
01-24-97   9,458,253.31    1.00
01-27-97   2,831,552.34    1.00
02-03-97   1,661,375.43    1.00
02-03-97   2,416,668.16    1.00
02-06-97   6,092,631.08    1.00
02-07-97   1,484,607.21    1.00
02-14-97   1,326,143.75    1.00
02-18-97   6,980,234.50    1.00
02-21-97   5,267,243.65    1.00
02-24-97     939,792.96    1.00
02-28-97   3,334,755.04    1.00
03-03-97   2,102,858.05    1.00
03-03-97   4,995,274.77    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-07-97   3,701,359.96    1.00
03-12-97   1,454,843.26    1.00
03-13-97   5,870,944.99    1.00
03-14-97  20,461,142.83    1.00
03-17-97   4,821,277.82    1.00
03-18-97   5,863,749.23    1.00
03-19-97   5,916,192.24    1.00
03-20-97   4,747,285.97    1.00
03-21-97   5,816,290.32    1.00
03-24-97   9,212,051.45    1.00
03-31-97   1,361,291.82    1.00
04-01-97   2,458,845.06    1.00
04-01-97  15,688,128.35    1.00
04-02-97     176,690.01    1.00
04-03-97   3,290,531.83    1.00
04-04-97   3,257,781.60    1.00
04-10-97   3,940,485.62    1.00
04-11-97     994,524.01    1.00
04-15-97     110,938.99    1.00
04-18-97     240,016.29    1.00
04-22-97   2,534,534.01    1.00
04-24-97     320,438.89    1.00
04-28-97   2,999,105.78    1.00
04-29-97   1,008,768.88    1.00
05-01-97      36,720.80    1.00
05-01-97   2,483,213.80    1.00
05-07-97   1,793,755.36    1.00
05-08-97   6,641,328.78    1.00
05-09-97   3,259,062.21    1.00
05-20-97     419,165.99    1.00
05-23-97     633,415.49    1.00
05-27-97     969,948.98    1.00
05-29-97     588,852.47    1.00
05-30-97   3,534,854.38    1.00
06-02-97   2,060,071.61    1.00
06-02-97   2,421,735.37    1.00
06-05-97   3,525,890.93    1.00
06-09-97     175,501.79    1.00
06-11-97     564,183.10    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
06-13-97     282,653.31    1.00
06-16-97     483,793.19    1.00
06-17-97   1,396,282.22    1.00
06-19-97   1,671,495.44    1.00
06-23-97     263,849.99    1.00
06-26-97     726,372.43    1.00
06-27-97   1,359,046.26    1.00
06-30-97   1,472,728.75    1.00
07-01-97   2,338,582.13    1.00
07-10-97   2,861,658.45    1.00
07-11-97     548,880.74    1.00
07-24-97   2,806,986.17    1.00
07-28-97   1,922,854.04    1.00
07-31-97   1,498,973.66    1.00
08-01-97     590,944.85    1.00
08-01-97   2,245,670.38    1.00
08-06-97   1,405,619.04    1.00
08-08-97  11,727,838.84    1.00
08-11-97   5,141,956.01    1.00
08-12-97   4,094,691.10    1.00
08-13-97   3,921,696.52    1.00
08-18-97   4,777,578.70    1.00
08-22-97   5,923,988.74    1.00
08-27-97   1,747,841.63    1.00
08-29-97   1,189,996.12    1.00
09-02-97   2,239,935.20    1.00
09-05-97   2,984,734.04    1.00
09-08-97     198,629.36    1.00
09-10-97     582,005.37    1.00
09-11-97  13,919,528.29    1.00
09-12-97   8,256,660.28    1.00
09-15-97     670,551.31    1.00
09-16-97   2,630,135.01    1.00
09-18-97   8,365,156.31    1.00
09-19-97   4,611,994.90    1.00
09-23-97     223,191.91    1.00
09-25-97   1,999,649.91    1.00
10-01-97   2,253,095.14    1.00
10-01-97   3,486,329.12    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-06-97   1,835,244.96    1.00
10-09-97   4,122,190.21    1.00
10-10-97   9,030,993.54    1.00
10-14-97  11,628,929.26    1.00
10-15-97     614,776.72    1.00
10-23-97   5,048,172.80    1.00
10-24-97   5,311,476.61    1.00
10-28-97   8,715,682.16    1.00
10-31-97     920,445.23    1.00
11-03-97   2,299,952.37    1.00
11-07-97   3,598,961.23    1.00
11-10-97  10,542,779.07    1.00
11-12-97     895,951.54    1.00
11-13-97   2,258,858.98    1.00
11-14-97   1,408,575.56    1.00
11-19-97     343,062.63    1.00
11-20-97     816,394.14    1.00
11-25-97   7,565,282.53    1.00
11-28-97      35,478.01    1.00

480,235,584.65 UNITS SOLD
 IN 127 TRANS                       1.0000                                 480,235,584.65  480,235,584.65           0.00
DATE         SHARES/PAR   PRICE
------- -------------- -------
12-06-96   1,051,104.37    1.00
12-10-96   4,137,398.82    1.00
12-11-96   1,098,248.77    1.00
12-24-96     356,270.33    1.00
12-27-96   4,998,024.73    1.00
12-31-96   3,062,275.36    1.00
01-06-97   9,868,536.42    1.00
01-07-97   2,098,528.56    1.00
01-08-97   1,622,820.17    1.00
01-15-97   1,335,248.36    1.00
01-21-97   4,094,971.96    1.00
01-22-97   1,359,282.05    1.00
01-28-97     234,050.58    1.00
01-29-97   8,013,980.28    1.00
01-30-97  11,754,316.85    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
01-31-97   6,340,069.47    1.00
02-04-97   3,956,764.25    1.00
02-05-97      86,614.86    1.00
02-10-97   7,882,590.92    1.00
02-11-97     612,297.93    1.00
02-12-97   1,876,339.20    1.00
02-13-97   3,808,585.88    1.00
02-19-97   3,107,622.91    1.00
02-20-97     582,362.71    1.00
02-25-97   3,441,011.90    1.00
02-26-97   5,233,458.40    1.00
02-27-97     742,865.77    1.00
03-04-97   7,528,136.18    1.00
03-05-97     733,685.12    1.00
03-06-97   4,771,987.19    1.00
03-10-97   2,200,726.71    1.00
03-11-97   5,479,023.28    1.00
03-25-97   1,786,504.81    1.00
03-26-97   1,455,701.55    1.00
03-27-97  10,792,510.19    1.00
04-02-97   2,992,834.38    1.00
04-07-97  11,427,284.23    1.00
04-08-97  11,150,737.41    1.00
04-09-97   2,820,019.02    1.00
04-14-97     805,152.27    1.00
04-16-97     988,929.59    1.00
04-17-97   1,902,416.87    1.00
04-21-97   3,074,652.98    1.00
04-23-97   2,663,427.06    1.00
04-25-97      28,187.03    1.00
04-30-97   3,662,120.30    1.00
05-02-97     596,942.66    1.00
05-05-97   8,535,602.42    1.00
05-06-97  13,878,353.68    1.00
05-12-97   4,083,695.15    1.00
05-13-97   1,609,155.07    1.00
05-14-97      67,382.76    1.00
05-15-97   3,525,188.35    1.00
05-16-97   2,885,128.19    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
05-19-97   1,954,326.98    1.00
05-21-97   4,736,302.28    1.00
05-22-97   2,635,197.43    1.00
05-28-97   2,527,110.31    1.00
06-03-97   9,772,200.64    1.00
06-04-97   5,828,168.20    1.00
06-06-97   1,732,777.23    1.00
06-10-97   2,456,903.50    1.00
06-18-97   3,672,624.98    1.00
06-19-97   1,016,192.99    1.00
06-20-97   2,914,291.61    1.00
06-24-97     193,823.03    1.00
06-25-97   6,619,329.03    1.00
07-01-97     472,814.71    1.00
07-02-97           0.02    1.00
07-02-97   7,760,881.39    1.00
07-03-97   5,205,054.14    1.00
07-07-97      32,543.22    1.00
07-08-97   2,849,909.11    1.00
07-09-97   2,950,840.36    1.00
07-14-97     653,030.73    1.00
07-15-97   6,218,359.04    1.00
07-16-97     171,349.91    1.00
07-17-97   3,481,997.54    1.00
07-18-97   4,719,679.82    1.00
07-21-97     320,392.27    1.00
07-22-97   2,599,447.94    1.00
07-23-97   8,240,128.31    1.00
07-25-97     862,016.18    1.00
07-29-97     351,467.51    1.00
07-30-97   1,415,647.85    1.00
08-04-97   1,424,676.99    1.00
08-05-97     634,969.47    1.00
08-07-97   3,481,836.85    1.00
08-14-97   2,298,582.14    1.00
08-15-97   2,882,035.13    1.00
08-19-97   7,200,508.99    1.00
08-20-97  12,416,057.05    1.00
08-21-97   3,082,788.52    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
08-25-97      31,803.47    1.00
08-26-97   1,781,171.47    1.00
08-28-97   5,364,337.94    1.00
09-02-97   3,677,974.42    1.00
09-03-97  11,421,491.02    1.00
09-04-97   1,208,197.66    1.00
09-09-97   1,045,451.65    1.00
09-17-97     413,932.59    1.00
09-22-97   3,955,243.99    1.00
09-24-97   3,385,959.21    1.00
09-26-97   1,769,612.03    1.00
09-29-97   3,253,811.29    1.00
09-30-97   4,467,819.29    1.00
10-02-97   5,338,729.44    1.00
10-03-97     825,559.74    1.00
10-07-97   4,364,572.95    1.00
10-08-97   4,007,448.73    1.00
10-16-97     378,212.78    1.00
10-17-97   3,332,352.05    1.00
10-20-97   1,980,252.47    1.00
10-21-97  11,240,678.72    1.00
10-22-97   5,391,105.99    1.00
10-27-97   3,826,739.26    1.00
10-29-97  18,075,242.37    1.00
10-30-97   5,504,682.61    1.00
11-03-97   3,109,887.28    1.00
11-04-97   6,747,834.93    1.00
11-05-97     437,192.39    1.00
11-06-97   7,172,866.75    1.00
11-17-97   6,013,904.83    1.00
11-18-97   4,208,037.02    1.00
11-21-97   7,075,870.69    1.00
11-24-97   4,519,490.19    1.00
11-26-97   2,920,727.77    1.00
                                                                                         ---------------- --------------
                                                                                           943,648,434.88           0.00
                                                                                         ================ ==============
 MFO UAL FRANK RUSSELL STIF UNIT SEC FBO
 MANAGED A/C

NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
300,852,509.01 UNITS BOUGHT
 IN 122 TRANS                       1.0000                                 300,852,509.01  300,852,509.01
DATE         SHARES/PAR   PRICE
------- -------------- -------
12-02-96   7,000,000.00    1.00
12-04-96      35,732.35    1.00
12-04-96      63,565.98    1.00
12-04-96      79,132.80    1.00
12-04-96   3,200,000.00    1.00
12-06-96   3,500,000.00    1.00
12-10-96   3,200,000.00    1.00
12-17-96   8,500,000.00    1.00
12-23-96   5,000,000.00    1.00
12-30-96   1,300,000.00    1.00
12-30-96   2,600,000.00    1.00
01-08-97   1,000,000.00    1.00
01-08-97   2,000,000.00    1.00
01-13-97      44,010.85    1.00
01-13-97      86,143.69    1.00
01-13-97     117,565.26    1.00
01-23-97   1,000,000.00    1.00
01-23-97   2,400,000.00    1.00
01-30-97   5,000,000.00    1.00
01-30-97   8,000,000.00    1.00
01-31-97   2,000,000.00    1.00
01-31-97   3,000,000.00    1.00
02-07-97      51,481.06    1.00
02-07-97      75,201.34    1.00
02-07-97     115,356.69    1.00
02-11-97   5,000,000.00    1.00
02-12-97   2,000,000.00    1.00
02-26-97   3,700,000.00    1.00
03-07-97      44,808.37    1.00
03-07-97      79,181.51    1.00
03-07-97     100,816.42    1.00
03-11-97   4,000,000.00    1.00
03-11-97   4,200,000.00    1.00
03-14-97   4,000,000.00    1.00
03-27-97   1,300,000.00    1.00
03-27-97   1,800,000.00    1.00

NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-27-97   2,800,000.00    1.00
04-04-97      45,172.46    1.00
04-04-97      58,993.82    1.00
04-04-97      92,774.33    1.00
04-07-97   1,000,000.00    1.00
04-07-97   1,200,000.00    1.00
04-07-97   4,000,000.00    1.00
04-08-97   3,400,000.00    1.00
04-08-97   4,400,000.00    1.00
04-17-97   1,100,000.00    1.00
04-17-97   2,700,000.00    1.00
05-01-97      32,949.96    1.00
05-01-97      53,235.16    1.00
05-01-97      82,316.52    1.00
05-01-97   1,000,000.00    1.00
05-01-97   1,500,000.00    1.00
05-01-97   2,400,000.00    1.00
05-06-97   5,000,000.00    1.00
05-06-97   6,500,000.00    1.00
05-13-97   1,700,000.00    1.00
05-21-97   1,000,000.00    1.00
05-21-97   2,600,000.00    1.00
05-27-97   1,500,000.00    1.00
05-27-97   1,900,000.00    1.00
05-28-97   1,400,000.00    1.00
05-28-97   2,000,000.00    1.00
06-02-97      94,288.94    1.00
06-02-97     116,859.15    1.00
06-17-97      36,873.56    1.00
06-18-97   1,400,000.00    1.00
06-19-97   3,700,000.00    1.00
06-25-97   3,300,000.00    1.00
06-26-97   6,000,000.00    1.00
07-01-97     104,991.86    1.00
07-02-97      44,562.13    1.00
07-02-97      77,724.52    1.00
07-02-97     104,991.86    1.00
07-02-97     105,020.57    1.00
07-03-97   2,000,000.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
07-03-97   2,900,000.00    1.00
07-17-97   1,000,000.00    1.00
07-17-97   2,500,000.00    1.00
07-18-97   3,200,000.00    1.00
07-22-97   3,900,000.00    1.00
07-23-97     750,000.00    1.00
07-23-97   2,200,000.00    1.00
07-23-97   3,400,000.00    1.00
08-01-97      73,860.72    1.00
08-01-97      88,934.03    1.00
08-01-97      90,845.38    1.00
08-07-97   2,300,000.00    1.00
08-15-97   2,400,000.00    1.00
08-15-97   3,200,000.00    1.00
08-19-97  10,000,000.00    1.00
08-20-97   2,700,000.00    1.00
08-20-97   5,900,000.00    1.00
08-28-97   5,000,000.00    1.00
09-02-97   5,400,000.00    1.00
09-03-97      71,561.18    1.00
09-03-97      73,905.80    1.00
09-03-97     119,975.33    1.00
09-04-97     600,000.00    1.00
09-04-97   4,000,000.00    1.00
09-04-97   5,400,000.00    1.00
09-10-97   6,000,000.00    1.00
09-22-97   5,000,000.00    1.00
09-24-97   2,700,000.00    1.00
10-01-97      66,489.00    1.00
10-01-97      86,824.00    1.00
10-01-97     190,074.23    1.00
10-08-97   3,000,000.00    1.00
10-20-97   4,700,000.00    1.00
10-21-97   3,000,000.00    1.00
10-21-97   7,000,000.00    1.00
10-22-97   2,000,000.00    1.00
10-22-97  16,000,000.00    1.00
10-30-97   3,000,000.00    1.00
10-30-97   6,000,000.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
10-30-97   9,000,000.00    1.00
11-05-97      52,646.02    1.00
11-05-97      97,831.33    1.00
11-05-97     145,810.83    1.00
11-17-97   4,000,000.00    1.00
11-21-97   2,500,000.00    1.00
11-21-97   2,900,000.00    1.00
11-24-97   4,000,000.00    1.00

271,700,000.00 UNITS SOLD
 IN 82 TRANS                                1.0000                         271,699,982.43  271,700,000.00          17.57
DATE         SHARES/PAR   PRICE
------- -------------- -------
12-04-96   1,600,000.00    1.00
12-04-96   2,900,000.00    1.00
12-09-96   1,500,000.00    1.00
12-09-96   2,300,000.00    1.00
12-16-96   3,500,000.00    1.00
12-16-96   3,800,000.00    1.00
01-02-97   1,900,000.00    1.00
01-02-97   2,100,000.00    1.00
01-02-97   2,800,000.00    1.00
01-13-97   1,500,000.00    1.00
01-13-97   3,500,000.00    1.00
01-16-97   3,500,000.00    1.00
01-24-97   2,800,000.00    1.00
01-24-97   4,700,000.00    1.00
01-27-97   4,000,000.00    1.00
02-06-97   2,500,000.00    1.00
02-06-97   3,400,000.00    1.00
02-11-97   5,000,000.00    1.00
02-18-97   2,500,000.00    1.00
02-18-97   3,400,000.00    1.00
02-28-97   3,500,000.00    1.00
03-03-97   2,900,000.00    1.00
03-03-97   4,500,000.00    1.00
03-14-97   1,700,000.00    1.00
03-14-97  10,700,000.00    1.00
03-19-97   3,000,000.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
03-21-97   1,000,000.00    1.00
03-21-97   3,900,000.00    1.00
04-01-97   1,500,000.00    1.00
04-01-97   1,500,000.00    1.00
04-01-97   5,300,000.00    1.00
04-04-97   1,500,000.00    1.00
04-04-97   2,700,000.00    1.00
04-11-97   1,700,000.00    1.00
04-11-97   3,400,000.00    1.00
04-22-97   1,300,000.00    1.00
04-22-97   1,800,000.00    1.00
04-22-97   2,400,000.00    1.00
05-08-97   2,500,000.00    1.00
05-08-97   3,000,000.00    1.00
05-13-97   1,100,000.00    1.00
05-13-97   1,700,000.00    1.00
06-03-97   4,300,000.00    1.00
06-05-97   4,500,000.00    1.00
06-05-97   4,600,000.00    1.00
06-16-97   1,400,000.00    1.00
06-16-97   2,900,000.00    1.00
06-19-97   2,700,000.00    1.00
06-30-97   2,200,000.00    1.00
06-30-97   2,900,000.00    1.00
07-22-97     900,000.00    1.00
07-22-97   8,000,000.00    1.00
07-30-97   3,000,000.00    1.00
08-08-97   2,600,000.00    1.00
08-08-97   6,800,000.00    1.00
08-11-97   1,400,000.00    1.00
08-11-97   3,300,000.00    1.00
08-13-97   3,000,000.00    1.00
08-14-97   1,000,000.00    1.00
08-27-97   4,000,000.00    1.00
09-10-97   1,000,000.00    1.00
09-10-97   3,000,000.00    1.00
09-11-97   5,800,000.00    1.00
09-11-97   6,000,000.00    1.00
09-12-97   5,000,000.00    1.00


NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.

00-01666  PLAN TRUST - SUPERCONSOLIDATED               NOVEMBER 28, 1997

             SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27D
                         11-29-96 THROUGH 11-28-97
                   **************************************

                                                               EXPENSES
                                                               INCURRED                   CURRENT VALUE
                                 PURCHASE  SELLING   LEASE       WITH         COST OF      OF ASSET ON       NET GAIN
          DESCRIPTION OF ASSET    PRICE     PRICE    RENTAL   TRANSACTION      ASSET     TRANSACTION DATE    OR (LOSS)
          --------------------    ------    ------   ------   -----------      -----     ----------------    --------
                                   ($)       ($)      ($)       ($)             ($)             ($)             ($)
 SERIES OF TRANSACTIONS BY ISSUE IN EXCESS OF 5% - ITEM 27D-C
 ------------------------------------------------------------
09-23-97   2,000,000.00    1.00
10-02-97  15,000,000.00    1.00
10-10-97   1,300,000.00    1.00
10-10-97   2,400,000.00    1.00
10-10-97   4,300,000.00    1.00
10-15-97   4,000,000.00    1.00
10-24-97   1,700,000.00    1.00
10-24-97   4,300,000.00    1.00
10-28-97   1,100,000.00    1.00
10-28-97   3,000,000.00    1.00
10-28-97   7,000,000.00    1.00
11-10-97  11,700,000.00    1.00
11-13-97   1,100,000.00    1.00
11-13-97   2,800,000.00    1.00
11-13-97   3,000,000.00    1.00
11-25-97   1,700,000.00    1.00
11-25-97   3,200,000.00    1.00

                                                                                         ---------------- --------------
                                                                                           572,552,509.01          17.57
                                                                                         ================ ==============

 SERIES OF TRANSACTIONS WITH SAME PARTY IN EXCESS OF 5% - ITEM 27D-D
 -------------------------------------------------------------------
                                                   THERE ARE NO REPORTABLE TRANSACTIONS WITH SAME PARTY



NOTE: TRANSACTIONS ARE BASED ON THE 11-29-96 VALUE (EXCLUDING ACCRUALS AND PENDING TRANSACTIONS) OF $1,937,211,661.01.